As filed with the Securities and Exchange Commission on June 6, 2013

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Controladora Vuela Compañía de Aviación, S.A.B. de C.V.

(Exact name of Registrant as specified in its charter)

Volaris Aviation Holding Company

(Translation of Registrant’s name into English)

United Mexican States	4512	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Av. Antonio Dovalí Jaime No. 70, 13 Floor, Tower B

Colonia Zedec Santa Fe

United Mexican States, D.F. 01210

+(52) 55-1105-2300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company

1090 Vermont Avenue NW, Suite 430

Washington, DC 20005

1-800-927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Antonia E. Stolper, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022	Michael L. Fitzgerald, Esq. Paul Hastings LLP 75 East 55th Street New York, New York 10022

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Ordinary Participation Certificates (Certificados de Participación Ordinarios) (“CPOs”)(3)	U.S.$100,000,000	U.S.$13,640
Series A shares of common stock, no par value(4)	—	—

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes public offering price of CPOs which the underwriters may purchase to cover over-allotments, if any, and CPOs that are to be offered and sold outside the United States but that may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.
(3)	American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the CPOs registered hereby will be registered under a separate registration statement on Form F-6. Each such American Depositary Share represents ten CPOs and each CPO represents a financial interest in one share of the registrant’s Series A common stock, no par value.
(4)	The Series A shares of common stock comprise the CPOs registered hereby and are not being offered hereby.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion, Dated June 6, 2013)

Ordinary Participation Certificates

in the form of American Depositary Shares

We and the selling shareholders are offering                 Ordinary Participation Certificates (Certificados de Participación Ordinarios), or CPOs, in an international offering in the form of American Depositary Shares, or ADSs. The ADSs will be evidenced by American Depositary Receipts, or ADRs. The CPOs will be issued by Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, or the CPO trustee. Each ADS represents ten CPOs and each CPO represents a financial interest in one Series A share of common stock of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. (Volaris Aviation Holding Company). The CPOs will grant no voting rights and consequently the ADSs will grant no voting rights.

We are offering             CPOs and the selling shareholders are offering             CPOs, both in the form of ADSs, in the United States and other countries outside of the United Mexican States, or Mexico, through the international underwriters named in this prospectus. In addition, we are offering                 Series A shares and the selling shareholders are offering             Series A shares in Mexico in a public offering, approved by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), or CNBV, conducted by the lead Mexican underwriters named elsewhere in this prospectus. No Series A shares are being offered in the form of CPOs and the CPOs will not be listed on any stock exchange. The closings of the international and Mexican offerings are conditioned upon each other.

This is our initial public offering and no public market currently exists for the Series A shares, CPOs or ADSs. We anticipate that the initial public offering price will be between U.S.$             and U.S.$             per ADS and between U.S.$             and U.S.$             per CPO. We have applied to list the ADSs on the New York Stock Exchange under the symbol “VLRS” and the Series A shares on the Bolsa Mexicana de Valores, S.A.B. de C.V., or the Mexican Stock Exchange, under the symbol “VOLAR.”

Application has been made for the registration of the Series A shares underlying the CPOs in the Mexican National Securities Registry (Registro Nacional de Valores), or RNV, maintained by the CNBV. Such registration is expected to be obtained on or before the closing of this offer. Registration of the Series A shares will not be a certification as to the investment quality of the securities, the solvency of the issuer or the accuracy or completeness of the information contained in this prospectus. The CPOs are not required to be and will not be registered in the RNV.

Investing in the CPOs, in the form of ADSs, and Series A shares involves risks. See “Risk Factors” beginning on page 16.

	Price to public	Underwriting discounts and commissions	Net proceeds to us	Net proceeds to selling shareholders
Per ADS	U.S.$	U.S.$	U.S.$	U.S.$
Per CPO
Per Series A share(1)	U.S.$	U.S.$	U.S.$	U.S.$
Total	U.S.$	U.S.$	U.S.$	U.S.$

(1)	The price to public per Series A share in the Mexican prospectus is Ps. . This peso amount was converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.12.3546 per U.S.$1.00 as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on March 31, 2013.

We have agreed to reimburse the international underwriters for certain expenses in connection with the offering. See “Expenses of the Global Offering.”

The selling shareholders have granted to the international underwriters and the Mexican underwriters independent options, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional CPOs in the form of ADSs and              additional Series A shares, respectively, at the public offering prices listed above, less underwriting discounts and commissions. The international underwriters and the Mexican underwriters may exercise these options solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs and Series A shares offered under this prospectus and the Mexican prospectus, respectively, on an independent but coordinated basis.

Neither the Securities and Exchange Commission, or the SEC, the CNBV nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the CPOs, in the form of ADSs, to purchasers will be made on or about                     , 2013.

Deutsche Bank Securities	Morgan Stanley	UBS Investment Bank

Barclays	Cowen and Company	Evercore Partners	Santander

The date of this prospectus is                     , 2013.

You should rely only on the information contained in this prospectus. Neither we, the selling shareholders nor the international underwriters have authorized any other person to provide you with different or additional information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. Neither we, the selling shareholders nor the international underwriters are making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, results of operations, financial condition and prospects may have changed since that date.

We and the selling shareholders are offering ADSs in the United States and countries other than Mexico solely on the basis of the information contained in this prospectus. No offer or sale of the ADSs may be made in Mexico.

i

We and the selling shareholders are also offering Series A shares in Mexico through a Spanish-language Mexican prospectus. The Mexican prospectus, which will be filed with, and approved by, the CNBV, is in a format different from that of this prospectus and contains information substantially similar to the information contained in this prospectus.

The ADSs are being offered in the United States and other countries outside of the United Mexican States, or Mexico. Persons outside the United States who have come into possession of this prospectus must inform themselves about and observe restrictions relating to the offering of the ADSs and the distribution of this prospectus outside of the United States.

In this prospectus, we use the term “Volaris” to refer to Controladora Vuela Compañía de Aviación, S.A.B. de C.V., “Volaris Opco” to refer to Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V., “Comercializadora” to refer to Comercializadora Volaris, S.A. de C.V., “Servicios Corporativos” to refer to Servicios Corporativos Volaris, S.A. de C.V. and “Servicios Administrativos” to refer to Servicios Administrativos Volaris, S.A. de C.V. Volaris Opco, Comercializadora, Servicios Corporativos and Servicios Administrativos are wholly-owned subsidiaries of Volaris. The terms “we,” “our” and “us” in this prospectus refer to Volaris, together with its subsidiaries, and to properties and assets that they own or operate, unless otherwise specified. References to “Series A shares” refer to Series A shares of Volaris.

GLOSSARY OF AIRLINES AND AIRLINE TERMS

Set forth below is a glossary of industry terms used in this prospectus:

“Aerocalifornia” means Aerocalifornia, S.A. de C.V.

“Aeroméxico” means Aerovías de México, S.A. de C.V.

“AirAsia” means AirAsia Berhad.

“Airbus” means Airbus S.A.S.

“Aladia” means Aladia Airlines, S.A. de C.V.

“Alaska Air” means Alaska Air Group, Inc.

“Allegiant” means Allegiant Travel Company.

“Alma” means Aerolíneas Mesoamericanas, S.A. de C.V.

“Aeroméxico Connect” means Aerolitoral, S.A. de C.V.

“American” means AMR Corporation.

“Available seat miles” or “ASMs” means the number of seats available for passengers multiplied by the number of miles the seats are flown.

“Average daily aircraft utilization” means flight hours or block hours, as applicable, divided by number of days in the period divided by average aircraft in the period.

“Average economic fuel cost per gallon” means total fuel expense divided by the total number of fuel gallons consumed.

“Average ticket revenue per booked passenger” means total passenger revenue divided by booked passengers.

“Average stage length” means the average number of miles flown per passenger flight segment.

“Aviacsa” means Consorcio Aviaxsa, S.A. de C.V.

“Avianca-TACA” means Avianca-TACA Ltd.

“Avolar” means Avolar Aerolíneas, S.A. de C.V.

“Azteca” means Líneas Aéreas Azteca, S.A. de C.V.

“Azul” means Azul Linhas Aéreas Brasileiras S.A.

“Block hours” means the number of hours during which the aircraft is in revenue service, measured from the time it leaves the gate until the time it arrives to the gate at destination.

“Booked passengers” means the total number of passengers booked on all flight segments.

“CASM” or “unit costs” means total operating expenses, net divided by ASMs.

“CASM ex fuel” means total operating expenses, net excluding fuel expense divided by ASMs.

“CBP” means United States Customs and Border Protection.

“Copa” means Copa Holding S.A.

“Delta” means Delta Air Lines, Inc.

“DGAC” means the Mexican Civil Aeronautic Authority (Dirección General de Aeronáutica Civil).

“DOT” means the United States Department of Transportation.

“EPA” means the United States Environmental Protection Agency.

“FAA” means the United States Federal Aviation Administration.

“FCC” means the United States Federal Communications Commission.

“Flight hours” means the number of hours during which the aircraft is in revenue service, measured from the time it takes off until the time it lands at the destination.

“Gol” means Linhas Aéreas Inteligentes, S.A.

“Grupo Aeroméxico” means Grupo Aeroméxico, S.A.B. de C.V., which includes Aeroméxico and Aeroméxico Connect.

“Grupo Mexicana” means Grupo Mexicana de Aviación, S.A. de C.V., which is the holding company for three airlines, Compañía Mexicana de Aviación, Mexicana Click and Mexicana Link.

“Grupo TACA” means Taca International Airlines, S.A.

“IATA” means the International Air Transport Association.

“Interjet” means ABC Aerolíneas, S.A. de C.V.

“LATAM” means LATAM Airlines Group S.A.

“Latin America” means, collectively, Mexico, the Caribbean, Central America and South America.

“Latin American publicly traded airline carriers” means, collectively, Aeroméxico, Avianca-TACA, Copa, Gol and LATAM.

“Legacy carrier” means an airline that typically offers scheduled flights to major domestic and international routes (directly or through membership in an alliance) and serves numerous smaller cities, operates mainly through a “hub-and-spoke” network route system and has higher cost structures than low-cost carriers due to higher labor costs, flight crew and aircraft scheduling inefficiencies, concentration of operations in higher cost airports and multiple classes of services.

“Load factor” means RPMs divided by ASMs and expressed as a percentage.

“Low-cost carrier” means an airline that typically flies direct, point-to-point flights, often serves major markets through secondary, lower cost airports in the same regions as major population centers, provides a single class of service, thereby increasing the number of seats on each flight and avoiding the significant and incremental cost of offering premium-class services, and tends to operate fleets with only one or two aircraft families, in order to maximize the utilization of flight crews across the fleet, improve aircraft scheduling efficiency and flexibility and minimize inventory and aircraft maintenance costs.

“NEO” means new engine option.

“Nova Air” means Polar Airlines de Mexico, S.A. de C.V.

“On-time” means flights arriving within 15 minutes of the scheduled arrival time.

“Other Latin American publicly traded airlines” means, collectively, Avianca-TACA, Copa, Gol, Grupo Aeroméxico and LATAM.

“Passenger flight segments” means the total number of passengers flown on all flight segments.

“RASM” means passenger revenue divided by ASMs.

“Revenue passenger miles” or “RPMs” means the number of miles flown by passengers.

“Ryanair” means Ryanair Holdings plc.

“SCT” means the Mexican Communications and Transportation Ministry (Secretaría de Comunicaciones y Transportes).

“Southwest Airlines” means Southwest Airlines Co.

“Spirit” means Spirit Airlines, Inc.

“Tiger” means Tiger Airways Holdings Limited.

“Total operating revenue per ASM,” or “TRASM” means total revenue divided by ASMs.

“TSA” means the United States Transportation Security Administration.

“Trip” means TRIP Linhas Aéreas S.A.

“ULCC” or “ultra-low-cost carrier” means an airline that belongs to a subset of low-cost carriers, which distinguishes itself by using a business model with an intense focus on low-cost, efficient asset utilization, unbundled revenue sources aside from the base fares with multiple products and services offered for additional fees. In the United States, Spirit and Allegiant define themselves as ULCCs and Volaris and VivaAerobus follow the ULCC model in Mexico.

“United” means United Continental Holdings, Inc.

“U.S.-based publicly traded target market competitors” means Alaska Air, American, Delta and United.

“VFR” means passengers who are visiting friends and relatives.

“VivaAerobus” means Aeroenlaces Nacionales, S.A. de C.V.

“Webjet” means Linhas Aéreas Econômicas.

“Wizz” means Wizz Air Holdings Plc.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

This prospectus includes our audited consolidated financial statements at December 31, 2011 and 2012 and for each of the three years in the period ended December 31, 2012, and our unaudited interim condensed consolidated financial statements as of March 31, 2013 and for the three months ended March 31, 2012 and 2013, which have been prepared in accordance with International Financial Reporting Standards, or IFRS, including International Accounting Standard 34, or IAS 34, as issued by the International Accounting Standards Board, or IASB.

Unless otherwise specified, all references to “U.S. dollars,” “dollars,” “U.S.$” or “$” are to United States dollars, the legal currency of the United States, and references to “pesos” or “Ps.” are to Mexican Pesos, the legal currency of Mexico. Except as otherwise indicated, peso amounts have been converted to U.S. dollars at the exchange rate of Ps.12.3546 per U.S.$1.00, as reported by the Mexican Central Bank (Banco de México) as the rate for the payment of obligations denominated in foreign currency payable in Mexico (tipo de cambio para solventar obligaciones denominadas en moneda extranjera, pagaderas en México) in effect on March 31, 2013. Such conversions are for the convenience of the reader and should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all. For more information on exchange rates, see “Exchange Rates.” Amounts presented in this prospectus may not add up due to rounding.

Industry and Market Data

We obtained the industry and market data used in this prospectus from research, surveys or studies conducted by third parties on our behalf, information contained in third-party publications, such as the Mexican Institute of Statistics and Geography (Instituto Nacional de Estadística y Geografía), or INEGI, reports from the Mexican Civil Aeronautic Authority (Dirección General de Aeronáutica Civil), or the DGAC, reports from the Mexican Central Bank and other publicly available sources. Third-party publications generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that this data and information is reliable, we have not independently verified it. Additionally, certain market share data is based on published information available for the Mexican states. There is no comparable data available relating to the particular cities we serve. In presenting market share estimates for these cities, we have estimated the size of the market on the basis of the published information for the state in which the particular city is located. We believe this method is reasonable, but the results have not been verified by any independent source.

Other Information

Unless otherwise indicated, all information contained in this prospectus, including all references to the number of CPOs or ADSs outstanding or to the economic or voting interests of holders of CPOs or ADSs following the international and the Mexican offerings, as well as any information involving the computation of per CPO or ADS amounts or proceeds to us from the international and the Mexican offerings, assume no exercise of the over-allotment option granted to the international underwriters in respect of the international offering and the Mexican underwriters in respect of the Mexican offering.

PROSPECTUS SUMMARY

This summary highlights selected information about us and this offering. It does not contain all of the information that may be important to you. Before investing in the ADSs, you should read the entire prospectus carefully for a more complete understanding of our business and this offering, including our financial statements and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

We are an ultra-low-cost carrier, or ULCC, based in Mexico. We utilize our ULCC business model and efficient operations to offer low base fares and to stimulate demand while aiming to provide high quality customer service. We target passengers who are visiting friends and relatives, or VFR, cost-conscious business people and leisure travelers in Mexico and to select destinations in the United States. Our unbundled pricing strategy allows us to provide low base fares and enables our passengers to select and pay for a range of optional products and services for additional fees. We had net income of Ps.203.3 million (U.S.$16.5 million) in 2012 and net loss of Ps.64.6 million (U.S.$5.2 million) in the three months ended March 31, 2013. In addition, our revenues were Ps.11,686.4 million (U.S.$945.9 million) in 2012 and Ps.3,061.6 million (U.S.$247.8 million) in the three months ended March 31, 2013.

Since we began operations in 2006, we have increased our routes from five to 80 and grown our cost-efficient Airbus A320 family aircraft from four to 43 as of March 31, 2013. We currently operate up to 220 daily flight segments on routes that connect 30 cities in Mexico and ten cities in the United States. We have substantial market presence in the top five airports in Mexico, based on number of passengers, comprising Cancún, Guadalajara, Mexico City, Monterrey and Tijuana. The ten cities that we serve in the United States are home to some of the most populous Mexican communities based on data from the Pew Hispanic Research Center.

We are the lowest cost carrier based on cost per available seat mile, or CASM, among publicly traded airlines in Latin America, which include Avianca-TACA, Copa, Gol, Grupo Aeroméxico and LATAM, or collectively the other Latin American publicly traded airlines. In 2012, our CASM was Ps.1.223 (U.S.$0.099), compared to an average CASM of U.S.$0.140 for the other Latin American publicly traded airlines. We also have lower costs than our U.S.-based publicly traded target market competitors, including Alaska Air, American, Delta and United, which had an average CASM of U.S.$0.145 in 2012. With our ULCC business model, we have grown significantly while maintaining a low CASM over the last five years. We have achieved this through our efficient and uniform fleet, high asset utilization, our emphasis on direct sales and distribution and our variable, performance-based compensation structure. We have a relentless focus on low costs as part of our organizational culture, and we believe that we can further lower our CASM by deploying additional sharklet technology equipped Airbus A320 aircraft and leveraging our existing infrastructure to drive economies of scale. We believe that further reductions to our CASM will allow us to continue to lower base fares, stimulate market demand and increase non-ticket revenue opportunities.

Our ULCC business model and low CASM allow us to compete principally through offering low base fares to stimulate demand. We use our yield management system to set our fares in an effort to achieve appropriate yields and load factors on each route we operate. We use promotional fares to stimulate demand and our base fares are priced to compete with long-distance bus fares in Mexico. During 2012, our average base fare was Ps.1,374 (U.S.$111) and we regularly offer promotional base fares of Ps.499 (U.S.$40) or less. Since May 2012, we have unbundled certain components of our air travel service as part of a strategy to enable our passengers to select and pay for the products and services they want to use. This unbundling strategy has allowed us to significantly grow our non-ticket and total revenue. We plan to continue to use low base fares to stimulate additional passenger demand, shift bus passengers to air travel and increase our load factor. In 2012, our average load factor was 82.9%, compared to an average load factor of 76.0% for the other Latin American publicly traded airlines and 83.6% for our U.S.-based publicly traded target market competitors. Higher load factors help us generate additional non-ticket and total revenue, which in turn, allow us to further lower base fares and stimulate new demand.

In addition to low fares, we also aim to deliver a high quality flying experience to our passengers. We strive to deliver on-time performance to our customers, with an 83.6% on-time performance rate in 2012. We believe that we have developed strong brand recognition due to our focus on delivering good value and a positive traveling experience to our customers. We believe that our corporate culture of positive “customer relationship management” has also been a key element of our success.

Our Markets and Growth Opportunities

Our principal target markets in Mexico and the United States are large and we believe present us with significant growth opportunities for VFR, cost-conscious business people and leisure travelers. Mexico has a population of approximately 112 million, with an estimated annual population growth rate of approximately 1.4%, according to the INEGI. In addition, Mexico is the fifth largest emerging economy worldwide and the second largest in Latin America, with an estimated gross domestic product, or GDP, of U.S.$1.30 trillion in 2012 and GDP growth of 3.9% in 2012, according to the INEGI. Mexico is projected to have GDP growth of 3.5% in 2013, according to the Mexican Central Bank. This projected GDP growth is expected to result in an increase in the number of middle-income homes in Mexico. We believe these trends are likely to lead to significant long-term growth in passenger volumes due to the strong historical correlation between economic growth and increased airline traffic.

In 2012, Mexico had 28.1 million domestic air travelers as compared to 24.4 million in 2009, which represents a three-year compound annual growth rate, or CAGR, of 4.8%. In the international market, Mexico had 28.5 million travelers in 2012 as compared to 24.2 million in 2009, which represents a three-year CAGR of 5.6%. Of those international passengers, approximately 19.4 million or 68% travelled to the United States. However, we believe that the Mexican air transportation industry still remains under-developed. Domestic and international air trips per capita in 2011, adjusted for income, were 0.46 in Mexico, compared to 1.71 in the United States, 1.78 in Panama and 0.58 in Colombia, according to the DGAC in Mexico, the Bureau of Transportation Statistics in the United States, the Civil Aviation Authority (Autoridad Aeronáutica Civil) in Panama and the Civil Aviation Authority (Aeronáutica Civil) in Colombia, respectively. We believe that substantial investments made in airport infrastructure in Mexico over the last ten years will help to sustain this expected growth.

As a key growth market, we target executive and luxury bus passengers who travel more than five hours. We have been able to successfully stimulate demand for our services among long-distance bus passengers by offering fares that are low enough to make it economical for these passengers to switch from bus to air travel. There is a large bus industry in Mexico, with total passenger segments of approximately 2.8 billion in 2012, of which approximately 74.4 million were executive and luxury passenger segments, according to the Mexican Authority of Ground Transportation (Dirección General de Autotransporte Federal), including both long- and short-distance travel. We believe a small shift of bus passengers to air travel would dramatically increase the number of airline passengers and bring Mexico’s air trips per capita figures closer to those of other countries in the Americas. There are limited passenger rail services in Mexico.

In the face of substantial competition, we have been able to expand our business. Since we introduced our ULCC business model in 2006, eight airlines have gone out of business in Mexico, including Grupo Mexicana, which ceased operations in 2010. We believe that we will continue to compete successfully as a result of our ULCC business model, revenue unbundling strategy, and high quality customer focus that stimulate demand.

Our Strengths

We were established and are operated to achieve the following goals: (i) to create a profitable and sustainable business model; (ii) to successfully compete by creating structural advantages over other carriers serving Mexico through our ULCC business model; (iii) to provide affordable air travel with a high quality experience for our customers; and (iv) to create a dynamic, cost conscious and entrepreneurial working culture for our employees. We believe that our strengths are:

Lowest Cost Structure. We believe that in 2012 we had the lowest cost structure of any of the other Latin American publicly traded airlines, with CASM of Ps.1.223 (U.S.$0.099), compared to Avianca-TACA at U.S.$0.179, Copa at U.S.$0.111, Gol at U.S.$0.136, Grupo Aeroméxico at U.S.$0.157 and LATAM at U.S.$0.117. We also have lower costs than our U.S.-based publicly traded target market competitors, including Alaska Air at U.S.$0.131, American at U.S.$0.149, Delta at U.S.$0.150 and United at U.S.$0.149 in 2012. We achieve our low operating costs in large part due to:

•

Efficient and Uniform Fleet. We operate a uniform and efficient fleet of Airbus A320 family aircraft, which is the youngest fleet in Mexico, with an average aircraft age of 4.1 years as of December 31, 2012, according to information from the DGAC.

•	High Asset Utilization. Our fleet has a uniform, high density seat configuration and we had one of the highest worldwide average aircraft utilization rates of 12.4 block hours per day in 2012.

•

Direct Sales Distribution. We encourage our customers to purchase tickets via our website, call center or airport service desks as these distribution channels are the lowest cost to us. We sell 87% of our tickets through these channels. We do not use global distribution systems, or GDS.

•

Variable, Performance-Based Compensation Structure. We compensate our employees on the basis of their performance, and we reward them for the contribution they make to the success of the company rather than their seniority.

Ancillary Revenue Generation. We have been able to grow our non-ticket revenue by allowing our passengers to choose what additional products and services they purchase and use. Thanks to our “Tú Decides” (“You Decide”) strategy, we have increased average non-ticket revenue per passenger flight segment from approximately U.S.$7 in 2009 to U.S.$15 in 2012 by, among other things:

•	charging for excess baggage (over the 25 kilograms of free luggage required by Mexican regulations);

•	utilizing our excess aircraft belly space to transport cargo;

•	passing through all distribution-related expenses;

•	charging for advance seat selection, extra legroom, and carriage of sports equipment;

•	consistently enforcing ticketing policies, including change fees;

•	generating subscription fees from our ultra-low-fare subscription service, V-Club;

•	deriving brand-based fees from proprietary services, such as our Volaris affinity credit card program;

•	selling itinerary attachments, such as hotel and car rental reservations and airport parking, and making available trip interruption insurance commercialized by third parties, through our website; and

•	selling onboard advertising.

Core Focus on VFR, Cost-conscious Business People and Leisure Travelers in High Growth Markets. We primarily target VFR, cost-conscious business people and leisure travelers in Mexico and the United States. We believe these people represent the highest potential for growth in our target markets. By offering low promotional fares, we stimulate demand for VFR and leisure travel, and attract new customers, including those who previously may have only traveled by bus. We use our yield management system to set prices based on the time of booking. We regularly manage yield and load factor, including through targeted promotional fares that can be as low as Ps.499 (U.S.$40). We have found that many Mexicans and Mexican Americans living in the United States buy airline tickets for themselves and their family members in Mexico. In addition, we have over 15,000 points of payment throughout Mexico and the United States that allow travelers, particularly in Mexico, who do not have credit cards, or are reluctant to provide credit card information over the web or call center, to reserve seats using the web or call center and pay with cash the next day. Furthermore, we offer night flights, which appeal to our domestic and international customer base that seek to save on lodging expenses.

Disciplined Approach to Market and Route Selection. We select target markets and routes where we believe we can achieve profitability within a reasonable timeframe, and we only continue operating on routes where we can achieve and maintain our target level of profitability. When developing our route network, we focus on gaining market share on routes that have been underserved or are served primarily by higher cost airlines where we have a competitive cost advantage. We thereby stimulate new demand with low base fares and attempt to shift market share from incumbent operators. We have developed a profitable route network and built a leading market share in several of our markets. As of December 31, 2012, we had more than 50% passenger market share in 48 of our 71 routes, a 75% share in the Tijuana Airport and a 51% share in the North Pacific corridor, which consists of 12 airports in northwestern Mexico, according to DGAC. As of December 31, 2012, we faced no competition from any other carrier on 28% of our domestic seat capacity. We entered the U.S. market in July 2009 and by 2012 derived 24% of our passenger revenues from our U.S. routes and attributed 26% of our ASMs to U.S. routes.

Market Leading Efficiency and Performance. We believe we are one of the most efficient airline carriers in Latin America. In 2012, we achieved an average passenger load factor of 82.9% and an average aircraft utilization rate of 12.4 block hours per day with a standard turnaround time between flights of approximately 35 minutes. For our fleet type, our average aircraft utilization rate of 12.4 block hours per day was among the highest worldwide and was 46% higher than the industry average of 8.5 block hours per day for all Airbus A319 aircraft and 36% higher than the 9.1 block hours per day for all Airbus A320 aircraft, according to information for the year ended December 31, 2012 available from Airbus. The high-density, single-class seating configurations on our aircraft allow us to increase ASMs and reduce fixed costs per seat as compared to a lower density configuration flown by certain of our competitors. In addition, we strive for market-leading operational performance, with an 83.6% on-time performance rate, 99.7% flight completion rate and a mishandled baggage rate of only 1.92 bags per 1,000 passengers in 2012.

Brand Recognition with a Fast Growing Fan Base. We believe that we have developed strong brand recognition due to our focus on delivering good value and a positive traveling experience to our customers. According to a 2011 study made with data obtained from Facebook and published in the magazine Merca 2.0®, we have one of the fastest growing fan bases and number of followers on social media sites in Mexico. As of May 13, 2013, we had approximately 566,620 total followers on Facebook and 348,800 total followers on Twitter, both of which we primarily use for marketing and promotion. In addition, according to a study of the most socially devoted brands and industries on Facebook by Socialbakers, we ranked first among airlines for customer care in social media in 2012. Our social media reach has been a very low cost, yet effective, marketing tool for us and has afforded us the capability to develop highly effective, targeted marketing promotions on a very short notice. We have also established various programs to make air travel more inviting for first time travelers and other passengers who may desire extra services, such as an unaccompanied senior program.

Balance Sheet Positioned for Growth. We have a low level of financial debt, since we have principally financed our operations through equity and operating cash flows and we have only used operating leases for our aircraft. Proceeds from the global offering will also further strengthen our balance sheet. We believe that our strong financial position enables us to prudently finance the emerging growth opportunities in our markets and to defend our existing network from our competitors.

Strong Company Culture, Experienced Management Team and Principal Shareholders. We have developed a strong company culture among our employees that is focused on safety, meritocracy, efficiency and profitability, with a significant component of performance-based variable compensation. From 2009 through 2013, we were named a “Great Place to Work” by the Great Place to Work Institute de México, S.A. de C.V., or the Great Place to Work Institute in Mexico. Our management team, the majority of which has been with us since our inception, has been assembled with experienced executives in their respective fields, including in the aviation, sales and marketing, finance or IT industries in Latin America. In addition, our principal shareholders have extensive prior experience in funding, establishing and leading airline carriers around the world. Their expertise has helped us develop our ULCC business model and allowed us to benefit from their procurement power and relationships with key vendors.

Our Growth Strategy

Our goal is to continue to grow profitability and maintain our leadership position in the Mexican aviation market by operating our ULCC business model and focusing on VFR, cost-conscious business people and leisure travelers. The key elements of our growth strategy include:

Remain the Low Cost Carrier of Choice. We believe that by deploying additional cost-efficient Airbus A320 aircraft with higher seat density, spreading our low fixed cost infrastructure over a larger scale of operations, outsourcing operating functions and keeping sales and marketing overhead low, we can continue to improve operating efficiencies while maintaining low costs. Our ULCC business model enables us to operate profitably at low fare levels, and we intend to continue to maintain low fares to stimulate demand. We also make flying easy and strive to remain the low-cost carrier of choice for our existing and new customers as we continue to focus on providing an affordable and high quality travel experience to our customers across our expanding operations in Mexico and the United States.

Grow Non-ticket Revenue while Maintaining Low Base Fare to Stimulate Demand. We intend to increase our non-ticket revenues by further unbundling our fare structure and by offering our passengers new and innovative products and services. Through our multiple points of interaction with our customers during each stage of their travel, from ticket purchase through flight and post-trip, we have the opportunity to offer third party products, such as hotel rooms, car rentals and trip interruption insurance, on which we receive commissions. In addition, we plan to start selling in-flight products and to introduce and expand upon products and services that are unrelated to passenger travel. In June 2012, we started a membership based ultra-low-fare subscription service called V-Club which had approximately 35,200 members as of December 31, 2012. We intend to generate additional fees from proprietary brand-based services such as the Volaris affinity card which was introduced in January 2013. We also continue to aggressively expand the cargo transportation services we provide on our aircraft. As we broaden our ancillary products and services and increase our non-ticket revenue, we believe that we will be able to further lower base fares and continue to stimulate demand.

Gain Additional Market Share by Stimulating Demand in our Existing Markets. We plan to continue to grow our existing markets by adding routes that connect cities in which we currently have operations and by adding capacity on existing routes where we believe we can continue to stimulate demand. We also intend to continue to aggressively target long-distance bus passengers who we believe may shift to airplane travel. We set certain promotional fares at prices lower than bus fares for similar routes, and we believe this will encourage bus travelers to switch to air travel.

Continue our Disciplined Fleet Growth. We have firm commitments for 49 sharklet technology equipped Airbus A320 aircraft that will be delivered over the next eight years, including 30 of the next generation Airbus A320 new engine option, or NEO. We have obtained committed financing for the pre-delivery payments for the deliveries through December 2014. We also plan to grow from 17 Airbus A320 aircraft in 2012 to all Airbus A320 in 2020, each configured with 174 passenger seats, resulting in a 21% increase in the number of seats per aircraft as compared to the smaller A319 with 144 passenger seats. Consistent with our ULCC model, our new Airbus A320 aircraft offers 16% more passenger seats than Interjet, one of our competitors that offers 150 passenger seats per Airbus A320 aircraft. Our contracts provide that new aircraft will be equipped with fuel-saving sharklet technology and eventually NEOs, and will replace certain aircraft that are going off-lease. We believe that a disciplined ramp-up in young and efficient aircraft as our market share expands reduces the risk of over extension and our exposure to market conditions. We intend to maintain our commitment to a single fleet type because we believe it is the most efficient option for our markets and operations.

Grow Passenger Volume by Profitably Establishing New Routes. We believe our focus on low fares and customer service will stimulate growth in overpriced, underserved and inefficient new markets. We will continue our disciplined approach to domestic and international market entry by using our rigorous selection process where we identify and survey possible target markets that have the potential to be profitable within our business model. For example, in February 2013, we added two new routes from Mexico City to Mérida and Tuxla Gutiérrez in response to strong market demographics and opportunities for market stimulation. As part of our continuous monitoring of routes and markets for profitability, we have a proven track record of withdrawing routes that do not meet our profitability expectations.

Corporate Information

We are a sociedad anónima bursátil de capital variable, or a variable capital public stock corporation, organized under the laws of Mexico. Our headquarters are located at Av. Antonio Dovalí Jaime No. 70, 13th Floor, Tower B, Colonia Zedec Santa Fe, México, D.F. 01210 and our general phone number is +(52) 55-5261-6400. Our website address (the contents of which are not part of, and are not incorporated into, this prospectus) is www.volaris.com.

THE OFFERING

Issuer	Controladora Vuela Compañía de Aviación, S.A.B. de C.V.

Selling shareholders	Discovery Air Investments, L.P., HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, División Fiduciaria, Fideicomiso Irrevocable de Emisión de Certificados Bursátiles F/262374, Blue Sky Investments, S.à r.l., Emilio Diez Barroso Azcárraga, Ignacio Guerra Pellegaud, Pedro Carlos Aspe Armella, Alfredo Castellanos Heuer, María Eugenia Braña Escalera, Sergio Sánchez García, Carlos Fernández González, Indigo Mexico Coöperatief U.A., Long Bar LatAm LLC, Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, Fiduciario, Fideicomiso de Administración y Custodia denominado como “DAIIMX/VOLARIS” e identificado bajo el número F/1405 and HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, División Fiduciaria, Fideicomiso Irrevocable de Administración número F/307750.

Global offering	The global offering consists of the international offering and the concurrent Mexican offering. The closing of the international and Mexican offerings are conditioned upon each other.

International offering	We are offering CPOs in the form of ADSs, and the selling shareholders are offering CPOs in the form of ADSs through the international underwriters in the United States and countries other than Mexico.

Mexican offering	Concurrently with the international offering, we are offering Series A shares and the selling shareholders are offering Series A shares in Mexico in a public offering approved by the CNBV conducted by the lead Mexican underwriters through a Spanish-language Mexican prospectus.

Offering price range

Share capital after global offering	Immediately after the global offering, we will have an aggregate of 837,132,237 Series A shares (some of which underlie CPOs and ADSs) and an aggregate of 134,020,471 Series B shares, totaling an aggregate of 971,152,708 shares outstanding. The Series B shares will be convertible into Series A shares at any time or upon their transfer to any person other than to our principal shareholders (or their affiliates) that originally held Series B shares or their affiliates. The Series A shares will represent 51% and the Series B shares will represent 49% of our outstanding capital stock (excluding Series A shares underlying CPOs) immediately after the global offering. CPOs may represent up to 90% of our outstanding capital stock and may only have Series A shares as underlying securities.

Over-allotment options	The selling shareholders have granted to each of the international underwriters and the Mexican underwriters independent options,

exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                      additional CPOs in the form of ADSs and                      additional Series A shares, respectively, at the public offering prices listed on the cover page of this prospectus, less underwriting discounts and commissions. The international underwriters and the Mexican underwriters may exercise these options solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs and Series A shares offered by this prospectus and the Mexican prospectus, respectively, on an independent but coordinated basis.

CPOs	Each CPO represents a financial interest in one Series A share. The CPO trustee, Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, or NAFIN, will issue the CPOs as trustee under the CPO trust agreement and pursuant to a CPO trust deed.

ADSs	Each ADS represents ten CPOs. The ADSs initially will be evidenced by one or more ADRs. The ADSs will be issued under a deposit agreement among us, The Bank of New York Mellon, as depositary, and the registered holders and beneficial owners from time to time of ADSs issued thereunder.

Use of proceeds	We estimate that the net proceeds that we will receive from the global offering will be U.S.$ million. We currently intend to use the net proceeds from the global offering for the repayment of indebtedness and for general corporate purposes, including pre-delivery payments of aircraft. We will not receive any proceeds from the sale of Series A shares or ADSs by the selling shareholders. See “Use of Proceeds.”

Listing and registry	We have applied to list the ADSs on the New York Stock Exchange under the symbol “VLRS.” We have applied to list the Series A shares on the Mexican Stock Exchange under the symbol “VOLAR.” We have applied to register the Series A shares in the RNV maintained by the CNBV. Our Series B Shares will not be listed or registered, and the CPOs will only be registered with the SEC and will not be listed.

Voting rights of our shares	Holders of ADSs or CPOs will not be entitled to vote, at any time, the underlying Series A shares.

Mexican holders of Series A shares will be entitled to vote their shares on all matters. The CPO trustee will vote the CPOs in accordance with the vote of the majority of the outstanding Series A shares voted by Mexicans at the relevant shareholders’ meeting.

Holders of Series B shares will be entitled to vote their shares on all matters and, for so long as such Series B shares represent 12% or more of our outstanding capital stock, their affirmative vote will be required to approve any matters related to (i) by-law amendments affecting Series B shares, (ii) delisting of Series A shares from any stock exchange, (iii) mergers or spinoffs affecting us, (iv) incurring indebtedness or granting guarantees if the Lease-Adjusted Net Debt to EBIDTAR ratio exceeds 4.25 times in 2013 and 3.25 times thereafter (Lease-Adjusted Net Debt is the sum of short-term and long-term debt, 7.0 times the aircraft rentals for the last four quarters, less cash and cash equivalents at the end of the last quarter for which financial statements have been prepared), and (v) material change of accounting policies. See “Description of Capital Stock—Shareholders’ Meetings.”

Holders of Series B shares have the right to elect three directors, so long as such Series B shares represent 12% or more of our outstanding capital stock.

Holders of Series A shares have the right to elect one director for each 10% block of our outstanding capital stock.

Ownership limitations	As required by Mexican law, our by-laws provide that no transfer of shares of our capital stock to or acquisition or subscription of shares of our capital stock by an investor deemed to be non-Mexican will be permitted if such transfer, acquisition or subscription would result in non-Mexicans holding directly (not considering non-Mexicans holding ADSs or CPOs having underlying Series A shares) in excess of 49% of the total number of shares of our capital stock then outstanding not held by the CPO trustee (i.e., both Series A and Series B shares). Series B shares do not exceed such limit and are held by our non-Mexican principal shareholders. Immediately following the global offering, our outstanding capital stock will consist exclusively of common stock comprised of Series A shares and Series B shares. Series B shares are convertible, at any time, into Series A shares. Non-Mexicans will not be entitled to directly hold Series A shares. Mexican holders of ADSs will be entitled to withdraw the underlying CPOs and exchange such CPOs for Series A shares. See “Description of Capital Stock—Ownership Restrictions,” “Description of Capital Stock—Other Provisions—Foreign Investment Regulations” and “Description of CPOs.”

Change of Control

Provisions of Mexican law and our by-laws may make it difficult and costly for a third-party to pursue a tender offer or takeover attempt resulting in a change of control. Our by-laws contain provisions which, among other things, require approval of our board of directors prior to any person or group of persons acquiring, directly or indirectly, (i) 5% or more of our shares (whether directly or by acquiring ADSs or CPOs), or (ii) 20% or more of our shares (whether directly or by acquiring ADSs or CPOs) and in the case of this item (ii) if such approval is obtained, require the acquiring person to make a tender offer to purchase 100% of our shares and CPOs (or other securities that represent them) at a substantial premium over the market price of our shares to be determined by our board of directors, based upon the advice of a financial advisor. These provisions could substantially impede the ability of a third party to control us, and could be detrimental to shareholders willing to benefit from any change of control premium paid on the sale of the company in connection with a tender offer. See “Description of Capital Stock—Change of Control Provisions,” “Description of Capital Stock—Ownership Restrictions,” “Description of Capital Stock—Voting Rights” and “Description of Capital Stock—Other Provisions—Foreign Investment Regulations.”

Dividends	We have not paid any cash dividends in the past and do not expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth. In addition, our revolving line of credit with Banco Santander (México) S.A., Institución de Banca Múltiple, Grupo Financiero Santander, or Banco Santander México, and Banco Nacional de Comercio Exterior, S.N.C., or Bancomext, may limit our ability to declare and pay dividends in the event that we fail to comply with the payment terms thereunder. See “Dividend Policy” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Loan Agreements.”

Taxation	Under current Mexican law, dividends paid to holders of ADSs who are not residents of Mexico for tax purposes, and the sale of ADSs by holders who are not residents of Mexico for tax purposes are generally not subject to any Mexican withholding or other similar tax if the sale is conducted on a recognized stock exchange. See “Taxation.”

Lock-up agreement	We, the selling shareholders, our executive officers and certain of our directors and other shareholders, who beneficially own substantially all of the shares of our common stock, have agreed that, subject to certain limited exceptions, we and they will not offer, pledge, sell, lend or otherwise transfer until 180 days after the date of this prospectus any ADSs, CPOs, Series A shares or Series B shares or any options or warrants to purchase the ADSs, CPOs, Series A shares or Series B shares, or any securities convertible into, or exchangeable for, or that represent the right to receive, ADSs, CPOs, Series A shares or Series B shares. In addition, in the event that either (i) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC waive in writing such an extension. See “Underwriting.”

Risk factors	See “Risk Factors” beginning on page 16 and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in the ADSs.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

The following tables summarize the financial and operating data for our business for the periods presented. You should read this summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus. We prepare our consolidated financial statements in accordance with IFRS and IAS 34.

We derived the summary consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012 and the summary consolidated statements of financial position data as of December 31, 2011 and 2012 from our audited financial statements included in this prospectus. We derived the summary consolidated statements of financial position data as of December 31, 2010 from our historical consolidated financial statements not included herein. We derived the summary consolidated statements of operations data for the three months ended March 31, 2012 and 2013 and the summary consolidated statements of financial position data as of March 31, 2013 from our unaudited interim condensed consolidated financial statements included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	For the Years ended December 31,				Three Months Ended March 31,
	2010	2011	2012	2012	2012	2013	2013
	(in thousands of pesos, except share and per share data and operating data)			(in thousands of U.S. dollars)(1)	(unaudited in thousands of pesos, except share and per share data and operating data)		(unaudited in thousands of U.S. dollars)(1)
CONSOLIDATED STATEMENTS OF OPERATIONS
Operating revenues:
Passenger	6,278,469	8,036,275	10,176,747	823,721	2,099,908	2,587,535	209,439
Non-ticket	498,921	842,341	1,509,668	122,195	312,241	474,052	38,370

	6,777,390	8,878,616	11,686,415	945,916	2,412,149	3,061,587	247,809
Other operating income	(158)	(73,831)	(68,800)	(5,569)	(19,413)	(24,240)	(1,962)
Fuel	2,146,011	3,823,232	4,730,089	382,861	1,088,405	1,198,628	97,019
Aircraft rent	1,197,022	1,508,135	1,885,696	152,631	445,508	514,297	41,628
Salaries and benefits	852,123	1,120,359	1,302,971	105,464	296,836	362,840	29,369
Landing, take-off and navigation expenses	867,690	1,281,583	1,639,945	132,740	370,961	460,772	37,296
Sales, marketing and distribution expenses(2)	615,431	750,474	751,919	60,861	162,739	186,573	15,101
Maintenance expenses(3)	276,128	379,626	498,836	40,377	116,242	141,268	11,434
Other operating expenses	255,413	359,046	356,517	28,857	74,981	102,227	8,274
Depreciation and amortization(4)	56,572	102,977	211,002	17,079	41,678	81,245	6,576

	6,266,232	9,251,601	11,308,175	915,301	2,577,937	3,023,610	244,376

Operating income (loss)	511,158	(372,985)	378,240	30,615	(165,788)	37,977	3,074
Finance income	5,091	5,539	13,611	1,102	2,616	4,355	353
Finance cost	(52,221)	(57,718)	(89,731)	(7,263)	(18,769)	(18,415)	(1,491)
Exchange (loss) gain, net	(56,144)	110,150	(95,322)	(7,716)	(87,812)	(107,830)	(8,728)
Other financing cost	(3,455)	—	—	—	—	—	—

	(106,729)	57,971	(171,442)	(13,877)	(103,965)	(121,890)	(9,866)
Income (loss) before income tax	404,429	(315,014)	206,798	16,738	(269,753)	(83,913)	(6,792)
Income tax benefit (expense)	238,684	(476)	(3,481)	(281)	4,532	19,291	1,561

Net income (loss)	643,113	(315,490)	203,317	16,457	(265,221)	(64,622)	(5,231)

	For the Years ended December 31,				Three Months Ended March 31,
	2010	2011	2012	2012	2012	2013	2013
	(in thousands of pesos, except share and per share data and operating data)			(in thousands of U.S. dollars)(1)	(unaudited in thousands of pesos, except share and per share data and operating data)		(unaudited in thousands of U.S. dollars)(1)
Attribution of net income (loss):
Equity holders of the parent	572,234	(293,540)	215,239	17,422	(222,940)	(62,286)	(5,042)
Non-controlling interest	70,879	(21,950)	(11,922)	(965)	(42,281)	(2,336)	(189)

Net income (loss)	643,113	(315,490)	203,317	16,457	(265,221)	(64,622)	(5,231)

Weighted average shares outstanding
Basic and diluted(5)	727,595,544	727,595,544	732,441,216	—	727,595,544	796,916,380	—
Earnings (loss) per share
Basic and diluted(5)	0.000786	(0.000403)	0.000294	0.000024	(0.000306)	(0.000078)	(0.000006)
Pro forma weighted average shares outstanding
Basic(6)	—	—	864,794,157	—	—	929,269,321	—
Diluted(7)	—	—	906,677,544	—	—	971,152,708	—
Pro forma earnings per share
Basic(6)	—	—	0.000307	0.000025	—	(0.000048)	(0.000004)
Diluted(7)	—	—	0.000293	0.000024	—	(0.000046)	(0.000004)
Pro forma earnings per ADS	—	—			—
Basic(8)	—	—	0.003073	0.000249	—	(0.000478)	(0.000039)
Diluted(9)	—	—	0.002931	0.000237	—	(0.000458)	(0.000037)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Cash and cash equivalents	676,913	441,068	822,076	66,540	687,083	925,898	74,944
Accounts receivable, net	202,525	238,939	387,316	31,350	315,083	638,504	51,682
Guarantee deposits—current portion	330,071	169,647	238,242	19,285	203,815	284,135	22,998
Total current assets	1,396,808	1,130,547	1,815,018	146,911	1,517,046	2,234,344	180,852
Total assets	3,700,631	5,061,681	5,701,558	461,494	5,429,923	6,027,846	487,902
Short-term liabilities	1,927,096	3,178,922	3,721,897	301,257	3,747,351	4,199,941	339,949
Long-term liabilities	547,528	1,023,020	904,994	73,252	1,075,056	808,482	65,440
Total liabilities	2,474,624	4,201,942	4,626,891	374,509	4,822,407	5,008,423	405,389
Capital stock	1,966,313	1,966,313	2,376,098	192,325	1,966,313	2,376,098	192,325
Total equity	1,226,007	859,739	1,074,667	86,985	607,516	1,019,423	82,513

CASH FLOW DATA
Net cash flows provided by (used in) operating activities	539,001	(147,705)	497,448	40,263	262,471	271,606	21,983
Net cash flows (used in) provided by investing activities	(321,347)	(628,030)	187,161	15,150	(78,230)	61,863	5,007
Net cash flows (used in) provided by financing activities	(90,065)	562,373	(271,898)	(22,008)	43,307	(204,281)	(16,535)

OTHER FINANCIAL DATA
EBITDA(10)	513,250	(159,858)	493,920	39,978	(211,922)	11,392	922
Adjusted EBITDA(10)	572,849	(270,008)	589,242	47,694	(124,110)	119,222	9,650
Adjusted EBITDAR(10)	1,769,871	1,238,127	2,474,938	200,325	321,398	633,519	51,278

	For the Years ended December 31,				Three Months Ended March 31,
	2010	2011	2012	2012	2012	2013	2013
	(in thousands of pesos, except share and per share data and operating data)			(in thousands of U.S. dollars)(1)	(unaudited in thousands of pesos, except share and per share data and operating data)		(unaudited in thousands of U.S. dollars)(1)

OPERATING DATA(11)
Aircraft at end of period	26	34	41	—	35	43	—
Average daily aircraft utilization (block hours)	12.99	13.38	12.40	—	12.07	11.86	—
Average daily aircraft utilization (flight hours)	11.33	11.38	10.42	—	10.28	9.93	—
Airports served at end of period	29	31	37	—	31	39	—
Departures	38,740	51,255	58,806	—	13,090	15,699	—
Average stage length (miles)	1,038	1,042	1,023	—	1,052	1,007	—
Passenger flight segments (thousands)	4,200	5,644	7,037	—	1,511	1,868	—
Booked passengers (thousands)	4,416	5,934	7,408	—	1,601	1,961	—
Revenue passenger miles (RPMs) (thousands)	4,628,014	6,290,707	7,668,202	—	1,702,655	2,000,245	—
Available seat miles (ASMs) (thousands)	5,853,823	7,939,365	9,244,425	—	2,100,551	2,474,978	—
Load factor	79%	79%	83%	—	81%	81%	—
Average ticket revenue per booked passenger	1,422	1,354	1,374	111.2	1,312	1,320	106.8
Total operating revenue per ASM (TRASM) (cents)	115.8	111.8	126.4	10.2	114.8	123.7	10.0
Passenger revenue per ASM (RASM) (cents)	107.3	101.2	110.1	8.9	100.0	104.5	8.5
Operating expenses per ASM (CASM) (cents)	107.0	116.5	122.3	9.9	122.7	122.2	9.9
CASM ex fuel (cents)	70.4	68.4	71.2	5.8	70.9	73.7	6.0
Fuel gallons consumed (thousands)	74,075	97,970	112,225	—	25,260	29,181	—
Average economic fuel cost per gallon	29.0	39.0	42.1	3.4	43.1	41.1	3.3
Employees per aircraft at end of period	71	67	63	—	68	60	—

(1)	Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.12.3546 per U.S.$1.00 as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on March 31, 2013. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.
(2)	Business alliance amortization expense for the year ended December 31, 2010 (year in which it was fully amortized) was Ps.5.1 million. These amounts were recognized in sales, marketing and distribution expenses. See note 11 to our consolidated financial statements included elsewhere in this prospectus.
(3)	Includes routine and ordinary maintenance expenses only. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Our Principal Line Items.”
(4)	Includes, among other things, major maintenance expenses, which are capitalized and subsequently amortized. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Our Principal Line Items.”
(5)	Unvested shares awarded under the management incentive plan and our swap shares are deemed treasury shares and non-dilutive at such date, and accordingly, they have been excluded in the determination of weighted average diluted shares outstanding and disregarded in the calculation of diluted earnings per share.
(6)

The basis used for the computation of the pro forma information in respect of basic shares for the year ended December 31, 2012 is as follows: (i) Ps.215.2 million of net income attributed to equity holders of the parent in 2012 plus an aggregate of Ps.50.5 million in accrued interest in 2012 under the loans with Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa, or Banco Inbursa, International Finance Corporation, or IFC, and Pasprot, S.A. de C.V., or Pasprot, for an aggregate principal amount of Ps.390.5 million expected to be repaid with a portion of the net proceeds from the global offering, divided by (ii) , which is the weighted average of basic shares outstanding in 2012 equal to 732,441,216 plus shares issued in connection with the capital increase relating to the global offering. Using the midpoint of the price range per ADS on the front cover of this prospectus of U.S.$[—], we would need net proceeds from the sale of [—] ADSs to repay such aggregate principal amount of Ps.390.5 million.
The basis used for the computation of the pro forma information in respect of basic shares for the three months ended March 31, 2013 is as follows: (i) Ps.62.3 million of net loss attributed to equity holders of the parent for the three months ended March 31, 2013 plus an aggregate of Ps.17.8 million in accrued interest for the three months ended March 31, 2013 under the loans with Banco Inbursa, IFC and Pasprot for an aggregate principal amount of Ps.383.9 million expected to be repaid with a portion of the net proceeds from the global offering, divided by (ii) , which is the weighted average of basic shares outstanding for the three months ended March 31, 2013 equal to 796,916,380 plus shares issued in connection with the capital increase relating to the global offering. Using the midpoint of the price range per ADS on the front cover of this prospectus of U.S.$[—], we would need net proceeds from the sale of [—] ADSs to repay such aggregate principal amount of Ps.383.9 million.
(7)	The basis used for the computation of the pro forma information in respect of diluted shares for the year ended December 31, 2012 additionally gives effect to the shares subject to the management incentive plan and our swap shares and is as follows: (i) Ps.215.2 million of net income attributed to equity holders of the parent in 2012 plus an aggregate of Ps.50.5 million in accrued interest in 2012 under the loans with Banco Inbursa, IFC, and Pasprot, for an aggregate principal amount of Ps.390.5 million expected to be repaid with a portion of the net proceeds from the global offering, divided by (ii) , which is the pro forma weighted average of diluted shares outstanding in 2012 equal to 774,324,603 (i.e., the unvested shares awarded under the management incentive plan and our swap shares are deemed treasury shares and have been included in the determination of the pro forma weighted average diluted shares outstanding and in the calculation of pro forma diluted earnings per share) plus shares issued in connection with the capital increase relating to the global offering. Using the midpoint of the price range per ADS on the front cover of this prospectus of U.S.$[—], we would need net proceeds from the sale of [—] ADSs to repay such aggregate principal amount of Ps.390.5 million.
The basis used for the computation of the pro forma information in respect of diluted shares for the three months ended March 31, 2013 additionally gives effect to the shares subject to the management incentive plan and our swap shares and is as follows: (i) Ps.62.3 million of net loss attributed to equity holders of the parent for the three months ended March 31, 2013 plus an aggregate of Ps.17.8 million in accrued interest for the three months ended March 31, 2013 under the loans with Banco Inbursa, IFC and Pasprot for an aggregate principal amount of Ps.383.9 million expected to be repaid with a portion of the net proceeds from the global offering, divided by (ii) , which is the weighted average of diluted shares outstanding for the three months ended March 31, 2013 equal to 838,799,767 (i.e., the unvested shares awarded under the management incentive plan and our swap shares are deemed treasury shares and have been included in the determination of the pro forma weighted average diluted shares outstanding and in the calculation of pro forma diluted earnings per share) plus shares issued in connection with the capital increase relating to the global offering. Using the midpoint of the price range per ADS on the front cover of this prospectus of U.S.$[—], we would need net proceeds from the sale of [—] ADSs to repay such aggregate principal amount of Ps.383.9 million.
(8)	The basis used for the computation of the pro forma information is to multiply the pro forma earnings per basic share obtained pursuant to footnote (6) above by ten, which is the number of CPOs represented by each ADS. Each CPO, in turn, represents a financial interest in one Series A share of common stock of Volaris.
(9)	The basis used for the computation of the pro forma information is to multiply the pro forma earnings per diluted share obtained pursuant to footnote (7) above by ten, which is the number of CPOs represented by each ADS. Each CPO, in turn, represents a financial interest in one Series A share of common stock of Volaris.
(10)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are included as supplemental disclosures because we believe they are useful indicators of our operating performance. Derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR are well recognized performance measurements in the airline industry that are frequently used by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry. However, because derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not determined in accordance with IFRS, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR as presented may not be directly comparable to similarly titled measures presented by other companies.
(11)	See “Glossary of Airlines and Airline Terms” elsewhere in this prospectus for definitions of terms used in this table.

The following table represents the reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR to net (loss) income for the periods indicated below:

	For the Years ended December 31,				Three Months Ended March 31,
	2010	2011	2012	2012	2012	2013	2013
	(in thousands of pesos)		(in thousands of U.S. dollars)(1)		(unaudited in thousands of pesos, except per share and share amounts)		(unaudited in thousands of U.S. dollars)(1)
Reconciliation:
Net income (loss)	643,113	(315,490)	203,317	16,457	(265,221)	(64,622)	(5,231)
Plus (minus):
Finance cost	52,221	57,718	89,731	7,263	18,769	18,415	1,491
Finance income	(5,091)	(5,539)	(13,611)	(1,102)	(2,616)	(4,355)	(353)
(Benefit)/provision for income tax	(238,684)	476	3,481	281	(4,532)	(19,291)	(1,561)
Depreciation and amortization	56,572	102,977	211,002	17,079	41,678	81,245	6,576
Business alliance amortization	5,119	—	—	—	—	—	—

EBITDA	513,250	(159,858)	493,920	39,978	(211,922)	11,392	922
Exchange (gain) loss, net	56,144	(110,150)	95,322	7,716	87,812	107,830	8,728
Other financing cost	3,455	—	—	—	—	—	—

Adjusted EBITDA	572,849	(270,008)	589,242	47,694	(124,110)	119,222	9,650
Aircraft rent	1,197,022	1,508,135	1,885,696	152,631	445,508	514,297	41,628

Adjusted EBITDAR	1,769,871	1,238,127	2,474,938	200,325	321,398	633,519	51,278

RISK FACTORS

An investment in the ADSs involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, results of operations and financial condition could be materially and adversely affected by any of these risks. The trading price of the ADSs could decline due to any of these risks or other factors, and you may lose all or part of your investment.

The risks described below are those that we currently believe may adversely affect us or the ADSs. In general, investing in the securities of issuers in emerging market countries, such as Mexico, involves risks that are different from the risks associated with investing in the securities of U.S. companies and companies located in other countries with developed capital markets. Any of these risks could materially and adversely affect our business and results of operations.

To the extent that information relates to, or is obtained from sources related to, the Mexican government or Mexican macroeconomic data, the following information has been extracted from official publications of the Mexican government and has not been independently verified by us.

Risks related to Mexico

Political and social events in Mexico as well as changes in Mexican federal governmental policies may have an adverse effect on our business, results of operations, financial condition and prospects.

Our business, results of operations and financial condition are affected by economic, political or social developments in Mexico, including, among others, any political or social instability in Mexico, changes in the rate of economic growth or contraction, changes in the exchange rate between the peso and the U.S. dollar, an increase in inflation or interest rates, changes in Mexican taxation and any amendments to existing Mexican laws, federal governmental policies and regulations.

Adverse social or political developments in or affecting Mexico could negatively affect us and Mexican financial markets generally, thereby affecting our ability to obtain financing. Presidential and federal congressional elections took place in July 2012. The candidate from the Partido Revolucionario Institucional, or PRI, Enrique Peña Nieto won the presidential election and took office on December 1, 2012. In his economic platform, President Peña Nieto proposed energy and fiscal reforms, among others, in order to foster economic growth. However, since the PRI did not win a majority in Congress, the approval of these reforms would require the approval of representatives of other parties, besides the PRI, and negotiations between the political parties. The absence of a clear majority and the lack of alignment between the legislative branch and the administration could result in deadlock and prevent the timely implementation of such reforms, which in turn could have an adverse effect on the Mexican economic policy and economy. We cannot provide any assurance that the current political situation or any future developments in Mexico will not have a material adverse effect on our business, results of operations, financial condition or prospects.

In addition, the Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. In particular, Mexican federal governmental actions and policies concerning air transportation and similar services could have a significant impact on us. We cannot assure you that changes in Mexican federal governmental and air transportation policies, such as opening Mexican domestic segments to airlines from other countries, will not adversely affect our business, results of operations, financial condition and prospects or the price of the ADSs.

Adverse economic conditions in Mexico may adversely affect our business, results of operations and financial condition.

Most of our operations are conducted in Mexico and our business is affected by the performance of the Mexican economy. The recent global credit crisis and the economic recession has had significant adverse consequences on the Mexican economy, which contracted by 6.0% in terms of GDP in 2009, according to the INEGI. In 2010, 2011 and 2012, the Mexican economy grew 5.3%, 3.9% and 3.9%, respectively, in terms of GDP, according to the INEGI. Moreover, in the past, Mexico has experienced prolonged periods of economic crises, caused by internal and external factors, over which we have no control. Those periods have been characterized by exchange rate instability, high inflation, high domestic interest rates, economic contraction, a reduction of international capital flows, a reduction of liquidity in the banking sector and high unemployment rates. Decreases in the growth rate of the Mexican economy, or periods of negative growth, or increases in inflation may result in lower demand for our flights, lower fares or a shift to ground transportation options, such as long-distance buses. We cannot assure you that economic conditions in Mexico will not worsen, or that those conditions will not have an adverse effect on our business, results of operations and financial condition.

If inflation rates in Mexico increase, demand for our services may decrease and our costs may increase.

Mexico historically has experienced levels of inflation that are higher than the annual inflation rates of its main trading partners. The annual rate of inflation, as measured by changes in the Mexican national consumer price index calculated and published by the Mexican Central Bank and INEGI was 4.40% for 2010, 3.82% for 2011 and 3.57% for 2012. High inflation rates could adversely affect our business and results of operations by reducing consumer purchasing power, thereby adversely affecting consumer demand for our services, increasing our costs beyond levels that we could pass on to our customers and by decreasing the benefit to us of revenues earned to the extent that inflation exceeds growth in our pricing levels.

Currency fluctuations or the devaluation and depreciation of the peso could adversely affect our business, results of operations, financial condition and prospects.

Foreign currency exchange gains or losses included in our total financing cost result primarily from the impact of changes in the U.S. dollar-peso exchange rate on our U.S. dollar-denominated monetary liabilities (such as U.S. dollar-denominated debt, U.S. dollar-denominated aircraft lease payments and accounts payable arising from imports of spare parts and equipment) and assets (such as U.S. dollar-denominated cash, cash equivalents and accounts receivable). Because historically our U.S. dollar-denominated monetary assets (including cash, security deposits and non-finance reserves) have exceeded our U.S. dollar-denominated liabilities, the devaluation and appreciation of the peso resulted in exchange gains and losses, respectively.

The value of the peso has been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. In 2008, as a consequence of the global economic and financial crisis, the peso depreciated 26.7% against the U.S. dollar in nominal terms. In 2009, 2010 and 2012, the peso appreciated 5.5%, 5.17% and 6.9%, respectively, against the U.S. dollar in nominal terms, and in 2011 the peso depreciated 12.9% against the U.S. dollar in nominal terms. For the three months ended March 31, 2013, the peso depreciated 5% against the U.S. dollar in nominal terms.

In 2012, approximately 69% of our total operating costs and 34% of our collections were U.S. dollar-linked or denominated. The remainder of our expenses were denominated in pesos. If the peso declines in value against the U.S. dollar, our revenues, expressed in U.S. dollars, and our operating margin would be adversely affected. We may not be able to adjust our fares denominated in pesos to offset any increases in U.S. dollar-denominated expenses, increases in interest or rental expense or exchange losses on fixed obligations. In addition, 77% of our outstanding financial debt and 100% of our lease payments as of the date of this prospectus are denominated in U.S. dollars. Severe devaluation or depreciation of the peso could also result in governmental intervention or disruption of foreign exchange markets. For example, the Mexican government could institute restrictive exchange control policies in the future, as it has done in the past. This would limit our ability to convert and transfer pesos into U.S. dollars for purposes of purchasing or leasing aircraft and other parts and equipment necessary to operate and expand and upgrade our fleet, paying amounts due under some of our maintenance contracts and servicing our U.S. dollar-denominated indebtedness.

Devaluation or depreciation of the peso against the U.S. dollar may adversely affect the U.S. dollar value of an investment in the ADSs, as well as the U.S. dollar value of any dividend or other distributions that we may make.

Fluctuations in the exchange rate between the peso and the U.S. dollar, particularly depreciations in the value of the peso, may adversely affect the U.S. dollar equivalent of the peso price of the Series A shares on the Mexican Stock Exchange. Such peso depreciations will likely affect the market price of the ADSs. Exchange rate fluctuations would also affect the U.S. dollar equivalent value of any dividends and other distributions we may elect to make in the future, and may affect the timely payment of any peso cash dividends and other distributions to holders of CPOs that we may elect to pay in the future in respect of the Series A shares.

Developments in other countries could adversely affect the Mexican economy, the market value of our securities, our financial condition and results of operations.

The market value of securities of Mexican companies is affected by economic and market conditions in developed and other emerging market countries. Although economic conditions in those countries may differ significantly from economic conditions in Mexico, investors’ reactions to developments in any of these other countries, may have an adverse effect on the market value of securities of Mexican issuers. In recent years, for example, prices of both Mexican debt and equity securities have sometimes suffered substantial drops as a result of developments in other countries. In 2008-2009, credit issues in the United States related principally to the sale of sub-prime mortgages resulted in significant fluctuations in securities traded in global financial markets, including Mexico.

In addition, the direct correlation between economic conditions in Mexico and the United States has sharpened in recent years because of the North American Free Trade Agreement, or NAFTA, and increased economic activity between the two countries (including increased remittances of U.S. dollars from Mexican workers in the United States to their families in Mexico). As a result, economic downturns in the United States, the termination of NAFTA or other related events, could have a material adverse effect on the Mexican economy, which, in turn, could affect our financial condition and results of operations. Terrorist acts in the United States and elsewhere could depress economic activity in the United States and globally, including Mexico. These events could have a material adverse effect on our operations and revenues, which could affect the market price of our securities, including the ADSs.

Mexican antitrust provisions may affect the fares we are permitted to charge to customers.

The Mexican Aviation Law (Ley de Aviación Civil) provides that in the event that the SCT considers that there is no effective competition among permit and concession holders (required to operate airlines in Mexico), the SCT may request the opinion of the Mexican Antitrust Commission (Comisión Federal de Competencia) and then issue regulations governing the fares that may be charged for air transportation services by airlines operating in Mexico. Such regulations will be maintained only during the existence of the conditions that resulted in their establishment. The imposition of fare regulations by the SCT could materially affect our business, results of operations and financial condition.

Violent crime in Mexico has adversely impacted, and may continue to adversely impact, the Mexican economy and may have a negative effect on our business, results of operations or financial condition.

Mexico has experienced high levels of violent crime over the past few years relating to illegal drug trafficking, particularly in Mexico’s northern states near the U.S. border. This violence has had an adverse impact on the economic activity in Mexico. In addition, violent crime may further affect travel within Mexico and between Mexico and other countries, including the United States, affect the airports or cities in which we operate, including airports or cities in the north of Mexico in which we have significant operations, and increase our insurance and security costs. We cannot assure you that the levels of violent crime in Mexico or their expansion to a larger portion of Mexico, over which we have no control, will not increase or decrease and will have no further adverse effects on the country’s economy and on our business, results of operations or financial condition.

Risks related to the airline industry

We operate in an extremely competitive industry.

We face significant competition with respect to routes, fares, services and slots in airports. Within the airline industry, we compete with legacy carriers, regional airlines and low-cost airlines on many of our routes. The intensity of the competition we face varies from route to route and depends on a number of factors, including the strength of competing airlines. Our competitors may have better brand recognition and greater financial and other resources than we do. In the event our competitors reduce their fares to levels which we are unable to match while sustaining profitable operations or are more successful in the operation of certain routes (as a result of service or otherwise), we may be required to reduce or withdraw services on the relevant routes, which may cause us to incur losses or may impact our growth, financial condition or results of operations.

The airline industry is particularly susceptible to price discounting, because once a flight is scheduled, airlines incur only nominal additional costs to provide service to passengers occupying otherwise unsold seats. Increased fare or other price competition could adversely affect our results of operations and financial condition. Moreover, other airlines have begun to unbundle services by charging separate fees for services such as baggage transported, alcoholic beverages consumed onboard and advance seat selection. This unbundling and potential reduction of costs could enable competitor airlines to reduce fares on routes that we serve, which may result in an improvement in their ability to attract customers and may affect our results of operations and financial condition.

In addition, airlines increase or decrease capacity in markets based on perceived profitability. Decisions by our competitors that increase overall industry capacity, or capacity dedicated to a particular region, market or route, could have a material adverse impact on our business. Our growth and the success of our ULCC business model could stimulate competition in our markets through our competitors’ development of their own ULCC strategies or new market entrants. Any such competitor may have greater financial resources and access to cheaper sources of capital than we do, which could enable them to operate their business with a lower cost structure than we can. If these competitors adopt and successfully execute a ULCC business model, we could be materially adversely affected, including our business, results of operations and financial condition.

Furthermore, we also face competition from air travel substitutes. On our domestic routes, we face competition from other transportation alternatives, such as bus or automobile. In addition, technology advancements may limit the desire for air travel. For example, video teleconferencing and other methods of electronic communication may reduce the need for in-person communication and add a new dimension of competition to the industry as travelers seek lower cost substitutes for air travel. If we are unable to adjust rapidly in the event the basis of competition in our markets changes, it could have a material adverse effect on our business, results of operations and financial condition.

The airline industry is heavily impacted by the price and availability of fuel. Continued volatility in fuel costs or significant disruptions in the supply of fuel could have a material adverse effect on our business, results of operations and financial condition.

Fuel is a major cost component for airlines and is our largest operating expense. The cost of fuel accounted for 34%, 41% and 42% of our total operating costs in 2010, 2011 and 2012, respectively. The cost of fuel accounted for 42% and 39% of our total operating costs for the three months ended March 31, 2012 and 2013, respectively. As such, our operating results are significantly affected by changes in the cost and availability of fuel. Both the cost and the availability of fuel are subject to economic, social and political factors and other events occurring throughout the world, which we can neither control nor accurately predict. Fuel prices have been subject to high volatility, fluctuating substantially over the past several years and very sharply beginning in 2008. Due to the large proportion of fuel costs in our total operating cost base, even a relatively small increase in the price of fuel can have a significant negative impact on our operating costs and on our business, results of operations and financial condition.

Our inability to renew our concession or the revocation by the Mexican government of our concession would materially adversely affect us.

We hold a government concession authorizing us to provide domestic air transportation services of passengers, cargo and mail within Mexico, or our Concession. Our Concession was granted by the Mexican federal government through the SCT on May 9, 2005 initially for a period of five years and was extended by the SCT on February 17, 2010 for an additional period of ten years. Mexican law provides that concessions may be renewed several times. However, each renewal may not exceed 30 years and requires that the concessionaire (i) has complied with the obligations set forth in the concession title to be renewed, (ii) requests the renewal one year before the expiration of the applicable concession terms, (iii) has made an improvement in the quality of the services during the term of the concession, and (iv) accepts the new conditions established by the SCT according to the Mexican Aviation Law (Ley de Aviación Civil). Although we expect to apply for, and to comply with, all necessary conditions to renew our Concession from time to time and as may be required, we cannot assure you that our Concession will be renewed, or what terms will apply to the renewal, as the SCT has discretion over the final approval and may determine for any reason or without reason, not to extend our Concession. Failure to renew our Concession would have a material adverse effect on our business, results of operations, financial condition and prospects and would prevent us from continuing to conduct our business.

We are required under the terms of our Concession to comply with certain ongoing obligations. Failure to comply with these obligations could result in penalties against us. In addition, the Mexican government has the right to revoke our Concession and the permits we currently hold for various reasons including: service interruptions; our failure to comply with the terms of our Concession; if we assign or transfer rights under our Concession or permits; if we fail to maintain insurance required under applicable law; if we charge fares different from fares registered with the SCT; if we violate statutory safety conditions; and if we fail to pay statutory indemnification or if we fail to pay to the Mexican government the required compensation. For more information on the potential causes for revocation of our Concession and permits, see “Regulation.” If our Concession or permits are revoked, we will be unable to operate our business as it is currently operated and be precluded from obtaining a new concession or permit for five years from the date of revocation.

Under Mexican law, our assets could be taken or seized by the Mexican government under certain circumstances.

Pursuant to Mexican law and our Concession, the Mexican federal government may take or seize our assets, temporarily or permanently, including the aircraft, in the event of natural disasters, war, serious changes to public order or in the event of imminent danger to the national security, internal peace or the national economy. The Mexican federal government, in all cases, except in the event of international war, must indemnify us by paying the respective losses and damages at market value. In these circumstances, we would not be able to continue with our normal operations. Applicable law is unclear as to how indemnification is determined and the timing of payment thereof. A temporary seizure of our assets is likely to have a material adverse effect on our business, results of operations and financial condition.

The airline industry is particularly sensitive to changes in economic conditions. The recent global economic contraction or a reoccurrence of similar conditions could negatively impact our business, results of operations and financial condition.

Our business and the airline industry in general are affected by changing economic conditions beyond our control, including, among others:

•	changes and volatility in general economic conditions, including the severity and duration of any downturn in Mexico, the United States or global economy and financial markets;

•

changes in consumer preferences, perceptions, spending patterns or demographic trends, including any increased preference for higher-fare carriers offering higher amenity levels, and reduced preferences for low-fare carriers offering more basic transportation, during better economic times or for other reasons;

•	higher levels of unemployment and varying levels of disposable or discretionary income;

•	health outbreaks and concerns with safety;

•	depressed housing and stock market prices; and

•	lower levels of actual or perceived consumer confidence.

These factors can adversely affect our results of operations and financial condition, our ability to obtain financing on acceptable terms and our liquidity generally. Current unfavorable general economic conditions, such as higher unemployment rates, a constrained credit market, housing-related pressures and increased focus on reducing business operating costs can reduce spending for leisure, VFR and business travel. For many travelers, in particular the leisure and VFR travelers we serve, air transportation is a discretionary purchase that they can eliminate from their spending in difficult economic times. Unfavorable economic conditions could affect our ability to raise prices to counteract increased fuel, labor or other costs, which could result in a material adverse effect on our business, results of operations and financial condition. In addition, we are currently striving to increase demand for our flights among the portion of the population in Mexico that has traditionally used ground transportation for travel due to price constraints, by offering lower fares that compete with bus fares on similar routes. Unfavorable economic conditions could affect our ability to offer these lower fares and could affect this population segment’s discretionary spending in a more adverse manner than other travelers.

The airline industry is heavily regulated and our financial condition and results of operations could be materially adversely affected if we fail to maintain the required U.S. and Mexican governmental concessions or authorizations necessary for our operations.

The airline industry is heavily regulated and we are subject to regulation in Mexico and in the United States for the routes we serve between Mexico and the United States. In order to maintain the necessary concessions or authorizations issued by the SCT, acting through the DGAC, and the U.S. Federal Aviation Administration, or FAA, including authorizations to operate our routes, we must continue to comply with applicable statutes, rules and regulations pertaining to the airline industry, including any rules and regulations that may be adopted in the future. We cannot predict which criteria the SCT will apply for awarding rights to landing slots, bi-lateral agreements, and international routes, which may prevent us from obtaining routes that may become available. In addition, international routes are limited by bi-lateral agreements and not obtaining them will limit our expansion plans in the international market. Furthermore, we cannot predict or control any actions that the DGAC or FAA may take in the future, which could include restricting our operations or imposing new and costly regulations. Also, our fares are subject to review by the DGAC and FAA, either of which may in the future impose restrictions on our fares. Our business, results of operations and financial condition could be materially adversely affected if we fail to maintain the required U.S. and Mexican governmental concessions or authorizations necessary for our operations.

The airline industry is subject to increasingly stringent environmental regulations and non-compliance therewith may adversely affect our financial condition and results of operations.

The airline industry is subject to increasingly stringent federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, levels of noise, discharges to surface and subsurface waters, safe drinking water, and the management of hazardous substances, oils and waste materials. Compliance with all environmental laws and regulations can require significant expenditures and any future regulatory developments in Mexico, the United States and other countries could adversely affect operations and increase operating costs in the airline industry. For example, some form of federal regulation may be forthcoming in the United States with respect to greenhouse gas emissions (including carbon dioxide (CO2 )) and/or ‘cap and trade’ legislation, compliance with which could result in the creation of substantial additional costs to us. The U.S. Congress is considering climate change legislation and the Environmental Protection Agency issued a rule that regulates larger emitters of greenhouse gases. Concerns about climate change and greenhouse gases may result in additional regulation or taxation of aircraft emissions in the United States and Mexico. Future operations and financial results may vary as a result of such regulations in the United States and equivalent regulations adopted by other countries, including Mexico. Compliance with these regulations and new or existing regulations that may be applicable to us in the future could increase our cost base and could have a material adverse effect on our business, results of operations and financial condition. Governmental authorities in several cities in the United States and abroad are also considering or have already implemented aircraft noise reduction programs, including the imposition of nighttime curfews and limitations on daytime take-offs and landings. We have been able to accommodate local noise restrictions imposed to date, but our operations could be adversely affected if locally-imposed regulations become more restrictive or widespread.

Compliance with airline industry regulations involves significant costs and regulations enacted in both Mexico and the United States may increase our costs significantly in the future.

Airlines are subject to extensive regulatory and legal compliance requirements, both domestically and internationally, that involve significant costs. In the last several years, the U.S. Congress has passed laws, and the DOT, FAA and TSA have issued regulations, relating to the operation of airlines that have required significant expenditures. FAA requirements cover, among other things, collision avoidance systems, airborne wind shear avoidance systems, noise abatement and other environmental issues, and increased inspections and maintenance procedures to be conducted on older aircraft. We expect to continue to incur expenses in connection with complying with government regulations. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. For example, the DOT finalized rules, taking effect on April 29, 2010, requiring new procedures for customer handling during long onboard tarmac delays, as well as additional reporting requirements for airlines that could increase the cost of airline operations or reduce revenues.

The DOT released additional rules, most of which became effective beginning in August 2011, that address, among other things, concerns about how airlines handle interactions with passengers through advertising, the reservations process, at the airport and on board the aircraft, including requirements for disclosure of base fares plus a set of regulatory mandated options and limits on cancellations and change fees. Failure to remain in full compliance with these rules, or new rules as enacted from time to time, may subject us to fines or other enforcement action, which could have a material effect on our business, results of operations and financial condition.

In addition, the TSA mandates the federalization of certain airport security procedures in the United States and imposes additional security requirements on airports and airlines, most of which are funded by a per ticket tax on passengers and a tax on airlines. The U.S. federal government has on several occasions proposed a significant increase in the per ticket tax. The proposed ticket tax increase, if implemented, could negatively impact our business, results of operations and financial condition.

Our ability to operate as an airline in the United States is dependent on maintaining our certifications issued to us by the DOT and the FAA. The FAA has the authority to issue mandatory orders relating to, among other things, the grounding of aircraft, inspection of aircraft, installation of new safety-related items and removal and replacement of aircraft parts that have failed or may fail in the future. A decision by the FAA to ground, or require time consuming inspections of or maintenance on, our aircraft, for any reason, could negatively affect our business, results of operations and financial condition. U.S. federal law requires that air carriers operating large aircraft be continuously ‘fit, willing and able’ to provide the services for which they are licensed. Our “fitness” is monitored by the DOT, which considers factors such as unfair or deceptive competition, advertising, baggage liability and disabled passenger transportation. While the DOT has seldom revoked a carrier’s certification for lack of fitness, such an occurrence would render it impossible for us to continue operating as an airline in the United States. The DOT may also institute investigations or administrative proceedings against airlines for violations of regulations.

Furthermore, we cannot assure you that airline industry regulations enacted in the future in Mexico and the United States will not increase our costs significantly.

Airlines are often affected by factors beyond their control, including air traffic congestion at airports, weather conditions, health outbreaks or concerns, or increased security measures, any of which could harm our business, results of operations and financial condition.

Like other airlines, we are subject to delays caused by factors beyond our control, including air traffic congestion at airports, air traffic control inefficiencies, adverse weather conditions, health outbreaks or concerns, increased security measures and new travel related taxes. Delays frustrate passengers, reduce aircraft utilization and increase costs, all of which in turn could adversely affect profitability. The federal governments of Mexico and the United States control all Mexican and U.S. airspace, respectively, and airlines are completely dependent on the DGAC and FAA to operate these airspaces in a safe, efficient and affordable manner. The air traffic control system, which is operated by Servicios a la Navegación en el Espacio Aéreo Mexicano in Mexico and the FAA in the United States, faces challenges in managing the growing demand for air travel. U.S. and Mexican air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel airlines to fly inefficient, indirect routes resulting in delays. Adverse weather conditions and natural disasters can cause flight cancellations or significant delays. Cancellations or delays due to weather conditions or natural disasters, air traffic control problems, health outbreaks or concerns, breaches in security or other factors and any resulting reduction in airline passenger traffic could have a material adverse effect on our business, results of operations and financial condition.

Airline consolidations and reorganizations could adversely affect the industry.

The airline industry has undergone substantial consolidation throughout the years and recently, and it may undergo additional consolidation in the future. Any consolidation or significant alliance activity within the airline industry could increase the size and resources of our competitors. The airline industry in Mexico has recently seen a sharp contraction, with the exit of seven Mexican airlines since 2007 (Aerocalifornia, Aladia, Alma, Aviacsa, Avolar, Azteca and Nova Air) and the cessation of operations of Grupo Mexicana when it filed for reorganization (concurso mercantil) in August 2010. Prior to ceasing operations, Grupo Mexicana was one of our most significant competitors. We cannot predict the outcome of Grupo Mexicana’s reorganization, its future financial condition or whether we will be awarded any of its routes and/or slots, some of which we currently operate. In late 2010 and 2011, we began operating 15 routes that had been primarily operated by Grupo Mexicana prior to it ceasing operations. If Grupo Mexicana exits reorganization and resumes operations, we may not be able to continue operating these routes, which could lower our profitability. Successful completion of Grupo Mexicana’s reorganization could also lower its operating costs through renegotiation of labor, supply and financing contracts. In addition, air carriers involved in reorganizations have historically engaged in substantial fare discounting in order to maintain cash flows and to enhance continued customer loyalty. Such fare discounting could lower yields for all carriers, including us.

Because the airline industry is characterized by high fixed costs and relatively elastic revenues, airlines cannot quickly reduce their costs to respond to shortfalls in expected revenue.

The airline industry is characterized by low gross profit margins, high fixed costs and revenues that generally exhibit substantially greater elasticity than costs. The operating costs of each flight do not vary significantly with the number of passengers flown and, therefore, a relatively small change in the number of passengers, fare pricing or traffic mix could have a significant effect on operating and financial results. These fixed costs cannot be adjusted quickly to respond to changes in revenues and a shortfall from expected revenue levels could have a material adverse effect on our results of operations and financial condition.

Increases in insurance costs and/or significant reductions in coverage would harm our business, results of operations and financial condition.

Following the September 11, 2001 terrorist attacks, premiums for insurance against aircraft damage and liability to third parties increased substantially, and insurers could reduce their coverage or increase their premiums even further in the event of additional terrorist attacks, hijackings, airline crashes or other events adversely affecting the airline industry. In the future, certain aviation insurance could become unaffordable, unavailable or available only for reduced amounts of coverage that are insufficient to comply with the levels of insurance coverage required by aircraft lenders and lessors or applicable government regulations. Governments in other countries have agreed to indemnify airlines for liabilities that they might incur from terrorist attacks or provide low-cost insurance for terrorism risks. In that respect, the Mexican government provided certain loans to help airlines face increases in aircraft insurance right after the 2001 terrorist attacks. However, the Mexican government has not indicated an intention to provide similar benefits to us now or at any time in the future. Increases in the cost of insurance may result in both higher fares and a decreased demand for air travel generally, which could materially and negatively affect our business, results of operations and financial condition.

Downturns in the airline industry caused by terrorist attacks or war, which may alter travel behavior or increase costs, may adversely affect our business, results of operations and financial condition.

Demand for air transportation may be adversely affected by terrorist attacks, war or political and social instability, natural disasters and other events. Furthermore, these types of situations could have a prolonged effect on air transportation demand and on certain cost items.

The terrorist attacks in the United States on September 11, 2001, for example, have had a severe and lasting adverse impact on the airline industry. Airline traffic in the United States fell dramatically after the attacks and decreased less severely throughout Latin America. The repercussions of September 11, including increases in security, insurance and fear of similar attacks, continue to affect us and the airline industry. Since September 11, 2001, the Department of Homeland Security and the TSA in the United States have implemented numerous security measures that restrict airline operations and increase costs, and are likely to implement additional measures in the future. For example, following the widely publicized attempt of an alleged terrorist to detonate plastic explosives hidden underneath his clothes on a Northwest Airlines flight on Christmas Day in 2009, international passengers became subject to enhanced random screening, which may include pat-downs, explosive detection testing or body scans. Enhanced passenger screening, increased regulation governing carry-on baggage and other similar restrictions on passenger travel may further increase passenger inconvenience and reduce the demand for air travel. In addition, increased or enhanced security measures have tended to result in higher governmental fees imposed on airlines, resulting in higher operating costs for airlines. Therefore, any future terrorist attacks or threat of attacks, whether or not involving commercial aircraft, any increase in hostilities relating to reprisals against terrorist organizations, including an escalation of military involvement in the Middle East, or otherwise and any related economic impact, could result in decreased passenger traffic and materially and adversely affect our business, results of operations and financial condition.

Public health threats, such as the H1N1 flu virus, the bird flu, Severe Acute Respiratory Syndrome (SARS) and other highly communicable diseases, affect travel behavior and could have a material adverse effect on the airline industry.

During the second quarter of 2009, passenger traffic was negatively affected as a result of the H1N1 flu crisis, which resulted in lower overall demand for intra-Latin America travel, especially to and from Mexico. It is impossible to determine if and when health threats, similar to the H1N1 flu, or perceived health threats, will occur, when the resulting adverse effects will abate and the extent to which they will further decrease demand for air travel, which could materially and negatively affect our business, results of operations and financial condition.

Risks related to our business

We may not be able to implement our growth strategy.

Our growth strategy includes increasing the flights to markets we currently serve, expanding the number of markets served where we expect our ultra-low-cost structure to be successful and acquiring additional aircraft. Effectively implementing our growth strategy is critical for our business to achieve economies of scale and to sustain or increase our profitability.

We face numerous challenges in implementing our growth strategy, including our ability to:

•	maintain profitability;

•	access airports located in our targeted geographic markets where we can operate routes in a manner that is consistent with our cost strategy;

•	maintain our high level of service notwithstanding the number of different ground transportation services and airport companies that we use in the course of our business;

•	maintain satisfactory economic arrangements (including benefits) with our executives and our union;

•	access sufficient gates, slots and other services at airports we currently serve or may seek to serve;

•	obtain authorization of new routes;

•	renew or maintain our Concession;

•	gain access to international routes; and

•	obtain financing to acquire new aircraft and in connection with our operations.

Our growth depends upon our ability to maintain a safe and secure operation. An inability to hire and retain trained personnel, maintain suitable arrangements with our union, timely secure the required equipment, facilities and airport services in a cost-effective manner, operate our business efficiently or obtain or maintain the necessary regulatory approvals may adversely affect our ability to achieve our growth strategy, which could harm our business. In addition, expansion to new international markets may have other risks due to factors specific to those markets. We may be unable to foresee all of the risks attendant upon entering certain new international markets or respond adequately to these risks, and our growth strategy and our business may suffer as a result. In addition, our competitors may reduce their fares and/or offer special promotions following our entry into a new market. We cannot assure you that we will be able to profitably expand our existing markets or establish new markets.

Our target growth markets are in Mexico and the United States. In the future, we also intend to target markets in Latin America, including countries with less developed economies that may be vulnerable to more unstable economic and political conditions, such as significant fluctuations in GDP, interest and currency exchange rates, civil disturbances, government instability, nationalization and expropriation of private assets and the imposition of taxes or other charges by governments. The occurrence of any of these events in markets served by us and the resulting instability may adversely affect our ability to implement our growth strategy.

Expansion of our markets and services may also strain our existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. We expect that we will need to develop further financial, operational and management controls, reporting systems and procedures to accommodate future growth. We cannot assure you that we will be able to develop these controls, systems or procedures on a timely basis, and the failure to do so could harm our business.

Our ultra-low-cost structure is one of our primary competitive advantages and many factors could affect our ability to control our costs.

Our ultra-low-cost structure is one of our primary competitive advantages. However, we have limited control over many of our costs. For example, we have limited control over the price and availability of fuel, aviation insurance, airport and related infrastructure taxes, the cost of meeting changing regulatory requirements, and our cost to access capital or financing. We cannot guarantee we will be able to maintain a cost advantage over our competitors. If our cost structure increases and we are no longer able to maintain a cost advantage over our competitors, it could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our fuel hedging strategy may not reduce our fuel costs.

Our fuel hedging policy is to enter into fuel derivative contracts to hedge against changes in fuel prices when we have excess cash available to support the costs of such hedges. As of March 31, 2013, we had hedged approximately 9.0% and 4.0% of our projected fuel requirements for the second and third quarters of 2013, respectively. However, we cannot provide any assurance that our fuel hedging program is sufficient to protect us against significant increases in the price of fuel. There is no assurance that we will be able to secure new fuel derivative contracts on terms which are commercially acceptable to us or at all. Furthermore, our ability to react to the cost of fuel is limited since we set the price of tickets in advance of incurring fuel costs. Our ability to pass on any significant increases in fuel costs through fare increases is also limited by our low-cost, low-fare business model.

We have a significant amount of fixed obligations that could impair our liquidity and thereby harm our business, results of operations and financial condition.

The airline business is capital intensive and, as a result, many airline companies are highly leveraged. All of our aircraft and spare engines are leased, and we paid the lessors rent and maintenance reserves aggregating U.S.$135.6 million and U.S.$54.2 million, respectively, in 2012, and have future operating lease obligations aggregating approximately U.S.$817.6 million over the next 11 years. In addition, we have significant obligations for aircraft and engines that we have ordered from Airbus and IAE International Aero Engines AG, or IAE, respectively, for delivery over the next three years. Our ability to pay the fixed costs associated with our contractual obligations will depend on our operating performance and cash flow, which will in turn depend on, among other things, the success of our current business strategy, whether fuel prices continue at current price levels and/or further increase or decrease, further weakening or improvement in the Mexican and U.S. economies, whether financing is available on reasonable terms or at all, as well as general economic and political conditions and other factors that are, to some extent, beyond our control. The amount of our aircraft related fixed obligations could have a material adverse effect on our business, results of operations and financial condition and could:

•

require a substantial portion of cash flow from our operations for operating lease and maintenance deposit payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our ability to make required pre-delivery deposit payments to Airbus for our aircraft on order;

•	limit our ability to obtain additional financing to support our expansion plans and for working capital and other purposes on acceptable terms or at all;

•

make it more difficult for us to pay our other obligations as they become due during adverse general economic and market industry conditions because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled payments;

•

reduce our flexibility in planning for, or reacting to, changes in our business and the airline industry and, consequently, place us at a competitive disadvantage to our competitors with less fixed payment obligations; and

•

cause us to lose access to one or more aircraft and forfeit our rent and purchase deposits if we are unable to make our required aircraft lease rental payments or purchase installments and our lessors exercise their remedies under the lease agreement including under cross default provisions in certain of our leases.

A failure to pay our operating leases and other fixed cost obligations or a breach of our contractual obligations could result in a variety of adverse consequences, including the exercise of remedies by our creditors and lessors. In such a situation, it is unlikely that we would be able to fulfill our obligations, make required lease payments or otherwise cover our fixed costs, which would have a material adverse effect on our business, results of operations and financial condition.

Inability to obtain lease or debt financing for additional aircraft would impair our growth strategy.

We presently finance our aircraft through operating leases as well as sale and leaseback arrangements. In the future, we may elect to own a portion of our fleet as well as continue to lease aircraft through long-term operating leases. We may not be able to obtain lease or debt financing on terms attractive to us, or at all. To the extent we cannot obtain such financing on acceptable terms or at all, we may be required to modify our aircraft acquisition plans or to incur higher than anticipated financing costs, which would have an adverse impact on the execution of our growth strategy and business.

Our limited lines of credit and borrowing facilities make us highly dependent upon our operating cash flows.

We have limited lines of credit and borrowing facilities, and rely primarily on operating cash flows to provide working capital. Unless we secure additional lines of credit, borrowing facilities or equity financing, we will be dependent upon our operating cash flows to fund our operations and to make scheduled payments on our debt and other fixed obligations. If we fail to generate sufficient funds from our operations to meet these cash requirements or are unable to secure additional lines of credit, other borrowing facilities or equity financing, we could default on our debt and other fixed obligations. Our inability to meet our obligations as they become due would materially adversely affect our ability to grow and seriously harm our business, results of operations and financial condition.

We are highly dependent on the Mexico City, Tijuana, Guadalajara and Cancún airports for a large portion of our business.

Our business is heavily dependent on our routes to and from the Mexico City, Tijuana, Guadalajara and Cancún airports, which account for 64% of all departing ASMs as of the first quarter of the year 2013. Routes through Mexico City, Tijuana, Guadalajara and Cancún make up a large portion of the balance of our routes, accounting for 19%, 22%, 16% and 6% of our ASM capacity, respectively. Our slots in Mexico City have currently been granted on a temporary basis and could be withdrawn in the future. Any significant increase in competition, redundancy in demand for air transportation or disruption in service or the fuel supply at these airports, could have a material adverse impact on our business, results of operations and financial condition. In addition, conditions affecting services at these airports or our slots, such as adverse changes in local economic or political conditions, negative public perception of these destinations, unfavorable weather conditions, violent crime or drug related activities, could also have a material adverse impact on our business, results of operations and financial condition.

Our maintenance costs will increase as our fleet ages.

As of December 31, 2012, the average age of our 41 aircraft in service was approximately 4.1 years according to the DGAC. Our relatively new aircraft require less maintenance now than they will in the future. Our fleet will require more maintenance as it ages and our maintenance and repair expenses for each of our aircraft will be incurred at approximately the same intervals. In addition, the terms of our lease agreements require us to pay supplemental rent, also known as maintenance reserves, to be paid to the lessor in advance of the performance of major maintenance, resulting in our recording significant prepaid deposits on our statements of financial position. We expect scheduled and unscheduled aircraft maintenance expenses to increase as a percentage of our revenue over the next several years. Any significant increase in maintenance and repair expenses would have a material adverse effect on our margins and our business, results of operations and financial condition.

Our business could be harmed by a change in the availability or cost of air transport infrastructure and airport facilities.

The lack of adequate air transport infrastructure can have a direct adverse impact on our business operations, including our future expansion plans. The availability and cost of terminal space, slots and aircraft parking are critical to our operations. Additional ground and maintenance facilities, including gates and hangars and support equipment will be required to operate additional aircraft in line with our expansion plans and may be unavailable in a timely or economic manner in certain airports. Our inability to lease, acquire or access airport facilities on reasonable terms, at preferred times or based upon adequate service, to support our operations and growth could have a material adverse effect on our operations. Further, as old airports become modernized or new airports are constructed, this may lead to increases in the costs of using airport infrastructure and facilities, and may also result in an increase in related costs such as landing charges. Such increases may adversely affect our business, results of operations and financial condition. Our ability to pass on such increased costs to our passengers is limited by several factors, including economic and competitive conditions.

We are exposed to increases in landing charges and other airport access fees and restrictions, and cannot be assured access to adequate facilities and landing rights necessary to achieve our expansion plans.

We must pay fees to airport operators for the use of their facilities. Any substantial increase in airport charges could have a material adverse impact on our results of operations and financial condition. Passenger taxes and airport charges have also increased in recent years, sometimes substantially. We cannot assure you that the airports used by us will not impose, or further increase, passenger taxes and airport charges in the future, particularly in light of increased competition, and any such increases could have an adverse effect on our results of operations and financial condition.

Certain airports that we serve (or that we plan to serve in the future) are subject to capacity constraints and impose slot restrictions during certain periods of the day. As a result, we cannot assure you that we will be able to obtain a sufficient number of slots, gates and other facilities at airports to maintain or expand our services as we are proposing to do. It is also possible that airports not currently subject to capacity constraints may become so in the future. In addition, an airline must use its slots on a regular and timely basis or risk having those slots reallocated to other airlines. Where slots or other airport resources are not available or their availability is restricted in some way, we may have to amend our schedules, change routes or reduce aircraft utilization, any of which could have an adverse effect on our business, results of operations and financial condition.

In addition, some of the airports we serve impose various restrictions, including limits on aircraft noise levels, limits on the number of average daily departures and curfews on runway use. We cannot assure you that airports at which there are no such restrictions may not implement restrictions in the future or that, where such restrictions exist, they may not become more onerous. Such restrictions may limit our ability to continue to provide or to increase services at such airports.

Our reputation and business could be adversely affected in the event of an emergency, accident or similar incident involving our aircraft.

We are exposed to potential significant losses and material adverse effects on our business in the event that any of our aircraft is subject to an emergency, accident, terrorist incident or other similar incident, and significant costs related to passenger claims, repairs or replacement of a damaged aircraft and its temporary or permanent loss from service. There can be no assurance that we will not be affected by such events, or that the amount of our insurance coverage will be adequate in the event such circumstances arise and any such event could cause a substantial increase in our insurance premiums. See “—Increases in insurance costs and/or significant reductions in coverage would harm our business, results of operations and financial condition.” In addition, any future aircraft emergency, accident or similar incident, even if fully covered by insurance or even if it does not involve our airline, may create a public perception that our airline or the equipment we fly is less safe or reliable than other transportation alternatives, which could have an adverse impact on our reputation and could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to certain risks against which we do not have insurance.

In line with industry practice, we leave some business risks uninsured including business interruption, loss of profit or revenue and consequential business losses arising from mechanical breakdown. To the extent that uninsured risks materialize, we could be materially and adversely affected. There can also be no assurance that our insurance coverage will cover actual losses incurred. To the extent that actual losses incurred by us exceed the amount insured, we may have to bear substantial losses which could have a material adverse effect on our financial condition and results of operations.

A failure to comply with covenants contained in our aircraft or engine lease agreements, or the occurrence of an event of default thereunder, could have a negative impact on us and our financial condition and results of operations.

We have entered into aircraft and engine operating lease agreements and sale and leaseback arrangements with various lessors. These agreements contain certain events of default and also require us to comply with certain covenants, including covenants triggered by a change of control, during the term of each agreement. The lease agreements generally provide for events of default if (i) we fail to obtain or maintain the insurance required, (ii) we breach any covenant or representation and warranty and do not cure it within the agreed time periods, (iii) we do not have unencumbered control or possession of the aircraft or engines, (iv) we discontinue (temporarily or otherwise) business or sell or otherwise dispose of all or substantially all of our assets, (v) we no longer possess the licenses, certificates and permits required for the conduct of our business as a certificated air carrier, (vi) Volaris Opco experiences a change of control, or (vii) we fail to pay when due any airport or navigation charges or any landing fees assessed with respect to the aircraft or any aircraft operated by us which, if unpaid, may give rise to any lien, right of detention, right of sale or other security interest in relation to the aircraft or parts thereof. The lease agreements also provide for events of default in case of certain insolvency events and if a material adverse change occurs in our financial condition which, in lessor’s reasonable opinion, would materially and adversely affect our ability to perform our obligations under the lease agreements and related documents. Failure to comply with covenants could result in a default under the relevant agreement, and ultimately in a re-possession of the relevant aircraft or engine. Certain of these agreements also contain cross default clauses, as a result of which defaults under one agreement may be treated as defaults under other lease agreements. As such, a failure to comply with the covenants in our aircraft and engine lease agreements, or the occurrence of an event of default thereunder, could have a negative impact on us and, as a result, on our financial condition and results of operations.

We rely on maintaining a high daily aircraft utilization rate to implement our ultra-low-cost structure, which makes us especially vulnerable to flight delays or cancellations or aircraft unavailability.

One of the key elements of our business strategy is to maintain a high daily aircraft utilization rate. Our average daily aircraft utilization was 12.99 block hours in 2010, 13.38 block hours in 2011, and 12.40 block hours in 2012. Aircraft utilization is the average amount of time per day that our aircraft spend carrying passengers in flight. Our revenue per aircraft can be increased by high daily aircraft utilization, which is achieved in part by reducing turnaround times at airports, so we can fly more hours on average in a day. Aircraft utilization is reduced by delays and cancellations arising from various factors, many of which are beyond our control, including air traffic congestion at airports or other air traffic control problems, adverse weather conditions, increased security measures or breaches in security, international or domestic conflicts, terrorist activity, health outbreaks or other changes in business conditions. In addition, pulling aircraft out of service for unscheduled and scheduled maintenance, which will increase as our fleet ages, may materially reduce our average fleet utilization. High aircraft utilization increases the risk that if an aircraft falls behind schedule during the day, it could remain behind schedule during the remainder of that day and potentially into the next day, which can result in disruption in operating performance, leading to passenger dissatisfaction related to delayed or cancelled flights and missed connections. Due to the relatively small size of our fleet and high daily aircraft utilization rate, the unavailability of one or more aircraft and resulting reduced capacity or our failure to operate within time schedules, could have a material adverse effect on our business, results of operations and financial condition.

The growth of our operations to the United States is dependent on Mexico’s continued favorable safety assessment.

The FAA periodically audits the aviation regulatory authorities of other countries. As a result of their investigation, each country is given an International Aviation Safety Assessment, or IASA, rating. In December 2010, Mexico’s IASA rating was upgraded back to Category 1 from Category 2, six months after it had been downgraded due to alleged deficiencies in Mexican air safety standards. We cannot assure you that the government of Mexico, and the DGAC in particular, will continue to meet international safety standards, and we have no direct control over their compliance with IASA guidelines. If Mexico’s IASA rating were to be downgraded in the future, it could restrict our ability to maintain or increase service to the United States, which would in turn adversely affect our business, results of operations and financial condition.

We rely heavily on technology and automated systems to operate our business and any failure of these technologies or systems or failure by their operators could harm our business.

We are highly dependent on technology and automated systems to operate our business and achieve low operating costs. These technologies and systems include our computerized airline reservation system, flight operations system, financial planning, management and accounting system, telecommunications systems, website, maintenance systems and check-in kiosks. For our operations to work efficiently, our website and reservation system must be able to accommodate a high volume of traffic, maintain secure information and deliver flight information. Substantially all of our tickets are issued to passengers as electronic tickets. We depend on our reservation system, which is hosted and maintained by third-party service providers, to be able to issue, track and accept these electronic tickets. If our reservation system fails or experiences interruptions and we are unable to book seats for any period of time, we could lose significant amounts of revenues as customers book seats on competing airlines. We have experienced short duration reservation system outages from time to time and may experience similar outages in the future. Furthermore, if our flight operations system were to fail, our operations would be materially and adversely affected.

We also rely on third-party service providers of our other automated systems for technical support, system maintenance and software upgrades. In addition, we are currently implementing new systems for the management and sale of non-ticket items. If our automated systems are not functioning or function partially or if the current providers were to fail to adequately provide updates or technical support for any one of our key existing systems, we could experience service disruptions and delays, which could harm our business and result in the loss of important data, increase our expenses and decrease our revenues. In the event that one or more of our primary technology or systems’ vendors goes into bankruptcy, ceases operations or fails to perform as contemplated in the agreements, replacement services may not be readily available on a timely basis, at competitive rates or at all and any transition time to a new system may be significant.

We retain personal information received from customers and have put in place security measures to protect against unauthorized access to such information. Personal information is further protected under applicable Mexican law. Personal information held both offline and online is highly sensitive and, if third parties were to access such information without the customers’ prior consent or if third parties were to misappropriate that information, our reputation could be adversely affected and customers could bring legal claims against us, any of which could adversely affect our business, results of operations and financial condition. In addition, we may be liable to credit card companies should any credit card information be accessed and misused as a result of lack of sufficient security systems implemented by us.

In addition, our automated systems cannot be completely protected against events that are beyond our control, including natural disasters, computer viruses or telecommunications failures. Substantial or sustained system failures could cause service delays or failures and result in our customers purchasing tickets from other airlines. We have implemented security measures and have disaster recovery plans; however, we cannot assure you that these measures are adequate to prevent disruptions. Disruption in, changes to or a breach of, these systems could result in the disruption to our business and the loss of important data. These disruptions may also result in adverse economic consequences. Any of the foregoing could result in a material adverse effect on our business, results of operations and financial condition.

We rely on third-party service providers to perform functions integral to our operations.

We have entered into agreements with third-party service providers to furnish certain facilities and services required for our operations, including Lufthansa Technik AG for certain technical services and Aeromantenimiento S.A., or Aeroman, a FAA-approved maintenance provider, for our heavy airframe and engine maintenance, as well as other third-party service providers, including the concessionaries’ of the Mexican airports in which we operate, for ground handling, catering, passenger handling, engineering, refueling and airport facilities as well as administrative and support services. We are likely to enter into similar service agreements in new markets we decide to enter, and there can be no assurance that we will be able to obtain the necessary services at acceptable rates.

Although we seek to monitor the performance of third-party service providers, their efficiency, timeliness and quality of contract performance are often beyond our control, and any failure by any of them to perform their contracts may have an adverse impact on our business and operations. We expect to be dependent on such third-party arrangements for the foreseeable future.

Furthermore, our agreements with third parties are subject to termination upon short notice. The loss or expiration of these contracts or any inability to renew them or negotiate and enter into contracts with other providers at comparable rates could harm our business. Our reliance upon others to provide essential services on our behalf also gives us less control over costs, and the efficiency, timeliness and quality of contract services.

Our processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation.

In the processing of our customer transactions, we receive, process, transmit and store a large volume of identifiable personal data, including financial data such as credit card information. This data is subject to legislation and regulation, intended to protect the privacy of personal data that is collected, processed and transmitted. More generally, we rely on consumer confidence in the security of our system, including our internet site on which we sell the majority of our tickets. Our business, results of operations and financial condition could be adversely affected if we are unable to comply with existing privacy obligations or legislation or regulations are expanded to require changes in our business practices. Furthermore, lawsuits may be initiated against us and our reputation may be negatively affected if we fail to comply with applicable law and privacy obligations.

We depend on our non-ticket revenue to remain profitable, and we may not be able to maintain or increase our non-ticket revenue base.

Our business strategy significantly relies upon our portfolio of non-ticket revenues, including ancillary products and services and cargo revenue, on which we depend to remain profitable due to our ULCC strategy of low base fares. There can be no assurance that passengers will pay for additional ancillary products and services or that passengers will continue to choose to pay for the ancillary products and services we currently offer. Failure to maintain our non-ticket revenues would have a material adverse effect on our results of operations and financial condition. Furthermore, if we are unable to maintain and grow our non-ticket revenues, we may not be able to execute our strategy to continue to lower base fares in order to stimulate demand for air travel. In addition, our strategy to increase and develop non-ticket revenue by charging for additional ancillary services may be adversely perceived by our customers and negatively affect our business.

Restrictions on or increased taxes applicable to fees or other charges for ancillary products and services paid by airlines passengers could harm our business, results of operations and financial condition.

Our non-ticket revenues are generated from fees for, among other things, baggage, advance seat selection, change fees, and sales of onboard products and other items sold in conjunction with our scheduled air service. In April 2011, the DOT published a broad set of final rules relating to, among other things, how airlines handle interactions with passengers through advertising, the reservations process, at the airport and on board the aircraft. The final rules require airlines to publish a full fare for a flight, including mandatory taxes and fees, and to enhance disclosure of the cost of optional products and services, including baggage charges. The rules restrict airlines from increasing ticket prices post-purchase (other than increases resulting from changes in government-imposed fees or taxes) and increasing significantly the amount and scope of compensation payable to passengers involuntarily denied boarding due to oversales. The final rules also extend the applicability of penalties to include international flights and provide that reservations made more than one week prior to flight date may be held at the quoted fare without payment, or cancelled without penalty, for 24 hours. Failure to remain in full compliance with these rules may subject us to fines or other enforcement action, including requirements to modify our passenger reservations system, which could have a material adverse effect on our business. Moreover, we cannot assure you that compliance with these new rules will not have a material adverse effect on our business.

In addition, the U.S. Congress and Federal administrative agencies have undertaken investigations of the airline industry practice of unbundling services, including public hearings held in 2010. If new taxes are imposed on non-ticket revenues, or if other laws or regulations are adopted that make unbundling of services impermissible, or more cumbersome or expensive than the new rules described above, our business, results of operations and financial condition could be materially adversely affected. Congressional and other government agency scrutiny may also change industry practice or public willingness to pay for ancillary services. See also “Compliance with airline industry regulations involves significant costs and regulations enacted in Mexico and the United States in the future may increase our costs significantly”.

Changes in how we or others are permitted to operate at airports could have a material adverse effect on our business, results of operations and financial condition.

Our results of operations may be affected by actions taken by the Mexican airports’ concessionaires, governmental or other agencies or authorities having jurisdiction over our operations at airports, including, but not limited to:

•	termination of our airport use agreements, some of which can be terminated by the other party or airport authorities with little notice to us;

•	international travel regulations such as customs and immigration;

•	increases in taxes;

•	changes in the law that affect the services that can be offered by airlines in particular markets and at particular airports;

•	strikes and other similar disruptions affecting airports;

•	restrictions on competitive practices;

•	the adoption of statutes or regulations that impact customer service standards, including security and health standards and termination of licenses or concessions to operate airports; and

•	the adoption of more restrictive locally-imposed noise regulations or curfews.

In general, any changes in airport operations could have a material adverse effect on our business, results of operations and financial condition.

We rely on a number of single suppliers for our fuel, aircraft and engines.

We purchase fuel from Aeropuertos y Servicios Auxiliares, or ASA, which also supplies fuel and fills our aircraft tanks in Mexico, where we do most of the fillings. In the United States, we have entered into fuel supply agreements with suppliers such as World Fuel Services, or WFS, pursuant to which WFS or its affiliates sell fuel to us at various airports as specified in the agreements. The agreement with ASA expires in March 2015 and may be terminated by us with 60-days prior notice and by ASA only if we do not pay for the fuel provided. The agreement with WFS expires in October 2013 and may be terminated by either party with 30-days prior notice. If either ASA or WFS offers fuel to one or more of our competitors at a more competitive price or with more advantageous terms, it may materially affect our ability to compete against other airlines, and may have a material effect on our business. If either of ASA or WFS terminates its agreement with us, is unwilling to renew it upon termination or is unable or unwilling to cover our fuel needs, we would have to seek an alternative source of fuel. Currently, no substitute exists for ASA as a fuel supplier in Mexico. We cannot assure you that we will be able to find another fuel provider or, if so, whether we will be able to find one that provides fuel in such a cost-effective a manner as our current agreements with ASA and WFS. Failure to renew agreements or to source fuel from alternate sources will materially and adversely affect our business, results of operations and financial condition.

One of the elements of our business strategy is to save costs by operating an aircraft fleet consisting solely of Airbus A319 and A320 aircraft, narrow body aircraft, powered by engines manufactured by IAE. We currently intend to continue to rely exclusively on these aircraft and engine manufacturers for the foreseeable future. If Airbus or IAE becomes unable to perform its contractual obligations, or if we are unable to acquire or lease aircraft or engines or spare parts from other owners, operators or lessors on acceptable terms, we would have to find other suppliers for a similar type of aircraft, engine or spare parts. If we have to lease or purchase aircraft from another supplier, we would lose the significant benefits we derive from our current single fleet composition. We may also incur substantial transition costs, including costs associated with retraining our employees, replacing our manuals and adapting our facilities and maintenance programs. Our operations could also be materially affected by the failure or inability of aircraft, engine and parts suppliers to provide sufficient spare parts or related support services on a timely basis.

Any real or perceived problem with the Airbus A320 family aircraft or IAE engines could adversely affect our operations.

We operate a uniform fleet of Airbus A319 and A320 aircraft, which belong to the Airbus A320 family aircraft. Our aircraft also exclusively use IAE engines. Our dependence on the Airbus A319 and A320 aircraft and IAE engines makes us particularly vulnerable to any problems that might be associated with the Airbus A320 family aircraft or engines. If any design defect or mechanical problem is discovered, or if the technology relating to such aircrafts should become obsolete, our aircraft may have to be grounded while such defect or problem is corrected, assuming it could be corrected at all. Any such defect or problem may also result in aviation authorities in Mexico and the United States implementing certain airworthiness directives which may require substantial cost to comply with. Further, our operations could be materially adversely affected if passengers avoid flying with us as a result of an adverse perception of the Airbus A320 family aircraft or IAE engines due to real or perceived safety concerns or other problems.

If we are unable to attract and retain qualified personnel or fail to maintain our company culture, our business, results of operations and financial condition could be harmed.

We require large numbers of pilots, flight attendants, maintenance technicians and other personnel, and our growth strategy will require us to hire, train and retain a significant number of new employees in the future. The airline industry has from time to time experienced a shortage of qualified personnel, particularly with respect to pilots and maintenance technicians. This has been particularly acute for Mexico. In addition, as is common with most of our competitors, we have faced considerable turnover of our employees. We may be required to increase wages and/or benefits or to implement additional training programs in order to attract and retain qualified personnel. If we are unable to hire, train and retain qualified employees, our business could be affected adversely and we may be unable to complete our growth plans.

In addition, as we hire more people and grow, we believe it may be increasingly challenging to continue to hire people who will maintain our company culture. Our company culture, which is one of our competitive strengths, is important to providing high-quality customer service and having a productive, accountable workforce that helps keep our costs low. As we continue to grow, we may be unable to identify, hire or retain enough people who meet the above criteria, including those in management or other key positions. Our company culture could otherwise be adversely affected by our growing operations and geographic diversity. If we fail to maintain the strength of our company culture, our competitive ability and our business, results of operations and financial condition could be harmed.

Increased labor costs, union disputes, employee strikes, and other labor-related disruption may adversely affect our operations.

Our business is labor intensive, with labor costs representing approximately 14%, 12% and 12% of our total operating costs for the fiscal years 2010, 2011 and 2012, respectively. As of March 31, 2013, approximately 75% of our workforce was represented by the general aviation union (Sindicato de Trabajadores de la Industria Aeronaútica, Similares y Conexos de la República Méxicana—STIAS) and thereby covered by substantially the same collective bargaining agreement entered into between us and each of our subsidiaries. The collective bargaining agreements are negotiated every two years in respect of general labor conditions and every year in connection with wages. Our current agreements with this union expire in February 2015. The terms and conditions of our future collective bargaining agreements may be affected by the results of collective bargaining negotiations at other airlines that may have a greater ability, due to larger scale, greater efficiency or other factors, to bear higher costs than we can. We cannot assure you that our labor costs going forward will remain competitive because in the future our labor agreements may be amended and new agreements could have terms with higher labor costs or more onerous conditions, one or more of our competitors may significantly reduce their labor costs, thereby reducing or eliminating our comparative advantages as to one or more of such competitors, or our labor costs may increase in connection with our growth. Traditionally, the relationship between Mexican legacy carriers and their unions has been complex. We may also become subject to additional collective bargaining agreements in the future as non-unionized workers may unionize or unionized workers may decide to join a different union. If we are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, we may be subject to work interruptions or stoppages. Any such action or other labor dispute with unionized employees (including negotiation of more onerous conditions), or the deterioration of the relationship between unions and businesses in Mexico, could disrupt our operations, reduce our profitability, or interfere with the ability of our management to focus on executing our business strategies.

Our business, results of operations and financial condition could be materially adversely affected if we lose the services of our key personnel.

Our success depends to a significant extent upon the efforts and abilities of our senior management team and key financial and operating personnel. Competition for highly qualified personnel is intense, and the loss of any executive officer, senior manager or other key employee without adequate replacement or the inability to attract new qualified personnel could have a material adverse effect on our business, results of operations and financial condition. Experienced executives in the airline industry are difficult to source. We do not maintain key-man life insurance on our management team.

Because we have a limited operating history, it is difficult to evaluate an investment in the ADSs.

We began flight operations in March 2006. It is difficult to evaluate our future prospects and an investment in the ADSs because of our limited operating history. Our prospects are uncertain and must be considered in light of the risks, uncertainties and difficulties frequently encountered by companies in the early stage of operations. Historically, there has been a high failure rate among start-up airlines, particularly in Mexico. Our future performance will depend upon a number of factors, including our ability to implement our growth strategy, choose new markets successfully, maintain our ultra-low-cost structure, provide high-quality customer service at low prices, attract, retain and motivate qualified personnel, hedge against fuel price, react to customer and market demands, operate at airports providing adequate service, and maintain the safety of our operations. We cannot assure you that we will successfully address any of these factors, and our failure to do so could adversely affect our business, financial condition, results of operations and the market price of the ADSs.

Our results of operations will fluctuate.

The airline industry is by nature cyclical and seasonal, and our operating results can be expected to vary from quarter to quarter. We generally expect demand to be greater during the summer months in the northern hemisphere, in December and around Easter, which can fall either in the first or second quarter, compared to the rest of the year. We generally experience our lowest levels of passenger traffic in February, September and October. Given our high proportion of fixed costs, seasonality can affect our profitability from quarter to quarter. Demand for air travel is also affected by factors such as economic conditions, war or the threat of war, fare levels, security and health concerns and weather conditions.

In addition, we expect our quarterly operating results to fluctuate in the future based on a variety of other factors, including:

•	the timing and success of our growth plans as we increase flights in existing markets and enter new markets;

•	changes in fuel, security, health and insurance costs;

•	increases in personnel, marketing, aircraft ownership and other operating expenses to support our anticipated growth; and

•	the timing and amount of maintenance expenditures.

Due to the factors described above and others described in this prospectus, quarter-to-quarter comparisons of operating results may not be good indicators of our future performance. In addition, it is possible that in any quarter our operating results could be below the expectations of investors and any published reports or analyses regarding our company. In that event, the price of the ADSs could decline, perhaps substantially.

We will not maintain a control group after the global offering.

Upon completion of the global offering, we will not have a control group and corporate decisions requiring shareholder approval, such as the election of a majority of the board of directors, will be made by the majority of our Series A shareholders, which shares are required to be owned by Mexican nationals. We will not have a control group after completion of the global offering because holders of ADSs and CPOs will have no voting rights, and the CPOs and ADSs will be voted by the CPO trustee in the same manner as the majority of the holders of Series A shares that are not represented by CPOs or ADSs. Thus, there will be no large groups holding a large block. Furthermore, it is unlikely that a significant block of shareholders will form in the future because no person or group of persons is permitted to acquire more than 5% of our outstanding capital stock without our board of directors’ consent. As a result, a shareholder or shareholders of a very small number of Series A shares could determine the outcome of any shareholder vote without being a control group.

We require the affirmative vote of our principal shareholders to make certain corporate decisions.

Our current principal non-Mexican shareholders, Discovery Air, Blue Sky Investments and Indigo, will own Series B shares, that are convertible into Series A shares, subsequent to the offering. Series A shares that are converted may be deposited in the CPO trust. The Series B shares are not and are not intended to be listed on any exchange and will initially represent 49% of our outstanding capital stock that is not represented by CPOs (including ADSs). Holders of Series B shares will be entitled to vote their shares on all matters and, for so long as such Series B shares represent 12% or more of our outstanding capital stock, their affirmative vote will be required to approve any matters related to (i) by-law amendments affecting Series B shares, (ii) delisting of Series A shares from any stock exchange, (iii) mergers or spinoffs affecting us, (iv) incurring indebtedness or granting guarantees if the Lease-Adjusted Net Debt to EBIDTAR ratio exceeds 4.25 times in 2013 and 3.25 times thereafter (Lease-Adjusted Net Debt is the sum of short-term and long-term debt, 7.0 times the aircraft rentals for the last four quarters, less cash and cash equivalents at the end of the last quarter for which financial statements have been prepared), and (v) change of material accounting policies. The exercise of any such consent rights may conflict with the interests of our majority shareholders.

Volaris is a holding company and does not have any material assets other than the shares of its subsidiaries.

Volaris is a holding company that conducts its operations through a series of operating subsidiaries. We support these operating subsidiaries with technical and administrative services through various other subsidiaries of Volaris. All of the assets we use to perform administrative and technical services and to operate the concessions and authorizations are held at the subsidiary level. As a result, Volaris does not have any material assets other than the shares of its subsidiaries. Dividends or payments that Volaris may be required to make will be subject to the availability of cash provided by its subsidiaries. Transfers of cash from Volaris’ subsidiaries to Volaris may be further limited by corporate and legal requirements, or by the terms of the agreements governing our indebtedness. If a shareholder were to assert a claim against Volaris, the enforcement of any related judgment would be limited to the available assets of Volaris, rather than the assets of Volaris and its combined subsidiaries.

Risks related to our securities and the global offering

A public market for the ADSs and our Series A shares does not currently exist and may not develop.

Prior to the global offering, there has been no public market for the ADSs or our Series A shares. We have applied to list the ADSs on the New York Stock Exchange under the symbol “VLRS” and the Series A shares on the Mexican Stock Exchange under the symbol “VOLAR.” However, we cannot predict the extent to which investor interest in the ADSs or Series A shares will lead to the development of an active trading market in the United States, Mexico or elsewhere. If the trading volume of the ADSs on the New York Stock Exchange or our Series A shares on the Mexican Stock Exchange were to decline below certain levels, the ADSs or the Series A shares could be delisted or deregistered, further reducing liquidity of the ADSs and Series A shares.

The trading prices for the ADSs and our Series A shares may fluctuate significantly after the global offering.

The initial offering price for the ADSs and Series A shares will be determined by negotiations between us, the selling shareholders, the underwriters and the Mexican underwriters based upon a number of factors. The initial offering price may not be indicative of prices that will prevail in the market after completion of the global offering. Future trading prices of the ADSs or Series A shares may be volatile, and could be subject to wide fluctuations in response to various factors, including:

•	changes in the market valuation of companies that provide similar services;

•	economic, regulatory, political and market conditions in Mexico, the United States and other countries;

•	industry conditions or trends;

•	availability of routes and airport space;

•	the introduction of new services by us or by our competitors;

•	our historical and anticipated quarterly and annual operating results;

•	variations between our actual or anticipated results and analyst and investor expectations;

•	announcements by us or others and developments affecting our business;

•	changes in technology affecting our aircraft;

•	announcements, results or actions taken by our competitors;

•	investors’ perceptions of our company or the services we provide;

•	changes in financial or economic estimates by securities analysts;

•	our announcement of significant transactions or capital commitments;

•	currency devaluations and imposition of capital controls;

•	additions or departures of key management;

•	future sales of the ADSs and Series A shares;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	accidents, health concerns and other events affecting airline operations;

•	media reports and publications about the safety of our aircraft or the aircraft type we operate;

•	changes in the price of fuel;

•	announcements concerning the availability of the type of aircraft we use;

•	changes in financial estimates or recommendations by securities analysts or failure to meet analysts’ performance expectations; or

•	sales of our common stock or other actions by investors with significant shareholdings.

Many of these factors are beyond our control. Broad market and industry factors could materially and adversely affect the market price of the ADSs and Series A shares, regardless of our actual operating performance.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our common stock. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business or results of operations.

The relatively low liquidity and high volatility of the Mexican securities market may cause trading prices and volumes of our Series A shares and the ADSs to fluctuate significantly.

The Mexican Stock Exchange is one of Latin America’s largest exchanges in terms of aggregate market capitalization of the companies listed therein, but it remains relatively illiquid and volatile compared to other major foreign stock markets. Although the public participates in the trading of securities on the Mexican Stock Exchange, a substantial portion of trading activity on the Mexican Stock Exchange is conducted by or on behalf of large institutional investors. The trading volume for securities issued by emerging market companies, as Mexican companies, tends to be lower than the trading volume of securities issued by companies in more developed countries. These market characteristics may limit the ability of a holder of our Series A shares to sell its Series A shares and may also adversely affect the market price of the Series A shares and, as a result, the market price of the ADSs.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

If we issue additional equity securities in the future, shareholders may suffer dilution, and trading prices for our securities may decline.

In connection with our business strategy of expanding through acquisitions, we may finance corporate needs and expenditures, or future transactions, by issuing additional capital stock. Any such issuances of capital stock would result in the dilution of shareholders’ ownership stake. In addition, future issuances of our equity securities or sales by our shareholders or management, or the announcement that we or they intend to make such an issuance or sale, could result in a decrease in the market price of the ADSs and Series A shares.

You will likely suffer dilution in the book value of your investment.

The initial public offering price of the ADSs and Series A shares is considerably more than the adjusted net tangible book value per share of our outstanding common stock. This reduction in the value of your equity is known as dilution. This dilution occurs in large part because our earlier investors in our shares of common stock paid substantially less than the initial public offering price of the ADSs or Series A shares when they purchased their shares. Investors purchasing ADSs in this offering (as well as investors purchasing Series A shares in the Mexican offering) will incur immediate dilution of U.S.$     in as adjusted net tangible book value per ADS, based on the initial public offering price of U.S.$     per ADS, the midpoint of the price range on the front cover of this prospectus. In addition, if we raise funds by issuing additional securities, the newly issued shares will further dilute your percentage ownership of us. See “Dilution.”

Provisions of Mexican law and our by-laws make a takeover more difficult, which may impede the ability of holders of Series A shares or ADSs to benefit from a change in control or to change our management and board of directors.

Provisions of Mexican law and our by-laws may make it difficult and costly for a third party to pursue a tender offer or other takeover attempt resulting in a change of control. Holders of ADSs may desire to participate in one of these transactions, but may not have an opportunity to do so. For example, our by-laws contain provisions which, among other things, require board approval prior to any person or group of persons acquiring, directly or indirectly, (i) 5% or more of our shares (whether directly or by acquiring ADSs or CPOs), or (ii) 20% or more of our shares (whether directly or by acquiring ADSs or CPOs) and in the case of this item (ii) if such approval is obtained, require the acquiring person to make a tender offer to purchase 100% of our shares and CPOs (or other securities that represent them) at a substantial premium over the market price of our shares to be determined by the board of directors, based upon the advice of a financial advisor.

These provisions could substantially impede the ability of a third party to control us, and be detrimental to shareholders desiring to benefit from any change of control premium paid on the sale of the company in connection with a tender offer. See “Description of Capital Stock—Change of Control Provisions,” “Description of Capital Stock—Ownership Restrictions,” “Description of Capital Stock—Voting Rights” and “Description of Capital Stock—Other Provisions—Foreign Investment Regulations.”

Substantial sales of the ADSs or Series A shares after the global offering could cause the price of the ADSs or Series A shares to decrease.

We, the selling shareholders, our executive officers and certain of our directors and other shareholders, who beneficially own substantially all of the shares of our common stock, have agreed that, subject to certain limited exceptions, we and they will not offer, pledge, sell, lend or otherwise transfer until 180 days after the date of this prospectus any ADSs, CPOs, Series A shares or Series B shares or any options or warrants to purchase the ADSs, CPOs, Series A shares or Series B shares, or any securities convertible into, or exchangeable for, or that represent the right to receive, ADSs, CPOs, Series A shares or Series B shares. In addition, in the event that either (i) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC waive in writing, such an extension. After these lock-up agreements expire, their ADSs and Series A shares will be eligible for sale in the public market. The market price of the ADSs and Series A shares could drop significantly if the holders of the ADSs or Series A shares sell them or the market perceives that they intend to sell them. We may finance future corporate needs and expenditures by using shares of Series A common stock, to be evidenced by Series A shares or ADSs. Any such issuances of such shares could result in a dilution of your ownership stake or a decrease in the market price of the ADSs or the Series A shares. In addition, after the global offering, our principal shareholders will be entitled to rights with respect to registration of their shares under the Securities Act of 1933, as amended, or the Securities Act, pursuant to a registration rights agreement. Please see “Principal and Selling Shareholders—Registration Rights.” If they exercise their registration rights with respect to such shares, then there will be additional Series A shares eligible for trading in the public market, which may have an adverse effect on the market price of our Series A shares and ADSs.

Non-Mexican investors may not hold our Series A shares directly and must have them held in a CPO trust at all times.

Each ADS represents ten CPOs and each CPO represents a financial interest in one Series A share. Non-Mexican investors in the ADSs may not directly hold the underlying Series A shares, but may hold them only indirectly through CPOs issued by a Mexican bank as trustee under the CPO trust or ADSs evidencing CPOs. Upon expiration of the 50-year term of our CPO trust agreement, the underlying Series A shares must be placed in a new trust similar to the current CPO trust for non-Mexican investors to hold an economic interest in such Series A shares, or be sold to third parties or be delivered to non-Mexican holders to the extent then permitted by applicable law (not currently permitted). See “Description of CPOs.” We cannot assure you that a new trust similar to the CPO trust will be created if the current CPO trust terminates, or that, if necessary, the Series A shares represented by the CPOs will be sold at an adequate price, or that Mexican law will be amended to permit the transfer of Series A shares to non-Mexican holders in the event that the trust is terminated. In that event, unless Mexican law has changed to permit non-Mexican investors to hold our shares directly, non-Mexican holders may be required to cause all of the Series A shares represented by the CPOs to be sold to a Mexican individual or corporation.

We have obtained authorization from the Mexican Ministry of Economy (Secretaría de Economía) for the issuance up to 90% of our outstanding capital stock in CPOs. Since non-Mexican investors are required to invest in CPOs in order to hold any interest in our capital stock, if this 90% threshold were to be met, we would be unable to obtain additional capital contributions from non-Mexican investors.

Holders of the ADSs and CPOs will have no voting rights.

Holders of the ADSs and CPOs will not be entitled to vote the underlying Series A shares. As a result, holders of the ADSs and CPOs will not have any influence over the decisions made relating to our company’s business or operations, nor will they be protected from the results of any such corporate action taken by our holders of Series A shares and Series B shares. Mexican investors will determine the outcome of substantially all shareholder matters, subject to the rights of the holders of Series B shares that are required to vote affirmatively to approve certain limited matters. For a more complete description of the circumstances under which holders of our securities may vote, see “Description of Capital Stock.”

Preemptive rights may be unavailable to non-Mexican holders of the ADSs and CPOs and, as a result, such holders may suffer dilution.

Except in certain circumstances, under Mexican law, if we issue new shares of common stock for cash as part of a capital increase, we generally grant our shareholders the right to subscribe and pay for a sufficient number of shares to maintain their existing ownership percentage in our company. Rights to subscribe and pay for shares in these circumstances are known as preemptive rights. We may not legally be permitted to allow holders of ADSs and CPOs in the United States to exercise any preemptive rights in any future capital increase unless we file a registration statement with the SEC with respect to that future issuance of shares or the offering qualifies for an exemption from the registration requirements of the Securities Act. Similar restrictions may apply to holders of ADSs and CPOs in other jurisdictions. We cannot assure you that we will file a registration statement with the SEC, or any other regulatory authority, to allow holders of ADSs and CPOs in the United States, or any other jurisdiction, to participate in a preemptive rights offering. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the SEC and any other factors that we consider important to determine whether we will file such a registration statement. Under Mexican law, sales by the depositary of preemptive rights and distribution of the proceeds from such sales to you, the ADS holders, is not possible.

In addition, additional CPOs may be issued only if the CPO deed permits the issuance of a number of CPOs sufficient to represent the shares to be issued to and held by the CPO trustee upon the exercise of preemptive rights. Because non-Mexican holders of ADSs and CPOs are not entitled to acquire direct ownership of the underlying Series A shares in respect of such ADSs and CPOs, they may not be able to exercise their preemptive rights if the CPO deed will not permit additional CPOs to be delivered in an amount sufficient to represent the shares of common stock to be issued as a result of the exercise of preemptive rights on behalf of non-Mexican ADS or CPO holders, unless the CPO deed is modified, or a new CPO deed is entered into, which permits delivery of the number of CPOs necessary to represent the shares to be subscribed and paid as a result of the exercise of such preemptive rights. Although we expect to take all measures necessary to maintain sufficient CPOs available to permit non-Mexican holders of ADSs and CPOs to exercise preemptive rights, if and when applicable, no assurances can be made that we will be able to do so, particularly because regulatory approvals in Mexico are necessary for the issuance and delivery of CPOs. As a result of the limitations described above, if we issue additional shares in the future in connection with circumstances giving rise to preemptive rights, the equity interests of holders of ADSs and CPOs may be diluted. See “Description of Capital Stock—Preemptive Rights” and “Description of CPOs—Preemptive Rights.”

We do not intend to pay cash dividends for the foreseeable future, and our revolving line of credit with Banco Santander México and Bancomext may limit our ability to declare and pay dividends.

We have never declared or paid cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments and such other factors as our board of directors deems relevant. In addition, our revolving line of credit with Banco Santander México and Bancomext may limit our ability to declare and pay dividends in the event that we fail to comply with the payment terms thereunder. See “Dividend Policy” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Loan Agreements.”

Minority shareholders may be less able to enforce their rights against us, our directors, or our controlling shareholders in Mexico.

Under Mexican law, the protections afforded to minority shareholders are different from those afforded to minority shareholders in the United States. For example, because Mexican laws concerning fiduciary duties of directors (i.e., the duty of care and the duty of loyalty) have been in existence for a relatively short period and are not as developed as securities laws in other jurisdictions, it is complex for minority shareholders to bring an action against directors for breach of this duty, as would be permitted in some other foreign jurisdictions. Also, such actions may not be initiated as a direct action, but as a shareholder derivative suit (that is for the benefit of our company). The grounds for shareholder derivative actions under Mexican law are limited. Even though applicable law has been modified to so permit, and procedures for class action lawsuits have been adopted, there is very limited experience with regards to class action lawsuits and how procedures for such suits are followed in Mexico. Therefore, it will be much more difficult for minority shareholders to enforce their rights against us, our directors, or our controlling shareholders than it would be for minority shareholders of a U.S. company.

Mexico has different corporate disclosure and accounting standards than those in the United States and other countries.

A principal objective of the securities laws of the United States, Mexico and other countries is to promote full and fair disclosure of all material corporate information, including accounting information. However, there may be different or less publicly available information about issuers of securities in Mexico than is regularly made available by public companies in countries with highly developed capital markets, including the United States.

We will be required to assess our internal control over financial reporting on an annual basis and any future adverse findings from such assessment could result in a loss of investor confidence in our financial reports, and significant expenses to remediate any internal control deficiencies and could ultimately have an adverse effect on the market price of the ADSs and Series A shares.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and beginning with our Annual Report on Form 20-F for the year ending December 31, 2014, our management will be required to report on, and our independent registered public accounting firm will be required to attest to, the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We are currently in the process of reviewing, documenting and testing our internal control over financial reporting. We may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. In connection with the attestation process by our independent registered public accounting firm, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation. In addition, if we fail to maintain the adequacy of our internal control over financial reporting we will not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act of 2002 and related rules implemented by the SEC. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers and may divert management’s attention. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Series A shares and ADSs, fines, sanctions and other regulatory action and potentially civil litigation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee or assurance of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	the competitive environment in our industry;

•	ability to keep cost low;

•	changes in our fuel cost, the effectiveness of our fuel cost, hedges and our ability to hedge fuel costs;

•	the impact of worldwide economic conditions, including the impact of the economic recession on customer travel behavior;

•	actual or threatened terrorist attacks, global instability and potential U.S. military actions or activities;

•	ability to generate non-ticket revenues;

•	external conditions, including air traffic congestion, weather conditions and outbreak of disease;

•	ability to maintain slots in the airports that we operate and service provided by airport operators;

•	ability to operate through new airports that match our operative criteria;

•	air travel substitutes;

•	labor disputes, employee strikes and other labor-related disruptions, including in connection with our negotiations with the union representing our flight attendants;

•	ability to attract and retain qualified personnel;

•	loss of key personnel;

•	aircraft-related fixed obligations;

•	dependence on cash balances and operating cash flows;

•	our aircraft utilization rate;

•	maintenance costs;

•	our reliance on automated systems and the risks associated with changes made to those systems;

•	use of personal data;

•	lack of marketing alliances;

•	government regulation and interpretation and supervision of compliance with applicable law;

•	maintaining and renewing our permits and concessions;

•	our ability to execute our growth strategy;

•	operational disruptions;

•	our indebtedness;

•	our liquidity;

•	our reliance on third-party vendors and partners;

•	our reliance on a single fuel provider in Mexico;

•	an aircraft accident or incident;

•	our aircraft and engine suppliers;

•	changes in the Mexican and VFR markets;

•	insurance costs;

•	environmental regulations; and

•	other risk factors included under “Risk Factors” in this prospectus.

In addition, in this prospectus, the words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

The net proceeds to us from the sale of the Series A shares and ADSs in the global offering are expected to be approximately U.S.$         million after deducting estimated discounts and commissions and expenses payable by us and assuming an initial public offering of U.S.$         per ADS, the midpoint of the range set forth on the cover of this prospectus. We currently intend to use a portion of the net proceeds from the global offering to prepay principal and interest under our loans with:

(a) Banco Inbursa, dated May 12, 2009, in an aggregate principal amount outstanding of Ps.257.1 million. Interest under this loan is payable semi-annually at an annual rate of the Mexican Interbank Rate of Equilibrium (Tasa de Interés Interbancaria de Equilibrio) plus a spread. Currently, the principal may be prepaid subject to certain conditions including the payment of a premium equivalent to 25% of the amount to be prepaid. Also, 50% of any principal balance has to be paid on May 12, 2015 and any remaining principal balance has to be paid on May 12, 2016;

(b) Pasprot, dated May 12, 2009, in an aggregate principal amount outstanding of Ps.3.3 million. This loan agreement has substantially the same terms as the loan agreement with Banco Inbursa, including the terms relating to prepayments; and

(c) IFC, dated June 23, 2006, in an aggregate principal amount outstanding of U.S.$10.0 million under tranche C. Interest is payable semi-annually at the London Interbank Offered Rate, or LIBOR, plus a spread. Principal may be prepaid subject to certain conditions. The final maturity under tranche C is June 15, 2014.

The remaining net proceeds will be used for general corporate purposes, including pre-delivery payments of aircraft.

We will not receive any proceeds from the sale of Series A shares or ADSs by the selling shareholders.

For every U.S.$1.00 increase or decrease in the price per ADS in this offering, the amount of proceeds to us will increase or decrease by approximately U.S.$         million.

EXCHANGE RATES

The following table sets forth, for the periods indicated, the high, low period-end and average buying rates, in each case for the purchase of U.S. dollars, all expressed in nominal pesos per U.S. dollar. We make no representation that the peso amounts referred to in this annual report could have been or could be converted into U.S. dollars at any particular rate or at all.

	Rate(1)
	High	Low	Period End(2)	Average(3)
2006	11.4809	10.4303	10.8755	10.9010
2007	11.2676	10.6639	10.8662	10.9269
2008	13.9183	9.9180	13.5383	11.1383
2009	15.3650	12.5969	13.0587	13.5095
2010	13.1819	12.1575	12.3571	12.6367
2011	14.2443	11.5023	13.9787	12.4273
2012	14.3949	12.6299	13.0101	13.1685
December 2012	13.0101	12.7236	13.0101	12.8730
January 2013	12.9880	12.5868	12.7134	12.7128
February 2013	12.8680	12.6294	12.8680	12.7164
March 2013	12.8322	12.3546	12.3546	12.5490
April 2013	12.3612	12.0691	12.1550	12.2156
May 2013	12.6328	11.9807	12.6328	12.2394
June 2013 (through June 4th)	12.8035	12.7781	12.8035	12.7845

(1)	Mexican Central Bank.
(2)	As published by the Mexican Central Bank as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on the period end.
(3)	Average of month-end rates or daily rates, as applicable.

Except for the period from September through December 1982, during a liquidity crisis, the Mexican Central Bank has consistently made foreign currency available to Mexican private-sector entities (such as us) to meet their foreign currency obligations, although amounts made available have, from time to time, been limited. Nevertheless, in the event of renewed shortages of foreign currency, there can be no assurance that foreign currency would continue to be available to private-sector companies or that foreign currency needed by us to service foreign currency obligations or to import goods could be purchased in the open market without substantial additional cost.

On June 4, 2013 the rate for the payment of obligations denominated in foreign currency payable in Mexico as published by the Mexican Central Bank for pesos was Ps.12.8035 per U.S.$1.00.

CAPITALIZATION

The following table sets forth our consolidated capitalization at March 31, 2013 on an actual basis and as adjusted to reflect the receipt of U.S.$ million in net proceeds from the issuance and sale of the Series A shares and ADSs in the global offering after deducting estimated discounts and commissions and expenses payable by us, assuming no exercise of the over-allotment option, and the application of such net proceeds to our outstanding indebtedness as described in “Use of Proceeds”. These adjustments are based on our assumed initial price of U.S.$[—] per ADS, the midpoint of the range set forth on the cover of this prospectus. This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Financial Information,” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	March 31, 2013
	Actual		As Adjusted
	Pesos	Dollars	Pesos		Dollars
	(In thousands of pesos and thousands of U.S. dollars)(1)
Cash and cash equivalents	925,898	74,944

Short-term liabilities—financial debt:
Financial debt	368,441	29,822
Accrued interest	22,222	1,799

Total short-term debt	390,663	31,621
Long-term liabilities—financial debt:
Financial debt	548,329	44,383	164,397	(2)	13,307	(2)

Total debt	938,992	76,004
Equity:
Capital stock	2,376,098	192,325
Treasury shares	(133,723)	(10,824)
Contributions for future capital increases	1	—
Legal reserve	38,250	3,096
Additional paid-in capital	(190,850)	(15,448)
Accumulated losses	(991,931)	(80,288)
Other accumulated comprehensive losses	(98,724)	(7,991)

Total equity attributable to equity holders of the parent	999,121	80,870
Non-controlling interest	20,302	1,643

Total equity	1,019,423	82,513

Total capitalization	1,958,415	158,517

(1)	Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.12.3546 per U.S.$1.00 as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on March 31, 2013. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.
(2)	Contemplates repayment of loans with Banco Inbursa in an aggregate principal amount outstanding of Ps.257.1 million, with Pasprot in an aggregate principal amount outstanding of Ps.3.3 million and with IFC in an aggregate principal amount outstanding of U.S.$10.0 million (Ps.123.5 million). See “Use of Proceeds.”

DILUTION

As of March 31, 2013, our total shareholders’ equity was Ps.[—] million. At March 31, 2013, we had a net tangible book value under IFRS of Ps.[—] per Series A share or U.S.$         per ADS based on the ratio of one Series A share of common stock per CPO and ten CPOs per ADS. Net tangible book value represents the amount of our total tangible assets less total liabilities, divided by the total number of equity shares outstanding at March 31, 2013. After giving effect to the sale of the ADSs offered by us in the international offering and the Series A shares offered in the Mexican offering, and, assuming no exercise of the underwriters’ over-allotment options, at a price of U.S.$ [—] per ADS, the midpoint of the range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value estimated at March 31, 2013 would have been approximately Ps.         , representing Ps.         per Series A share or U.S.$         per ADS. At an assumed initial public offering price of U.S.$         per ADS, this represents an immediate increase in net tangible book value of Ps.         per Series A share or U.S.$         per ADS, to existing shareholders and an immediate dilution in net tangible book value of U.S.$         per ADS to new investors purchasing ADSs in this offering. Dilution for this purpose represents the difference between the price per Series A share or ADS paid by these purchasers and net tangible book value per Series A share or ADS immediately after the completion of the global offering.

The following table illustrates the dilution in net tangible book value per ADS to purchasers of ADSs in the global offering as of March 31, 2013:

U.S.$
Assumed initial public offering price per ADS(1)
Net tangible book value per ADS at March 31, 2013
Increase in net tangible book value per ADS attributable to new investors
Pro forma net tangible book value per ADS after this offering

Dilution per ADS to new investors(2)

(1)	Taking into consideration the sale of ADSs offered by us in the international offering, assuming no exercise of the over-allotment options, at a price of U.S.$ [—] per ADS, the midpoint of the range set forth on the cover of this prospectus.
(2)	A U.S.$1.00 increase (decrease) in the assumed initial offering price of U.S.$ per ADS would increase (decrease) the dilution in the net tangible book value to investors in this offering by U.S.$1.00 per ADS.

The following table summarizes on a pro forma basis the difference between our existing shareholders and new investors with respect to the number of shares issued by us, the total consideration paid and the average price per share paid as of March 31, 2013.

	Shares Purchased				Total Consideration				Average Price per Share
	Number		Percentage		Amount		Percentage
(in thousands)

Existing Shareholders	[	—]		%	Ps.	[—]		%	Ps.	[—]

New Investors

Total

The foregoing discussions and tables are based upon [—] shares of our common stock issued and outstanding as of March 31, 2013, after giving pro forma effect to the stock split and capital increase related to the global offering.

To the extent outstanding options, or options or warrants we may issue in the future with exercise prices below the initial public offering price, are exercised, there will be further dilution to new public investors.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables summarize the financial and operating data for our business for the periods presented. You should read this summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus. We prepare consolidated financial statements in accordance with IFRS.

We derived the selected consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012 and the summary consolidated statements of financial position data as of December 31, 2011 and 2012 from our audited financial statements included in this prospectus. We derived the selected consolidated statements of operations data for the years ended December 31, 2008 and 2009 and the selected consolidated statements of financial position data as of December 31, 2008, 2009 and 2010 from our historical consolidated financial statements not included herein. We derived the selected consolidated statements of operations data for the three months ended March 31, 2012 and 2013 and the selected consolidated statements of financial position data as of March 31, 2013 from our unaudited interim condensed consolidated financial statements included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	For the Years ended December 31,						Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2012	2013	2013
	(in thousands of pesos, except share and per share data and operating data)					(in thousands of U.S. dollars)(1)	(unaudited in thousands of pesos, except share and per share data and operating data)		(unaudited in thousands of U.S. dollars)(1)
CONSOLIDATED STATEMENTS OF OPERATIONS
Operating revenues:
Passenger	4,090,854	4,717,225	6,278,469	8,036,275	10,176,747	823,721	2,099,908	2,587,535	209,439
Non-ticket	328,306	328,650	498,921	842,341	1,509,668	122,195	312,241	474,052	38,370

	4,419,160	5,045,875	6,777,390	8,878,616	11,686,415	945,916	2,412,149	3,061,587	247,809
Other operating income	(113,474)	(78,966)	(158)	(73,831)	(68,800)	(5,569)	(19,413)	(24,240)	(1,962)
Fuel	1,904,038	1,479,190	2,146,011	3,823,232	4,730,089	382,861	1,088,405	1,198,628	97,019
Aircraft rent	825,980	1,211,401	1,197,022	1,508,135	1,885,696	152,631	445,508	514,297	41,628
Salaries and benefits	608,549	687,713	852,123	1,120,359	1,302,971	105,464	296,836	362,840	29,369
Landing, take-off and navigation expenses	503,883	569,919	867,690	1,281,583	1,639,945	132,740	370,961	460,772	37,296
Sales, marketing and distribution expenses(2)	454,275	445,317	615,431	750,474	751,919	60,861	162,739	186,573	15,101
Maintenance expenses(3)	136,219	177,778	276,128	379,626	498,836	40,377	116,242	141,268	11,434
Other operating expenses	178,695	198,532	255,413	359,046	356,517	28,857	74,981	102,227	8,274
Depreciation and amortization(4)	41,182	45,929	56,572	102,977	211,002	17,079	41,678	81,245	6,576

	4,539,347	4,736,813	6,266,232	9,251,601	11,308,175	915,301	2,577,937	3,023,610	244,376

Operating (loss) income	(120,187)	309,062	511,158	(372,985)	378,240	30,615	(165,788)	37,977	3,074
Finance income	4,624	4,821	5,091	5,539	13,611	1,102	2,616	4,355	353
Finance cost	(31,523)	(86,856)	(52,221)	(57,718)	(89,731)	(7,263)	(18,769)	(18,415)	(1,491)
Exchange gain (loss), net	256,060	(12,820)	(56,144)	110,150	(95,322)	(7,716)	(87,812)	(107,830)	(8,728)
Other financing (costs) income, net(5)	(1,077,791)	9,283	(3,455)	—	—	—	—	—	—

	(848,630)	(85,572)	(106,729)	57,971	(171,442)	(13,877)	(103,965)	(121,890)	(9,866)
(Loss) income before income tax	(968,817)	223,490	404,429	(315,014)	206,798	16,738	(269,753)	(83,913)	(6,792)
Income tax benefit (expense)	4,495	(2,218)	238,684	(476)	(3,481)	(281)	4,532	19,291	1,561

Net (loss) income	(964,322)	221,272	643,113	(315,490)	203,317	16,457	(265,221)	(64,622)	(5,231)

Attribution of net (loss) income:
Equity holders of the parent	(829,350)	196,655	572,234	(293,540)	215,239	17,422	(222,940)	(62,286)	(5,042)
Non-controlling interest	(134,972)	24,617	70,879	(21,950)	(11,922)	(965)	(42,281)	(2,336)	(189)

Net (loss) income	(964,322)	221,272	643,113	(315,490)	203,317	16,457	(265,221)	(64,622)	(5,231)

	For the Years ended December 31,						Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2012	2013	2013
	(in thousands of pesos, except share and per share data and operating data)					(in thousands of U.S. dollars)(1)	(unaudited in thousands of pesos, except share and per share data and operating data)		(unaudited in thousands of U.S. dollars)(1)
Weighted average shares outstanding
Basic and diluted(6)	331,788,288	658,684,962	727,595,544	727,595,544	732,441,216	—	727,595,544	796,916,380	—
Earnings (loss) per share
Basic and diluted(6)	(0.002500)	0.000299	0.000786	(0.000403)	0.000294	0.000024	(0.000306)	(0.000078)	(0.000006)
Pro forma weighted average share outstanding
Basic(7)	—	—	—	—	864,794,157	—	—	929,269,321	—
Diluted(8)	—	—	—	—	906,677,544	—	—	971,152,708	—
Pro forma earnings per share
Basic(7)	—	—	—	—	0.000307	0.000025	—	(0.000048)	(0.000004)
Diluted(8)	—	—	—	—	0.000293	0.000024	—	(0.000046)	(0.000004)
Pro forma earnings per ADS
Basic(9)	—	—	—	—	0.003073	0.000249	—	(0.000478)	(0.000039)
Diluted(10)	—	—	—	—	0.002931	0.000237	—	(0.000458)	(0.000037)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Cash and cash equivalents	113,513	574,584	676,913	441,068	822,076	66,540	687,083	925,898	74,944
Accounts receivable, net	149,684	272,184	202,525	238,939	387,316	31,350	315,083	638,504	51,682
Guarantee deposits – current portion	—	64,090	330,071	169,647	238,242	19,285	203,815	284,135	22,998
Total current assets	388,358	1,059,499	1,396,808	1,130,547	1,815,018	146,911	1,517,046	2,234,344	180,852
Total assets	2,167,028	2,818,532	3,700,631	5,061,681	5,701,558	461,494	5,429,923	6,027,846	487,902
Short-term liabilities	1,805,583	1,421,886	1,927,096	3,178,922	3,721,897	301,257	3,747,351	4,199,941	339,949
Long-term liabilities	284,355	722,602	547,528	1,023,020	904,994	73,252	1,075,056	808,482	65,440
Total liabilities	2,089,938	2,144,488	2,474,624	4,201,942	4,626,891	374,509	4,822,407	5,008,423	405,389
Capital stock	1,718,007	1,966,313	1,966,313	1,966,313	2,376,098	192,325	1,966,313	2,376,098	192,325
Total equity	77,090	674,044	1,226,007	859,739	1,074,667	86,985	607,516	1,019,423	82,513
CASH FLOW DATA
Net cash flows (used in) provided by operating activities	(567,747)	(31,310)	539,001	(147,705)	497,448	40,263	262,471	271,606	21,983
Net cash flows (used in) provided by investing activities	(250,395)	40,507	(321,347)	(628,030)	187,161	15,150	(78,230)	61,863	5,007
Net cash flows provided by (used in) financing activities	553,368	459,859	(90,065)	562,373	(271,898)	(22,008)	43,307	(204,281)	(16,535)
OTHER FINANCIAL DATA
EBITDA(11)	(900,736)	359,645	513,250	(159,858)	493,920	39,978	(211,922)	11,392	922
Adjusted EBITDA(11)	(79,005)	363,182	572,849	(270,008)	589,242	47,694	(124,110)	119,222	9,650
Adjusted EBITDAR(11)	746,975	1,574,583	1,769,871	1,238,127	2,474,938	200,325	321,398	633,519	51,278
OPERATING DATA(12)
Aircraft at end of period	21	21	26	34	41	—	35	43	—
Average daily aircraft utilization (block hours)	13.09	11.72	12.99	13.38	12.40	—	12.07	11.86	—

	For the Years ended December 31,						Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2012	2013	2013
	(in thousands of pesos, except share and per share data and operating data)					(in thousands of U.S. dollars)(1)	(unaudited in thousands of pesos, except share and per share data and operating data)		(unaudited in thousands of U.S. dollars)(1)
Average daily aircraft utilization (flight hours)	11.08	10.03	11.33	11.38	10.42	—	10.28	9.93	—
Airports served at end of period	25	24	29	31	37	—	31	39	—
Departures	33,823	34,249	38,740	51,255	58,806	—	13,090	15,699	—
Average stage length (miles)	890	982	1,038	1,042	1,023	—	1,052	1,007	—
Passenger flight segments (thousands)	3,363	3,332	4,200	5,644	7,037	—	1,511	1,868	—
Booked passengers (thousands)	3,505	3,479	4,416	5,934	7,408	—	1,601	1,961	—
Revenue passenger miles (RPMs) (thousands)	3,177,100	3,465,040	4,628,014	6,290,707	7,668,202	—	1,702,655	2,000,245	—
Available seat miles (ASMs) (thousands)	4,296,000	4,892,349	5,853,823	7,939,365	9,244,425	—	2,100,551	2,474,978	—
Load factor	74%	71%	79%	79%	83%	—	81%	81%	—
Average ticket revenue per booked passenger	1,167	1,356	1,422	1,354	1,374	111.2	1,312	1,320	106.8
Total operating revenue per ASM (TRASM) (cents)	102.9	103.1	115.8	111.8	126.4	10.2	114.8	123.7	10.0
Passenger revenue per ASM (RASM) (cents)	95.2	96.4	107.3	101.2	110.1	8.9	100.0	104.5	8.5
Operating expenses per ASM (CASM) (cents)	105.7	96.8	107.0	116.5	122.3	9.9	122.7	122.2	9.9
CASM ex fuel (cents)	61.3	66.6	70.4	68.4	71.2	5.8	70.9	73.7	6.0
Fuel gallons consumed (thousands)	56,437	61,115	74,075	97,970	112,225	—	25,260	29,181	—
Average economic fuel cost per gallon	33.7	24.2	29.0	39.0	42.1	3.4	43.1	41.1	3.3
Employees per aircraft at end of period	68	75	71	67	63	—	68	60	—

(1)	Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.12.3546 per U.S.$1.00 as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on March 31, 2013. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.
(2)	Business alliance amortization expense for the year ended December 31, 2010 (year in which it was fully amortized) was Ps.5.1 million. These amounts were recognized in sales, marketing and distribution expenses. See note 11 to our consolidated financial statements included elsewhere in this prospectus.
(3)	Includes routine and ordinary maintenance expenses only. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Our Principal Line Items.”
(4)	Includes, among other things, major maintenance expenses, which are capitalized and subsequently amortized. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Our Principal Line Items.”
(5)	During the year ended December 31, 2008, the Company had derivative financial instruments related to jet fuel and foreign currency transactions that were classified as trading. Accordingly, the Company recognized a loss of Ps.1,077.8 million under the caption other financing costs in the consolidated statement of operations in respect of changes in the fair value of those derivative financial instruments.
(6)	Unvested shares awarded under the management incentive plan and our swap shares are deemed treasury shares and non-dilutive at such date, and accordingly, they have been excluded in the determination of weighted average diluted shares outstanding and disregarded in the calculation of diluted earnings per share.
(7)	The basis used for the computation of the pro forma information in respect of basic shares for the year ended December 31, 2012 is as follows: (i) Ps.215.2 million of net income attributed to equity holders of the parent in 2012 plus an aggregate of Ps.50.5 million in accrued interest in 2012 under the loans with Banco Inbursa, IFC, and Pasprot, for an aggregate principal amount of Ps.390.5 million expected to be repaid with a portion of the net proceeds from the global offering, divided by (ii) , which is the pro forma weighted average of basic shares outstanding in 2012 equal to 732,441,216 plus shares issued in connection with the capital increase relating to the global offering. Using the midpoint of the price range per ADS on the front cover of this prospectus of U.S.$[—], we would need net proceeds from the sale of [—] ADSs to repay such aggregate principal amount of Ps.390.5 million.

The basis used for the computation of the pro forma information in respect of basic shares for the three months ended March 31, 2013 is as follows: (i) Ps.62.3 million of net loss attributed to equity holders of the parent for the three months ended March 31, 2013 plus an aggregate of Ps.17.8 million in accrued interest for the three months ended March 31, 2013 under the loans with Banco Inbursa, IFC and Pasprot for an aggregate principal amount of Ps.383.9 million expected to be repaid with a portion of the net proceeds from the global offering, divided by (ii)                     , which is the pro forma weighted average of basic shares outstanding for the three months ended March 31, 2013 equal to 796,916,380 plus                      shares issued in connection with the capital increase relating to the global offering. Using the midpoint of the price range per ADS on the front cover of this prospectus of U.S.$[—], we would need net proceeds from the sale of [—] ADSs to repay such aggregate principal amount of Ps.383.9 million.

(8)	The basis used for the computation of the pro forma information in respect of diluted shares for the year ended December 31, 2012 additionally gives effect to the shares subject to the management incentive plan and our swap shares and is as follows: (i) Ps.215.2 million of net income attributed to equity holders of the parent in 2012 plus an aggregate of Ps.50.5 million in accrued interest in 2012 under the loans with Banco Inbursa, IFC, and Pasprot, for an aggregate principal amount of Ps.390.5 million expected to be repaid with a portion of the net proceeds from the global offering, divided by (ii) , which is the pro forma weighted average of diluted shares outstanding in 2012 equal to 774,324,603 (i.e., the unvested shares awarded under the management incentive plan and our swap shares are deemed treasury shares and have been included in the determination of the pro forma weighted average diluted shares outstanding and in the calculation of pro forma diluted earnings per share) plus shares issued in connection with the capital increase relating to the global offering. Using the midpoint of the price range per ADS on the front cover of this prospectus of U.S.$[—], we would need net proceeds from the sale of [—] ADSs to repay such aggregate principal amount of Ps.390.5 million.

The basis used for the computation of the pro forma information in respect of diluted shares for the three months ended March 31, 2013 additionally gives effect to the shares subject to the management incentive plan and our swap shares and is as follows: (i) Ps.62.3 million of net loss attributed to equity holders of the parent for the three months ended March 31, 2013 plus an aggregate of Ps.17.8 million in accrued interest for the three months ended March 31, 2013 under the loans with Banco Inbursa, IFC and Pasprot for an aggregate principal amount of Ps.383.9 million expected to be repaid with a portion of the net proceeds from the global offering, divided by (ii)                     , which is the weighted average of diluted shares outstanding for the three months ended March 31, 2013 equal to 838,799,767 (i.e., the unvested shares awarded under the management incentive plan and our swap shares are deemed treasury shares and have been included in the determination of the pro forma weighted average diluted shares outstanding and in the calculation of pro forma diluted earnings per share) plus                      shares issued in connection with the capital increase relating to the global offering. Using the midpoint of the price range per ADS on the front cover of this prospectus of U.S.$[—], we would need net proceeds from the sale of [—] ADSs to repay such aggregate principal amount of Ps.383.9 million.

(9)	The basis used for the computation of the pro forma information is to multiply the pro forma earnings per basic share obtained pursuant to footnote (7) above by ten, which is the number of CPOs represented by each ADS. Each CPO, in turn, represents a financial interest in one Series A share of common stock of Volaris.
(10)	The basis used for the computation of the pro forma information is to multiply the pro forma earnings per diluted share obtained pursuant to footnote (8) above by ten, which is the number of CPOs represented by each ADS. Each CPO, in turn, represents a financial interest in one Series A share of common stock of Volaris.
(11)	EBITDA, Adjusted EBITDA and Adjusted EBITDAR are included as supplemental disclosures because we believe they are useful indicators of our operating performance. Derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR are well recognized performance measurements in the airline industry that are frequently used by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry. However, because derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not determined in accordance with IFRS, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR as presented may not be directly comparable to similarly titled measures presented by other companies.
(12)	See “Glossary of Airlines and Airline Terms” elsewhere in this prospectus for definitions of terms used in this table.

The following table represents the reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR to net (loss) income for the periods indicated below:

	For the Years ended December 31,						Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2012	2013	2013
	(in thousands of pesos)				(in thousands of U.S. dollars)(1)		(unaudited in thousands of pesos, except per share and share amounts)		(unaudited in thousands of U.S. dollars)(1)
Reconciliation:
Net (loss) income	(964,322)	221,272	643,113	(315,490)	203,317	16,457	(265,221)	(64,622)	(5,231)
Plus (minus):
Finance cost	31,523	86,856	52,221	57,718	89,731	7,263	18,769	18,415	1,491
Finance income	(4,624)	(4,821)	(5,091)	(5,539)	(13,611)	(1,102)	(2,616)	(4,355)	(353)
(Benefit)/provision for income tax	(4,495)	2,218	(238,684)	476	3,481	281	(4,532)	(19,291)	(1,561)
Depreciation and amortization	41,182	45,929	56,572	102,977	211,002	17,079	41,678	81,245	6,576
Business alliance amortization	—	8,191	5,119	—	—	—	—	—	—

EBITDA	(900,736)	359,645	513,250	(159,858)	493,920	39,978	(211,922)	11,392	922
Exchange (gain) loss, net	(256,060)	12,820	56,144	(110,150)	95,322	7,716	87,812	107,830	8,728
Other financing cost (income), net*	1,077,791	(9,283)	3,455	—	—	—	—	—	—

Adjusted EBITDA	(79,005)	363,182	572,849	(270,008)	589,242	47,694	(124,110)	119,222	9,650
Aircraft rent	825,980	1,211,401	1,197,022	1,508,135	1,885,696	152,631	445,508	514,297	41,628

Adjusted EBITDAR	746,975	1,574,583	1,769,871	1,238,127	2,474,938	200,325	321,398	633,519	51,278

*	During the year ended December 31, 2008, the Company had derivative financial instruments related to jet fuel and foreign currency transactions that were classified as trading. Accordingly, the Company recognized a loss of Ps.1,077.8 million under the caption other financing costs in the consolidated statement of operations in respect of changes in the fair value of those derivative financial instruments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We are a ULCC based in Mexico and utilize our ULCC business model and efficient operations to offer low base fares and to stimulate demand while aiming to provide high quality customer service. We target passengers who are VFR, cost-conscious business people and leisure travelers in Mexico and to select destinations in the United States. Our unbundled pricing strategy allows us to provide low base fares and enables our passengers to select and pay for a range of optional products and services for additional fees. We had net income of Ps.203.3 million (U.S.$16.5 million) in 2012 and net loss of Ps.64.6 million (U.S.$5.2 million) in the three months ended March 31, 2013. In addition, our revenues were Ps.11,686.4 million (U.S.$945.9 million) in 2012 and Ps.3,061.6 million (U.S.$247.8 million) in the three months ended March 31, 2013.

Since we began operations in 2006, we have increased our routes from five to 80 and grown our cost-efficient Airbus A320 family aircraft from four to 43 as of March 31, 2013. We currently operate up to 220 daily flight segments on routes that connect 30 cities in Mexico and ten cities in the United States. We have substantial market presence in the top five airports in Mexico, based on number of passengers, comprising Cancún, Guadalajara, Mexico City, Monterrey and Tijuana. The ten cities that we serve in the United States are home to some of the most populous Mexican communities in the United States based on data from the Pew Hispanic Research Center.

We are the lowest cost carrier based on CASM among the other Latin American publicly traded airlines. In 2012, our CASM was Ps.1.223 (U.S.$0.099), compared to an average CASM of U.S.$0.140 for the other Latin American publicly traded airlines. We also have lower costs than our U.S.-based publicly traded target market competitors, including Alaska Air, American, Delta and United, which had an average CASM of U.S.$0.145 in 2012. With our ULCC business model, we have grown significantly while maintaining a low CASM over the last five years. We have achieved this through our efficient and uniform fleet, high asset utilization, our emphasis on direct sales and distribution and our variable, performance-based compensation structure. We have a relentless focus on low costs as part of our organizational culture, and we believe that we can further lower our CASM by deploying additional Airbus A320 aircraft and leveraging our existing infrastructure to drive economies of scale. We believe that further reductions to our CASM will allow us to continue to lower base fares, stimulate market demand and increase non-ticket revenue opportunities.

Our ULCC business model and low CASM allow us to compete principally through offering low base fares to stimulate demand. We use our yield management system to set our fares in an effort to achieve appropriate yields and load factors on each route we operate. We use promotional fares to stimulate demand and our base fares are priced to compete with long-distance bus fares in Mexico. During 2012, our average base fare was Ps.1,374 (U.S.$111) and we regularly offer promotional base fares of Ps.499 (U.S.$40) or less. Since May 2012, we have unbundled certain components of our air travel service as part of a strategy to enable our passengers to select and pay for the products and services they want to use. This unbundling strategy has allowed us to significantly grow our non-ticket and total revenue. We plan to continue to use low base fares to stimulate additional passenger demand, shift bus passengers to air travel and increase our load factor. In 2012, our average load factor was 82.9%, compared to an average load factor of 76.0% for the other Latin American publicly traded airlines and 83.6% for our U.S.-based publicly traded target market competitors. Higher load factors help us generate additional non-ticket and total revenue, which in turn, allow us to further lower base fares and stimulate new demand.

In addition to low fares, we also aim to deliver a high quality flying experience to our passengers. We strive to deliver on-time performance to our customers, with an 83.6% on-time performance rate in 2012. We believe that we have developed strong brand recognition due to our focus on delivering good value and a positive traveling experience to our customers. We believe that our corporate culture of positive “customer relationship management” has also been a key element of our success.

Prior to the consummation of the offering, we will have only two classes of outstanding shares, Series A shares reserved for Mexican holders, and Series B shares for non-Mexican holders. Holders of ADSs or CPOs will not be entitled to vote, at any time, the underlying Series A shares. Mexican holders of Series A shares will be entitled to vote their shares on all matters. The CPO trustee will vote the CPOs in accordance with the vote of the majority of the outstanding Series A shares voted directly by Mexican investors at the relevant shareholders’ meeting. Holders of Series B shares will be entitled to vote their shares on all matters and, for so long as such Series B shares represent 12% or more of our outstanding capital stock, their affirmative vote will be required to approve any matters related to (i) by-law amendments affecting Series B shares, (ii) de-registration of Series A shares from the National Securities Registry, (iii) mergers or spinoffs, (iv) the incurrence indebtedness or granting of guarantees if the Lease-Adjusted Net Debt to EBITDAR ratio exceeds 4.25 times in 2013 and 3.25 times thereafter (Lease-Adjusted Net Debt is the sum of short-term and long-term debt, 7.0 times the aircraft rent expense for the last four quarters, less cash and cash equivalents at the end of the last quarter for which financial statements have been prepared and EBITDAR shall have the meaning set forth herein), and (v) any material changes to accounting policies. Holders of Series B shares have the right to elect three directors, so long as such Series B shares represent 12% or more of our outstanding capital stock. Holders of Series A shares have the right to elect one director for each 10% block of our outstanding capital stock. All shares representing our capital stock, either Series A shares or Series B shares, grants the holders the same economic rights and there are no preferences and/or restrictions attaching to that any class or series of shares on the distribution of dividends and other distributions made in respect thereto.

Description of Our Principal Line Items

Operating Revenues

Passenger Revenue. We derive our operating revenues primarily from transporting passengers on our aircraft. Approximately 87% of our total operating revenues were derived from passenger fares in 2012. Passenger revenues are based upon our capacity, load factor and the average ticket revenue per booked passenger. Our capacity is measured in terms of ASMs, which represents the number of seats we make available on our aircraft multiplied by the number of miles the seats are flown. Load factor, or the percentage of our capacity that is actually used by paying customers, is calculated by dividing RPMs by ASMs. The average ticket revenue per booked passenger represents the total passenger revenue divided by booked passengers.

Non-ticket Revenue. We derived approximately 13% of our total operating revenues in 2012 from non-ticket revenue. Non-ticket revenue is composed of fees relating to transportation of cargo, charter flight services, excess baggage, advance seat selection, extra legroom, carriage of sports equipment and pets, ticket changes, V-Club subscriptions, the Volaris affinity credit card and onboard advertising. The following table shows each of the line items in our consolidated statements of operations for the periods indicated as a percentage of our total operating revenues for that period:

	For the Years ended December 31,
	2010	2011	2012
Operating revenues:
Passenger	93%	91%	87%
Non-ticket	7%	9%	13%
Total operating revenues	100%	100%	100%
Other operating income	0%	(1%)	(1%)
Fuel	32%	43%	40%
Aircraft rent	17%	17%	17%
Salaries and benefits	13%	13%	11%
Landing, take-off and navigation expenses	13%	14%	14%
Sales, marketing and distribution expenses(1)	9%	9%	7%
Maintenance expenses	4%	4%	4%
Other operating expenses	3%	4%	3%
Depreciation and amortization	1%	1%	2%
Total operating expenses, net	92%	104%	97%
Operating income (loss)	8%	(4%)	3%
Finance income	0%	0%	0%
Finance cost	(1%)	(1%)	(1%)
Exchange (loss) gain, net	(1%)	1%	0%
Other financing income, net	0%	0%	0%
Income (loss) before income tax	6%	(4%)	2%
Income tax (expense) benefit	3%	0%	0%
Net income (loss)	9%	(4%)	2%

(1)	Business alliance amortization expense for the year ended December 31, 2010 (year in which it was fully amortized) was Ps.5.1 million. This amount was recognized in sales, marketing and distribution expenses. See note 11 to our financial statements included elsewhere in this prospectus.

Revenues from our international operations represented 15.1%, 23.6% and 24.4% of our total revenues in 2010, 2011 and 2012, respectively, and revenues from our domestic operations represented 84.9%, 76.4% and 75.6% of our total revenues in 2010, 2011 and 2012, respectively.

Revenue Recognition. Revenues from the air transportation of passengers and commissions from ground transportation services are recognized at the earlier of when the service is provided or when the non-refundable ticket expires at the date of the scheduled travel. Ticket sales for future flights are initially recognized as liabilities under the caption unearned transportation revenue and, upon provision of the corresponding transportation service or expiration of the ticket, the earned revenue is credited to operations as revenues and the liability account is reduced by the same amount. All of our tickets are non-refundable, and subject to change upon the payment of a fee. Additionally, we do not operate a frequent flier program. Non-ticket revenue includes fees relating to transportation of cargo, charter flight services, excess baggage, advance seat selection, extra legroom, carriage of sports equipment and pets, ticket changes, V-Club subscriptions, the Volaris affinity credit card and onboard advertising. All such revenues are collected from passengers and recognized as non-ticket revenue when the service has been provided, which is typically the flight date.

We are also required to collect certain taxes and fees from customers on behalf of government agencies and airports and remit these back to the applicable governmental entity or airport on a periodic basis. These taxes and fees include value added tax, federal transportation taxes, federal security charges, airport passenger facility charges, and foreign arrival and departure taxes. These items are collected from customers at the time they purchase their tickets, but are not included in passenger revenue. We record a liability upon collection from the customer and discharge the liability when payments are remitted to the applicable governmental entity or airport.

Operating Expenses, net

Our operating expenses consist of the following line items.

Other Operating Income. Other operating income primarily includes the gains from sale and leaseback operations of our aircraft, engines and components.

Fuel. Fuel expense is our single largest operating expense. It includes the cost of fuel, related taxes, fueling into-plane fees and transportation fees. It also includes realized gains and losses that arise from any fuel price derivative activity qualifying for hedge accounting.

Aircraft Rent. Aircraft rent expense consists of monthly lease rents for our 41 aircraft and five spare engines, as of December 31, 2012, under the terms of the related operating leases and is recognized on a straight line basis. Aircraft rent expense also includes gains and losses related to our interest rate swap contracts that qualify for hedge accounting. Additionally, if we determine that we will probably not recover the guarantee deposits we pay to the lessor as maintenance reserves, we record these amounts as additional aircraft rent (supplemental and contingent rent) from the time we make the determination.

Salaries and Benefits. Salaries and benefits expense includes the salaries, hourly wages, employee health insurance coverage and variable compensation that are provided to employees for their services, as well as the related expenses associated with employee benefit plans and employer payroll taxes.

Landing, Take-off and Navigation Expenses. Landing, take-off and navigation expenses include airport fees, handling charges, and other rents, which are fixed and variable facilities’ expenses, such as the fees charged by airports for the use or lease of airport facilities, as well as costs associated with ground handling services that we outsource at certain airports. This expense also includes route charges, which are the costs of using a country’s or territory’s airspace, and are levied depending on the distance flown over such airspace.

Sales, Marketing and Distribution Expenses. Sales, marketing and distribution expenses consist of advertising and promotional expenses directly related to our services, including the cost of web support, our outsourced call center, travel agent commissions, and credit card discount fees that are associated with the sale of tickets and other products and services.

Maintenance Expenses. Maintenance expenses include all parts, materials, repairs and fees for repairs performed by third-party vendors directly required to maintain our fleet. It excludes the direct labor cost of our own mechanics, which is included under salaries and benefits and includes only routine and ordinary maintenance expenses. Major maintenance expenses are capitalized and subsequently amortized as described in “—Depreciation and Amortization—” below.

Other Operating Expenses. Other operating expenses include (i) administrative support such as travel expenses, stationery, administrative training, monthly rent paid for our headquarters’ facility, professional fees and all other administrative and operational overhead expenses; (ii) premiums and all expenses related to the aviation insurance policy (hull and liability); (iii) costs for technological support, communication systems, cell phones, and internal and operational telephone lines; and (iv) outsourced ground services and the cost of snacks and beverages that we serve on board to our passengers.

Depreciation and Amortization. Depreciation and amortization expense includes the depreciation of all rotable spare parts, furniture and equipment we own and leasehold improvements to flight equipment. It also includes the amortization of major maintenance expenses we defer under the deferral method of accounting for major maintenance events associated with the aging of our fleet and recognize over the shorter period of the next major maintenance event or the remaining lease term, which is on a utilization basis.

A common measure of per unit costs in the airline industry is cost per available seat mile (CASM). The following table shows the breakdown of CASM for the periods indicated:

	For the years ended December 31,
	2010	2011	2012	2012
	(In Ps. cents)			(In U.S.$ cents)(1)
Other operating income	0.0	(0.9)	(0.7)	(0.1)
Fuel	36.7	48.2	51.2	4.1
Aircraft rent	20.4	19.0	20.4	1.7
Salaries and benefits	14.6	14.1	14.0	1.1
Landing, take-off and navigation expenses	14.8	16.1	17.7	1.5
Sales, marketing and distribution expenses(2)	10.5	9.5	8.1	0.7
Maintenance expenses	4.7	4.8	5.4	0.4
Other operating expenses	4.4	4.4	3.9	0.3
Depreciation and amortization	1.0	1.3	2.3	0.2

Total operating expenses, net	107.0	116.5	122.3	9.9

(1)	Peso amounts were converted to U.S. dollars solely for the convenience of the reader at the rate of Ps.12.3546 per U.S.$1.00 as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on March 31, 2013. Such conversions should not be construed as a representation that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated, or at all.
(2)	Business alliance amortization expense for the year ended December 31, 2010 (year in which it was fully amortized) was Ps.5.1 million. This amount was recognized in sales, marketing and distribution expenses. See note 11 to our consolidated financial statements included elsewhere in this prospectus.

Trends and Uncertainties Affecting Our Business

We believe our operating and business performance is driven by various factors that affect airlines and their markets, trends affecting the broader travel industry, and trends affecting the specific markets and customer base that we target. The following key factors may affect our future performance.

Economic Conditions in Mexico. Mexico’s GDP is expected to grow by 3% to 5% per year for the next ten years according to the Mexican Central Bank, which is 1% to 2% above the expected annual growth for the United States during the same period as reported by the U.S. Federal Reserve. Mexico’s projected GDP growth is expected to result in the number of middle-income homes continuing their growth trend, having already grown from 5.1 million in 1992 to 15.8 million in 2008. Regarding population dynamics as of 2010, around 39% of the Mexican population was under 20 years of age, which benefits us by providing a strong base of potential customer growth. Inflation in Mexico during 2012 was 3.57% according to the INEGI. As of December 31, 2012, international reserves were at U.S.$163,592 million.

Competition. The airline industry is highly competitive. The principal competitive factors in the airline industry are fare pricing, total price, flight schedules, aircraft type, passenger amenities and related services, number of routes served from a city, customer service, safety record and reputation, code-sharing relationships and frequent flier programs and redemption opportunities. Our current and potential competitors include traditional network airlines, low-cost carriers, regional airlines and new entrant airlines. We typically compete in markets served by legacy carriers and other low-cost carriers, and, to a lesser extent, regional airlines. Some of our current or future competitors may have greater liquidity and access to capital and may serve more routes than we do.

Our principal competitive advantages are our low base fares and our focus on VFR travelers, leisure travelers and cost-conscious business people. These low base fares are facilitated by our low CASM, which at Ps.1.223 (U.S.$0.099) we believe was the lowest CASM in Latin America in 2012, compared to Avianca-TACA at U.S.$0.177, Copa at U.S.$0.111, Gol at U.S.$0.143, Grupo Aeroméxico at U.S.$0.157 and LATAM at U.S.$0.117. We also have lower costs than our publicly traded target market competitors in the United States, including Alaska Air at U.S.$0.131, American at U.S.$0.149, Delta at U.S.$0.150 and United at U.S.$0.149.

Our principal competitors for the domestic market are Grupo Aeroméxico, Interjet and VivaAerobus. Interjet and VivaAerobus are low-cost carriers in Mexico. In December 2012, the Mexican low-cost carriers (including us) combined had 60.3% of the domestic market based on passenger flight segments. We had 23.3% of the domestic market which placed us as second, according to the DGAC.

We also face domestic competition from ground transportation alternatives, primarily long-distance bus companies. There are limited passenger rail services in Mexico. There is a large bus industry in Mexico, with total passenger segments of approximately 2.8 billion in 2012, of which approximately 74.4 million were executive and luxury passenger segments, according to the Mexican Authority of Ground Transportation (Dirección General de Autotransporte Federal) and which could include both long- and short-distance travel. We set certain of our promotional fares at prices lower than bus fares for similar routes in order to stimulate demand for air travel among passengers who in the past have traveled long distances primarily by bus. We believe a small shift of bus passengers to air travel would dramatically increase the number of airline passengers and bring the air trips per capita figures in Mexico closer to those of other countries in the Americas.

Our principal competitors for the international routes between Mexico and the United States are Grupo Aeroméxico, Alaska Air, Delta and United. We have grown rapidly in the international market since we started international operations in 2009, reaching 40% market share on the routes that we operate and 8% market share considering all routes between Mexico and the United States in December 2012, according to the DGAC.

Seasonality and Volatility. Our results of operations for any interim period are not necessarily indicative of those for the entire year because our business is subject to seasonal fluctuations. We generally expect demand to be greater during the summer in the northern hemisphere, in December and around Easter, which can fall either in the first or second quarter, compared to the rest of the year. Our business is also volatile and highly affected by economic cycles and trends. Consumer confidence and discretionary spending, fear of terrorism or war, health outbreaks, weakening economic conditions, fare initiatives, fluctuations in fuel prices, labor actions, weather and other factors have resulted in significant fluctuations in our revenues and results of operations in the past. Particularly, in 2008, the demand for air transportation services was significantly adversely affected by both the severe economic recession and the record high fuel prices. We believe, however, that demand for business travel historically has been more sensitive to economic pressures than demand for low-price leisure and VFR travel, which are the primary markets we serve.

Fuel. Fuel costs represent the single largest operating expense for most airlines, including ours. Fuel costs have been subject to wide price fluctuations in recent years and could continue to rise. In 2012, for example, our fuel costs increased 23.7% due to an increase in our operations coupled with an 8.0% increase in average economic fuel cost per gallon. Fuel availability and pricing are also subject to refining capacity, periods of market surplus and shortage, and demand for heating oil, gasoline and other petroleum products, as well as economic, social and political factors and other events occurring throughout the world, which we can neither control nor accurately predict. We source a significant portion of our fuel from refining sources located in Mexico. For the year ended December 31, 2012, we hedged approximately 4.23% of our forecasted fuel requirements using over-the-counter swaps. Our fuel hedging practices are dependent upon many factors, including our assessment of market conditions for fuel, our access to the capital necessary to support margin requirements under swap agreements and the pricing of hedges and other derivative products in the market. As of December 31, 2012, we had hedged approximately 14.0% and 1.3% of our projected fuel requirements for the first and second quarter of 2013, respectively. As of December 31, 2012, we purchased our domestic fuel under the ASA fuel service contract, and the international fuel under the WFS fuel service contract. The cost and future availability of fuel cannot be predicted with any degree of certainty.

Foreign Exchange Gains and Losses. We receive all of our revenue in pesos and U.S. dollars. U.S. dollar-denominated collections accounted for 33% and 34% of our total collections in 2011 and 2012, respectively, which provides a natural partial hedge against a portion of our U.S. dollar costs. However, the majority of our operating costs are denominated in or indexed to U.S. dollars, constituting 68% and 69% of our total operating costs in 2011 and 2012. Our key U.S. dollar-denominated operating costs include fuel, aircraft rentals, maintenance, and material and repair costs.

We manage our foreign exchange risk exposure by a policy of matching, to the extent possible, receipts and local payments in each individual currency. Most of the surplus funds are converted into U.S. dollars. However, we are exposed to fluctuations in exchange rates between the peso and the U.S. dollar. As a result of the significant depreciation and appreciation of the peso against the U.S. dollar in the last three years, we recorded a foreign exchange (loss)/gain, net of Ps.(56.1) million in 2010, Ps.110.1 million in 2011 and Ps.(95.3) million in 2012.

Maintenance Expenses. We are required to conduct varying levels of aircraft and engine maintenance which involve significantly different labor and materials inputs. Maintenance requirements depend on the age and type of aircraft and the route network over which they operate. Fleet maintenance requirements may involve short cycle engineering checks, for example, component checks, monthly checks, annual airframe checks and periodic major maintenance and engine checks. Aircraft maintenance and repair costs for routine and non-routine maintenance are divided into three general categories:

(i)	Routine maintenance requirements consist of daily and weekly scheduled maintenance checks on our aircraft, including pre-flight, daily, weekly and overnight checks, diagnostic and routine repairs and any necessary unscheduled tasks performed. These types of line maintenance are currently serviced by our mechanics and are primarily completed at the main airports that we currently serve. All other maintenance activities are sub-contracted to qualified maintenance, repair and overhaul organizations. Routine maintenance also includes scheduled tasks that can take from seven to 14 days to accomplish and are required approximately every 22 months. All routine maintenance costs are expensed as incurred.

(ii)	Major maintenance consists of a series of more complex tasks that can take from one to eight weeks to accomplish and are generally required approximately every five to six years. Major maintenance is accounted for under the deferral method, whereby the cost of major maintenance and major overhaul and repair is capitalized as improvements to leased assets and amortized over the shorter period of the next major maintenance event or the remaining lease term.

(iii)	Engine services are provided pursuant to an engine flight hour agreement that guarantees a cost per overhaul, provides miscellaneous engine coverage, caps the cost of foreign objects damage events, ensures protection from annual escalations and grants an annual credit for scrapped components. We also have a power-by-hour agreement for component services, which guarantees the availability of aircraft parts for our fleet when they are required and provides aircraft parts that are not included in the redelivery conditions of the contract without constituting an additional cost at the time of redelivery. The costs associated with the miscellaneous engine coverage and the component services agreements is recorded in the consolidated statement of operations.

Due to the young age of our fleet (approximately 4.1 years on average as of December 31, 2012, as reported by the DGAC), maintenance expense in 2011 and 2012 remained relatively low. In December 2010, we recognized our first major maintenance event in the amount of Ps.38.1 million, and for the years ended December 31, 2011 and 2012 we capitalized major maintenance events as part of leasehold improvements to the flight equipment in the amount of Ps.162.6 million and Ps.129.9 million, respectively. For the years ended December 2010, 2011 and 2012 the amortization of these deferred major maintenance expenses was Ps.1.5 million, Ps.37.5 million and Ps.126.3 million, respectively. The amortization of deferred maintenance expenses is included in depreciation and amortization rather than total maintenance costs as described in “—Critical Accounting Polices and Estimates.” In 2011 and 2012, total maintenance costs amounted to Ps.379.6 million and Ps.498.8 million, respectively. As the fleet ages, we expect that maintenance costs will increase in absolute terms. The amount of total maintenance costs and related amortization of heavy maintenance expense is subject to many variables such as future utilization rates, average stage length, the size and makeup of the fleet in future periods and the level of unscheduled maintenance events and their actual costs. Accordingly, we cannot reliably quantify future maintenance expenses for any significant period of time. However, we estimate that based on our scheduled maintenance events, current maintenance expense and maintenance-related amortization expense will be approximately U.S.$62.3 million in 2013.

Maintenance Reserve Obligations. The terms of our aircraft lease agreements require us to pay maintenance reserves, sometimes referred to as supplemental rent, to be paid to the lessor in advance of and as collateral for the performance of major maintenance events, resulting in our recording significant prepaid deposits on our consolidated statements of financial position. As a result, the cash costs of scheduled major maintenance events are paid well in advance of the recognition of the maintenance event in our results of operations. Please see “—Critical Accounting Policies and Estimates—Maintenance Reserves.”

Ramp-up Period for New Routes. In late 2010 and 2011, we took advantage of the opportunity to start operating 15 routes that had been primarily operated by Grupo Mexicana before it ceased operations. This allowed us to, among other things, obtain access to six bi-lateral routes from the Mexico City international airport to the United States that were otherwise unavailable. It also meant additional costs and operational challenges as we had to change certain routes in Mexico City from the Toluca airport to the busier and more complex Mexico City international airport. We launched the new routes on short notice. Since then and after a ramp-up period, we have regularized our performance-related customer service measures and load factor. If Grupo Mexicana were to restart operations, we may be unable to continue operating these new routes. See “Risk Factors—Risks Related to the Airline Industry—Airline consolidations and reorganizations could adversely affect the industry.”

During 2012 we opened 18 new routes and added two more in the first quarter of 2013, eight of which were new routes to the United States that in our experience take more time to mature. As we continue to grow, we would expect to continue to experience a lag between when new routes are put into service and when they reach their full profit potential.

Critical Accounting Policies and Estimates

The following discussion and analysis of our consolidated financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with IFRS. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our consolidated financial statements. Note 1 to our consolidated financial statements included herein provides a detailed discussion of our significant accounting policies.

Critical accounting policies are defined as those policies that reflect significant judgments or estimates about matters that are both inherently uncertain and material to our financial condition or results of operations.

Maintenance Reserves. Our lease agreements provide that we pay maintenance reserves or supplement rent to aircraft lessors to be held as collateral in advance of our performance of major maintenance activities. Maintenance reserves are held as collateral in cash. These lease agreements provide that maintenance reserves are reimbursable to us upon completion of the maintenance event in an amount equal to the lesser of (i) the amount of the maintenance reserve held by the lessor associated with the specific maintenance event or (ii) the qualifying costs related to the specific maintenance event. Substantially all of these maintenance reserve payments are calculated based on a utilization measure, such as flight hours or cycles, and are used solely to collateralize the lessor for maintenance time run off the aircraft until the completion of the maintenance of the aircraft. We paid Ps.275.3 million, Ps.674.0 million and Ps.349.2 million in maintenance reserves, net of reimbursements, to our lessors for the years ended December 31, 2010, 2011 and 2012, respectively.

At lease inception and at each consolidated statement of financial position date, we assess whether the maintenance reserve payments required by the lease agreements are substantively and contractually related to the maintenance of the leased asset. Maintenance reserve payments that are substantively and contractually related to the maintenance of the leased asset are accounted for as maintenance deposits. Maintenance deposits expected to be recovered from lessors are reflected as guarantee deposits in the accompanying consolidated statement of financial position.

The portion of prepaid maintenance deposits that are deemed unlikely to be recovered, primarily relate to the rate of differential between the maintenance reserve payments and the expected cost for the next related maintenance event that the reserves serve to collateralize is recognized as supplemental rent. Thus, any excess of the required deposit over the expected cost of the major maintenance event is recognized as supplemental rent starting from the period the determination is made. When it is not probable that we will recover amounts currently on deposit with a lessor, such amounts are expensed as supplemental rent. We expensed Ps.38.7 million in 2010, Ps.36.7 million in 2011 and Ps.27.2 million in 2012 of maintenance reserve payments as supplemental rent.

As of December 31, 2010, 2011 and 2012, we had prepaid maintenance deposits of Ps.1,039.7 million, Ps.1,713.7 million and Ps. 2,063.0 million, respectively, on our consolidated statement of financial position. We have concluded that these prepaid maintenance deposits are likely to be recovered primarily due to the rate differential between the maintenance reserve payments and the expected cost for the related next maintenance event that the reserves serve to collateralize.

Our lease agreements also provide that most maintenance reserves held by the lessor at the expiration of the lease are nonrefundable to us and will be retained by the lessor. Consequently, we have determined that any usage-based maintenance reserve payments after the last major maintenance event are not substantively related to the maintenance of the leased asset and therefore are accounted for as contingent rent. We accrue contingent rent beginning when it becomes probable and reasonably estimable we will incur such nonrefundable maintenance reserve payments. Maintenance reserves held by lessors that are refundable to us at the expiration of the lease are accounted for as prepaid maintenance deposits on the consolidated statement of financial position when they are paid. For the years ended December 31, 2010, 2011 and 2012, we expensed as contingent rent Ps.59.9 million, Ps.94.6 million and Ps.99.4 million, respectively.

During the year ended December 31, 2011, we extended the lease terms of six aircraft lease agreements, which made available to us maintenance deposits that were recognized in prior periods in the consolidated statement of operations as supplemental rent of Ps.163.0 million. This lease extension was recognized as a guarantee deposit and a deferred liability in the consolidated statement of financial position in the caption “other liabilities” and is being amortized on a straight line basis prospectively over the next six years (the remaining revised leased term at December 31, 2012). For the years ended December 31, 2011 and 2012, we amortized Ps.10.4 million and Ps.23.3 million, respectively, and these amounts were recognized as a reduction of rent expense in the consolidated statement of operations.

Aircraft Maintenance. We account for major maintenance under the deferral method. Under the deferral method, the cost of major maintenance is capitalized (leasehold improvements) and amortized as a component of depreciation and amortization expense until the next major maintenance event or during the remaining contractual lease term, whichever occurs first. The next major maintenance event is estimated based on assumptions including estimated usage maintenance intervals mandated by the FAA in the United States and the DGAC in Mexico and

average removal times suggested by the manufacturer. These assumptions may change based on changes in the utilization of aircraft, changes in government regulations and changes in suggested manufacturer maintenance intervals. In addition, these assumptions can be affected by unplanned incidents that could damage an airframe, engine, or major component to a level that would require a major maintenance event prior to a scheduled maintenance event. To the extent the planned usage increases, the estimated useful life would decrease before the next maintenance event, resulting in additional amortization expense over a shorter period.

In December 2010, we performed our first major maintenance event at a cost of Ps.38.1 million, of which Ps.1.5 million was amortized in the same year. In 2011 and 2012, we capitalized costs of major maintenance events of Ps.162.6 million and Ps.129.9 million and recognized amortization expenses, of which Ps.37.5 million and Ps.126.3 million were amortized, respectively. The amortization of deferred maintenance expenses is included under the caption depreciation and amortization expense in our consolidated statement of operations. If the amortization of major maintenance expenditures were classified as maintenance expense, they would amount to Ps.277.7 million, Ps.417.1 million and Ps.625.1 million for the years ended December 31, 2010, 2011 and 2012, respectively.

Gains and Losses on Sale and Leaseback. For aircraft acquired through a sale and leaseback transaction, any profit or loss is accounted for as follows: (i) profit or loss is recognized immediately when it is clear that the transaction is established at fair value; (ii) if the sale price is below fair value, any profit or loss is recognized immediately; however, if the loss is compensated for by future lease payments at below market price, such loss is recognized as an asset on the consolidated statements of financial position and loss recognition is deferred and amortized to the consolidated statements of operations in proportion to the lease payments over the contractual lease term; and (iii) if the sale price is above fair value, the excess is deferred and amortized to the consolidated statements of operations over the asset’s expected lease term, including probable renewals, with the amortization recorded as a reduction of rent expense.

During the year ended December 31, 2011 and 2012, we sold and transferred aircraft and engines to third parties, giving rise to a gain of approximately Ps.72.8 million and Ps.61.3 million, respectively, that was recorded under other operating income in the consolidated statement of operations. During the year ended December 31, 2010, we did not sell or transfer aircraft or engines to third parties. In addition, during the year ended December 31, 2011, we entered into a sale and leaseback transaction, resulting in a loss of approximately Ps.30.7 million on the sale. This loss was recorded in the consolidated statements of financial position as an asset and is being amortized as a portion of the aircraft rent over the contractual lease term. During 2011 and 2012, the current portion of Ps.3.0 million was recorded as prepaid expenses and other current assets, and the non-current portion of Ps.26.6 million and Ps.23.6 million were recorded as other assets, respectively.

During 2011 and 2012, we amortized Ps.1.0 million and Ps.3.0 million, respectively. After the sale, the aircraft and engines were leased back under operating lease agreements.

Furthermore, in August 2012, we entered into a total support agreement with Lufthansa Technik AG for a six-year term, which includes a total component support agreement (power-by-hour) and ensures the availability of aircraft components for our fleet when they are required. The cost of the total component support agreement is applied monthly to the results of operations. Additionally, this transaction includes a sale and leaseback agreement for certain components. As part of this total support agreement, we received credit notes of Ps.46.5 million, which was deferred on the consolidated statement of financial position and is being amortized on a straight line basis, prospectively during the term of the agreement. As of December 31, 2012, we amortized Ps.3.5 million, received Ps.25.3 million and recorded an accounts receivable of Ps.21.2 million for the unused portion of the credit notes which will be applied against future payments due under the total support agreement.

Equity-settled Transactions. Equity-settled transactions are measured at fair value at the date the equity benefits are conditionally granted to employees.

The management incentive plan has been classified as an equity-settled transaction because as of the grant date the fair value of the transaction is fixed and is not adjusted by subsequent changes in the fair value of capital instruments.

During 2012, we did not recognize any compensation expense associated with the management incentive plan in our consolidated statement of operations. Once the equity benefits are conferred, we will recognize the cost using the accelerated method between the consummation of the condition for exercise and such determination. In April 2012, when the board of directors authorized the incentive plan for the benefit of certain key employees, the Company obtained a contemporaneous valuation by an independent valuation specialist that used the binomial model published by Hull & White. The Company expected to make the grants at the time, however, the regulatory approvals necessary to reorganize the Company (to permit foreign investment to be deemed as neutral and exceed regulatory limits) that was a necessary precondition to the actual grant took eight months as the reorganization had to be approved by a number of governmental agencies in Mexico, including the Foreign Investment Bureau of the Ministry of Economy. The necessary approvals did not come until December 2012 and therefore the actual grant date was December 24, 2012. In connection with the actual grant, the Company updated the valuation using the methodology that was approved in April 2012. The December 2012 valuation was prepared by management using the same binomial model.

The Company determined, at the grant date, that the fair value of the awards issued under the management incentive plan was Ps.2.7 million. This amount will be expensed over the vesting period, which will start when the related condition for exercise has been or is likely to be met (i.e., consummation of the global offering or a change of control), until December 31, 2015. Under the methodology utilized by the Company, as of December 31, 2012 the fair value of the common stock did not represent a material change in the intrinsic value of the granted shares.

The factors considered in the valuation model included a volatility estimated with historical returns on common stock of comparable companies and other inputs obtained from independent and observable sources, such as Bloomberg. The share spot price fair value was determined using the market approach valuation methodology, with the following assumptions:

2012
Dividend yield (%)	0.00%
Volatility (%)	37.00%
Risk–free interest rate (%)	5.96%
Expected life of share options (years)	8.80
Exercise share price (in Mexican pesos Ps.)	5.31
Exercise multiple	1.10
Fair value of the stock at grant date	1.73

The dividend yield was set at zero because at the time the management incentive plan was valued and as of the date of this prospectus, the Company does not have any plans to pay a dividend.

The volatility was determined based on average historical volatilities. Such volatilities were calculated according to a database including up to 18 months of historical stock price returns of U.S. and Latin American publicly traded airlines. The expected volatility reflects the assumption that the historical volatility of comparable companies is indicative of future trends, which may not necessarily be the actual outcome.

The risk-free interest rate is the interbank interest rate in Mexico, continuously expressed, accordingly to the corresponding term.

The expected life of the share options is an output of the valuation model, and represents the average time the option is expected to remain viable, assuming the employee does not leave during the vesting period.

The management incentive plan explicitly incorporates the employee’s early exercise policy by assuming that early exercise happens when the stock price is a certain multiple, M, of the exercise price. The exercise multiple M, of 1.1 incorporates the assumption of the employee’s exercise of the options can occur when the share prices are 1.1 times the exercise price, i.e. 10% above the exercise price.

Movements during the year

The following table illustrates the number of shares options and fixed exercise prices during the year:

	Number	Exercise price in Mexican pesos
Outstanding as of December 31, 2011	—	Ps.—
Granted during the year	25,164,126	5.31
Forfeited during the year	—	—
Exercised during the year	—	—
Outstanding as of December 31, 2012	25,164,126	Ps.5.31

Fair Value of Financial Instruments. Where the fair value of financial assets and financial liabilities recorded in our consolidated statement of financial position cannot be derived from active markets, they are determined using valuation techniques including the discounted cash flows model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

Derivative Financial Instruments and Hedge Accounting. We mitigate certain financial risks, such as volatility in the price of aircraft fuel, adverse changes in interest rates and exchange rate fluctuations, through a controlled risk management program that includes the use of derivative financial instruments. The derivative financial instruments are recognized in the consolidated statement of financial position at fair value. The effective portion of a cash flow hedge’s unrecognized gain or loss is recognized in “Accumulated other comprehensive income (loss) items,” while the ineffective portion is recognized in current year earnings. The realized gain or loss of derivative financial instruments that qualify as hedging is recorded in the same statements of operations as the realized gain or loss of the hedged item. Derivative financial instruments that are not designated as or not effective as a hedge are recognized at fair value with changes in fair value recorded in current year earnings. Outstanding derivative financial instruments may require collateral to guarantee a portion of the unsettled loss prior to maturity. The amount of collateral delivered in guarantee, which is presented as part of “Guarantee deposits,” is reviewed and adjusted on a daily basis, based on the fair value of the derivative position.

(i)	Aircraft Fuel Price Risk. We account for derivative financial instruments at fair value and recognize them in the consolidated statement of financial position as an asset or liability. The cost of aircraft fuel consumed in 2010, 2011 and 2012 represented 34%, 41% and 42% of our operating expenses, respectively. To manage aircraft fuel price risk, we periodically enter into derivatives financial instruments. During 2010, 2011 and 2012, we entered into aircraft fuel swap hedges that gave rise to a gain of Ps.1.1 million, Ps.9.3 million and Ps.19.9 million, respectively. Since these instruments qualify as accounting hedges, the cost and related gains or losses are considered a portion of the fuel cost in the consolidated statement of operations. As of December 31, 2010, 2011 and 2012, the fair value of these instruments was Ps.7.3 million, Ps.0.9 million and Ps.2.4 million, respectively.

(ii)	Foreign Currency Risk. Foreign currency risk is the risk that the fair value of future cash flows will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates primarily to our operating activities (when revenue or expense is denominated in a different currency than pesos). Exchange exposure relates to amounts payable arising from U.S. dollar-denominated and U.S. dollar-linked expenses and payments. To mitigate this risk in 2010 and 2011, we use foreign exchange derivative financial instruments.

In 2010 and 2011, the exchange rate hedges resulted in a loss of Ps.0.4 million and Ps.1.1 million, respectively that was recorded as a portion of the financial expense. All of our positions matured in January 2011, so accordingly there was no fair value as of December 31, 2011. During the year ended December 31, 2012, we did not enter into exchange rate derivatives financial instruments.

Our foreign exchange exposure as of December 31, 2010, 2011 and 2012 was a net asset position of U.S.$134.9 million, U.S.$169.7 million and U.S.$208.2 million, respectively.

(iii)	Interest Rate Risk. Interest rate risk is the risk that the fair value of future cash flows will fluctuate because of changes in market interest rates. Our exposure to the risk of changes in market interest rates relates primarily to our long-term debt and lease obligations with floating interest rates. As of December 31, 2010, 2011 and 2012, we had outstanding hedging contracts in the form of interest rate swaps with fair value of Ps.99.2 million, Ps.162.8 million and Ps.147.7 million, respectively. These instruments are included as liabilities in our consolidated statement of financial position. In 2010, 2011 and 2012, the reported loss on the instruments was Ps.36.4 million, Ps.35.9 million and Ps.36.6 million, respectively, which was recognized as a portion of the rental expense in the consolidated statements of operations.

The table below presents the payments required by our financial liabilities:

	Year ended December 31, 2012
	Within one Year	One to five Years	In five Years or more	Total
	(In thousands of pesos)
Interest-bearing borrowings
Pre-delivery payment facilities	517,320	242,053	—	759,373
Working capital	—	390,487	—	390,487
Derivative financial instruments
Fuel swaps	(2,360)	—	—	(2,360)
Interest rate swaps	37,011	110,702	—	147,713

Total	551,971	743,242	—	1,295,213

Income Taxes. We account for income taxes using the liability method. Deferred taxes are recorded based on differences between the financial statement basis and tax basis of assets and liabilities and available tax loss and credit carry-forwards. In assessing our ability to realize deferred tax assets, our management considers whether it is more likely than not that some or all of the deferred tax assets will be realized. In evaluating our ability to utilize our deferred tax assets, we consider all available evidence, both positive and negative, in determining future taxable income on a jurisdiction by jurisdiction basis. At December 31, 2010, 2011 and 2012, we had tax loss carry-forwards amounting to Ps.1,456.6 million, Ps.2,200.0 million and Ps.2,014.9 million, respectively. These losses relate to our and our subsidiaries’ operations on a stand-alone basis, which in conformity with current Mexican Income Tax Law may be carried forward against taxable income generated in the succeeding ten years and may not be used to offset taxable income elsewhere in our consolidated group. During the years ended December 31, 2010, 2011 and 2012, we used tax-loss carry-forwards of Ps.156.9 million, Ps.0.8 million and Ps.256.6 million, respectively.

Impairment of Long-Lived Assets. The carrying value of rotable spare parts, furniture and equipment is reviewed for impairment when events or changes in circumstances indicate the carrying value may not be recoverable and the cumulative impairment losses are shown as a reduction in the carrying value of rotable spare parts, furniture and equipment.

We record impairment charges on long-lived assets used in operations when events and circumstances indicate that the assets may be impaired or when the carrying amount of a long-lived asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less cost to sell and its value in use.

The value in use calculation is based on a discounted cash flow model, using our projections of operating results for the near future. The recoverable amount of long-lived assets is sensitive to the uncertainties inherent in the preparation of projections and the discount rate used in the calculation.

For the years ended December 31, 2010, 2011 and 2012, there were no indications of impairment and therefore no impairment charges were recorded in respect of our long-lived assets.

Doubtful Accounts. An allowance for doubtful receivables is established when there is objective evidence that we will not be able to collect all amounts due according to the original terms of the receivables. For the years ended December 31, 2010, 2011 and 2012, the allowance for doubtful accounts was Ps.16.0 million, Ps.21.3 million and Ps.21.7 million.

RESULTS OF OPERATIONS

Operating Revenues

First quarter 2012 compared to first quarter 2013

	For the three months ended March 31,
	2012	2013	Variation
	(In thousands of pesos, except for % and operating data)
Operating Revenues
Passenger	2,099,908	2,587,535	487,627	23.2%
Non-ticket	312,241	474,052	161,811	51.8%

Total operating revenues	2,412,149	3,061,587	649,438	26.9%

Operating Data
Capacity (in ASMs in thousands)	2,100,551	2,474,978	374,427	17.8%
Load factor	81%	81%	—	(0.3%)
Average ticket revenue per booked passenger	1,312	1,320	8	0.6%
Average non-ticket revenue per booked passenger	195	242	47	24.0%
Revenue passenger miles (RPMs in thousands)	1,702,655	2,000,245	297,590	17.5%

Passenger Revenue. The 23.2% increase in passenger revenue for the three months ended March 31, 2013 compared to the same period in 2012 was primarily due to a 17.8% growth in ASM capacity resulting from the incorporation of eight new aircraft and the 0.6% increase in average ticket revenue per booked passenger. Our traffic as measured in terms of RPMs increased 17.5% for the three months ended March 31, 2013 also resulting from the incorporation of the new aircraft.

Non-ticket Revenue. The 51.8% increase in non-ticket revenue for the three months ended March 31, 2013 compared to the same period in 2012 was primarily driven by a 22.5% increase in booked passengers, which resulted in more passengers purchasing non-ticket items, and a 24.0% increase in average non-ticket revenue per passenger. Such increases were primarily the result of an increase in extra baggage, distribution channels and pre-seat selection fees. In addition, our V-Club subscription service added approximately 7,924 new members for a total of 43,124 members as of March 31, 2013.

2011 compared to 2012

	For the years ended December 31,
	2011	2012	Variation
	(In thousands of pesos, except for % and operating data)
Operating Revenues
Passenger	8,036,275	10,176,747	2,140,472	26.6%
Non-ticket	842,341	1,509,668	667,327	79.2%

Total operating revenues	8,878,616	11,686,415	2,807,799	31.6%

Operating Data
Capacity (in ASMs in thousands)	7,939,365	9,244,425	1,305,060	16.4%
Load factor	79%	83%	4%	4.7%
Average ticket revenue per booked passenger	1,354	1,374	20	1.4%
Average non-ticket revenue per booked passenger	142	204	62	43.6%
Revenue passenger miles (RPMs in thousands)	6,290,707	7,668,202	1,377,495	21.9%

Passenger Revenue. The 26.6% increase in passenger revenue in 2012 was primarily due to a 16.4% growth in ASM capacity resulting from the incorporation of seven new aircraft. We also benefited from a 4.7% increase in the load factor, mainly as the result of our stimulation of demand and an increase of 1.4% in average ticket revenue per passenger. Our traffic as measured in terms of RPMs increased by 21.9% in 2012 also resulting from the incorporation of seven new aircraft.

Non-ticket Revenue. The 79.2% increase in non-ticket revenue in 2012 was primarily driven by a 24.8% increase in booked passengers, which resulted in more passengers purchasing non-ticket items, and a 43.6% increase in average non-ticket revenue per passenger. Such increases were mainly the result of launching unbundled fares in the second quarter of 2012 in order to lower base fares to increase the load factor, as well as increasing fees for baggage, premium distribution channels and seat selection. In addition, we started a membership based ultra-low-fare subscription service called V-Club which has attracted approximately 35,200 members as of December 31, 2012.

2010 compared to 2011

	For the years ended December 31,
	2010	2011	Variation
	(In thousands of pesos, except for % and operating data)
Operating Revenues
Passenger	6,278,469	8,036,275	1,757,806	28.0%
Non-ticket	498,921	842,341	343,420	68.8%

Total operating revenues	6,777,390	8,878,616	2,101,226	31.0%

Operating Data
Capacity (in ASMs in thousands)	5,853,823	7,939,365	2,085,542	35.6%
Load factor	79%	79%	0%	0.2%
Average ticket revenue per booked passenger	1,422	1,354	(68)	(4.7%)
Average non-ticket revenue per booked passenger	113	142	29	25.7%
Revenue passenger miles (RPMs in thousands)	4,628,014	6,290,707	1,662,693	35.9%

Passenger Revenue. The 28.0% increase in passenger revenue in 2011 was primarily due to a growth in capacity, with a 35.6% increase in ASMs, as a result of the incorporation of eight new aircraft. However, the increase in passenger revenue was partially offset due to a reduction in our average ticket revenue per booked passenger by 4.7% in order to stimulate additional demand on the 15 new routes that we started operating in late 2010 and in the beginning of 2011.

Non-ticket Revenue. The 68.8% increase in non-ticket revenue in 2011 was primarily due to an increase in passengers paying for ancillary services, higher cargo revenue and higher fees charged for ancillary services, such as excess baggage, commissions on third-party insurance and other services.

Operating Expenses, net

First quarter 2012 compared to first quarter 2013

	For the three months ended March 31,
	2012	2013	Variation
	(In thousands of pesos, except for %)
Other operating income	(19,413)	(24,240)	(4,827)	24.9%
Fuel	1,088,405	1,198,628	110,223	10.1%
Aircraft rent	445,508	514,297	68,789	15.4%
Salaries and benefits	296,836	362,840	66,004	22.2%
Landing, take-off and navigation expenses	370,961	460,772	89,811	24.2%
Sales, marketing and distribution expenses	162,739	186,573	23,834	14.6%
Maintenance expenses	116,242	141,268	25,026	21.5%
Other operating expenses	74,981	102,227	27,246	36.3%
Depreciation and amortization	41,678	81,245	39,567	94.9%

Total operating expenses, net	2,577,937	3,023,610	445,673	17.3%

Total operating expenses net, increased by 17.3% for the three months ended March 31, 2013 compared to the same period in 2012, primarily as a result of the growth of our operations and the other factors described below.

Other Operating Income. Other operating income increased by Ps.4.8 million for the three months ended March 31, 2013 compared to the same period in 2012, primarily because of higher gains from sale and leaseback transactions.

Fuel. Fuel expense increased 10.1% in the three months ended March 31, 2013 compared to the same period in 2012 as a result of a 15.5% increase in fuel gallons consumed and an increase in our capacity and operations. This increase was partially offset by a 4.7% decrease in the average economic fuel cost per gallon.

Aircraft Rent. Aircraft rent increased 15.4% for the three months ended March 31, 2013 compared to the same period in 2012 mainly due to an increase of Ps.86.2 million in rent expenses relating to eight new Airbus A320 aircraft received after March 31, 2012. This increase was partially offset by a decrease in rent in peso terms due to a 2.8% appreciation of the peso against the U.S. dollar and a Ps.5.8 million amortization benefit resulting from the extension of the terms of six aircraft lease agreements renegotiated during 2011.

Salaries and Benefits. The 22.2% increase in salaries and benefits for the three months ended March 31, 2013 compared to the same period in 2012 was primarily the result of growing our operations by 19.9% (measured in departures), which required an 8.5% increase in our total employees, as we increased our fleet size by 22.9% via the addition of eight aircraft from April 1, 2012 to March 31, 2013. The increase in labor costs for the three months ended March 31, 2013 was also driven by higher bonuses connected to increased operations and improved financial results compared to the same period in 2012.

Landing, Take-off and Navigation Expenses. The 24.2% increase in landing, take-off and navigation expenses for the three months ended March 31, 2013 compared to the same period in 2012 was primarily due to a 25.8% increase in the number of airports served. In addition, our booked passengers increased 22.5%.

Sales, Marketing and Distribution Expenses. Sales, marketing and distribution expenses increased 14.6% for the three months ended March 31, 2013 primarily due to a significant increase in sales, which led to higher distribution costs.

Maintenance Expenses. The 21.5% increase in maintenance expenses for the three months ended March 31, 2013 compared to the same period in 2012 was the result of a 22.9% increase in the size of our fleet. Additionally, the maintenance expenses increased as a result of the timing of scheduled maintenance events and the aging of our fleet. As the fleet ages, we expect that maintenance costs and related out of service time to complete the maintenance will increase.

Other Operating Expenses. Other operating expenses increased 36.3% in the three months ended March 31, 2013 compared to the same period in 2012 primarily as a result of:

•	additional administrative support due to the expansion in our flight operations and employees, and a rise in miscellaneous administrative expenses, such as consulting and legal fees;

•	additional technical and communications support required due to the growth of our operations; and

•	servicing more passengers on board and the expansion of our international routes.

Depreciation and Amortization. Depreciation and amortization increased 94.9% in the three months ended March 31, 2013 compared to the same period in 2012. This increase was primarily due to the amortization of major maintenance events associated with the aging of our fleet by Ps.36.7 million, which was accounted for using the deferral method.

2011 compared to 2012

	For the years ended December 31,
	2011	2012	Variation
	(In thousands of pesos, except for %)
Other operating income	(73,831)	(68,800)	5,031	(6.8%)
Fuel	3,823,232	4,730,089	906,857	23.7%
Aircraft rent	1,508,135	1,885,696	377,561	25.0%
Salaries and benefits	1,120,359	1,302,971	182,612	16.3%
Landing, take-off and navigation expenses	1,281,583	1,639,945	358,362	28.0%
Sales, marketing and distribution expenses	750,474	751,919	1,445	0.2%
Maintenance expenses	379,626	498,836	119,210	31.4%
Other operating expenses	359,046	356,517	(2,529)	(1.0%)
Depreciation and amortization	102,977	211,002	108,025	104.9%

Total operating expenses, net	9,251,601	11,308,175	2,056,574	22.2%

Total operating expenses, net increased by 22.2% in 2012 primarily as a result of the growth of our operations and higher fuel costs and the other factors described below.

Other Operating Income. Other operating income decreased by Ps.5.0 million, or 6.8%, in 2012 primarily because of lower gains from sale and leaseback transactions.

Fuel. Fuel expense increased 23.7% in 2012 as a result of an increase in average economic fuel cost per gallon of 8% and an increase in fuel gallons consumed of 14.6%, which in turn was due to an increase in capacity and operations.

Aircraft Rent. Aircraft rent increased 25% mainly because of: (i) a Ps.127.2 million increase in rent expenses relating to seven new Airbus A320 aircraft received in 2012, and (ii) a Ps.238.7 million increase relating to the eight new aircraft received in late 2011 which were financed via operating leases. In addition, aircraft rent in peso terms also increased because of the depreciation of approximately 5.9% of the average exchange rate of the peso against the U.S. dollar. This increase was partially offset by Ps.23.2 million in 2012 corresponding to the amortization of the benefit of the lease term extension of six aircraft lease agreements renegotiated during 2011 which allowed us to recognize maintenance deposits from prior periods in the amount of Ps.163.0 million as lease extension benefit.

Salaries and Benefits. The 16.3% increase in salaries and benefits in 2012 was primarily the result of growing our operations by 14.7% (measured in departures), which required a 9.0% increase in our total employees, as we increased our fleet size by 20.6% via the addition of seven aircraft in 2012. The increase in labor costs was also driven by the increase in crew labor rates by approximately 4.2% during 2012 due to the renegotiation of our collective bargaining agreements and the fact that we achieved the financial result required for the payments of higher bonuses, which we did not do in 2011.

Landing, Take-off and Navigation Expenses. The 28.0% increase in landing, take-off and navigation expenses in 2012 was primarily due to a 19.4% increase in airports served. In addition, our booked passengers increased by 24.8%.

Maintenance Expenses. The 31.4% increase in maintenance expenses in 2012 was the result of a 20.6% increase in the size of our fleet due to the addition seven new aircraft in 2012. The maintenance expenses increased as a result of the timing of scheduled maintenance events and the aging of our fleet. As the fleet ages, we expect that maintenance costs and related out-of-service time to complete the maintenance will increase.

Other Operating Expenses. Other operating expenses decreased 1.0%. This was due to the fact that in 2012 we did not record any additional transaction costs related to a suspended equity transaction in 2012, compared to 2011. The decrease in the operating expenses was partially offset by:

•

additional administrative expenses related to the expansion in our flight operations and employees, and a rise in miscellaneous administrative expenses, such as travel costs and consulting and legal fees;

•	required additional technical and communications support due to the growth of our operations; and

•	servicing more passengers on board and the expansion of our international routes.

Depreciation and Amortization. Depreciation and amortization increased 104.9% in 2012 primarily due to the amortization of major maintenance events associated with the aging of our fleet under the deferral method, which increased by Ps.88.8 million from 2011 to 2012.

2010 compared to 2011

	For the years ended December 31,
	2010	2011	Variation
	(In thousands of pesos, except for %)
Other operating income	(158)	(73,831)	(73,673)	100%
Fuel	2,146,011	3,823,232	1,677,221	78.2%
Aircraft rent	1,197,022	1,508,135	311,113	26.0%
Salaries and benefits	852,123	1,120,359	268,236	31.5%
Landing, take-off and navigation expenses	867,690	1,281,583	413,893	47.7%
Sales, marketing and distribution expenses(1)	615,431	750,474	135,043	21.9%
Maintenance expenses	276,128	379,626	103,498	37.5%
Other operating expenses	255,413	359,046	103,633	40.6%
Depreciation and amortization	56,572	102,977	46,405	82.0%

Total operating expenses, net	6,266,232	9,251,601	2,985,369	47.6%

(1)	Business alliance amortization expense for the year ended December 31, 2010 (year in which it was fully amortized) was Ps.5.1 million. This amount was recognized in sales, marketing and distribution expenses. See note 11 to our consolidated financial statements included elsewhere in this prospectus.

Total operating expenses, net increased by 47.6% in 2011 primarily as a result of the growth of our operations and higher fuel costs and the other factors described below.

Other Operating Income. Other operating income increased by Ps.73.7 million, or 100%, in 2011 as we did not enter into aircraft sale and leaseback transactions during 2010.

Fuel. Fuel expense increased 78.2% in 2011 as a result of an increase in average economic fuel cost per gallon by 34.7%, and an increase in fuel consumption by 32.3% as a result of the incorporation of eight new aircrafts, which in turn was due to an increase in capacity and operations.

Aircraft Rent. Aircraft rent increased 26% in 2011 mainly as a result of a Ps.172.6 million increase in rent expenses relating to eight new Airbus A320 aircraft received in 2011 as well as a Ps.155.4 million increase corresponding to five new aircraft received in late 2010 which were financed via operating leases. We also expensed higher contingent and supplemental rent by Ps.43.2 million in 2011, accounting for the portion of aircraft maintenance deposits paid to lessors that were not deemed reimbursable during the period in accordance with our accounting policies. This increase was partially offset by Ps.10.4 million corresponding to the amortization benefit of the lease term extension of six aircraft lease agreements renegotiated during 2011, which made available maintenance deposits of Ps.163.0 million that were recognized in prior periods as lease extension benefit. This lease incentive has been deferred and amortized on a straight line basis prospectively over the remaining revised leased term. In addition, aircraft rent in peso terms also decreased because of the 1.7% appreciation of the average exchange rate which represented approximately Ps.43.1 million.

Salaries and Benefits. The 31.5% increase in salaries and benefits in 2011 was primarily the result of growing our operations by 32.3%, which required a 22.6% increase in our total employees. The increase in labor costs was also driven by the increase in crew labor rates by approximately 3.9% in 2011 as a result of the renegotiation of our collective bargaining agreements.

Landing, Take-off and Navigation Expenses. The 47.7% increase in landing, take-off and navigation expenses in 2011 was primarily due to a 34.4% increase in booked passengers. In addition, our airports served increased by 6.9%.

Sales, Marketing and Distribution Expenses. Sales, marketing and distribution expenses increased 21.9% in 2011 primarily due to a significant increase in sales, which led to higher distribution costs. In the year ended December 31, 2010, we recorded business alliance amortization expenses of Ps.5.1 million. For more information, see note 11 to our financial statements included elsewhere in this prospectus.

Maintenance Expenses. The 37.5% increase in maintenance expenses in 2011 was a result of a 30.8% increase in the size of our fleet, a 5.1% increase in average daily utilization, and higher maintenance costs associated with the aging of our fleet.

Other Operating Expenses. Other operating expenses increased 40.6% in 2011 primarily as a result of:

•	additional transaction costs of Ps.26.4 million incurred in prior years related to a suspended equity transaction.

•	additional administrative support due to the expansion in our flight operations and employees, and a rise in miscellaneous administrative expenses, such as travel costs and consulting and legal fees;

•	additional technical and communications support required as a result of the growth of our operations; and

•	servicing more passengers on board and the expansion of our international routes.

Depreciation and Amortization. Depreciation and amortization increased 82.0% in 2011 primarily due to the amortization of major maintenance events under the deferral method, which increased by Ps.36.0 million from 2010 to 2011.

Operating Results

First quarter 2012 compared to first quarter 2013

	For the three months ended March 31,
	2012	2013	Variation
	(In thousands of pesos, except for %)
Operating Results
Total operating revenues	2,412,149	3,061,587	649,438	26.9%
Total operating expenses, net	2,577,937	3,023,610	445,673	17.3%

Operating (loss) income	(165,788)	37,977	203,765	n.a.

Operating Income. As a result of the factors outlined above, our operating income was Ps.37.9 million for the three months ended March 31, 2013. This was a Ps.203.8 million increase over our operating loss of Ps.165.8 million during the same period in 2012.

2011 compared to 2012

	For the years ended December 31,
	2011	2012	Variation
	(In thousands of pesos, except for %)
Operating Results
Total operating revenues	8,878,616	11,686,415	2,807,799	31.6%
Total operating expenses, net	9,251,601	11,308,175	2,056,574	22.2%

Operating (loss) income	(372,985)	378,240	751,225	n.a.

Operating Income. As a result of the factors outlined above, our operating income was Ps.378.2 million in 2012, a 201.4% increase compared to our operating loss of Ps.373.0 million in 2011.

2010 compared to 2011

	For the years ended December 31,
	2010	2011	Variation
	(In thousands of pesos, except for %)
Operating Results
Total operating revenues	6,777,390	8,878,616	2,101,226	31.0%
Total operating expenses, net	6,266,232	9,251,601	2,985,369	47.6%

Operating income (loss)	511,158	(372,985)	(884,143)	n.a.

Operating Income (loss). As a result of the factors outlined above, we had an operating loss of Ps.373.0 million in 2011, compared to an operating income of Ps.511.2 million in 2010.

Financial Results

First quarter 2012 compared to first quarter 2013

	For the three months ended March 31,
	2012	2013	Variation
	(In thousands of pesos, except for %)
Financing Results
Finance income	2,616	4,355	1,739	66.5%
Finance cost	(18,769)	(18,415)	354	(1.9%)
Exchange loss, net	(87,812)	(107,830)	(20,018)	22.8%

Total financing results	(103,965)	(121,890)	(17,925)	17.2%

Total Financing Results. The variation in financing results was primarily due to the appreciation of the peso against the U.S. dollar for the three months ended March 31, 2013, compared to the same period in 2012, because we have a U.S. dollar net asset position.

2011 compared to 2012

	For the years ended December 31,
	2011	2012	Variation
	(In thousands of pesos, except for %)
Financing Results
Finance income	5,539	13,611	8,072	n.a.
Finance cost	(57,718)	(89,731)	(32,013)	55.5%
Exchange gain (loss), net	110,150	(95,322)	(205,472)	n.a.

Total financing results	57,971	(171,442)	(229,413)	n.a.

Total Financing Results. The variation in financing results was primarily due to the appreciation of the peso against the U.S. dollar in 2012 because we have a U.S. dollar net asset position.

2010 compared to 2011

	For the years ended December 31,
	2010	2011	Variation
	(In thousands of pesos, except for %)
Financing Results
Finance income	5,091	5,539	448	8.8%
Finance cost	(52,221)	(57,718)	(5,497)	10.5%
Exchange (loss) gain, net	(56,144)	110,150	166,294	n.a.
Other financing costs	(3,455)	0	3,455	n.a.

Total financing results	(106,729)	57,971	164,700	n.a.

Total Financing Results. The variation in financing results was primarily due to the depreciation of the peso against the U.S. dollar in 2011 because we have a U.S. dollar net asset position.

Income Tax Expense and Net Income

First quarter 2012 compared to first quarter 2013

	For the three months ended March 31,
	2012	2013	Variation
	(In thousands of pesos, except for %)
Net loss
Loss before income tax	(269,753)	(83,913)	185,840	(68.9%)
Income tax (expense) benefit	4,532	19,291	14,759	n.a.
Attribution of net loss
Equity holders of the parent	(222,940)	(62,286)	160,654	(72.1%)
Non-controlling interest	(42,281)	(2,336)	39,945	(94.5%)

Net loss	(265,221)	(64,622)	200,599	(75.6%)

We recorded net loss of Ps.64.6 million in the three months ended March 31, 2013 compared to a net loss of Ps.265.2 million in the same period in 2012. The decrease in net loss for the three months ended March 31, 2013 was primarily due to an increase of 26.9% in operating revenues, partially offset by an increase in operating expenses of 17.3%.

As of March 31, 2012 and 2013, our estimated effective tax rate was recognized at the end of each period, resulting in a higher income tax benefit of Ps.20.8 million for the three months ended March 31, 2013.

2011 compared to 2012

	For the years ended December 31,
	2011	2012	Variation
	(In thousands of pesos, except for %)
Net (loss) income
(Loss) income before income tax	(315,014)	206,798	521,812	n.a.
Income tax (expense) benefit	(476)	(3,481)	(3,005)	n.a.
Attribution of net (loss) income
Equity holders of the parent	(293,540)	215,239	508,779	n.a.
Non-controlling interest	(21,950)	(11,922)	10,028	(45.7%)

Net (loss) income	(315,490)	203,317	518,807	n.a.

We recorded net income of Ps.203.3 million in 2012 compared to a net loss of Ps.315.5 million in 2011. The net loss in 2011 was primarily due to the ramp-up period of the new 15 routes that we launched in late 2010 and 2011. See “Trends and Uncertainties Affecting Our Business—Ramp-up Period for New Routes.”

At December 31, 2012 and 2011, we had tax loss carry-forwards amounting to Ps.2,014.9 million and Ps.2,200.0 million, respectively. These losses relate to our operations, which in conformity with current Mexican Income Tax Law may be carried forward and used to offset taxable income generated in the succeeding ten years by the entity and may not be used to offset taxable income elsewhere in our consolidated group. During the years ended December 31, 2012, and 2011, we used Ps.256.6 million and Ps.0.8 million, respectively, in tax loss carry-forwards.

2010 compared to 2011

	For the years ended December 31,
	2010	2011	Variation
	(In thousands of pesos, except for %)
Net income (loss)
Income (loss) before income tax	404,429	(315,014)	(719,443)	n.a.
Income tax benefit (expense)	238,684	(476)	(239,160)	n.a.
Attribution of net income (loss)
Equity holders of the parent	572,234	(293,540)	(865,774)	n.a.
Non-controlling interest	70,879	(21,950)	(92,829)	n.a.

Net income (loss)	643,113	(315,490)	(958,603)	n.a.

We recorded a net loss of Ps.315.5 million in 2011 compared to net income of Ps.643.1 million in 2010. In 2010 we recognized a deferred tax benefit related to our previously unrecognized deferred tax asset, because at that time we expected to be profitable in the foreseeable future.

Quarterly Financial Data (unaudited)

The following table shows the financial and operating data for our business for the periods presented:

	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	(In thousands of pesos, except share and per share amounts and other operating statistics)
Operating revenues	2,412,149	2,704,821	3,349,289	3,220,156
Passenger	2,099,908	2,384,073	2,933,151	2,759,615
Non-ticket	312,241	320,748	416,138	460,541
Operating (loss) income	(165,788)	39,246	335,321	169,461
Attribution of net (loss) income
Equity holders of the parent	(222,940)	96,979	212,036	129,164
Non-controlling interest	(42,281)	12,114	17,817	428

Net (loss) income	(265,221)	109,093	229,853	129,592

Other financial data (unaudited):
EBITDA(1)	(211,922)	178,266	305,014	222,562
Adjusted EBITDA(1)	(124,110)	84,674	389,450	239,228
Adjusted EBITDAR	321,398	547,873	880,003	725,664
Earnings per share
Basic and diluted	(0.000306)	0.000133	0.000291	0.000176
Earnings per ADS
Basic and diluted	(0.003064)	0.001333	0.002914	0.001763
Weighted average shares outstanding
Basic and diluted	727,595,544	727,595,544	727,595,544	732,441,216
Other operating statistics
Aircraft at end of period	35	36	37	41
Average daily Aircraft utilization (flight hours)	10.28	10.02	10.99	10.34
Airports served	31	32	37	37
Departures	13,090	13,850	16,110	15,756
Average stage length (miles)	1,052	1,011	1,020	1,014
Booked passenger (thousands)	1,601	1,805	2,050	1,952
Revenue passenger miles (RPMs) (thousands)	1,702,655	1,844,382	2,116,676	2,004,489
Available seat miles (ASMs) (thousands)	2,100,551	2,140,382	2,522,792	2,480,700
Load factor	81%	86%	84%	81%
Average ticket revenue per booked passenger	1,312	1,321	1,431	1,414
Total operating revenue per ASM (TRASM) (cents)	114.8	126.4	132.8	129.8
Passenger revenue per ASM (RASM) (cents)	100.0	111.4	116.3	111.2
CASM (cents)	122.7	124.5	119.5	123.0
CASM ex fuel (cents)	70.9	72.0	68.2	73.7
Fuel gallons consumed (thousands)	25,260	26,188	30,970	29,806
Average economic fuel cost per gallon	43.1	43.0	41.7	41.0

(1)

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are included as supplemental disclosures because we believe they are useful indicators of our operating performance. Derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR are well recognized performance measurements in the airline industry that are frequently used by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry. However, because derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not determined in accordance with IFRS, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of EBITDA, Adjusted EBITDA and Adjusted EBITDAR as presented may not be directly comparable to similarly titled measures presented by other companies.

The following table represents the reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR to net income (loss) for the periods indicated below:

	For the three months ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	(In thousands of pesos)
Reconciliation:
Net (loss) income	(265,221)	109,093	229,853	129,592
Plus (minus):
Finance cost	18,769	24,510	23,943	22,509
Finance income	(2,616)	(2,629)	(6,837)	(1,529)
(Benefit)/provision for income tax	(4,532)	1,864	3,926	2,223
Depreciation and amortization	41,678	45,428	54,129	69,767

EBITDA	(211,922)	178,266	305,014	222,562
Exchange (gain) loss, net	87,812	(93,592)	84,436	16,666
Adjusted EBITDA	(124,110)	84,674	389,450	239,228
Aircraft rent	445,508	463,199	490,553	486,436

Adjusted EBITDAR	321,398	547,873	880,003	725,664

LIQUIDITY AND CAPITAL RESOURCES

Our primary source of liquidity is cash provided by operations, with our primary uses of liquidity being working capital and capital expenditures.

	For the years ended December 31,			For the three months ended March 31,
	2010	2011	2012	2012	2013
	(In thousands of pesos)
Net cash flows provided by (used in) operating activities	539,001	(147,705)	497,448	262,471	271,606
Net cash flows (used in) provided by investing activities	(321,347)	(628,030)	187,161	(78,230)	61,863
Net cash flows (used in) provided by financing activities	(90,065)	562,373	(271,898)	43,307	(204,281)

In recent years, we have been able to meet our working capital requirements through cash from our operations. Our capital expenditures consist primarily of technology investments and acquisition of rotable spare parts, furniture and equipment. From time to time, we finance pre-delivery payments related to our aircraft with revolving lines of credit with the IFC, commercial banks and/or aircraft leasing companies. We have obtained committed financing for the pre-delivery payments in respect of all the aircraft to be delivered between 2013 and 2014.

Our cash and cash equivalents increased by Ps.238.8 million, from Ps.687.1 million as of March 31, 2012 to Ps.925.9 million as of March 31, 2013. At March 31, 2013 and 2012, we had available credit lines totaling Ps.1,349.0 million and Ps.2,020.7 million, respectively, of which Ps.1,158.7 million and Ps.1,900.7 million, respectively, were related to financial debt and Ps.190.2 million and Ps.120.0 million, respectively, were related to letters of credit. As of March 31, 2013 and 2012, Ps.247.6 million and Ps.550.5 million, respectively, remained undisbursed.

Our cash and cash equivalents increased by Ps.381.0 million, from Ps.441.1 million at December 31, 2011 to Ps.822.1 million at December 31, 2012. At December 31, 2012, we had available credit lines totaling Ps.1,403.5 million, of which Ps.1,206.4 million were related to financial debt and Ps.197.1 million were related to letters of credit (Ps.59.3 million were undisbursed). At December 31, 2011, we had available credit lines totaling Ps.2,172.9 million, of which Ps.2,045.0 million were related to financial debt and Ps.127.9 million were related to letters of credit (Ps.689.1 million were undisbursed). At December 31, 2010, we had available credit lines totaling Ps.649.7 million, of which Ps.625.0 million were related to financial debt and Ps.24.7 million were related to letters of credit (Ps.4.1 million were undisbursed).

We have an investment policy to optimize the performance and ensure availability of, and minimize the risk associated with, the investment of cash, cash equivalents and short-term investments. Such policy provides for guidelines regarding minimum balance, currency mix, instruments, deadlines, counterparties and credit risk. At December 31, 2012, 26% of our cash, cash equivalents and short-term investments were denominated in pesos and 74% were denominated in U.S. dollars. See note six to our consolidated financial statements included elsewhere in this prospectus.

Net cash flows (used in) provided by operating activities. We rely primarily on cash flows from operations to provide working capital for current and future operations. During the three months ended March 31, 2013 and 2012, net cash flows provided by operating activities totaled Ps.271.6 million and Ps.262.5 million, respectively. Net cash flows provided by operating activities totaled Ps.497.4 million and Ps.539.0 million in 2012 and 2010, respectively. Net cash flows used in operating activities totaled Ps.147.7 million in 2011, including Ps.24.7 million used in settlements of derivative financial instruments. The increase in operating cash flows from 2011 to 2012 was primarily due to the ramp-up period of the 15 new routes that we launched in late 2010 and 2011.

Net cash flows provided by (used in) investing activities. For the three months ended March 31, 2013, the cash flow generated by investing activities totaled Ps.61.9 million, which consisted primarily of aircraft pre-delivery payment reimbursements of Ps.252.8 million from completed sale and leaseback transactions. These reimbursements were partially offset by Ps.190.9 million in capital expenditures, primarily related to flight equipment, spare parts acquisition and major maintenance costs, net of proceeds from disposals during the same period. For the three months ended March 31, 2012, the cash flow used in investing activities totaled Ps.78.2 million, which consisted primarily of capital expenditures of Ps.194.9 million net from disposals offset by net aircraft pre-delivery payment reimbursements of Ps.116.7 million.

During 2012, the cash flow generated by investing activities totaled Ps.187.2 million, which consisted primarily of aircraft pre-delivery payments reimbursements of Ps.874.5 million. These reimbursements were offset by Ps.687.3 million primarily due to capital expenditures, which consisted of expenditures related to flight equipment, spare parts acquisitions and major maintenance costs, net of disposals during the same period. During 2011, the cash flow generated by investing activities totaled Ps.628.0 million, which consisted primarily of expenditures related to aircraft pre-delivery payments and major maintenance cost. During 2010, capital expenditures totaled Ps.321.3 million.

Net cash flows provided by (used in) financing activities. Financing activities during the three months ended March 31, 2013 consisted primarily of interest paid on aircraft financing pre-delivery facilities and financial debt of Ps.11.0 million. In addition, financing activities included aircraft financing pre-delivery payments under Mexican trust structures for an aggregate net amount of Ps.193.3 million (through sale and leaseback transactions). Financing activities during the three months ended March 31, 2012 consisted primarily of interest payments on aircraft financing pre-delivery facilities and financial debt of Ps.17.0 million. In addition, financing activities included aircraft pre-delivery payments under Mexican trust structures to the aircraft manufacturer, for an aggregate net amount of Ps.60.3 million (through sale and leaseback transactions).

Financing activities during 2012 consisted primarily of interest paid on aircraft financing pre-delivery facilities and financial debt for Ps.127.4 million. In addition, financing activities during 2012 included payments of aircraft financing pre-delivery payments under Mexican trust structures for an aggregate net amount of

Ps.144.5 million (through sale and leaseback transactions). Financing activities during 2011 consisted primarily of interest paid on aircraft financing pre-delivery payments and credit lines in the amount of Ps.55.2 million. In addition, financing activities during 2011 included aircraft financing pre-delivery payments under Mexican trust structures for an aggregate net amount of Ps. 617.6 million. Financing activities during 2010 consisted primarily of interest paid corresponding to aircraft financing pre-delivery payments and credit lines in the amount of Ps.60.2 million and transaction and legal costs paid in connection with our July 2010 change in our ownership structure with the incorporation of new equity shareholders for Ps.75.9 million. In addition, financing activities during 2010 included aircraft financing pre-delivery payments under the IFC loan for Ps.46.1 million.

Commitments and Contractual Obligations

The following table sets forth certain contractual obligations as of March 31, 2013:

	Contractual Obligations Payments due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(In thousands of pesos)
Debt(1)	938,992	390,663	548,329	—	—
Operating lease obligations(2)	10,850,026	1,325,441	3,203,013	2,431,529	3,890,043

Flight equipment, spare engines and spare parts purchase obligations(3)	6,368,129	459,952	1,448,751	1,529,773	2,929,653

Total future payments on contractual obligations	18,157,147	2,176,056	5,200,093	3,961,302	6,819,696

(1)	Includes scheduled interest payments.
(2)	Does not include maintenance reserve payments because they depend on the utilization of the aircraft.
(3)	Our contractual purchase obligations consist primarily of aircraft and engine acquisitions through manufacturers and aircraft leasing companies. At March 31, 2013, 14 options had been converted into 14 firm aircraft orders of Airbus A320 aircraft, nine of which have been delivered and five of which will be delivered through 2013 and 2014. In December 2011, we signed an amendment to our purchase agreement with Airbus for an additional order of 44 A320 family aircraft for delivery through 2015 and 2020.

Committed expenditures for these aircraft, spare engines, spare parts and related flight equipment, including estimated amounts for contractual price escalations of pre-delivery payments, will be approximately Ps.6,369 million from 2013 to 2020.

In 2013, we expect our capital expenditures, excluding pre-delivery payments, to be Ps.341.6 million, consisting primarily of aircraft parts and rotable spare parts, construction and improvements to leased assets, and major maintenance costs (leasehold improvements to flight recorded into rotable spare parts furniture and equipment, net).

Off Balance Sheet Arrangements

None of our operating lease obligations are reflected on our statements of financial position. We are responsible for all maintenance, insurance and other costs associated with operating these aircraft; however, we have not made any residual value guarantee to our lessors.

Market Risk Sensitive Instruments and Positions

We are subject to certain market risks, including commodity prices, specifically fuel. The adverse effects of changes in these markets could pose a potential loss as discussed below. The sensitivity analysis provided below does not consider the effects that such adverse changes may have on overall economic activity, nor does it consider additional actions we may take to mitigate our exposure to such changes. Actual results may differ.

Fuel. Our results of operations can vary materially due to changes in the price and availability of fuel. Fuel expense for the years ended December 31, 2010, 2011 and 2012 represented approximately 34%, 41% and 42%, respectively, of our operating expenses. Increases in fuel prices or a shortage of supply could have a material adverse effect on our operations and operating results. We source a significant portion of our fuel from refining resources located in Mexico. Gulf Coast fuel is subject to volatility and supply disruptions, particularly during hurricane season when refinery shutdowns have occurred, or when the threat of weather-related disruptions has caused Gulf Coast fuel prices to spike above other regional sources. For the year ended December 31, 2012, we hedged approximately 4.23% of our forecasted fuel requirements using swaps. US Gulf Coast Jet Fuel 54 is the crude utilized to determine the cost of the fuel produced by our suppliers. Based on our 2012 annual fuel consumption, a 10% increase in the average price per gallon of the U.S. Gulf Coast Jet Fuel 54, would have increased our fuel budget expense for 2012 by approximately Ps.473.0 million. To attempt to manage fuel price risk, from time to time we use derivative financial instruments to mitigate the risk in cash flows attributable to changes in the fuel price. The fair value of our fuel derivative contracts as of December 31, 2010, 2011 and 2012 was Ps.7.31 million, Ps.0.93 million and Ps.2.36 million net asset, respectively. We measure our derivative financial instruments at fair value. We measure the fair value of the derivative instruments based on either quoted market prices or values provided by the counterparty. Outstanding derivative financial instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. However, we do not expect the counterparties to fail to meet their obligations. As of December 31, 2012, we believe the credit exposure related to these fuel forward contracts was minor.

Foreign Exchange. Our exposure to the risk of changes in foreign exchange rates relates primarily to our operating activities (when revenue or expense is denominated in a different currency from our functional currency). In order to mitigate such risk, we use from time to time derivative financial instruments. Although 26% of our revenues came from operations in the United States for the year ended December 31, 2012 (compared to 24% in 2011), the U.S. dollar denominated collections accounted for 34% and 33% of our total collections in 2012 and 2011, respectively. Our foreign exchange exposure as of December 31, 2011 and 2012 are a net asset position by U.S.$169.7 million and U.S.$208.2 million, respectively. During the year ended December 31, 2012, we did not enter into exchange rate derivatives financial instruments. For the years ended December 31, 2011 and 2010, we entered into exchange rate derivatives financial instruments. During the years ended December 31, 2011 and 2010, these hedges resulted in a loss of Ps.1,069 million and Ps.390 million, respectively. All our derivatives positions matured in January 2011, accordingly, there is no fair value as of December 31, 2011. The fair value of our exchange rate derivatives as of December 31, 2010 was Ps.318 million. This amount was recognized in the statement of financial position as “short-term liabilities” with a corresponding credit recognized as “other comprehensive income”.

Interest Rates. We have market risk associated with changes in variable interest rates due to the LIBOR-based rates in two of our aircraft leases. A hypothetical 100 bps increase in LIBOR in 2012 would have affected our aircraft rent expense in 2012 by Ps.8.0 million. We use derivative financial instruments to reduce our exposure to fluctuations in market interest rates. At December 31, 2010, 2011 and 2012, we had derivative financial instruments in the form of interest rate swaps with net liability of Ps.99.1 million, Ps.162.7 million and Ps.147.7 million, respectively.

Our debt, as recognized in our consolidated statements of financial position, consists of loans from the IFC, Banco Inbursa, Pasprot and the revolving line of credit with Banco Santander México and Bancomext. A hypothetical 100 bps increase in market interest rates as of December 31, 2012 would have increased our debt interest expense in 2012 on our consolidated statement of financial position by Ps.11.6 million.

Loan Agreements

The loan agreement with the IFC, dated June 23, 2006, as amended, provides for two tranches, a tranche A revolving line of credit for up to U.S.$30 million for the partial payment of pre-delivery payments of aircraft and a tranche C of up to U.S.$10 million for other purposes relating to our start-up, development and operation. Interest is payable semi-annually at LIBOR plus a spread, which is higher for the tranche C. Principal may be prepaid subject to certain conditions. The tranche A was fully paid in December 2011. The final maturity under tranche C is June 15, 2014. This loan agreement limits our ability to, among others, declare and pay dividends, create liens, enter into certain derivative transactions and dispose of certain assets. This loan agreement requires us to maintain at all times a minimum level of shareholders’ equity. In addition, this loan agreement provides for a debt basket to incur debt and limits our ability to incur debt above such debt basket unless we comply with certain financial ratios. We intend to use a portion of the net proceeds from the global offering to prepay this loan.

The loan agreement with Banco Inbursa, dated May 12, 2009, provides for a general corporate purpose loan of Ps.257.1 million. Interest is payable semi-annually at an annual rate of Mexican Interbank Rate of Equilibrium (Tasa de Interés Interbancaria de Equilibrio) plus a spread. Currently, principal may be prepaid subject to certain conditions including the payment of a premium equivalent to 25% of the amount to be prepaid. Also, 50% of any principal balance has to be paid on May 12, 2015 and any remaining principal balance has to be paid on May 12, 2016. Principal paid may not be re-borrowed. This loan agreement provides for a debt basket to incur debt and limits our ability to incur debt above such debt basket unless we comply with certain financial ratios. This loan agreement also provides for other limitations, including limits to our ability to, among others, declare and pay dividends, create liens, reduce our capital beyond certain threshold and dispose of certain assets. We intend to use a portion of the net proceeds from the global offering to prepay this loan.

The loan agreement with Pasprot, S.A. de C.V., dated May 12, 2009, provides for a general corporate purpose loan of Ps.3.3 million. This loan agreement has substantially the same terms as the loan agreement with Banco Inbursa. We intend to use a portion of the net proceeds from the global offering to prepay this loan.

The revolving line of credit with Banco Santander México and Bancomext, dated July 27, 2011, under which we are a guarantor, provides financing for pre-delivery payments in connection with our purchase of seven Airbus A320 aircraft. The aggregate principal amount of this revolving line is for up to U.S.$62.7 million, of which U.S.$37.7 million is provided by Banco Santander México and $25.0 million by Bancomext. Interest is payable at an annual rate of three-month LIBOR plus 2.65%. The final maturity is on December 1, 2014. Any principal repaid may be re-borrowed until December 31, 2013. This revolving line of credit may limit our ability to, among others, declare and pay dividends in the event that we fail to comply with the payment terms thereunder, dispose of certain assets, incur indebtedness and create certain liens.

As of March 31, 2013, we were current with principal and interest payments as well as in compliance with the covenants under our loan agreements and revolving line of credit.

REGULATION

Mexican Regulation

Operational Regulation

Air transportation services for passengers provided on a regular basis, as opposed to charter flights and permits, are considered a public service in Mexico. To render regular air transportations services, a concession granted by the Mexican federal government is required. The legal framework of the air transportation industry in Mexico is primarily established by the Mexican Aviation Law (Ley de Aviación Civil) and its regulations, the Mexican Airport Law (Ley de Aeropuertos) and its regulations, the General Communications Ways Law (Ley de Vias Generales de Comunicación), and applicable Mexican Official Rules (Normas Oficiales Mexicanas). The main regulatory authority overseeing air transportation is the SCT, acting mainly through the DGAC.

Pursuant to the Mexican Aviation Law, the SCT, through the DGAC, is responsible and has the authority, among others, to (i) impose and conduct the policies and programs for the regulation and development of air transportation services; (ii) grant concessions and permits, oversee compliance with, and, if applicable, resolve amendments to or termination of such concessions or permits; (iii) issue the Mexican Official Rules and other administrative provisions; (iv) provide and control the air navigation services; (v) issue and enforce the safety and health rules that must be observed in air transportation services; (vi) issue certificates of registration, certificates of airworthiness, and certificates to air services providers and declare the suspension, cancellation, revalidation or revocation of such certificates; (vii) maintain and operate the Mexican Aeronautical Registry (Registro Aéronautico Mexicano), where aircraft and leases over aircrafts are regulated; (viii) participate in the international agencies and in the negotiation of treaties; (ix) promote the development and training of the aeronautical technical staff; (x) issue and, if applicable, revalidate or cancel the licenses of the aeronautical technical staff; (xi) interpret the Mexican Aviation Law and its regulations for administrative purposes; (xii) authorize the verification visits; (xiii) appoint or, if applicable, remove the regional commanding officer and the commanding officers for airports, heliports and civil airdromes in general, and (xiv) approve flight plans.

The DGAC primarily oversees and verifies compliance by the concessionaires, licensees, operators and airline services providers with the Mexican Aviation Law, its regulations, the Mexican Official Rules and any other applicable provisions.

A concession granted by the SCT is required to render domestic and regular air transportation services in Mexico. Any such concession may only be granted to Mexican entities which meet certain technical, financial, legal and administrative requirements that are deemed necessary to adequately provide services with quality, safety, and timeliness. Other requirements to be met to obtain a concession are (i) the availability of aircraft and aircraft equipment, which is required to comply with technical requirements of safety, airworthiness conditions and environmental conditions; (ii) the availability of hangars, repair shops and infrastructure needed for operations, as well as the availability of technical and administrative staff trained for the operation of the concession; and (iii) experience in the industry. To provide any other air transportation service in Mexico, different from domestic and regular air transportation, a permit from the SCT is required pursuant to the Mexican Aviation Law.

Concession and Permits

Through our subsidiary Volaris Opco, we hold (i) the Concession, which authorizes us to provide domestic regular passenger, cargo and mail air transportation services within Mexico, (ii) a permit for domestic charter air transportation passenger services, and (iii) a permit for international regular passenger and charter passenger air transportation services.

Our Concession was granted by the Mexican federal government through SCT, on May 9, 2005 originally for a period of five years, and was extended by SCT on February 17, 2010 for an additional period of ten years.

The Concession authorizes us the use of certain aircraft and certain routes. Pursuant to the terms of the Mexican Aviation Law, our Concession, together with specific authorizations granted to us by the DGAC, allow us to provide domestic and international regular air transportation services. Pursuant to our Concession, we have to pay to the Mexican federal government certain fees arising from the services we render. The exhibits to the Concession must be updated every time new aircraft is operated by Volaris Opco, any time new routes are added, or existing routes are modified. For more information regarding our aircraft and routes, see “Business—Route Network” and “Business —Fleet.”

The permit for domestic charter air transportation of passengers was granted by the SCT on April 16, 2007, without a termination date; it authorizes certain aircraft to operate under such permit and specifies, among other terms and conditions, that Volaris Opco is required to request authorization from the DGAC before carrying out any flight.

The permit for international charter air transportation of passengers was granted by the DGAC on June 3, 2009 for an unspecified period of time; it authorizes certain aircraft to operate under such permit and indicates, among other terms and conditions, that Volaris Opco is required to request authorization from the DGAC, before carrying out any flight.

To operate our aircraft, each aircraft is required to have on board its certificate of registration, its certificate of airworthiness, and its insurance policy. All aircraft must have on board all documents and equipment required by the treaties, the Mexican Aviation Law and all applicable provisions. We believe we hold all necessary operating and airworthiness authorizations, certificates and licenses, and carry all necessary insurance policies and are operating in compliance with applicable law.

The Mexican Aviation Law provides that concessions and permits may be revoked for any of the following principal reasons: (i) failure to exercise rights conferred by the concessions or permits for a period exceeding 180 calendar days from the date that such concessions or permits were granted; (ii) failure to maintain in effect the insurance required pursuant to the Mexican Aviation Law; (iii) change of nationality of the holder of the concession or permit; (iv) assignment, mortgage, transfer or conveyance of concessions, permits or rights thereunder to any foreign government or foreign state; (v) assignment, mortgage, transfer or conveyance of concessions, permits or rights thereunder to any person without the approval of the SCT; (vi) applying fares different from the registered or approved fares, as applicable; (vii) interruption of the services without authorization from the SCT, except in the events of acts of God or force majeure; (viii) rendering services different to those set forth in the respective permit or concession; (ix) failure to comply with safety conditions; (x) failure to indemnify from damages arising from the services rendered and (xi) in general, failure to comply with any obligation or condition set forth in the Mexican Aviation Law, its regulations or the respective concession or permit. In the event our Concession was revoked, for any of the reasons specified above, we will not be entitled to any compensation and we will be unable to continue to conduct our business.

Aircraft

Pursuant to the Mexican Aviation Law and our Concession, all the aircraft used to provide our services must be registered in Mexico before the Mexican Aeronautical Registry and flagged as Mexican aircraft and, if registered in other countries, such aircraft need to be authorized to operate in Mexico. The registration with the Mexican Aeronautical Registry is granted subject to compliance with certain legal and technical requirements. All the aircraft which comprise our fleet as of this date have been authorized by and registered with the DGAC.

We have to maintain our aircraft in airworthiness condition. The maintenance must be provided as specified in the manufacturers’ maintenance manuals and pursuant to a maintenance program approved by the DGAC. The DGAC has authority to inspect our aircraft, their maintenance records and our safety procedures. Based on such inspections, the DGAC may declare our aircraft unfit to fly and in certain cases revoke our Concession.

Routes

Pursuant to the Mexican Aviation Law and our Concession, we may only provide our services on routes approved under our Concession. Any new route or change in the existing routes must be approved by the DGAC. Domestic Routes are subject to our Concession and the Mexican Aviation Law. As we only fly in international routes to the United States, such routes are subject to our Concession, the international routes authorization permits issued by the DGAC, the Mexican Aviation Law and the USA Mexico Bilateral Air Transport Agreement dated August 16, 1960, as amended on December 12, 2005. The USA Mexico Bilateral Air Transport Agreement provides a legal framework for the international routes of Mexican and U.S. carriers between the United States and Mexico and vice versa. Under the USA Mexico Bilateral Air Transport Agreement, each of the governments has the right to appoint two (or three) airlines of each city pair, as the airlines authorized to render air transportation services in each route from the United States to Mexico and vice versa.

Fares

According to the Mexican Aviation Law, concessionaries or licensees of air transportation may freely set fares for the services provided by them on terms that permit the rendering of services in satisfactory conditions of quality, competitiveness, safety and consistency. The international fares must be approved by the SCT pursuant to applicable treaties. The fares (both domestic and international) must be registered with the SCT and be permanently available to users of the services. The SCT may deny the registration of fares set by the concessionaires or licensees if such fares imply predatory or monopolistic practices, dominance in the market from a competition perspective or disloyal competition which prevents the participation in the market of other concessionaires or licensees. The SCT may also set minimum and maximum levels of fares (restricting, in that case, the ability of concessionaires and holders of licenses to freely determine rates), as applicable, for the corresponding services, to promote competition. The fares will describe clearly and explicitly the restrictions such fares are subject to and will remain valid for the time and under the conditions offered.

The Mexican Aviation Law provides that in the event that the SCT considers that there is no competition among concession and permit holders, the SCT may request the opinion of the Mexican Antitrust Commission and then approve regulations governing fares that may be charged for air transportation services, thus limiting the ability of participants to freely determine rates. Such regulations will be maintained only during the existence of the conditions that resulted in the negative competition effects.

Slots

Under Mexican Law, a “slot” is the schedule for the landing and taking off of aircraft. The regulation of the slots is provided by the Mexican Airport Law and its regulations. A slot is assigned to an operator by the airport administrator considering the recommendation of a committee of operations, for the organization and planning of the flights at the relevant airport. According to the regulations to the Mexican Airport Law, the operating rules of each airport in Mexico, must contain the guidelines for the assignment of slots. Therefore, the different airports’ administrations will establish in such guidelines how slots are to be assigned considering (i) the operation schedule of the airport, (ii) safety and efficiency criteria, (iii) capacity of the services providers, (iv) schedule availability, and (v) compliance with of the requirements for the assignment of the slots.

Taking or Seizure

Pursuant to Mexican law and our Concession, the Mexican federal government may take or seize our assets temporarily or permanently, in the event of natural disasters, war, serious changes to public order or in the event of imminent danger to the national security, internal peace or the national economy. The Mexican federal government, in all cases, except in the event of international war, must indemnify us by paying the respective losses and damages at market value. See “Risk Factors—Risks related to the airline industry—Under Mexican law, our assets could be taken or seized by the Mexican government under certain circumstances.”

Foreign Ownership

The Mexican Foreign Investment Law (Ley de Inversión Extranjera) limits foreign investment in companies rendering domestic air transportation services up to 25% of such companies’ voting stock. This limit applies to Volaris Opco, but not to us as a holding company. We, as a holding company, must remain a Mexican-investor controlled entity, as a means to control Volaris Opco. The acquisition of our Series A shares through the CPOs, that strip-out voting rights but grant any and all economic rights, by foreign investors, is deemed neutral, from a foreign investment perspective, and is not, as a result, counted as foreign investment excluded from this restriction. For a discussion of the procedures we instituted to ensure compliance with these foreign ownership rules, see “Description of Capital Stock—Other Provisions—Foreign Investment Regulations.”

Environmental Regulation

We are subject to regulations relating to the protection of the environment such as the General Law of Ecological Balance and Environmental Protection (Ley General del Equilibrio Ecológico y la Protección al Ambiente), the regulations of the General Law of Ecological Balance and Environmental Protection regarding Environmental Impact, Prevention and Control of Air Pollution and of Hazardous Waste (Reglamentos en Materia de Evaluación del Impacto Ambiental, Prevención y Control de Contaminación del Aire y Desperdicios Peligrosos), the General Law for Prevention and Handling of Wastes (Ley General de Prevención y Gestión Integral de Riesgos) and the National Waters Law (Ley Nacional de Aguas) and its regulations, official Mexican standards, international treaties, bilateral agreements and specifically by an Official Rule NOM 036 SCT3 2000 which regulates the maximum limits of the aircraft noise emissions as well as the requirements to comply with such limits. Volaris Opco is ISO 14,000 certified.

Labor Regulation

We are subject to the provisions of the Mexican Labor Law (Ley Federal del Trabajo) and the provisions contained in the collective bargaining agreements with Sindicato de Trabajadores de la Industria Aeronáutica, Similares y Conexos de la República Mexicana-STIAS. For more information on our relationship with such labor union and our labor collective bargaining agreements, see “Business—Employees.”

U.S. and International Regulation

Operational Regulation

The airline industry is heavily regulated by the U.S. government. Two of the primary regulatory authorities overseeing air transportation in the United States are the DOT and the FAA. The DOT has jurisdiction over economic issues affecting air transportation, such as unfair or deceptive competition, advertising, baggage liability and disabled passenger transportation. The DOT has authority to issue permits required for airlines to provide air transportation. We hold DOT permits authorizing us to engage in scheduled air transportation of passengers, property and mail to and from certain destinations in the United States. Each permit is valid for one year and renewable for one-year terms.

The FAA is responsible for regulating and overseeing matters relating to air carrier flight operations, including airline operating certificates, aircraft certification and maintenance and other matters affecting air safety. The FAA requires each commercial airline to obtain and hold an FAA air carrier certificate and to comply with Federal Aviation Regulations 129 and 145. This certificate, in combination with operations specifications issued to the airline by the FAA, authorizes the airline to operate at specific airports using aircraft approved by the FAA. As of December 31, 2012, we had FAA airworthiness certificates for seventeen of our aircraft (the remainder being registered with the DGAC), we had obtained the necessary FAA authority to fly to all of the cities we currently serve and all of aircraft had been certified for over-water operations. Pilots operating and mechanics providing maintenance services on “N” or U.S.-registered aircraft require a special license issued by the FAA. We hold all necessary operating and airworthiness authorizations, certificates and licenses and are operating in compliance with applicable DOT and FAA regulations, interpretations and policies.

International Regulation

Our service to the U.S. is also subject to U.S. Customs and Border Protection, or CBP (a law enforcement agency that is part of the U.S. Department of Homeland Security), immigration and agriculture requirements and the requirements of equivalent foreign governmental agencies. Like other airlines flying international routes, from time to time we may be subject to civil fines and penalties imposed by CBP if un-manifested or illegal cargo, such as illegal narcotics, is found on our aircraft. These fines and penalties, which in the case of narcotics are based upon the retail value of the seizure, may be substantial. We have implemented a comprehensive security program at our airports to reduce the risk of illegal cargo being placed on our aircraft, and we seek to cooperate actively with CBP and other U.S. and foreign law enforcement agencies in investigating incidents or attempts to introduce illegal cargo.

Security Regulation

The TSA was created in 2001 with the responsibility and authority to oversee the implementation, and ensure the adequacy, of security measures at airports and other transportation facilities in the United States. Since the creation of the TSA, airport security has seen significant changes including enhancement of flight deck security, the deployment of federal air marshals onboard flights, increased airport perimeter access security, increased airline crew security training, enhanced security screening of passengers, baggage, cargo and employees, training of security screening personnel, increased passenger data to CBP and background checks. Funding for passenger security is provided in part by a per enplanement ticket tax (passenger security fee) of U.S.$2.50 per passenger flight segment, subject to a U.S.$5 per one-way trip cap. The TSA was granted authority to impose additional fees on air carriers if necessary to cover additional federal aviation security costs. Pursuant to its authority, the TSA may revise the way it assesses this fee, which could result in increased costs for passengers and/or us. We cannot forecast what additional security and safety requirements may be imposed in the future or the costs or revenue impact that would be associated with complying with such requirements. The TSA also assess an Aviation Security Infrastructure Fee, or ASIF, on each airline.

Environmental Regulation

We are subject to various federal, state and local U.S. laws and regulations relating to the protection of the environment and affecting matters such as aircraft engine emissions, aircraft noise emissions, and the discharge or disposal of materials and chemicals, which laws and regulations are administered by numerous state and federal agencies. The Environmental Protection Agency, or EPA, regulates our operations in the United States, including air carrier operations, which affect the quality of air in the United States. We believe the aircraft in our fleet meet all emission standards issued by the EPA. Concern about climate change and greenhouse gases may result in additional regulation or taxation of aircraft emissions in the United States and abroad.

U.S. law recognizes the right of airport operators with special noise problems to implement local noise abatement procedures so long as those procedures do not interfere unreasonably with interstate and foreign commerce and the national air transportation system. These restrictions can include limiting nighttime operations, directing specific aircraft operational procedures during takeoff and initial climb, and limiting the overall number of flights at an airport. None of the airports we serve currently restricts the number of flights or hours of operation, although it is possible one or more of such airports may do so in the future with or without advance notice.

Other Regulations

In the U.S., we are subject to certain provisions of the Communications Act of 1934, as amended, and are required to obtain an aeronautical radio license from the Federal Communications Commission, or FCC. To the extent we are subject to FCC requirements, we will take all necessary steps to comply with those requirements. We are also subject to state and local laws and regulations at locations where we operate and the regulations of various local authorities that operate the airports we serve.

Future Regulations

The Mexican, U.S. and other foreign governments may consider and adopt new laws, regulations, interpretations and policies regarding a wide variety of matters that could directly or indirectly affect our results of operations. We cannot predict what laws, regulations, interpretations and policies might be considered in the future, nor can we judge what impact, if any, the implementation of any of these proposals or changes might have on our business.

INDUSTRY

There are two main categories of passenger airlines that operate in the domestic and international Mexican market: (i) the traditional legacy network carriers, which include Grupo Aeroméxico and Grupo Mexicana (currently not operating and undergoing reorganization (concurso mercantil), and (ii) the low-cost carriers, which include Interjet, VivaAerobus and Volaris. The ULCC business model is a subset of the low-cost carrier market.

Legacy carriers offer scheduled flights to major domestic and international routes (directly or through membership in an alliance, such as Star Alliance, Oneworld and/or Skyteam) and serve numerous smaller cities. These carriers operate mainly through a “hub-and-spoke” network route system. This system concentrates most of an airline’s operations in a limited number of hub cities, serving other destinations in the system by providing one-stop or connecting service through hub airports to end destinations on the spokes. Such an arrangement permits travelers to fly from a given point of origin to more destinations without switching to another airline. Traditional legacy carriers typically have higher cost structures than low-cost carriers due to higher labor costs, flight crew and aircraft scheduling inefficiencies, concentration of operations in higher cost airports, and multiple classes of services. Other examples of legacy carriers in the Latin American market include Avianca-TACA, Copa, and LATAM.

Low-cost carriers typically fly direct, point-to-point flights, which tends to improve aircraft and crew scheduling efficiency. In addition, low-cost carriers often serve major markets through secondary, lower cost airports in the same regions as major population centers. Many low-cost carriers only provide a single class of service, thereby increasing the number of seats on each flight and avoiding the significant and incremental cost of offering premium-class services. Finally, low-cost carriers tend to operate fleets with only one or two aircraft families at most, in order to maximize the utilization of flight crews across the fleet, improve aircraft scheduling flexibility and minimize inventory and aircraft maintenance costs. The Mexican market, which has a large population of VFR and leisure travelers, has seen demand for these low-cost carriers expand in recent years. Low-cost carriers have made a significant emergence in the Latin American market in recent years, particularly in Brazil, where Gol, Webjet (merged with Gol in 2012), Azul, and Trip (merged with Azul in 2012) have started operations in the last ten years.

In recent years, many traditional legacy network carriers globally have undergone significant financial restructuring, including ceasing operations or merging and consolidating with one another. These restructurings have allowed legacy carriers to reduce high labor costs, restructure debt, modify or terminate pension plans and generally reduce their cost structure. This has resulted in improved workforce flexibility and reduced costs while simultaneously improving product offerings similar to those of other low-cost carriers. Furthermore, many of the legacy carriers have made these improvements while still maintaining their expansive route networks, alliances and frequent flier programs.

One result of the restructuring of the network carriers is that the difference in the cost structures, and the competitive advantage previously enjoyed by low-cost airlines, has somewhat diminished. We believe that this trend has provided an opportunity for the introduction of the ULCC business model in Mexico as a subset of the more mature group of low-cost carriers. The ULCC business model involves, among other things, intense focus on low cost, efficient asset utilization, unbundled revenue sources aside from the basic fare with multiple products and services offered for additional fees. Globally, ULCCs with highly successful business models include Allegiant and Spirit in the United States, Ryanair and Wizz in Europe, and AirAsia in Asia.

ULCCs are able to achieve low-cost operations due to highly efficient and uniform fleets with high density seating and single aisle configurations. Additionally, ULCCs provide extremely low fares to customers in order to stimulate market demand and generate high aircraft utilization rates. With high aircraft utilization rates, ULCCs are able to generate substantial ancillary revenues through the offering of additional products and services, such as baggage fees, advanced seat selection, extra legroom, ticket change fees, and/or itinerary attachments such as hotels, airport transportation, and rental cars. ULCCs focus on VFR and leisure customers as opposed to business travelers. The ULCC product appeals to the cost-conscious customer because they are offered a low base-fare and are able to choose to pay for only the additional products and services they want to receive.

Economic and Demographic Trends

We believe the Mexican airline industry has strong potential for growth, given the country’s young demographics, improving macroeconomic base and growing middle class, which will likely facilitate organic expansion of the airline sector. In addition, the national airline industry is relatively underpenetrated when compared to other countries of similar size and demographic characteristics. These elements combine at a time when the industry is under considerable attrition due in part from some of the legacy operators ceasing operations.

In terms of the macroeconomic environment, GDP growth in Mexico is expected to be 3.5% for both 2013 and 2014 according to the International Monetary Fund. This estimate is greater than the estimate for the United States by 1.5% in 2013 and 0.5% in 2014. This projected GDP growth is expected to result in the continuing growth trend of middle-income homes, having already grown from 12.0 million in 2000 to 15.2 million in 2010, according to information derived from the Mexican Association of Market Research and Public Opinion Agencies (Asociación Mexicana de Agencias de Investigación de Mercado y Opinión Pública, A.C.) and the National Statistics and Geography Institute (Instituto Nacional de Estadística y Geografía). As of 2010, approximately 39% of the Mexican population was under 20 years of age, which we believe benefits Volaris by providing a strong base of young, potential passengers in the future. This contrasts favorably with more mature aviation markets like the United States, where approximately 27% of the population is currently under 20 years of age. Additionally, the Mexican aviation market is currently underpenetrated, as evidenced by the number of trips per capita. On a global basis the World Bank estimates that there are, on average 0.38 annual trips per capita, whereas in Mexico the number is roughly one-third of that.

The Mexican low-cost airline industry competes with ground transportation alternatives, primarily long-distance bus companies. Given the limited passenger rail services in Mexico, travel by bus has traditionally been the only low-cost option for long-distance travel for a significant portion of the Mexican population. In 2012, bus companies transported over 2.8 billion passengers in Mexico, of which approximately 74.4 million were executive and luxury passenger segments, as measured in segments which include both long- (five hours or greater) and short-distance travel, according to the Mexican General Direction of Ground Transportation Authority. We believe that just a small shift of bus passengers to air travel would significantly increase the number of airline passengers. We believe that an increased shift in demand from bus to air travel in Mexico presents a significant opportunity as the macroeconomic environment improves and rising demographics take shape across the country. Furthermore, we believe that long-distance bus passengers will continue to shift to airplane travel when certain promotional fares are priced lower than bus fares for similar routes.

In recent years the Mexican government has made a substantial investment in developing Mexico’s airport infrastructure. In 1998, the Mexican government created a program to open Mexico’s airports to private investments. Three private airport operators (Grupo Aeroportuario del Pacífico, S.A.B. de C.V., Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. and Aeropuertos del Sureste de Mexico, S.A.B. de C.V.) were incorporated and granted 50-year concessions to operate airports in Mexico. In the first stage of the privatization process, the Mexican government sold a minority stake to strategic partners. The privatization process culminated in mid-2006, when the Mexican government sold the balance of its holdings to the public via initial public offerings. The Mexican government still manages and operates the Mexico City International Airport (AICM), which it considers strategic, as well as other minor airports in the country. The 2007-2012 National Infrastructure Development Program (NIP) carried out by the previous administration invested a total of Ps.20.0 billion in the airport infrastructure sector from 2007 to 2011, according to the NIP’s Fifth Execution Report (Quinto Informe de Ejecución). According to the Mexican government, a new NIP will be announced during the first quarter of 2013 and is expected to include new investment plans for the sector from 2013 to 2018. We believe this strong foundational infrastructure, and continued investment and development will result in significant growth potential for the Mexican airline market.

Boeing estimates that the Latin American airline industry will have a higher growth rate than that of the global industry over the next 20 years, with an average passenger to economic growth ratio (RPK/GDP) of 1.7 times. As a result, a GDP growth of 4% in the next 20 years could imply an industry growth rate of around 40% by 2015 and over 93% by 2020.

The Mexican aviation industry has undergone a significant transformation due to the emergence of low-cost carriers, including us, Interjet and VivaAerobús, the exit of seven carriers (Aerocalifornia, Aladia, Alma, Aviacsa, Avolar, Azteca and Nova Air), and the cessation of operations of Grupo Mexicana when it entered reorganization (concurso mercantil) in August 2010. Changes in the Mexican airline competitive environment have resulted in an important increase in the domestic market load factor for the remaining carriers. While load factor in Mexico has historically lagged more than in developed markets, this positive trend will likely drive greater profitability among the remaining airlines in Mexico. This dramatic capacity reduction and its low-fare strategy allowed Volaris to increase load factor to 83% in 2012.

Market Environment

The airline industry is highly competitive. The principal competitive factors in the airline industry include fare pricing, total ticket price, flight schedules, aircraft type, passenger amenities, number of routes/destinations served from a city, customer service, safety record and reputation, code-sharing relationships, frequent flier programs and redemption opportunities. The airline industry is particularly susceptible to price discounting because once a flight is scheduled, airlines incur only nominal incremental costs to provide service to passengers occupying otherwise unsold seats. The expenses of a scheduled aircraft flight do not vary significantly with the number of passengers carried, and, as a result, a relatively small change in the number of passengers or in pricing can have a disproportionate effect on an airline’s operating and financial results. Price competition occurs on a market-by-market basis through price discounts, changes in pricing structures, fare matching, targeted promotions and frequent flier initiatives. Airlines typically use discount fares and other promotions to stimulate traffic during normally slower travel periods to generate cash flow and to maximize revenue per ASM. The prevalence of discount fares can be particularly acute when an airline has excess capacity and is under financial pressure to sell tickets.

In Mexico and the United States the scheduled passenger service market consists of three principal groups of travelers: business travelers, leisure travelers, and travelers visiting friends and relatives, or VFR. Leisure travelers and VFR travelers typically place most of their emphasis on lower fares, whereas business travelers typically place a high emphasis on flight frequency, scheduling flexibility, breadth of network and service enhancements, including loyalty programs and airport lounges, as well as price.

VFR and leisure passengers travel for a number of reasons, including social visits and vacation travel. We believe that VFR and leisure traffic are the most important components of the traffic in the markets we target and serve and are important contributors to our non-ticket revenue production. We believe that VFR and leisure passengers represent a significant percentage of our total passenger volume. As part of our route development strategy, we target markets that will likely appeal to VFR and leisure travels at price points that were previously not available. This strategy allows us to stimulate demand in new markets by encouraging travel by VFR and leisure travelers.

Domestic passenger volumes have grown in Mexico by a CAGR of 4.0% and international volumes have grown by a CAGR of 1.5% from 2006 to 2012 according to the DGAC. The following table sets forth the historical passenger volumes on international and domestic routes in Mexico from 2006 to 2012:

Passenger Volumes (millions of segment passengers)	2006	2007	2008	2009	2010	2011	2012
International	27.4	27.2	27.9	24.2	25.8	26.8	28.5
% growth	6.1%	(0.5%)	2.5%	(13.2%)	6.3%	4.1%	6.5%
Domestic	22.2	27.4	27.6	24.4	24.5	25.5	28.1
% growth	11.8%	23.6%	0.9%	(11.6%)	0.3%	3.9%	10.3%
Total	49.5	54.6	55.6	48.7	50.3	52.3	56.6
% growth	8.6%	10.3%	1.7%	(12.4%)	3.3%	4.0%	8.4%

Source: DGAC

Our international growth strategy has focused on targeting markets in the United States with large Mexican and Mexican-American communities in order to stimulate VFR demand and leisure traffic in those markets. Approximately 68% of international passengers in Mexico fly to the United States, making the United States the largest international destination for air passengers in Mexico. All of the major U.S. legacy carriers fly to and from Mexico, but at a higher cost than low-cost carriers. We have learned that many Mexicans in the United States purchase airline tickets for family members living in Mexico to fly to the United States to visit. For this reason, we focus our international routes on U.S. cities with significant Mexican and Mexican-American communities. These cities include Chicago, Los Angeles, San Diego and San Francisco-Oakland, with Mexicans and Mexican-Americans in each of them amounting to 1.5 million, 4.6 million, 0.9 million and 0.7 million, respectively, according to PEW Research Hispanic Center based on U.S. Census Bureau data.

In December 2012, the Mexican low-cost and ULCCs (Interjet, VivaAerobus and Volaris) together maintained 60.3% of the domestic market, based on passenger flight segments, according to the DGAC. The following table sets forth the historical market shares on domestic routes, based on passenger flight segments, of each major market participant for December 2012 and each of the years indicated:

Market Share(1) Domestic	2006	2007	2008	2009	2010	2011	2012	December 2012
Volaris(2)	4.04%	7.94%	12.16%	12.82%	14.79%	18.05%	20.48%	23.30%
Grupo Aeroméxico	32.91%	28.58%	28.01%	32.28%	36.20%	40.10%	37.73%	34.59%
Grupo Mexicana(3)	26.99%	24.07%	24.05%	27.16%	18.55%	—	—	—
Interjet(4)	5.65%	7.04%	10.83%	12.71%	16.35%	24.90%	23.92%	22.90%
VivaAerobus(5)	0.30%	4.44%	4.83%	5.83%	8.85%	11.54%	12.53%	14.08%

Source: DGAC

(1)	Market share is obtained by dividing each airline’s number of passengers by the total number of passengers for all airlines for the period indicated.
(2)	Began operations in March 2006.
(3)	Ceased operation in August 2010.
(4)	Began operations in December 2005.
(5)	Began operations in November 2006.

The airline industry in Mexico has recently seen sharp attrition, with the exit of eight airlines since 2007, including the cessation of operations of Grupo Mexicana when it entered reorganization (concurso mercantil) in August 2010. Prior to ceasing operations, Grupo Mexicana was one of the largest operators in the Mexican market. Grupo Mexicana’s cessation of operations has created opportunities for its competitors to gain market share both in Mexico and the United States. In late 2010 and 2011, we decided to take advantage of the opportunity to start operating 15 routes that had been primarily operated by Grupo Mexicana. This allowed us to, among other things, obtain access to six extra bi-lateral routes from the Mexico City international airport to the United States that were otherwise unavailable. This allowed us to further expand our international product offering in a very short timeframe.

The following table sets forth the historical market shares on international routes between Mexico, the United States and other countries, based on passenger flight segments, of key Mexican industry participants for December 2012 and each of the years indicated:

Market Share(1) International	2006	2007	2008	2009	2010	2011	2012	December 2012
Volaris(2)	—	—	—	2.92%	9.38%	21.95%	21.91%	22.73%
Grupo Aeroméxico	31.68%	34.05%	31.73%	31.06%	39.83%	74.87%	66.96%	61.57%
Grupo Mexicana(3)	64.56%	63.85%	66.08%	65.36%	49.94%	—	—	—
Interjet(4)	—	0.10%	0.28%	—	—	1.56%	8.95%	14.06%
VivaAerobus(5)	—	—	0.85%	0.43%	0.84%	1.60%	2.18%	1.64%

Source: DGAC

(1)	Market share is obtained by dividing each Mexican airline’s number of passengers by the total number of passengers for all Mexican airlines for the period indicated.
(2)	Began operations in March 2006.
(3)	Ceased operation in August 2010.
(4)	Began operations in December 2005.
(5)	Began operations in November 2006.

We have been able to grow our international market share substantially over the past four years even with significant competition from leading U.S. carriers including United, American, U.S. Airways, Alaska Airways, and Delta. As of December 2012, we were the seventh largest international carrier in terms of passenger flight segments out of all airlines flying internationally to and from Mexico. We have been able to grow our international market share substantially due to the Grupo Méxicana reorganization and our strategy to target and stimulate markets in the United States with large Mexican and Mexican-American communities.

In terms of both domestic and international ticketed passengers, our total passenger volume increased at a CAGR of 41.5% from 2006 to 2012, with approximately 0.9 million booked passengers in 2006 and 7.4 million booked passengers in 2012. We attribute the rapid growth of our business to the favorable economic environment in Mexico, our dedicated ULCC strategy targeted at VFR and leisure travelers, our strong focus on delivering high quality customer service, and our tremendous brand recognition among domestic and international travelers in Mexico and the United States.

BUSINESS

Overview

We are a ULCC based in Mexico and we utilize our ULCC business model and efficient operations to offer low base fares and to stimulate demand while aiming to provide high quality customer service. We target passengers who are VFR, cost-conscious business people and leisure travelers in Mexico and to select destinations in the United States. Our unbundled pricing strategy allows us to provide low base fares and enables our passengers to select and pay for a range of optional products and services for additional fees. We had net income of Ps.203.3 million (U.S.$16.5 million) in 2012 and net loss of Ps.84.9 million (U.S.$6.9 million) in the three months ended March 31, 2013. In addition, our revenues were Ps.11,686.4 million (U.S.$945.9 million) in 2012 and Ps.3,061.6 million (U.S.$247.8 million) in the three months ended March 31, 2013.

Since we began operations in 2006, we have increased our routes from five to 80 and grown our cost-efficient Airbus A320 family aircraft from four to 43 as of March 31, 2013. We currently operate up to 220 daily flight segments on routes that connect 30 cities in Mexico and ten cities in the United States. We have substantial market presence in the top five airports in Mexico, based on number of passengers, comprising Cancún, Guadalajara, Mexico City, Monterrey and Tijuana. The ten cities we currently serve are home to some of the most populous Mexican communities in the United States based on data from the Pew Hispanic Research Center.

We are the lowest cost carrier based on CASM among the other Latin American publicly traded airlines. In 2012, our CASM was Ps.1.223 (U.S.$0.099), compared to an average CASM of U.S.$0.140 for the other Latin American publicly traded airlines. We also have lower costs than our U.S.-based publicly traded target market competitors, including Alaska Air, American, Delta and United, which had an average CASM of U.S.$0.145 in 2012. With our ULCC business model, we have grown significantly while maintaining a low CASM over the last five years. We have achieved this through our efficient and uniform fleet, high asset utilization, our emphasis on direct sales and distribution and our variable, performance-based compensation structure. We have a relentless focus on low costs as part of our organizational culture, and we believe that we can further lower our CASM by deploying additional sharklet technology equipped Airbus A320 aircraft and leveraging our existing infrastructure to drive economies of scale. We believe that further reductions to our CASM will allow us to continue to lower base fares, stimulate market demand and increase non-ticket revenue opportunities.

Our ULCC business model and low CASM allow us to compete principally through offering low base fares to stimulate demand. We use our yield management system to set our fares in an effort to achieve appropriate yields and load factors on each route we operate. We use promotional fares to stimulate demand and our base fares are priced to compete with long-distance bus fares in Mexico. During 2012, our average base fare was Ps.1,374 (U.S.$111) and we regularly offer promotional base fares of Ps.499 (U.S.$40) or less. Since May 2012, we have unbundled certain components of our air travel service as part of a strategy to enable our passengers to select and pay for the products and services they want to use. This unbundling strategy has allowed us to significantly grow our non-ticket and total revenue. We plan to continue to use low base fares to stimulate additional passenger demand, shift bus passengers to air travel and increase our load factor. In 2012, our average load factor was 82.9%, compared to an average load factor of 76.0% for the other Latin American publicly traded airlines and 83.6% for our U.S.-based publicly traded target market competitors. Higher load factors help us generate additional non-ticket and total revenue, which in turn, allow us to further lower base fares and stimulate new demand.

In addition to low fares, we also aim to deliver a high quality flying experience to our passengers. We strive to deliver on-time performance to our customers, with an 83.6% on-time performance rate in 2012. We believe that we have developed strong brand recognition due to our focus on delivering good value and a positive traveling experience to our customers. We believe that our corporate culture of positive “customer relationship management” has also been a key element of our success.

Our Strengths

We were established and are operated to achieve the following goals: (i) to create a profitable and sustainable business model; (ii) to successfully compete by creating structural advantages over other carriers serving Mexico through our ULCC business model; (iii) to provide affordable air travel with a high quality experience for our customers; and (iv) to create a dynamic, cost conscious and entrepreneurial working culture for our employees. We believe that our strengths are:

Lowest Cost Structure. We believe that in 2012 we had the lowest cost structure of any of the other Latin American publicly traded airlines, with CASM of Ps.1.223 (U.S.$0.099), compared to Avianca-TACA at U.S.$0.179, Copa at U.S.$0.111, Gol at U.S.$0.136, Grupo Aeroméxico at U.S.$0.157 and LATAM at U.S.$0.117. We also have lower costs than our U.S.-based publicly traded target market competitors, including Alaska Air at U.S.$0.131, American at U.S.$0.149, Delta at U.S.$0.150 and United at U.S.$0.149 in 2012. We achieve our low operating costs in large part due to:

•

Efficient and Uniform Fleet. We operate a uniform and efficient fleet of Airbus A320 family aircraft, which is the youngest fleet in Mexico, with an average aircraft age of 4.1 years as of December 31, 2012, according to information from the DGAC.

•	High Asset Utilization. Our fleet has a uniform, high density seat configuration and we had one of the highest worldwide average aircraft utilization rates of 12.4 block hours per day in 2012.

•

Direct Sales Distribution. We encourage our customers to purchase tickets via our website, call center or airport service desks as these distribution channels are the lowest cost to us. We sell 87% of our tickets through these channels. We do not use GDS.

•

Variable, Performance-Based Compensation Structure. We compensate our employees on the basis of their performance, and we reward them for the contribution they make to the success of the company rather than their seniority.

Ancillary Revenue Generation. We have been able to grow our non-ticket revenue by allowing our passengers to choose what additional products and services they purchase and use. Thanks to our “Tú Decides” (“You Decide”) strategy, we have increased average non-ticket revenue per passenger flight segment from approximately U.S.$7 in 2009 to U.S.$15 in 2012 by, among other things:

•	charging for excess baggage (over the 25 kilograms of free luggage required by Mexican regulations);

•	utilizing our excess aircraft belly space to transport cargo;

•	passing through all distribution-related expenses;

•	charging for advance seat selection, extra legroom, and carriage of sports equipment;

•	consistently enforcing ticketing policies, including change fees;

•	generating subscription fees from our ultra-low-fare subscription service, V-Club;

•	deriving brand-based fees from proprietary services, such as our Volaris affinity credit card program;

•	selling itinerary attachments, such as hotel and car rental reservations and airport parking, and making available trip interruption insurance commercialized by third parties, through our website; and

•	selling onboard advertising.

Core Focus on VFR, Cost-conscious Business People and Leisure Travelers in High Growth Markets. We primarily target VFR, cost-conscious business people and leisure travelers in Mexico and the United States. We believe these people represent the highest potential for growth in our target markets. By offering low promotional fares, we stimulate demand for VFR and leisure travel, and attract new customers, including those who previously may have only traveled by bus. We use our yield management system to set prices based on the time of booking. We regularly manage yield and load factor, including through targeted promotional fares that can be as low as Ps.499 (U.S.$40). We have found that many Mexicans and Mexican Americans living in the United States buy airline tickets for themselves and their family members in Mexico. In addition, we have over 15,000 points of payment throughout Mexico and the United States that allow travelers, particularly in Mexico, who do not have credit cards, or are reluctant to provide credit card information over the web or call center, to reserve seats using the web or call center and pay with cash the next day. Furthermore, we offer night flights, which appeal to our domestic and international customer base that seek to save on lodging expenses.

Disciplined Approach to Market and Route Selection. We select target markets and routes where we believe we can achieve profitability within a reasonable timeframe, and we only continue operating on routes where we can achieve and maintain our target level of profitability. When developing our route network, we focus on gaining market share on routes that have been underserved or are served primarily by higher cost airlines where we have a competitive cost advantage. We thereby stimulate new demand with low base fares and attempt to shift market share from incumbent operators. We have developed a profitable route network and built a leading market share in several of our markets. As of December 31, 2012, we had more than 50% passenger market share in 48 of our 71 routes, a 75% share in the Tijuana Airport and a 51% share in the North Pacific corridor, which consists of 12 airports in northwestern Mexico, according to DGAC. As of December 31, 2012, we faced no competition from any other carrier on 28% of our domestic seat capacity. We entered the U.S. market in July 2009 and by 2012 derived 24% of our passenger revenues from our U.S. routes and attributed 26% of our ASMs to U.S. routes.

Market Leading Efficiency and Performance. We believe we are one of the most efficient airline carriers in Latin America. In 2012, we achieved an average passenger load factor of 82.9% and an average aircraft utilization rate of 12.4 block hours per day with a standard turnaround time between flights of approximately 35 minutes. For our fleet type, our average aircraft utilization rate of 12.4 block hours per day was among the highest worldwide and was 46% higher than the industry average of 8.5 block hours per day for all Airbus A319 aircraft and 36% higher than the 9.1 block hours per day for all Airbus A320 aircraft, according to information for the year ended December 31, 2012 available from Airbus. The high-density, single-class seating configurations on our aircraft allow us to increase ASMs and reduce fixed costs per seat as compared to a lower density configuration flown by certain of our competitors. In addition, we strive for market-leading operational performance, with an 83.6% on-time performance rate, 99.7% flight completion rate and a mishandled baggage rate of only 1.92 bags per 1,000 passengers in 2012.

Brand Recognition with a Fast Growing Fan Base. We believe that we have developed strong brand recognition due to our focus on delivering good value and a positive traveling experience to our customers. According to a 2011 study made with data obtained from Facebook and published in the magazine Merca 2.0®, we have one of the fastest growing fan bases and number of followers on social media sites in Mexico. As of May 13, 2013, we had approximately 566,620 total followers on Facebook and 348,800 total followers on Twitter, both of which we primarily use for marketing and promotion. In addition, according to a study of the most socially devoted brands and industries on Facebook by Socialbakers, we ranked first among airlines for customer care in social media in 2012. Our social media reach has been a very low cost, yet effective, marketing tool for us and has afforded us the capability to develop highly effective, targeted marketing promotions on a very short notice. We have also established various programs to make air travel more inviting for first time travelers and other passengers who may desire extra services, such as an unaccompanied senior program.

Balance Sheet Positioned for Growth. We have a low level of financial debt, since we have principally financed our operations through equity and operating cash flows and we have only used operating leases for our aircraft. Proceeds from the global offering will also further strengthen our balance sheet. We believe that our strong financial position enables us to prudently finance the emerging growth opportunities in our markets and to defend our existing network from our competitors.

Strong Company Culture, Experienced Management Team and Principal Shareholders. We have developed a strong company culture among our employees that is focused on safety, meritocracy, efficiency and profitability, with a significant component of performance-based variable compensation. From 2009 through 2013, we were named a “Great Place to Work” by the Great Place to Work Institute in Mexico. Our management team, the majority of which has been with us since our inception, has been assembled with experienced executives in their respective fields, including in the aviation, sales and marketing, finance or IT industries in Latin America. In addition, our principal shareholders have extensive prior experience in funding, establishing and leading airline carriers around the world. Their expertise has helped us develop our ULCC business model and allowed us to benefit from their procurement power and relationships with key vendors.

Our Growth Strategy

Our goal is to continue to grow profitability and maintain our leadership position in the Mexican aviation market by operating our ULCC business model and focusing on VFR, cost-conscious business people and leisure travelers. The key elements of our growth strategy include:

Remain the Low Cost Carrier of Choice. We believe that by deploying additional cost-efficient Airbus A320 aircraft with higher seat density, spreading our low fixed cost infrastructure over a larger scale of operations, outsourcing operating functions and keeping sales and marketing overhead low, we can continue to improve operating efficiencies while maintaining low costs. Our ULCC business model enables us to operate profitably at low fare levels, and we intend to continue to maintain low fares to stimulate demand. We also make flying easy and strive to remain the low-cost carrier of choice for our existing and new customers as we continue to focus on providing an affordable and high quality travel experience to our customers across our expanding operations in Mexico and the United States.

Grow Non-ticket Revenue while Maintaining Low Base Fare to Stimulate Demand. We intend to increase our non-ticket revenues by further unbundling our fare structure and by offering our passengers new and innovative products and services. Through our multiple points of interaction with our customers during each stage of their travel, from ticket purchase through flight and post-trip, we have the opportunity to offer third party products, such as hotel rooms, car rentals and trip interruption insurance, on which we receive commissions. In addition, we plan to start selling in-flight products and to introduce and expand upon products and services that are unrelated to passenger travel. In June 2012, we started a membership based ultra-low-fare subscription service called V-Club which had approximately 35,200 members as of December 31, 2012. We intend to generate additional fees from proprietary brand-based services such as the Volaris affinity card which was introduced in January 2013. We also continue to aggressively expand the cargo transportation services we provide on our aircraft. As we broaden our ancillary products and services and increase our non-ticket revenue, we believe that we will be able to further lower base fares and continue to stimulate demand.

Gain Additional Market Share by Stimulating Demand in our Existing Markets. We plan to continue to grow our existing markets by adding routes that connect cities in which we currently have operations and by adding capacity on existing routes where we believe we can continue to stimulate demand. We also intend to continue to aggressively target long-distance bus passengers who we believe may shift to airplane travel. We set certain promotional fares at prices lower than bus fares for similar routes, and we believe this will encourage bus travelers to switch to air travel.

Continue our Disciplined Fleet Growth. We have firm commitments for 49 sharklet technology equipped Airbus A320 aircraft that will be delivered over the next eight years, including 30 of the next generation Airbus A320 NEO. We have obtained committed financing for the pre-delivery payments for the deliveries through December 2014. We also plan to grow from 17 Airbus A320 aircraft in 2012 to all Airbus A320 in 2020, each configured with 174 passenger seats, resulting in a 21% increase in the number of seats per aircraft as compared to the smaller A319 with 144 passenger seats. Consistent with our ULCC model, our new Airbus A320 aircraft offers 16% more passenger seats than Interjet, one of our competitors that offers 150 passenger seats per Airbus A320 aircraft. Our contracts provide that new aircraft will be equipped with fuel-saving sharklet technology and eventually NEOs, and will replace certain aircraft that are going off-lease. We believe that a disciplined ramp-up in young and efficient aircraft as our market share expands reduces the risk of over extension and our exposure to market conditions. We intend to maintain our commitment to a single fleet type because we believe it is the most efficient option for our markets and operations.

Grow Passenger Volume by Profitably Establishing New Routes. We believe our focus on low fares and customer service will stimulate growth in overpriced, underserved and inefficient new markets. We will continue our disciplined approach to domestic and international market entry by using our rigorous selection process where we identify and survey possible target markets that have the potential to be profitable within our business model. For example, in February 2013, we added two new routes from Mexico City to Mérida and Tuxla Gutiérrez in response to strong market demographics and opportunities for market stimulation. As part of our continuous monitoring of routes and markets for profitability, we have a proven track record of withdrawing routes that do not meet our profitability expectations.

Our History

We were founded on October 27, 2005 under the name Controladora Vuela Compañía de Aviación, S.A. de C.V. by Blue Sky Investments, LLC, Discovery Air Investments, L.P., Corporativo Vasco de Quiroga, S.A. de C.V. and Sinca Inbursa, S.A. de C.V., Sociedad de Inversión de Capitales.

In July 2010, we underwent a change in our ownership with the incorporation of Mexican investors, certain investment funds managed by Discovery Americas (including Discovery Air), Blue Sky Investments and Indigo as new equity shareholders with expertise in the aviation industry.

On July 16, 2010, we became a sociedad anónima promotora de inversión de capital variable, or variable capital investment promotion stock corporation. On or before the closing of the global offering, we expect to become a variable capital public stock corporation. See “Description of the Capital Stock—Mexican Securities Market Law” for a description of the differences between these two forms of legal entities.

Our Organizational Structure

The following is an organizational chart showing Volaris and its subsidiaries:

Volaris Opco is our airline operating subsidiary. Comercializadora is our operating subsidiary that is primarily engaged in marketing, advertising and other commercial matters. Servicios Corporativos and Servicios Administrativos employ our non-unionized and unionized employees, respectively.

In December 2012, we underwent a reorganization pursuant to which all shareholders who previously held shares of Volaris Opco became direct shareholders of Volaris by transferring their shares of Volaris Opco to Volaris, with the exception of 2.05% of Volaris Opco shares held in a Mexican trust that is beneficially owned by

Volaris. Once the trust agreement is executed shares of Volaris Opco held in this Mexican trust may be exchanged for Series A shares of Volaris pursuant to a call option that will expire in 2018. If the call option is not exercised by the expiration date, then the shares will be automatically converted on such date. As of December 31, 2012, Volaris had not signed the trust agreement. See “Principal and Selling Shareholders.”

Our Business Model

Our business model is based on that of other ULCCs operating elsewhere in the world, such as Allegiant and Spirit in the United States, Ryanair in Europe and AirAsia in Asia. We utilize our ULCC business model and efficient operations to offer low base fares and to stimulate demand while aiming to provide high quality customer service. Our unbundled pricing strategy allows us to provide low base fares and enables our passengers to select and pay for a range of optional products and services for additional fees. We target VFR, cost-conscious business people and leisure travelers in Mexico and to select destinations in the United States.

Since May 2012, we have unbundled certain components of our air travel service as part of a strategy to enable our passengers to select and pay for the products and services they want to use. This unbundling strategy has allowed us to significantly grow our non-ticket and total revenue. We plan to continue to use low base fares to stimulate additional passenger demand, shift bus passengers to air travel and increase our load factor. We believe a small percentage shift of bus passengers to air travel would dramatically increase the number of airline passengers. Higher load factors help us generate additional non-ticket and total revenue, which in turn, allow us to further lower base fares and stimulate new demand.

We have a relentless focus on low costs as part of our organizational culture. We are the lowest cost airline carrier in Latin America, based on CASM, compared to the other Latin American publicly traded companies. We are also the lowest cost carrier in our target markets in Mexico and the United States, compared to our target market competitors, according to public information available from such competitors. We are able to keep our costs low due to our efficient and uniform fleet, high asset utilization, our emphasis on direct sales and distribution and our variable, performance-based compensation structure.

Our Operations

Passenger Revenue

Passenger revenues accounted for approximately Ps.10,177 million, or 87% of our total operating revenues in 2012. VFR traffic makes up the largest component of our customers, and we believe our VFR customers are the most cost-conscious and time/schedule flexible of all of our travelers. Our VFR market tends to complement our leisure-driven market from both a seasonal and week-day perspective. VFR traffic is strongest during the summer, Christmas and New Year season, followed by Easter. Leisure traffic makes up the second largest component of our customers. This segment responds well to demand stimulation based on low fares. Leisure traffic tends to coincide with holidays, school schedules and cultural events with peaks in July and August and again in December and January. Cost-conscious business people make up the third largest component of our customers. Although business travel can be cyclical with the economy, this segment tends to travel steadily throughout the year regardless of the season. We do not operate a frequent flier program.

Non-Ticket Revenue

Non-ticket revenues include fees relating to transportation of cargo, charter flight services, excess baggage, advance seat selection, extra legroom, carriage of sports equipment and pets, ticket changes, V-Club subscription, the Volaris affinity credit card launched in 2013 and onboard advertising. We generate fees from our subscription service V-Club by charging an individual annual membership of U.S.$52 or a group annual membership of U.S.$52 for the head member and U.S.$31 for each additional group member. V-Club subscriptions accounted for approximately 1.1% of our non-ticket revenues in 2012. Members of the V-Club have exclusive access to the lowest fares and promotions available. Members have access to an Internet booking engine similar to our website that displays last minute fares and discounted fares. We generate fees from our affinity credit card by charging fees on all purchases made with the credit card. Fees from the Volaris affinity credit card accounted for approximately 0.2% of our non-ticket revenues as of March 31, 2013. As of March 31, 2013, we had approximately 43,000 V-Club members and 19,000 affinity credit card holders. The typical fees for advance seat selection, extra legroom, carriage of sports equipment and pets and ticket changes are approximately U.S.$3 to U.S.$6, U.S.$13 to U.S.$16, U.S.$86 to U.S.$99 and U.S.$45 to U.S.$65, respectively and we generate such fees in Mexico and in the United States. We also make available trip insurance commercialized by third parties through our website. In 2012, we derived approximately Ps.1,510 million, or 13% of our total operating revenues from non-ticket revenues.

We make efficient use of extra capacity in our aircraft by carrying cargo on our passenger flights. We offer cargo transportation services on all domestic routes. We outsourced all ground cargo handling services, including storage, to several third-party providers and the related cost of such services are paid by our cargo clients. We offer competitive rates and our service includes reception, check-in, shipping and delivery to the final destination.

In addition, we offer charter services, which generally account for one flight a month, but do not represent a significant part of our total operating revenues. In 2012, we had 12 chartered flights.

Route Network

We currently serve 40 airports throughout Mexico and the United States and operate up to 220 daily segments on routes that connect 30 cities in Mexico, including highly demanded destinations such as Cancún, Guadalajara, Mexico City, Monterrey and Tijuana, and ten cities in the United States: Chicago, Denver, Fresno, Las Vegas, Los Angeles, Oakland, Orlando, Sacramento, San Diego and San Jose. Our route network is designed to provide service within Mexico and between Mexico and cities in the United States with large Mexican and Mexican American communities, primarily in California. Many of our routes operate through Tijuana, which account for approximately 43% of our current capacity measured by ASMs. Routes through Mexico City, Guadalajara and Cancún make up a large portion of the balance of our routes, accounting for 38%, 33% and 13% of our ASM capacity, respectively. We have 75%, 16%, 39% and 29% of the market for our routes operating through Tijuana, Mexico City, Guadalajara and Cancún, respectively.

As part of our point-to-point strategy and route network, we generally offer direct flights between cities with high traffic volumes. We believe this model of scheduling allows us to more frequently serve a greater number of cities and to generate higher load factors, enabling us to increase aircraft utilization and providing us with greater flexibility in our scheduling options.

We schedule a morning bank and an evening bank of flights, with flights timed to arrive at each destination and depart a short time later in order to minimize turnaround times. Many of our evening flights are intended to provide red-eye travel for the longer routes we cover and to appeal to customers who want to save on lodging expenses. Our day flights allow us to maximize our fleet utilization and utilize the employees at our airports efficiently.

The map below sets forth the destinations we currently serve.

Sales, Distribution, Marketing and Advertising

Sales and Distribution. We currently sell our product through four primary distribution channels: our website, our call center, airports and third parties such as travel agents. We use our website, www.volaris.com (the contents of which are not a part of, and are not incorporated by reference into, this Prospectus), as the primary platform for ticket sales. After our website, our distribution sources are our outsourced call center, third-party travel agents and airport counter sales. The following table sets forth the approximate percentage of our ticket sales in 2012 per distribution source and applicable fees:

Distribution Source	% of tickets Sold in 2012	Fee in pesos(1)
Website	58%	—
Call center	23%	68
Third-party travel agents	13%	68
Airport counters	6%	68

Source: Volaris

(1)	Standard fee charged per customer.

Sales through our website represent our lowest cost distribution channel, and it is the channel through which we offer our lowest fares. For all other channels, we pass the additional costs associated with them through to our customers.

Our passengers may pay for their tickets at the time of booking on our website or through our call center by credit or debit card, or within 24 hours in cash at one of the various points of payment, located at several different businesses we have made available. Approximately 80% of our sales are paid by credit and debit card and 20% by money orders and cash. We have entered into agreements with Telecomunicaciones de México, Cadena Comercial OXXO, S.A. de C.V., Sanborn Hermanos S.A., Sears Roebuck de México, S.A. de C.V., and MoneyGram Payment Services, Inc. to provide our customers with the possibility to pay in cash for their tickets at over 15,000 points of payment. These agreements are generally entered into for one- or two-year periods, are subject to termination upon short notice and are renewable by mutual agreement. In 2012, we expensed an aggregate of Ps.282.5 million in commissions, the cost of which was transferred to the customers using this service.

We have entered into an agreement with Atento Mexicana, S.A. de C.V., or Atento, to outsource our call center. Pursuant to this agreement, Atento receives calls from our customers to book flights and provides our customers with information about our fares, schedules and availability. Atento also makes calls to our customers at our request and provides us with reports. As with our online bookings, purchases through our call center can be paid for at the time of booking by credit or debit card, or within 24 hours in cash at one of our points of payment. The agreement with Atento expires in December 2013 and is renewable with 60-day prior notice.

We have signed agreements with Sabre Inc. and Navitaire LLC, major suppliers of IT solutions in the global airline industry. Through these agreements, we are provided with technology systems that allow us to conduct our operations.

Marketing and Advertising. Our marketing and advertising activities include the use of the Internet, television, radio and billboards. We focus on direct consumer marketing for our markets, by offering promotional fares and maintaining a strong presence in social media, such as Facebook, Twitter, Google+ and YouTube. As of May 13, 2013, we had approximately 566,620 total followers on Facebook and 348,800 total followers on Twitter, which we primarily use for marketing and promotion.

We directly reach our customers by holding promotional events that build brand recognition, such as concerts on our aircraft and on-board runway shows of new crew uniforms. We also advertise on billboards and in venues that our core consumers frequently attend, including concerts, school campuses, and bus stations, among others. We have Internet promotions directed at current customers, who can register on our website. In addition, we send emails with promotions and advertisement to approximately 700,000 e-mail addresses on a weekly basis. We also have special promotions like “your name on a plane,” where we place the first name of the winning customer on the fuselage of an aircraft for a one year period. We strive to have the highest marketing impact at the lowest cost.

In June 2012, we started a membership based ultra-low-fare subscription service called V-Club which had approximately 35,200 members as of December 31, 2012. The V-Club is an annual subscription based service that allows members exclusive access to the lowest fares on offer and discounted baggage fees. V-Club members pay a small annual fee for first access to offerings of low fares. The membership provides benefits such as guaranteed exclusive, member-only fare sales (at least once every six weeks) and private offers on hotels, rental cars and other travel necessities.

In January 2013, we launched the Volaris affinity credit card program. This credit card provides holders with cash back on Volaris-related purchases, grants priority boarding and ten extra kilograms of luggage on our flights, and access to the Visa lounge in Mexico City’s international airport. We receive a fee from all purchases made with the card.

Pricing and Yield Management

Our emphasis on keeping our operating costs low has allowed us to set low base fares and ancillary revenues while achieving and increasing profitability. We have designed our fare structure to balance our load factors and yields in a way that we believe will generate the highest revenue per block hour on our flights. Most of our seats are sold in the low and mid fare ranges. With the exception of special offers and promotions, we do not have advance purchase restrictions, minimum stays or any other fare restrictions, such as required Saturday night stays. For some of our flights, we set very low discounted base fares based upon the fares charged by bus lines for travel to the same destinations in order to increase our customer base by adding customers who have previously used other forms of transportation.

We have one single base fare type which is a basic, “unbundled fare” that only includes 15 kilograms of checked luggage and 10 kilograms of cabin luggage. Our fares are non-refundable and passengers changing their travel plans on our flights are subject to flight alteration fees. In addition to our base fare, customers can chose a variety of additional products and services to customize their travel experience. These range from pre-selecting a higher baggage allowance, to an on-time performance guarantee. Additional products and services can be purchased at different points in time, including at the time of purchase, before the flight and at the airport. We increase the prices of these products and services the closer the customer purchases them to the departure date.

We use yield management in an effort to maximize revenues per flight, which is also linked to our route and schedule planning and our sales and distribution methods. Yield management is an integrated set of business procedures and mathematical models that provide us with the ability to understand markets, anticipate customer behavior and respond quickly to opportunities. The number of seats we offer at each fare class in each market is based on a continuous process of analysis and forecasting. Past booking history, seasonality, the effects of competition and current booking trends are used to forecast demand. Current fares and knowledge of upcoming events at destinations we serve that we believe will affect traffic volumes are also included in our forecasting model to arrive at an optimal seat allocation for our fares on specific routes. We use a combination of approaches, taking into account yields and flight load factors, depending on the characteristics of the markets served, to design a strategy to achieve the best possible TRASM by balancing the average fare charged and ancillary services sold against the corresponding effect on our load factors. Since 2009, we have used Sabre Inc.’s AirVision Suite to implement our yield management system, a sophisticated revenue optimization tool.

Customer Service

We are committed to providing our customers with value for their money and on-time and reliable performance. We believe that our low fares initially attract customers and that our exceptional service strengthens customer loyalty and enhances our brand recognition through word-of-mouth as our customers tell others about their experience.

We hire employees who we believe will treat customers in a courteous and friendly manner, and emphasize customer service during their training and as a general part of our company culture. We call our employees ambassadors. We also focus on other details that can improve the travel experience, including on-line check-in and seat assignment options, e-ticket travel, single-class seating, modern aircraft interiors and discounted shuttle services between certain airports and drop-off zones on certain routes. We provide personalized in-cabin support for customers who need it and the option of special assistance for unaccompanied minors and seniors. We believe our customer relationship management has been a key element of our success.

We are committed to compensating our employees on the basis of their performance, rewarding them for the contribution that they make to our success instead of seniority. We base part of our employee compensation on customer service, which is measured through a net promoter score obtained from customer interviews. We currently conduct approximately 765 monthly interviews; as we expand our operations, this number will likely increase.

We understand that efficient and punctual operations are important to our customers, and we intend to continue to excel in operational performance. The following table sets forth certain performance-related customer service measures for the years ended 2010, 2011 and 2012:

	2010	2011	2012
On-time performance(1)	90.0%	82.2%	83.6%
Completion factor(2)	99.7%	99.7%	99.7%
Mishandled baggage(3)	1.12	1.91	1.92

Source: Volaris

(1)	Percentage of our scheduled flights that were operated by us and that arrived on time (within 15 minutes of the scheduled arrival time).

(2)	Percentage of our scheduled flights that were operated by us, whether or not delayed (i.e., not cancelled).
(3)	Our incidence of delayed, mishandled or lost baggage per 1,000 passengers.

Competition

The airline industry is highly competitive. The principal competitive factors in the airline industry are fare pricing, total price (including ancillary services), flight schedules, aircraft type, passenger amenities, number of routes served from a city, customer service, safety record and reputation, code sharing relationships, and frequent flier programs and redemption opportunities. Our current and potential competitors include traditional network airlines, low-cost carriers, regional airlines and new entrant airlines. We typically compete in markets served by legacy carriers and other low-cost carriers, and, to a lesser extent, regional airlines. Some of our current or future competitors may have greater liquidity and access to capital, and serve more routes than we do.

Our principal competitive advantages are our low base fares and our focus on VFR travelers, leisure travelers and cost-conscious business people. These low base fares are facilitated by our low CASM, which is the lowest among the other Latin American publicly traded airlines. In 2012, our CASM was Ps.1.223 (U.S.$0.099), compared to an average CASM of U.S.$0.140 for the other Latin American publicly traded airlines. We also have lower costs than our U.S.-based publicly traded target market competitors, including Alaska Air, American, Delta and United, which had an average CASM of U.S.$0.145 in 2012.

Our principal competitors in Mexico are Grupo Aeroméxico, Interjet and VivaAerobus. Internationally, we compete with Grupo Aeroméxico and many U.S.-based carriers, including Alaska Air, American, Delta and United.

Fleet

Since we began operations in March 2006, we have increased our fleet from four to 43 aircraft as of March 31, 2013. We fly only Airbus A319 and A320 aircraft, which provides us with significant operational and cost advantages compared to airlines that operate multiple fleet types. The Airbus A320 family is based on a common aircraft type with the same cabin cross-section, and virtually the same systems, cockpit controls, operating and maintenance procedures, and pilot type rating. The Airbus A320 family aircraft are fuel efficient and allow flight crews to be interchangeable across all of our aircraft while decreasing training, maintenance, spare parts inventory and other operational costs. Due to the commonality among the Airbus A320 family, we can retain the benefits of a fleet comprised of a single type of aircraft while still having the flexibility to match the capacity and range of the aircraft to the demands of each of our routes.

As of March 31, 2013, our fleet of 43 Airbus narrow-body aircraft consisted of 24 Airbus A319s and 19 A320s. In addition, we expect to take delivery of three Airbus A320 aircraft in the remainder of 2013. We have a young fleet with the average age of our fleet being 4.1 years as of December 31, 2012, as compared to an average of 12.9 years for the other Mexican airlines according to the DGAC. A young fleet leads to better reliability in terms of the performance of our aircraft, greater fuel efficiency and lower maintenance costs.

Consistent with our ULCC business model, each of our aircraft is configured with a single-class high density seating configuration. Our Airbus A319s accommodate 138 or 144 passengers and our Airbus A320s accommodate 174 passengers. Each of our Airbus A320 family aircraft is equipped with IAE engines. We have taken delivery of five spare engines for service replacement and for periodic rotation through our fleet, and we can take delivery of one additional engine in the last quarter of 2013, if needed, under our contract. In addition, we have an option to purchase three additional engines.

The following table shows the historical development of our fleet from the start of our operations in March 2006 through December 31, 2012:

	2006	2007	2008	2009	2010	2011	2012
Fleet additions
A319	6	8	5	—	5	—	—
A320	—	—	2	—	—	8	7

Total fleet	6	14	21	21	26	34	41

The following table shows the development of our fleet from 2013 to 2020 pursuant to our current contracts:

	2013E		2014E	2015E	2016E	2017E	2018E	2019E	2020E
Fleet additions
A319	(2	)(1)	—	—	—	—	—	—	—
A320	5	(2)	2	5	9	2	6	10	12

Total fleet(3)	44		46	51	60	62	68	78	90

(1)	We are in the process of returning two Airbus A319 aircraft.
(2)	As of March 31, 2013, we have received two of these Airbus A320 airfraft.
(3)	Does not include fleet returns under our lease agreements, other than the two returns mentioned in footnote (1) above, as we believe that we can negotiate extensions under those agreements as we have done in the past.

We have financed the acquisition of our aircraft through a combination of pre-delivery payment financing (including the revolving line of credit with Banco Santander México and Bancomext under which we act as a guarantor), purchase and leaseback transactions and direct leases, all of which meet the conditions for consideration as operating leases. With respect to purchase and leaseback transactions, we have entered into agreements to purchase aircraft from Airbus which are sold to lessors and are simultaneously leased back through leaseback agreements. We have obtained committed financing for the pre-delivery payments in respect of all the aircraft to be delivered between 2013 and 2014.

As of December 31, 2012, we had 41 aircraft leased pursuant to long-term lease agreements for an average term of 9.2 years each. The operating leases for these aircraft expire between 2013 and 2023. We make monthly rent payments and are not required to make termination payments at the end of the lease unless there is an event of default or total loss of the aircraft. Our aircraft leases provide for fixed rent payments except for two, which provide for variable rent payments which fluctuate based on changes in LIBOR. We are required to make certain non-refundable monthly maintenance payments and to return the aircraft in the agreed upon condition at the end of the lease term. We are responsible for the maintenance, servicing, insurance, repair and overhaul of the aircraft during the term of the lease.

The purchase agreement with Airbus requires us to accept delivery of 49 Airbus A320 family aircraft in the next eight years. As detailed in the table above, the agreement provides for the addition of 19 classic A320 and 30 NEOs to our fleet as follows: five in 2013 (two of which we have received as of March 31, 2013), two in 2014, five in 2015, nine in 2016, two in 2017, six in 2018, ten in 2019, and 12 in 2020. We have decided to move to a bigger gauge aircraft by taking delivery of Airbus A320 aircraft instead of Airbus A319 aircraft, as we believe this will result in a reduction in our CASM. The basic price for each of the firm-order aircraft to be delivered pursuant to our contracts may be adjusted for changes in economic conditions as published by the United States Department of Labor. We must make pre-delivery payments at specific dates prior to the scheduled delivery. Although the purchase agreement with Airbus does not include the option to have fewer aircraft delivered, we cannot guarantee that our fleet will increase as indicated in the table above.

We have 17 scheduled aircraft returns in the next four years: four in 2013 (two of which we are in the process of returning), three in 2014, two in 2015, and eight in 2016. However, we believe we can negotiate extensions under our lease agreements as we have done in the past, which increases our fleet flexibility. In addition, we have been able to lease aircraft from lessors and have the flexibility to do so again in the future. For certain risks related to our lease agreements, see “Risk Factors—Risks related to our business—A failure to comply with covenants contained in our aircraft or engine lease agreements, or the occurrence of an event of default thereunder, could have a negative impact on us and our financial condition and results of operations.”

We are in the process of selecting the engine manufacturer for 44 of the 49 Airbus A320 family aircraft deliveries that we have under the purchase agreement with Airbus, and we expect to make an announcement about this transaction shortly.

Maintenance

We have a DGAC and FAA mandated and approved maintenance program administered by our maintenance engineering department. Our maintenance technicians undergo extensive initial and ongoing training to ensure the safety of our aircraft, and all of them are FAA-certified.

Aircraft maintenance and repair consists of routine and non-routine maintenance, and the work performed is divided into three general categories: line maintenance, major maintenance and component service. Line maintenance consists of routine daily and weekly scheduled maintenance checks on our aircraft, including pre-flight, daily, weekly and overnight checks, any diagnostics and routine repairs and any unscheduled items on an as needed basis. Line maintenance events are currently serviced by in-house mechanics and supplemented by contract labor and are primarily completed at airports we currently serve. Line maintenance also includes scheduled tasks that can take from seven to 14 days to complete and are typically required approximately every 18 months.

Heavy airframe maintenance checks consist of a series of more complex tasks that can take from one to four weeks to complete and are typically required approximately every five to six years. Heavy engine maintenance is performed approximately every five to six years and includes a more complex work scope. Due to our relatively small fleet size and projected fleet growth, we believe outsourcing all of our major maintenance, such as engine servicing and major part repairs, is more efficient. We have entered into a long-term flight hour agreement with IAE for our engine overhaul services and Lufthansa Technik AG on a power-by-hour basis for component services. We contract with Lufthansa Technik AG for certain technical services and Aeroman for our heavy airframe maintenance. Aeroman is an FAA-approved maintenance provider, has been named the number one maintenance facility by Airbus, has been awarded the FAA’s Corporate Diamond Certificate of Excellence and airlines like Jet Blue and Southwest Airlines also outsource their maintenance requirements to Aeroman.

Our recent maintenance expenses have been lower than what we expect to incur in the future because of the relatively young age of our aircraft fleet. Our maintenance costs are expected to increase as the frequency of repair increases with our aircraft’s age. As our aircraft age, scheduled scope work and frequency of unscheduled maintenance events are likely to increase as with any mature fleet.

Safety

We are committed to the safety and security of our passengers and employees. Some of the safety and security measures we have taken include (i) aircraft security and surveillance, (ii) positive bag matching procedures, (iii) enhanced passenger and baggage screening and search procedures, and (iv) secured cockpit doors. We strive to comply with or exceed health and safety regulation standards. In pursuing these goals, we maintain an active aviation safety program and all of our personnel are expected to participate in the program and take an active role in the identification, reduction and elimination of hazards.

Our ongoing focus on safety relies on training our employees to use the proper safety equipment and take the proper safety measures by providing them with the tools and equipment they require to perform their job functions in a safe and efficient manner. Safety in the workplace targets several areas of our operation including flight operations, maintenance, in-flight, dispatch and station operations. We have received the IOSA (IATA’s Operational Safety Audit) certification.

The TSA is charged with aviation security for both airlines and airports in the United States. We maintain active, open lines of communication with the TSA at all of our locations to ensure proper standards for the security of our personnel, customers, equipment and facilities are exercised throughout our operation. In Mexico, the Mexican Civil Aeronautic Authority through the Assistant General Aviation Authority (Dirección General Adjunta de Aviación) is in charge of air traffic safety and has the authority to establish or modify the operations condition of air traffic and to coordinate and control the airports. See “Regulation.”

Fuel

Fuel is a major cost component for airlines and is our largest operating expense. Fuel accounted for 34%, 41% and 42% of our total operating costs in 2010, 2011 and 2012, respectively. We purchase fuel from ASA which also supplies fuel and fills our aircraft tanks in Mexico. Under our agreement with ASA, the price of fuel is determined by the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) and this agreement may be terminated by either party upon short notice. In the United States we have entered into fuel supply agreements with suppliers such as World Fuel Services, pursuant to which these suppliers or their affiliates sell fuel to us at various airports as specified in the agreements. See “Risk Factors—Risks Related to Our Business—We rely on a number of single suppliers for our fuel, aircraft, engines and ticket reservation system.”

Fuel costs experienced substantial variance in 2008 and 2009, and the cost of fuel cannot be predicted with any degree of certainty since it is subject to many global and geopolitical factors. Fuel prices are dependent on crude oil prices, which are quoted in U.S. dollars. If the value of the U.S. dollar rises against the peso, our fuel costs, expressed in pesos, may increase even absent any increase in the U.S. dollar price of crude oil. Our fuel hedging policy is to enter into fuel derivative contracts to hedge against changes in fuel prices up to 18 months forward subject to certain financing controls. See “Risk Factors—Risks Related to Our Business—Our fuel hedging strategy may not reduce our fuel costs.”

Employees

We believe that having well-trained and driven employees impacts our growth potential and the quality of the service we provide. We therefore expend significant effort on selecting and training individuals who we believe are the best qualified for our company and will fit well within our corporate culture of customer service, meritocracy and efficient operations.

As of March 31, 2013, we had 2,580 employees, which consisted of 412 pilots, 720 flight attendants, 123 ramp operations personnel, 537 airport and customer service personnel, 176 maintenance personnel and 612 management and administrative personnel. 1,933 of our employees (approximately 75%) are part of the Sindicato de Trabajadores de la Indústria Aeronaútica, Similares y Conexos de la República Méxicana—STIAS and the remaining 25% of our employees are not part of any union. We and each of our subsidiaries entered into substantially the same collective bargaining agreement with our pilots and flight attendants on February 16, 2013 for a term of two years. Salaries under these collective bargaining agreements are negotiated yearly, whereas other benefits are negotiated every two years. We believe we have a good relationship with our employees, and have never had labor strikes or work stoppages. In 2009, 2010, 2011 and 2012, we were recognized as a Great Place to Work by Great Place to Work Institute in Mexico.

The following table sets forth the number of our employees per category and average of employees per aircraft for the periods indicated below:

	For the Years ended December 31,			Three Months Ended March 31,
Employees	2010	2011	2012	2013
Pilots	295	388	404	412
Flight attendants	444	602	715	720
Ramp operations personnel	156	108	114	123
Airport and customer service personnel	329	413	548	537
Maintenance personnel	144	144	180	176
Management and administrative personnel	490	624	608	612

Total	1,858	2,279	2,569	2,580
Average of employees per aircraft	71	67	63	60

We provide extensive training to our pilots, flight attendants, technical staff and customer service representatives, which complies with Mexican and international standards. We have implemented employee accountability initiatives both at the time of hiring and on an ongoing basis in order to maintain the quality of our crew and customer service.

Our compensation strategy is meant to retain talented and motivated employees and is designed to align the interests of our employees with our own. Approximately 90% of our employees, including pilots, flight attendants, ground employees and management, are subject to variable compensation employment arrangements, which are intended to promote efficiency, operating performance and profitable results. In addition, there is no seniority pay escalation among our pilots in order to encourage meritocracy.

Facilities

We lease all of our facilities at each of the airports we serve. Our leases for our terminal passenger service facilities, which include ticket counter and gate space, operations support area and baggage service offices, generally have terms ranging from one to three years and contain provisions for periodic adjustments of lease rates. We expect to either renew these leases or find alternative space that would permit us to continue providing our services. We also are responsible for maintenance, insurance and other facility-related expenses and services. We have also entered into use agreements at each of the airports we serve that provide for the non-exclusive use of runways, taxiways and other facilities. Landing fees under these agreements are based on the number of landings and weight of the aircraft.

Our primary corporate offices and headquarters are located in Mexico City at Av. Antonio Dovalí Jaime No.70, 13th Floor, Tower B, Colonia Zedec Santa Fe, México, D.F. 01210, where we lease 6,656 square meters under a lease that expires in May 2022. We also lease a 1,500 square-meter warehouse for storage, located in Toluca within the airport area, under a lease that expires in 2015. In addition, we lease a hangar facility in Toluca, under a lease that expires in December 2013.

Insurance

We maintain insurance policies we believe are of the types customary in the airline industry and as required by the Mexican and U.S. aviation authorities. In connection with our operations, we carry insurance coverage against loss and damages, including war and terrorist risks, for our entire fleet of aircraft, spares and equipment. We carry passenger and third-party liability insurance coverage at levels that we believe are adequate and consistent with general industry standards. We also hold non-aviation insurance coverage that includes directors’ and officers’ liability, vehicles value and liability and life and major medical expenses insurance for our employees.

Intellectual Property

We have registered the trademark “Volaris” with the trademark office in Mexico and the United States. We have also registered several additional trademarks and slogans with the trademark office in Mexico.

We operate software products under licenses from our vendors, including Sabre Inc. and Navitaire LLC. Under our agreements with Airbus, we use Airbus’ proprietary information to maintain our aircraft.

Legal Proceedings

We are subject to various legal proceedings in the ordinary course of our business which we believe are incidental to the operation of our business. We believe that the outcome of the proceedings to which we are currently a party will not, individually or in the aggregate, have a material adverse effect on our consolidated financial statements.

MANAGEMENT

Board of Directors

Our by-laws provide that the board of directors be comprised of no more than 21 members and their corresponding alternates, in which at least 25% of the members and their corresponding alternates are required to be independent pursuant to the Mexican Securities Market Law. A determination about independence must be made by our shareholders and it may be challenged by the CNBV. Upon the closing of the offering, our board of directors will be comprised of 11 principal members, of which 25% are independent and three of which have been appointed by our Series B shareholders.

Under our by-laws, Series B shareholders will have the right to appoint three directors as long as the Series B shares represent at least 12% of Volaris’ outstanding capital stock. If the Series B shares, which are convertible into Series A Shares, represent less than 12% of our outstanding capital stock, the right to appoint directors by Series B shareholders will be based on the Mexican Securities Market Law.

Under our by-laws and the Mexican Securities Market Law, any shareholder or group of shareholders representing 10% of Volaris’ outstanding capital stock, have the right to appoint one director for each such 10% ownership stake.

Set forth below are the name, age, position and biographical description of each of our directors as of the date of the completion of the global offering. The business address of our directors is that of our principal office.

Name	Age	Title	Alternate*
Gilberto Perezalonso Cifuentes	70	Director and Chairman of the Board
Pedro Carlos Aspe Armella	63	Director	Carlos Miguel Mendoza Valencia
Brian H. Franke	49	Director	Andrew Broderick
William A. Franke	76	Director	John R. Wilson
Harry F. Krensky	49	Director	Alberto Moreno Ruiz Esparza
Roberto José Kriete Ávila	60	Director	Rodrigo Salcedo Moore
Rodolfo Montemayor Garza	61	Director	Dean Donovan
Jorge Antonio Vargas Diez Barroso	64	Director	Marco Baldocchi Kriete
José Luis Fernández Fernández	54	Independent Director
Joaquín Alberto Palomo Déneke	62	Independent Director
John A. Slowik	62	Independent Director

*	Alternate directors are authorized to act on behalf of their respective directors in the event of such directors’ inability to attend board meetings.

Gilberto Perezalonso Cifuentes has been one of our directors and chairman of the board since 2011. He is also a director at Grupo Gigante, Grupo Marhnos, and Southern Copper. Previously, Mr. Perezalonso was chief executive officer of Aeroméxico, executive vice president of Administration and Finance of Grupo Televisa and chief executive officer of Corporación Geo. Mr. Perezalonso holds a Bachelor of Laws from the Universidad Iberoamericana, and a Master of Business Administration from INCAE. He has also completed the Corporate Finance Program at Harvard University.

Pedro Carlos Aspe Armella has been one of our directors since the date we were founded and was the chairman of the board until 2011. Mr. Aspe also sits on the board of directors of Evercore Partners (where he is co-chairman), the McGraw-Hill Companies and Televisa. He is a member of Discovery Americas I LLP’s Investment Committee, the Visiting Committee of the Department of Economics of the Massachusetts Institute of Technology and of the Advisory Boards of Marvin & Palmer and Endeavor. Previously, Mr. Aspe held a number of positions with the Mexican government: he was founder of the INEGI, Secretary of the Budget and Secretary of the Treasury. Mr. Aspe holds a Bachelor of Arts in Economics from the Instituto Tecnológico Autónomo de México and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Brian H. Franke has been one of our directors since 2010. Mr. Franke has previously been a member of the board of directors of Tiger Airways Holdings (Singapore) since 2008 and Tiger Airways Australia since May 2009. Currently, he is a principal specializing in aviation investments with Indigo Partners LLC, a private equity firm based in the United States. Prior to that, Mr. Franke was vice president of Franke & Company Inc., a boutique private equity firm focused on small and medium enterprises investments. He was also a director in marketing for Anderson Company, a U.S. real estate developer, from 1989 to 1992 and a marketing manager for United Brands Inc., a U.S. distribution and licensing company for consumer goods, from 1987 to 1989. Mr. Franke holds a Bachelor of Science in Business from the University of Arizona and a Masters of International Management from Thunderbird School of Global Management. He is William A. Franke’s son.

William A. Franke has been one of our directors since 2010. He is also a member of the boards of directors of Spirit and Wizz Air Holdings Plc (Hungary). He is currently the managing member of Indigo Partners LLC (since 2002) and a managing partner of Newbridge Latin America L.P. (since 1996), both of which are private equity firms. Mr. Franke was the founding chairman of Tiger Airways Holdings (Singapore) and was the chief executive officer/chairman of America West Airlines from 1993 to 2001. Mr. Franke has undergraduate and graduate degrees from Stanford University. He also has an honorary doctorate from Northern Arizona University awarded in 2008. He is Brian H. Franke’s father.

Harry F. Krensky has been one of our directors since our founding. He is also a member of the board of directors of transportation companies Corporación Lipu, Fondo de Transporte México and Ike Asistencia, hospital operator H+ABC (SISI) and education company AMCO International. Mr. Krensky is managing partner of the private equity firms Discovery Americas and Discovery Air. Previously, he was a founder of emerging market hedge fund managers Discovery Capital Management and Atlas Capital Management, and a founder of Deutsche Bank’s emerging market hedge fund. He has also served as an adjunct professor of international business at New York University’s Stern School of Business. He is a member of the Board of Trustees of Colby College, where he is chairman of its investment committee. Mr. Krensky has a Bachelor of Arts from Colby College, a master’s degree from the London School of Economics and Political Science and a Master of Business Administration from the Columbia University Graduate School of Business.

Roberto José Kriete Avila was a founder of Volaris and has been one of our directors since 2005. He has an active role in managing private investments in sectors such as aviation, real estate, agribusiness and hotels. Mr. Kriete is also chairman of the board of AviancaTaca, president of the Latin American and Caribbean Air Transport Association (ALTA), and a member of the boards of Teléfonos de Mexico, S.A.B. de C.V. and Escuela Superior de Economía y Negocios (ESEN). He has also served as a member of the boards of Banco Agrícola of El Salvador, Fundación Empresarial para el Desarrollo Educativo (FEPADE) and Fundación Salvadoreña para la Salud y el Desarrollo Humano (FUSAL). Mr. Kriete has an undergraduate degree from the University of Santa Clara and a Master of Business Administration from Boston College. He is Marco Baldocchi Kriete’s uncle.

Rodolfo Montemayor Garza has been one of our directors since 2010. He also sits on the board of directors of Financiera Educativa de Mexico, INITE, Mexfund, LG Capital Fund and Grupo Empresarial Guerra. He is a founder and sits as chairman of the board of Human Capital International, Legare, Consultora Tecnológico Administrativa de México and SDS Latam. He worked in several responsibilities in Grupo CYDSA and served as managing director for the North Latin American Region in Uniroyal Chemical & Crompton and Knowles, and as chief executive officer at Grupo Guepell. Mr. Montemayor has a college degree in accounting from Instituto Tecnológico de Monterrey, and Master of Business Administration from Tulane and AD-2 degree from the Instituto Panamericano de Alta Dirección de Empresa.

Jorge Antonio Vargas Diez Barroso has been one of our directors since 2012. He is also a member of the boards of Grupo Lipu, S.A. de C.V., Inmuebles Metro Park, S.A. de C.V., and Dilomak S.A. de C.V. Mr. Vargas

has been the director of Corporación Triangulo, S.A. de C.V. since 1996. He worked at Grupo Televisa as vice president of news and sports from 1982 until 1996. Mr. Vargas has a college degree in public accounting from Universidad Nacional Autónoma de México.

José Luis Fernández Fernández has been one of our independent directors since 2012 and he also serves as the chairman of our audit committee. He is also a member of the audit committees of various companies, including Grupo Televisa, S.A.B., and Genomma Lab Internacional, S.A.B. de C.V. (of which he is the chairperson), and an alternate member of the board of Mexichem, S.A.B. de C.V., Grupo Pochteca, S.A.B. de C.V. and Arca Continental, S.A.B. de C.V. Mr. Fernández is a partner at Chevez Ruiz Zamarripa. Mr. Fernández has a degree in Public Accounting from Universidad Iberoamericana and a certification issued by the Mexican Institute of Public Accountants.

Joaquín Alberto Palomo Déneke has been one of our directors since 2005 and he also serves as a member of our audit committee. He is also a member of the boards of directors of Aeroman and Avianca-TACA. Mr. Palomo has over two decades of experience in the financial air transportation and commercial aerospace sectors, where he created and implemented the first organization for Grupo TACA. He also actively participated in the planning, purchasing negotiations, closing, organization and final merger of AVIATECA, Tan/Sahsa, TACA de Honduras, Nica, Lacsa, Isleña de Inversiones, La Costeña, Aeroperlas and Trans American Airlines to form Grupo TACA. Mr. Palomo negotiated the financing of more than $1 billion in aircraft leases, sales and leasebacks. Mr. Palomo has a Bachelor of Science degree in Agricultural Economics from Texas A&M University.

John A. Slowik has been one of our directors since 2012 and he also serves as a member of our audit committee. He has over three decades of experience in the air transportation and commercial aerospace sectors as a banker at Citi (and its predecessors) and Credit Suisse, where he managed its America’s Airline Industry investment banking practice. His extensive experience includes corporate and investment banking, where his activities involved public and private capital raising, structured debt issuance, aircraft leasing, principal investment and mergers and acquisitions advisory work. Mr. Slowik is also a member of the board of directors of Rotor Engine Securitization, Ltd., a private commercial jet engine leasing company operating out of Ireland. Mr. Slowik has an undergraduate degree in Mechanical Engineering from Marquette University and a Masters in Management from the Kellogg School, Northwestern University.

Authority of the Board of Directors

Our management is entrusted to the board of directors and the chief executive officer. The board of directors sets forth the guidelines and general strategy for the conduct of our business and supervises the execution thereof.

Pursuant to the Mexican Securities Market Law and our by-laws, the board of directors must approve, among other matters:

•	our general strategy;

•	the monitoring of our management and that of our subsidiaries;

•

with prior input from the audit and the corporate governance committee, on a case-by-case basis, (i) transactions with related parties, subject to certain limited exceptions, (ii) the election of our chief executive officer, his compensation and removal, and policies for the description and comprehensive remuneration of other executive officers, (iii) our guidelines for internal controls and internal audits, including those for our subsidiaries (iv) our accounting policies, (v) our financial statements and those of our subsidiaries, (vi) unusual or non-recurring transactions and any transactions or series of related transactions during any calendar year that involve (a) the acquisition or sale of assets with a value equal to or exceeding 5% of our consolidated assets, or (b) the giving of collateral or guarantees or the assumption of liabilities, equal to or exceeding 5% of our consolidated assets, and (vii) the selection of the external auditors;

•	calling shareholders’ meetings and taking action based upon their resolutions;

•	the annual submission to our general shareholders’ meeting of (i) the chief executive officer’s report, and (ii) the opinion of the board of directors in respect of such report;

•

creation of special committees and granting authority to such committees, provided that the committees will not have the authority which by law or under our by-laws is expressly reserved to our shareholders or our board of directors;

•	determining how to vote the shares that we hold in our subsidiaries; and

•	policies for disclosure of information.

Our by-laws provide that meetings of our board of directors are validly convened and held if a majority of the members or their respective alternates are present. Resolutions passed at these meetings will be valid if approved by a majority of the disinterested members of the board of directors (i.e. members that do not have a conflict of interest), except as described below. The chairman of the board of directors will not have a tie-breaking vote.

Duty of Care and Duty of Loyalty

The Mexican Securities Market Law imposes duties of care and of loyalty on directors.

For a description of the duties of care and loyalty of our directors, see “Market Information—Duty of Care and Loyalty of Directors” and “Description of Capital Stock—Duty of Care and Duty of Loyalty.”

Board Practices

The members of our board of directors are elected annually at our ordinary general meeting of shareholders. All board members hold their positions for one year and may be reelected. The current members of the board of directors were reelected or selected pursuant to the unanimous resolutions adopted by our shareholders prior to the offering referred to herein.

Audit and Corporate Governance Committee

The Mexican Securities Market Law requires us to have an audit and corporate governance committee, which must be comprised of at least three independent members. We established an audit and corporate governance committee pursuant to the unanimous resolutions adopted by our shareholders outside of a general shareholders meeting on June 5, 2013. We believe that all of the members of the audit and corporate governance committee are independent under the Mexican Securities Market Law and Exchange Act Rule 10A-3.

The audit and corporate governance committee’s principal duties are (i) supervising and evaluating our external auditors and analyzing their reports (including their opinion of our annual report), (ii) analyzing and supervising the preparation of our financial statements and making a recommendation to the board of directors on their approval, (iii) informing the board of directors of the status of our internal controls, our internal audit and their adequacy, (iv) supervising the execution of related party transactions and transactions representing 20% or more of consolidated assets being undertaken pursuant to applicable law, (v) requesting reports from our executive officers or independent experts whenever it deems appropriate, (vi) investigating and informing the board of directors of any irregularities that it may encounter, (vii) receiving and analyzing recommendations and observations made by the shareholders, members of the board of directors, executive officers or any third party and taking the necessary actions, (viii) calling shareholders’ meetings, (ix) supervising compliance by our chief executive officer of instructions provided by our board or shareholders, (x) providing an annual report to the board in respect of accounting policies, their sufficiency and adequacy, and consistency, (xi) rendering opinions to the board of directors in connection with the designation of our chief executive officer, his compensation and removal and policies for the description and comprehensive remuneration of other executive officers, (xii) supervising and reporting on the performance of our key officers, (xiii) rendering its opinion to the board of directors in connection with transactions with related parties, (xiv) requesting opinions from independent third party experts, (xv) calling shareholders’ meetings, (xvi) providing assistance to the board of directors in the preparation of reports for the annual shareholders’ meeting and (xvii) hiring or recommending auditors to shareholders and approving them.

As of the date of this prospectus, the audit and corporate governance committee has at least one financial expert, José Luis Fernández Fernández, and is composed of three members.

The current members of our audit and corporate governance committee are:

Name	Title
José Luis Fernández Fernández	Chairman of the Audit and Corporate Governance Committee, Independent Director
Joaquín Alberto Palomo Déneke	Independent Director
John A. Slowik	Independent Director

Compensation and Nominations Committee

Our board of directors has created a compensation and nominations committee, which is comprised by five non-independent members, as determined by our board of directors from time to time, appointed by our board of directors. We established a compensation and nominations committee pursuant to the unanimous resolutions adopted by our shareholders on June 5, 2013.

The compensation and nominations committee is responsible for, among other things, (i) submitting proposals to the board of directors relating to the removal of officers within the first two corporate levels, (ii) proposing the creation, amendment or termination of any incentive plan for officers, (iii) consulting with third-party experts in connection with any issues related to compensation, organizational development, and other related matters, (iv) proposing compensation packages for officers within the first four corporate levels, (v) proposing to our board of directors the entering into, amendment or termination of any collective bargaining agreements, (vi) informing our board of directors of any material contingencies, and (vii) submitting periodic reports to our board of directors.

As of the date of this prospectus, the current members of the compensation and nominations committee are:

Name	Title
Roberto José Kriete Ávila	Chairman
Pedro Carlos Aspe Armella	Member
Brian H. Franke	Member
Harry F. Krensky	Member
Rodolfo Montemayor Garza	Member

Senior Management

Our executive officers are appointed by our board of directors, pursuant to a proposal made by our compensation committee, for an indefinite term and may be removed by our board of directors at will, provided the corresponding severance payments are made, if applicable, in accordance with Mexican labor law and the applicable labor contract.

Set forth below are the name, age, position and a description of the business experience of each of our executive officers not described above, as of the date of this prospectus. The business address of our executive officers is that of our principal office.

Name	Age	Position
Enrique Beltranena	50	Chief Executive Officer
Fernando Suárez	40	Chief Financial Officer
Jaime Pous	44	General Counsel
Holger Blankenstein	38	Chief Commercial Officer
James Nides	63	Chief Operating Officer
Carlos Alberto González	39	Corporate Controller Director
Jimmy Zadigue	40	Internal Audit Director

Enrique Beltranena has been our chief executive officer since March 2006. Previously he worked as Grupo TACA’s chief operating officer, human resources and institutional relations vice president, cargo vice president and commercial director for Mexico and Central America. He also held the position of general director of Aviateca in Guatemala. Mr. Beltranena started his career in the aerospace industry in 1988. During the 1990s he was responsible for the commercial merger of Aviateca, Sahsa, Nica, Lacsa and TACA Peru, which consolidated them into a single management entity called Grupo TACA. While at Grupo TACA, Mr. Beltranena also led the development of single operating codeshare and the negotiation of open skies bilateral agreements among each of the Central American countries and the United States. In 2001, Mr. Beltranena led Grupo TACA’s complete restructuring as its chief operating officer. Mr. Beltranena was named to the Entrepreneur of The Year Hall of Fame in Monaco after being nominated by Ernst & Young—Innovation in 2012. He was also named Entrepreneur of The Year in Mexico after being nominated by Ernst & Young—Mexico in 2011.

Fernando Suárez has been our chief financial officer since January 2006. Mr. Suárez worked as an investment banker for Salomon Brothers in New York. Mr. Suárez has been responsible for negotiating pre-delivery payment financing, purchase and leaseback transactions and direct leases for all of our aircraft. Prior to joining us, he worked at Grupo Televisa where he had been director of corporate finance. Mr. Suárez received his Master of Business Administration from University of California, Los Angeles and holds a Bachelor of Arts in Economics from the Instituto Tecnológico Autónomo de México.

Jaime Pous has been our general counsel since January 2013. Prior to joining us, Mr. Pous worked at Grupo Televisa, where he had been legal director from 1999 to 2012. Mr. Pous received his LLM from The University of Texas at Austin, School of Law and holds a law degree from the Instituto Tecnológico Autónomo de México.

Holger Blankenstein has been our chief commercial officer since 2009. He heads the areas of sales, marketing, and planning, which includes revenue management, and he also oversees the cargo business. Mr. Blankenstein was responsible for structuring our various channels of distribution and entrance into the U.S. market as well as developing and implementing our unbundled fares and ancillary products. Previously, Mr. Blankenstein was director of strategic development planning at Grupo TACA and was a consultant at Bain & Company. He has a Master’s of Business Administration and a Bachelor of Arts in Business degrees from Goethe University in Frankfurt.

James Nides has been our chief operating officer since July 2011. Mr. Nides was previously the vice president flight operations and maintenance at ExpressJet Airlines (doing business as Continental Express and United Express) from July 1998 to July 2011. Mr. Nides was responsible for the operation of more than 450 aircraft, over 4,000 pilots, 1,100 mechanics, six nose-to-tail heavy check maintenance bases in Shreveport and Knoxville, a state-of the art paint facility in Saltillo, Mexico, and an interior shop in Houston, Texas. He was responsible for the combination of Atlantic Southeast Airlines and ExpressJet Airlines, and successfully obtaining a single operating certificate from the FAA in less than one year. Prior to working at ExpressJet Airlines, he held the position of vice president of flight operations for Northwest Airlink’s operation in Memphis, Tennessee, from

1995 to 1998. Before working at Northwest Airlink, Mr. Nides held various positions in flight operations and maintenance at Comair Airlines for 18 years, including captain, chief pilot, director of operations and director of technical services. Mr. Nides is a licensed commercial pilot with over 14,000 hours of flight time and is qualified on more than five different aircraft. He graduated from the University of Cincinnati with a degree in Economics.

Carlos Alberto González has been our corporate controller director since June 2010. Currently, he is responsible for accounting, reporting, controls, revenue assurance, and taxes and accounting operations. He has been with us since April 2006. Prior to joining us, he worked as a financial planning and control manager in Mexico and in Spain for Grupo Telefonica Moviles. Additionally, he previously was a senior associate at PricewaterhouseCoopers and an internal auditor analyst at Scotiabank Inverlat. Mr. González is a Certified Public Accountant with a post-graduate degree in Corporate Finance from ISEC University and he also holds a Masters of Business Administration degree from Antonio de Nebrija University in Spain.

Jimmy Zadigue has been our internal audit director since April 2011. Previously, Mr. Zadigue worked as the director of operations, finance and administration at Swarovski in Mexico and as the director of finance and business control at Bombardier North America. Mr. Zadigue is also a Certified Management Accountant in Canada. He holds a Bachelor of Business Administration degree from HEC-Montreal and a Master of Science degree in Accounting Sciences from the Université du Québec.

Activities of Senior Management

Our chief executive officer and members of our senior management (directivos relevantes) are required to focus their activities on creating value for the company and will be liable for damages to the corporation for: (i) favoring a shareholder or group of shareholders, (ii) approving transactions between the company (or its subsidiaries) with related persons without satisfying legal requirements, such as obtaining a fairness opinion and the approval of our board of directors, on a case-by-case basis, (iii) using (or authorizing a third party to use) our assets in a manner that is against our policies, (iv) making inappropriate use of our non-public information, (v) taking advantage of corporate opportunities or consulting a third party to take advantage of corporate opportunities without approval from our board of directors, (vi) knowingly disclosing or revealing false or misleading information or omitting the disclosure of material information, (vii) ordering that transactions undertaken be omitted from registration, (viii) destroying or modifying company results or information and (ix) filing false or misleading information with the CNBV.

Our chief executive officer is required, primarily, to (i) implement the instructions established at our shareholders’ meeting and that of our board of directors, (ii) submit to the board of directors for approval the principal strategies for the business, (iii) submit to the audit and corporate governance committee proposals for our internal control system, (iv) disclose all material information to the public, (v) comply with applicable law in connection with share repurchases and subsequent purchases, (vii) initiate actions in respect of liabilities caused by us, (viii) comply with applicable law in respect of dividend payments, and (ix) maintain adequate accounting and registration internal control systems and mechanisms.

Director and Executive Compensation

In 2012, senior managers listed in this prospectus, received an aggregate compensation of approximately Ps.36.1 million. The chairman and the independent members of our board of directors received an aggregate compensation of approximately Ps.5.8 million, and the rest of the directors received no compensation. In addition, see “—Management Incentive Plan.”

Our directors or executive officers are not entitled to any benefits upon termination, except for indemnification payments provided under the Mexican Federal Labor Law (Ley Federal del Trabajo), if any.

Management Incentive Plan

In December 2012, our shareholders approved a share incentive plan for the benefit of certain executive officers. Under this plan, designated officers generally may receive up to 3.0% of our capital stock on a fully diluted basis immediately prior to the completion of the related performance condition (consummation of the global offering or change of control), exercisable after such performance condition and for a period of ten years. To implement the plan, our shareholders approved (i) the issuance of an aggregate of 25,164,126 Series A and Series B shares, representing 3.0% of our capital stock, (ii) the transfer of such shares to a Mexican trust for the benefit of certain officers and (iii) the execution of share sales agreements setting forth the terms and conditions upon which the officers will receive purchased shares from the trustee for the Mexican trust.

On December 24, 2012, the trust was created and the share sales agreements were executed. On December 27, 2012, the trust acquired the aforementioned shares. The shares will accrue any dividends paid by us during the time elapsing prior to the delivery to officers upon payment therefor.

External Auditors

Our independent registered public accounting firm is Mancera, S.C. (a member practice of Ernst & Young Global), and its offices are located at Avenida Ejército Nacional 843-B, Antara Polanco, Mexico City, Distrito Federal, 11510. Our external auditors were appointed by our board of directors based upon the recommendations of our audit committee and taking into account Mancera, S.C.’s experience, quality and service standards.

Audited consolidated financial statements included in this prospectus were audited by Mancera, S.C., which has served as our external auditor since fiscal year 2005. In the past three years that they have audited us they have not issued a qualified opinion or a negative opinion, nor have they refrained from giving an opinion on our financial statements. During 2010, 2011 and 2012, Mancera, S.C. provided us audit services. During 2010, 2011 and 2012, we paid Ps.2.4 million, Ps.12.3 million and Ps.6.8 million, respectively, for audit services.

Internal Control

We have internal control policies and procedures designed to provide reasonable assurance that our transactions and other aspects of our operations are carried out, recorded and reported pursuant to guidelines set forth by our management using IFRS, applied in conformity with available interpretive guidance thereunder. In addition, our operational processes are subject to periodic internal audits that are reviewed by our audit committee.

Corporate Governance Practices

Pursuant to Section 303A.11 of the Listed Company Manual of the New York Stock Exchange (NYSE) and Rule 4350(a)(1) of the NASDAQ Stock Market, Inc. (NASDAQ) Marketplace Rules, we are required to provide a summary of the significant ways in which our corporate governance practices differ from those required for U.S. companies under the NYSE and NASDAQ listing standards.

The table below discloses the significant differences between our corporate governance practices and the NYSE and NASDAQ standards.

NYSE Standards	NASDAQ Standards	Our Corporate Governance Practices
Director Independence. Majority of board of directors must be independent. “Controlled companies,” which would include our company if we were a U.S. issuer, are exempt from this requirement. A controlled company is one in which more than 50% of the voting power is held by an individual, group or another company, rather than the public. §303A.01	Director Independence. Majority of board of directors must be independent and directors deemed independent must be identified in a listed company’s proxy statement (or annual report on Form 10-K or 20-F if the issuer does not file a proxy statement). “Controlled companies,” which would include our company if we were a U.S. issuer, are exempt from this requirement. A controlled company is one in which more than 50% of the voting power is held by an individual, group or another company, rather than the public. Rules 4350(c)(1) & (c)(5)	Director Independence.
Pursuant to the Mexican
Securities Market Law and our
by-laws, our shareholders are
required to appoint the members
of our board of directors
comprised of no more than 21
members, 25% of whom must be
independent. Certain persons are
per se non-independent,
including insiders, control
persons, major suppliers and
relatives of such persons. In
accordance with the Mexican
Securities Market Law, our
shareholders’ meeting is required
to make a determination as to the
independence of our directors,
though such determination may
be challenged by the CNBV. See
“Management” and “Description
of Capital Stock—Election of
Directors.”

Executive Sessions. Non-management directors must meet regularly in executive sessions without management. Independent directors should meet alone in an executive session at least once a year. §303A.03	Executive Sessions. Independent directors must meet regularly in executive sessions at which only independent directors are present. Rule 4350(c)(2)	Executive Sessions. Non- management directors are not required to meet in executive sessions without management.

Nominating/Corporate Governance Committee. Nominating/corporate governance committee of independent directors is required. The committee must have a charter specifying the purpose, duties and evaluation procedures of the committee. “Controlled companies” are exempt from these requirements. §303A.04

As a controlled company, we would be exempt from this requirement if we were a U.S. issuer.

Nominating Committee. Director nominees must be selected, or recommended for the board’s selection, either by a nominating committee comprised solely of independent directors or by a majority of independent directors. Each listed company also must certify that it has adopted a formal charter or board resolution addressing the nominations process. “Controlled companies” are exempt from this requirement. Rules 4350(c)(4)(A)-(B) & (c)(5)

As a controlled company, we would be exempt from this requirement if we were a U.S. issuer.

Nominating Committee. We
are not required to have a
nominating committee.
However, we maintain a
compensation committee which
may, among other things, submit
proposals to our board of
directors in respect of the
appointment of principal
officers, the inaction,
amendment or formation of
incentive plans for officers and
compensation of officers within
the first four corporate levels.
See “Compensation Committee”
for further information.

NYSE Standards	NASDAQ Standards	Our Corporate Governance Practices

Compensation Committee. Compensation committee of independent directors is required, which must evaluate and approve executive officer compensation. The committee must have a charter specifying the purpose, duties and evaluation procedures of the committee. “Controlled companies” are exempt from this requirement. §303A.05

As a controlled company, we would be exempt from this requirement if we were a U.S. issuer.

Compensation Committee. CEO compensation must be determined, or recommended to the board for determination, either by a compensation committee comprised solely of independent directors or a majority of the independent directors and the CEO may not be present during voting or deliberations. Compensation of all other executive officers must be determined in the same manner, except that the CEO, and any other executive officers, may be present. “Controlled companies” are exempt from this requirement. Rules 4350(c)(3)(A)-(B) & (c)(5)

As a controlled company, we would be exempt from this requirement if we were a U.S. issuer.

Compensation Committee. We
are not required to have a
compensation committee.
However, we maintain a
compensation committee that
makes proposals to the board of
directors in respect of
compensation of officers within
the first four corporate levels.
See “Compensation Committee”
for further information.

Audit Committee. Audit committee satisfying the independence and other requirements of Exchange Act Rule 10A-3 and the more stringent requirements under the NYSE standards is required. §§303A.06, 303A.07	Audit Committee. Audit committee satisfying the independence and other requirements of Exchange Act Rule 10A-3 and the more stringent requirements under the NASDAQ standards is required. Rule 4350(d)	Audit Committee. We have an
audit committee comprised of
three members. Each member of
the audit committee is
independent, as independence is
defined under the Mexican
Securities Market Law, and also
meets the independence
requirements of Exchange Act
Rule 10A-3. Our audit
committee operates primarily
pursuant to Mexican Securities
Market Law and our by-laws.
For a detailed description of the
duties of our audit committee,
see “Management—Audit
Committee” and “Description of
Capital Stock—Committees of
the Board of Directors.”

Equity Compensation Plans. Equity compensation plans require shareholder approval, subject to limited exemptions. §§303A.08 & 312.03	Equity Compensation Plans. Equity compensation plans require shareholder approval, subject to limited exemptions. Rule 4350(i)(1)(A)	Equity Compensation Plans.
Shareholder approval is required
for the adoption and amendment
of an equity-compensation plan
based upon the recommendation
of our board of directors and the
opinion of our compensation
committee.

NYSE Standards	NASDAQ Standards	Our Corporate Governance Practices
Shareholder Approval for Issuance of Securities. Issuances of securities(1) that will result in a change of control of the issuer,(2) that are to a related party or someone closely related to a related party,(3) that have voting power equal to at least 20% of the outstanding common stock voting power before such issuance or(4) that will increase the number of shares by at least 20% of the number of outstanding shares before such issuance require shareholder approval. §§312.03(b)-(d)	Shareholder Approval for Issuance of Securities. Issuances of securities (1) that will result in a change of control of the issuer, (2) in connection with certain acquisitions of the stock or assets of another company or (3) in connection with certain transactions other than public offerings require shareholder approval. Rules 4350(i)(1)(B)-(D)	Shareholder Approval for
Issuance of Securities. Mexican
law and our by-laws require our
shareholders to authorize any
share issuance. Any issuance of
shares is subject to mandatory
preemptive rights, except in the
event of a public offering and
other limited circumstances.
Shares issued that have cleared
preemptive rights or that are the
subject of public offerings, may
be allocated as a result of a
resolution from our directors.
Shares repurchased by us in the
open market may be placed
again based upon resolutions by
our directors.

Code of Business Conduct and Ethics. Corporate governance guidelines and a code of business conduct and ethics is required, with disclosure of any waiver for directors or executive officers. The code must contain compliance standards and procedures that will facilitate the effective operation of the code. §303A.10	Code of Business Conduct and Ethics. Corporate governance guidelines and a code of business conduct and ethics is required, with disclosure of any waiver and the reasons for such waiver for directors or executive officers. The code must include an enforcement mechanism. Rule 4350(n)	Code of Business Conduct and Ethics. We have adopted a code of ethics, which has been accepted by all of our directors and executive officers and other personnel.

Conflicts of Interest. Determination of how to review and oversee related party transactions is left to the listed company. The audit committee or comparable body, however, could be considered the forum for such review and oversight. §307.00. Certain issuances of common stock to a related party require shareholder approval. §312.03(b)	Conflicts of Interest. Appropriate review of all related party transactions for potential conflict of interest situations and approval by an audit committee or another independent body of the board of directors of such transactions is required. Rule 4350(h)	Conflicts of Interest. In
accordance with Mexican law
and our by-laws, our board of
directors is required to approve,
on a case-by-case basis,
transactions involving a conflict
of interest (other than
transactions in the ordinary
course of business that satisfy
our procedures), based upon the
opinion of our corporate
governance committee, that may
request the opinion of a third-
party expert. Pursuant to the
Mexican Securities Market Law,
our board of directors may
establish guidelines regarding
related party transactions that do
not require board of directors
approval.

NYSE Standards	NASDAQ Standards	Our Corporate Governance Practices

Solicitation of Proxies. Solicitation of proxies and provision of proxy materials is required for all meetings of shareholders. Copies of such proxy solicitations are to be provided to NYSE. §§402.00 & 402.04	Solicitation of Proxies. Solicitation of proxies and provision of proxy materials is required for all meetings of shareholders. Copies of such proxy solicitations are to be provided to NASDAQ. Rule 4350(g)	Solicitation of Proxies. We are
required under Mexican law to
solicit proxies and provide
proxy materials for meetings of
shareholders. In accordance with
Mexican law and our by-laws,
we are also required to inform
shareholders of all meetings by
notice provided in newspapers
of wide distribution in Mexico,
and which specify the
requirements for admission to
the meeting, provides a
mechanism by which
shareholders can vote by proxy,
and makes proxies available.
Shareholders that are Mexican
investors and are entitled to
vote, may attend a shareholders’
meeting and cast votes at such
meeting. Under the deposit
agreement relating to the ADSs,
holders of the ADSs receive
notices of shareholders’
meetings. As foreign investors,
holders of ADSs (or CPOs
underlying the securities) are not
entitled to vote at our
shareholders’ meetings.

	Peer Review. A listed company must be audited by an independent public accountant that (i) has received an external quality control review by an independent public accountant (“peer review”) that determines whether the auditor’s system of quality control is in place and operating effectively and whether established policies and procedures and applicable auditing standards are being followed or (ii) is enrolled in a peer review program and within 18 months receives a peer review that meets acceptable guidelines. Rule 4350(k)	Peer Review. Under Mexican law we must be audited by a public accountant that qualifies as independent, and satisfies the requirements specified under applicable law, maintaining certain quality standards.

PRINCIPAL AND SELLING SHAREHOLDERS

Our Principal Shareholders

Our shareholders are Mexican investors, investment funds managed by Discovery Americas and Columbia Equity Partners, or Discovery Air, investment funds managed by Blue Sky Investments, and investment funds managed by Indigo Partners LLC, or Indigo. Our shareholders have a long history of investing in Mexico and some of them have experience in the airline industry by having formed, or by holding interests in, Avianca-TACA, Spirit, Tiger and Wizz.

Major Shareholders and Share Ownership

The following table sets forth information with respect to beneficial ownership of our capital stock, after giving effect to the stock split described in note 18 to our consolidated financial statements included elsewhere in this prospectus but without giving effect to the capital increase relating to the global offering, by:

•	each person that is a beneficial owner of 5% or more of our outstanding shares of capital stock;

•	each of our executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each other selling stockholder.

	Common Stock
Shareholders	Beneficial Ownership					Shares Underlying CPOs Being Offered(1)		Beneficial Ownership After the Offering
	Number			Percentage				Number		Percentage
5% Shareholders:	Series A		Series B	Series A	Series B	Series A	Series B	Series A	Series B	Series A	Series B
Blue Sky Investments, LLC(2)	166,380,162	(6)	44,857,124	19.84%	5.35%
Discovery Air and other funds managed by Discovery Americas(3)	197,117,778	(6)	45,968,598	23.50%	5.48%
Funds managed by Indigo(4)	160,214,262	(6)	43,194,749	19.10%	5.15%
Named Executive Officers and Directors:
William A. Franke(4)	160,214,262	(6)	43,194,749	19.10%	5.15%
Pedro Carlos Aspe Armella	12,614,303		—	1.50%	—
Harry Krensky(3)	—		—	—	—
All Executive officers and directors as a group (three persons)(5)	25,164,126		—	3.00%	—
Other Selling Shareholders:
Emilio Diez Barroso Azcárraga	37,843,715		—	4.51%	—
Ignacio Guerra Pellegaud	37,843,715		—	4.51%	—
Alfredo Castellanos Heuer	252,278		—	0.03%	—
María Eugenia Braña Escalera	756,834		—	0.09%	—
Sergio Sánchez García	252,278		—	0.03%	—
Carlos Fernández González	12,614,303		—	1.50%	—
Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as trustee of the trust “DAIIMX/VOLARIS” number F/1405(3)	16,719,261		—	1.99%	—

(1)	Assumes no exercise of the underwriters’ over-allotment option to purchase additional CPOs in the form of ADSs.
(2)	Consists of 44,857,124 Series B shares and 166,380,162 Series A shares (underlying CPOs) held by Blue Sky Investments, S.à r.l. Joaquín Alberto Palomo Déneke and Rodrigo Salcedo Moore are the managers of Blue Sky Investments, S.à r.l. and share voting and investment power over the shares held by Blue Sky Investments, S.à r.l. Messrs. Palomo Déneke and Salcedo Moore disclaim beneficial ownership of the shares held by Blue Sky Investments, S.à r.l. except to the extent of their respective individual pecuniary interests in these shares. Blue Sky Investments, S.à r.l. has a principal business address at: Río Duero 31, Colonia Cuauhtémoc, Mexico City, Mexico, 06500.

(3)	Consists of 45,968,598 Series B shares and 192,014,186 Series A shares (deposited in the CPO trust) held by Discovery Air Investments, L.P., and 5,103,592 Series A shares held by HSBC México, S.A., as trustee of the trust F/262374 (“Discovery Americas II Mex”). In addition, Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as trustee of the trust “DAIIMX/VOLARIS” number F/1405 holds 16,719,261 Series A shares, of which HSBC México, S.A., as trustee of the trust F/262374 (“Discovery Americas II Mex”), is the beneficial owner pursuant to a call option that expires in 2018. If the call option is not exercised by the expiration date, then the shares will be mandatorily exchanged on such date. Harry Krensky has management responsibilities in respect of Discovery Air Investments, L.P. that include voting the Discovery Air Investments, L.P.’s ownership interest in Volaris, but he does not have sole power to dispose of such interest and he disclaims any beneficial ownership nor any voting rights on the shares held by Discovery Americas II Mex. The investment committees of the respective Discovery Americas funds have dispositive power over these shares. Discovery Air has a principal business address at: c/o Discovery Air, 189 Baldwin Road, Mt. Kisco, NY 10549.
(4)	Consists of 42,194,100 Series B shares and 156,503,035 Series A shares (deposited in the CPO trust) held by Indigo Mexico Cöoperatief U.A., and 1,000,649 Series B shares and 3,711,227 Series A shares (deposited in the CPO trust) held by Long Bar LatAm, LLC. William A. Franke is the managing member of a fund that is the general partner of Indigo Mexico Cöoperatief U.A, and is manager of a fund that is the manager of Long Bar LatAm, LLC and as such, has voting and dispositive power over these shares. Mr. Franke disclaims beneficial ownership of the shares held by these entities except to the extent of any pecuniary interest therein. Each entity listed herein whose shares are beneficially owned by Indigo has a principal business address at: c/o Indigo Partners, 2525 East Camelback Road, Suite 800, Phoenix, Arizona 85016.
(5)	Certain executive officers benefit from a share incentive plan pursuant to which they have the right to receive an aggregate of 25,164,126 Series A shares, representing 3.0% of our outstanding capital stock. Such shares are fully paid and held in trust for the benefit of certain of our executive officers. The shares will accrue any dividends paid by us during the time that they are deposited in the trust and prior to their release by the trustee to us. See “Management—Management Incentive Plan.”
(6)	Series A shares will be deposited into the CPO trust and the shareholders thereof will hold CPOs representing a financial interest in such Series A shares.

None of the selling shareholders is a broker dealer or an affiliate of a broker dealer.

Registration Rights

We have granted the registration rights described below to our principal shareholders, to register shares of capital stock (and/or CPOs having such shares as underlying securities) owned by each of them after the offering with the Securities and Exchange Commission under the Securities Act, pursuant to the terms of a registration rights agreement, dated as of                     , 2013, or the Registration Rights Agreement. No registration rights are necessary or will be granted to our principal shareholders in respect of the registration of our shares with the RNV maintained by the CNBV, because all of our Series A shares will be registered thereat concurrently with the offering, and such registration will be updated, from time to time, as required under applicable Mexican law.

The following description of the terms of the Registration Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the copy filed as an exhibit to the registration statement which includes this prospectus.

Demand and Short-Form Registration Rights

After the completion of the global offering, our principal shareholders will be entitled to certain demand and short-form registration rights. At any time at least 180 days following the consummation of the global offering, the holders of at least a majority of the shares (and/or CPOs having such shares as underlying securities) subject to the registration rights can, on not more than two occasions, request that we register all or a portion of their shares (and/or CPOs having such shares as underlying securities) under the Securities Act.

In addition, following the global offering, these holders will be entitled to certain short-form registration rights. The holders of at least a majority of these shares (and/or CPOs having such shares as underlying securities) may make a written request that we register their shares (and/or CPOs having such shares as underlying securities) on a short form registration, if we are eligible to file a registration statement on Form F-3. These stockholders may make an unlimited number of requests for registration on Form F-3. However, we will not be required to effect a demand or short-form registration within six months after the effective date of a previous demand or short-form registration.

Moreover, once every 12 months, we may postpone for up to six months the filing or the effectiveness of a registration statement for a demand or a short-form registration, if our board of directors determines that such registration would have a material adverse effect on any of our proposals or plans to engage in any acquisitions of assets, merger, consolidation, tender offer or any other material transaction.

Piggyback Registration Rights

At any time at least 180 days following the consummation of the global offering, in the event that we propose to register any of our securities under the Securities Act, our principal shareholders will be entitled to certain “piggyback” registration rights allowing the holder to include their shares (and/or CPOs having such shares as underlying securities) in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act (pursuant to a demand or short-form registration, or pursuant to a registration on Form F-4 or F-8 or any successor or similar forms), our current principal shareholders holding these shares (and/or CPOs having such shares as underlying securities) are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares (and/or CPOs having such shares as underlying securities) included in the registration, to include their shares (and/or CPOs having such shares as underlying securities) in the registration.

Expenses of Registration, Restriction and Indemnification

We will pay all registration expenses, including the legal fees of one counsel for all holders under the Registration Rights Agreement. In addition, we will reimburse such holders for the reasonable fees and disbursements of each additional counsel retained for the purpose of rendering any legal opinion if and to the extent required by underwriters or us.

The demand, short-form and piggyback registration rights are subject to customary restrictions such as blackout periods and any limitations on the number of shares (and/or CPOs having such shares as underlying securities) to be included in the underwritten offering imposed by any lead underwriter. The Registration Rights Agreement also contains indemnification provisions that we believe are customary for similar transactions.

Significant Changes in Share Ownership

On July 16, 2010 each of Corporativo Vasco de Quiroga, S.A. de C.V. and Sinca Inbursa, S.A. de C.V. sold their shares, which together represented 50% of our outstanding capital stock.

Differences in Voting Rights

See “Description of Capital Stock.”

RELATED PARTY TRANSACTIONS

We have engaged in a number of transactions with related parties.

Aeroman

Aeroman is a related party because Roberto José Kriete Ávila, a member of our board of directors, and members of his immediate family are shareholders of Aeroman. We entered into an aircraft repair and maintenance service agreement with Aeroman on March 6, 2007. This agreement provides that we have to use Aeroman, exclusively for our aircraft repair and maintenance services, subject to availability. Under this agreement, Aeroman provides us with inspection, maintenance, repair and overhaul services for our aircraft. We make payments under this agreement depending on the services performed. This agreement is for a 10 year term. As of December 31, 2012 and 2011, the balances due under our agreement with Aeroman were Ps.3.4 million and Ps.0.6 million, respectively. We also incurred expense under this agreement of Ps.135.6 million and Ps.72.9 million for the years ended December 31, 2012 and 2011, respectively.

Grupo TACA

Grupo TACA, together with Technical and Training Services, S.A. de C.V. and Aeroman, are a related party because Roberto José Kriete Ávila is a member of our board of directors and a shareholder of each of these companies. In the ordinary course of our business, we utilize Grupo TACA’s Airbus A320 full flight simulator and Airbus A320 virtual procedure trainers for the training of our pilots. As of December 31, 2012, our balance due under this agreement was Ps.3 thousand and we incurred an expense under this agreement of Ps.0.3 million and Ps.0.4 million for the year ended December 31, 2012 and 2011 respectively.

We have received consulting, training and technical support from Grupo TACA in the past, for which we paid fees of Ps.1 million in 2011. As of December 31, 2012, we had no balance due in connection therewith and we did not incur any expense thereunder for the year ended December 31, 2012.

IKÉ

ARSA Asesoría Integral Profesional, S.A. de C.V. is a related party because Discovery Americas I, LP, an affiliate of Discovery Air Investments, LP, one of our principal shareholders, is also a shareholder of ARSA Asesoría Integral Profesional, S.A. de C.V. We have entered into an advertising agreement with ARSA Asesoría Integral Profesional, S.A. de C.V. Under this agreement, we advertise and offer optional and additional travel insurance commercialized by IKÉ to our passengers. As of December 31, 2012, the balance due under this agreement to us from ARSA Asesoría Integral Profesional, S.A. de C.V. was Ps.2.2 million and Ps.2.6 million in 2011. We received Ps.44.2 million as payment of advertising commissions under this agreement for the year ended December 31, 2012 and Ps.23.4 million in 2011.

Human Capital International

We entered into a professional services agreement with Human Capital International HCI, S.A. de C.V., or Human Capital International, on December 15, 2011, for the selection and hiring of executives. Rodolfo Montemayor Garza, member of our board of directors, is a founder and chairman of the board of directors of Human Capital International. As of December 31, 2012, our balance due under this agreement was Ps.7 thousand and we accrued an expense under this agreement of Ps.0.6 million for the year ended December 31, 2012.

Evercore Partners

Evercore Partners, one of the underwriters of this offering, is a related party because Pedro Carlos Aspe Armella, a shareholder and the co-chairman of its board of directors, has been one of our directors since the date we were founded and was the chairman of our board of directors until 2011. For more information on our underwriting arrangement with Evercore Partners in connection with this offering see, “Underwriters.”

Pasprot

Pasprot is a related party because Pedro Carlos Aspe Armella, shareholder of 99% of its capital stock, has been one of our directors since the date we were founded and was the chairman of our board of directors until 2011. On May 12, 2009, we entered into a loan agreement with Pasprot which provides for a general corporate purpose loan of Ps.3.3 million. We intend to use a portion of the net proceeds from the global offering to prepay this loan.

DESCRIPTION OF CAPITAL STOCK

The following information describes our capital stock that will be outstanding after the offering and provisions of our by-laws that will be in effect upon the completion of the global offering. This description may not contain all of the information that is important to you. To understand them fully, you should read our by-laws, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The following descriptions are qualified in their entirety by reference to the by-laws and to the applicable provisions of Mexican law.

General

We are currently incorporated under the name Controladora Vuela Compañía de Aviación, S.A.B. de C.V., as a variable capital investment promotion stock corporation, under the laws of Mexico. Our shareholders have passed resolutions pursuant to which they approved our adoption of the Sociedad Anónima Bursátil de Capital Variable form, and approved the amendment of our by-laws to comply with the Mexican Securities Market Law. A copy of our by-laws as amended has been filed with the CNBV and the Mexican Stock Exchange and is available for inspection at the Mexican Stock Exchange and at the Mexican Stock Exchange’s website: www.bmv.com.mx (the contents of which are not a part of, and are not incorporated by reference into, this Prospectus), and an English translation thereof will be filed with the SEC and will be available at: www.sec.gov (the contents of which are not a part of, and are not incorporated by reference into, this Prospectus). Our corporate domicile is Mexico City, Federal District and our headquarters are located at Av. Antonio Dovalí Jaime No. 70, 13th Floor, Tower B, Colonia Zedec Santa Fe Mexico, D.F. 01210.

Outstanding Capital Stock

Our capital stock is divided into two series of shares, Series A shares and Series B shares. Series A shares are common shares and may only be owned directly by Mexican individuals or entities controlled by Mexican individuals. Series B Shares are common shares and may be purchased by Mexican or non-Mexican individuals or entities.

Series B shares may be convertible at any time into Series A shares pursuant to a mechanism set forth in our by-laws. Series A shares may underlie CPOs, but while Series B shares are not transferable to third parties (other than our principal shareholders or their affiliates) as Series B shares, may not represent more than 49% of our outstanding capital stock that is not underlying CPOs and will maintain minority rights provided for in our by-laws so long as Series B shares represent at least 12% of our outstanding capital stock. The Series B shares will be automatically converted into Series A shares upon their transfer to a third party (other than our principal shareholders or their affiliates).

Holders of Series B shares have the right to appoint three directors, so long as such Series B shares represent 12% or more of our outstanding capital stock. The Series B shares will not be listed on the Mexican Stock Exchange or any other stock market nor registered in the Mexican National Securities Registry.

Since we are a variable capital stock corporation, our capital stock must have a fixed portion, represented by Series A shares and may have a variable portion represented both by Series A shares and Series B shares. Our by-laws set forth that Series B shares may not represent more than 49% of our outstanding capital stock that is not underlying CPOs at any time. Upon completion of the global offering, our outstanding capital stock will consist of 837,132,237 Series A shares and 134,020,471 Series B shares. All or a portion of our Series A shares may underlie CPOs and can be purchased by non-Mexican investors.

Upon the consummation of the offering our current non-Mexican shareholders will be the holders of all the outstanding Series B shares and a certain number of CPOs and our current Mexican shareholders will hold Series A shares directly.

Non-Mexican investors will only be entitled to hold Series A shares through CPOs (including CPOs in the form of ADSs), which will give non-Mexican investors economic rights but not voting rights. We only intend to sell CPOs in the form of ADSs, not CPOs or Series A shares, in the international offering.

We have obtained authorization from the Mexican Ministry of Economy (Secretaría de Economía) to issue up to 90% of our outstanding shares representing capital stock in the form of CPOs.

Changes to Capital Stock

The fixed portion of our capital stock may be increased or decreased by a resolution adopted at a general extraordinary shareholders’ meeting and upon amendment of our by-laws. The variable portion of our capital stock may be increased or decreased by a resolution adopted at a general ordinary shareholders’ meeting without amending our by-laws. Increases or decreases in the fixed or variable portion of the capital stock must be recorded in our registry of capital variations. New shares cannot be issued unless the then-issued shares have been paid in full.

Registration and Transfer

Our shares are evidenced by share certificates in registered form. Our shareholders may hold their Series A shares in the form of physical certificates if they are Mexican investors (although no Series A shares are being offered in the international offering), or through Series A (in the case of Mexican investors) or CPOs (in the case of non-Mexican investors) that are maintained in book-entry form with institutions which have accounts with the Mexican depositary institution, S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., or Indeval. The CPO trustee will be the holder of record of the Series A shares underlying our CPOs. Accounts may be maintained at Indeval by brokers, banks and other financial institutions and entities authorized for this purpose. We maintain a stock registry and only those persons listed in such stock registry and holding certificates issued in their name as registered holders, or persons holding Series A shares or CPOs through institutions that maintain accounts with Indeval, will be recognized as our shareholders.

Pursuant to Mexican law, any transfer of shares must be registered in our stock registry, if effected physically, or through book entries that may be traced back from our stock registry to the records of Indeval, if effected through book-entry CPOs or Series A shares.

Change of Control Provisions

Subject to certain exceptions (including those applicable to transfers or acquisitions or certain other transactions by or among our current shareholders), our by-laws require that any acquisition of our Series A shares (whether directly or by acquiring ADSs or CPOs), resulting in beneficial ownership of shares representing 5% or more of our outstanding capital stock, or any proposal by any person or group of persons to enter into an agreement among shareholders that would result in such person or group of persons effectively having control of the voting rights of 20% or more of our outstanding capital stock or will result in a change of control, will require the prior approval of our board of directors. In the event that approval is not granted, our board of directors or our shareholders may decide, among other things, to require any such person or group of persons to reverse the transaction or to transfer the Series A shares (whether held directly or through ADSs or CPOs) to a third party interested in acquiring the securities at a reference price specified by our board of directors. In addition, such person or group of persons desiring to purchase 5% or more of our outstanding capital stock will be required to follow certain procedures, including observing certain time periods specified in our by-laws.

Any potential purchaser who proposes to acquire our Series A shares (whether directly or by acquiring ADSs or CPOs), resulting in beneficial ownership of 20% or more of our outstanding capital stock, will be required to make a tender offer for 100% of our outstanding capital stock (including any Series A shares evidenced by CPOs or ADSs) at a price at least equal to the highest of (i) the most recent publicly reported book value per share, (ii) the highest trading price of our Series A shares on the Mexican Stock Exchange within the

365 days prior to the request for approval or approval of the board of directors of the relevant transaction, and (iii) the highest price per share or CPO, as the case may be, paid by the purchaser or, in the case of the ADSs the equivalent thereto, plus, in each case, a 30% premium or a different premium determined by our board of directors, considering the opinion of a reputable investment bank.

Any acquisition of our Series A shares, CPOs or ADSs in contravention of the procedures described above will result in the purchaser not having any voting rights in respect to the purchased securities. No transfer in breach of these provisions will be registered in our stock registry.

Shareholders’ Meetings

Calls. Under Mexican law and our by-laws, shareholders’ meetings may be called by:

•	our board of directors, the president of our board of directors or the secretary of the board of directors;

•	shareholders representing at least 10% of our outstanding capital stock who may request that the president of any of the board of directors or the audit committees call a shareholders’ meeting;

•

any shareholder, provided that no annual ordinary meeting has been held for two consecutive years or the annual shareholders’ meeting did not address the matters required to be addressed in the annual shareholders’ meetings;

•	a Mexican court of competent jurisdiction, in the event the board of directors does not comply with a valid request of the shareholders described in the two bullet points above; and

•	the audit committee and the corporate governance committee.

Calls for shareholders’ meetings will be required to be published in the Official Gazette of the Federation or in a newspaper of general circulation of our corporate domicile, such as El Universal, Reforma or El Financiero at least 15 days before the scheduled date of the shareholders’ meeting in the case of first call. Calls will have to contain the matters to be addressed at the meeting. From the date on which a call is published until the date of the corresponding meeting, all relevant information will be made available to the shareholders at our executive offices. To attend a shareholders’ meeting, shareholders will have to be either registered in the stock registry, present evidence of the deposit of their certificates with a financial institution or deposit them with our secretary, or present certificates issued by the custodian of the holder of our Series A shares, together with an Indeval certification. Investors holding our CPOs may not vote nor cause the underlying Series A shares to be voted by the CPO trustee.

Shareholders’ Meetings. General shareholders’ meetings may be general ordinary shareholders’ meetings or general extraordinary shareholders’ meetings. Shareholders may also hold special meetings for classes of shares outstanding (as for example, meetings of Series B shareholders, as a means to exercise their rights).

General ordinary shareholders’ meetings will be those called to discuss any issues not reserved for extraordinary meetings. General ordinary shareholders’ meetings will have to be held at least once a year, during the first four months following the end of each fiscal year to:

•	approve financial statements for the preceding fiscal year;

•

discuss and approve the audit and corporate governance committees’ annual reports, and determine how to allocate net profits for the preceding year (including, if applicable, the payment of dividends);

•	elect directors;

•	appoint the president of the audit committee and the corporate governance committees;

•	approve any increase or decrease in the variable portion of our capital stock and the issuance of the corresponding shares;

•	approve the chief executive officer’s annual report together with the board of directors’ report and the board of directors’ opinion;

•	determine the maximum amount of resources allocated to share repurchases; and

•	approve any transaction representing 20% or more of our consolidated assets during any fiscal year.

General extraordinary shareholders’ meetings will be those called to consider:

•	an extension of our duration or voluntary dissolution;

•	an increase or decrease in the fixed portion of our capital stock and the issuance of the outstanding stock;

•	issuance of shares for purposes of a public offering;

•	any change in our corporate purpose or nationality;

•	any merger or transformation into another type of company;

•	any issuance of preferred stock;

•	the redemption of shares with retained earnings;

•	any amendments to our by-laws including amendments to provisions addressing change of control;

•	any other matters provided for by law or our by-laws; and

•	the cancellation of the registration of shares at the Mexican National Securities Registry.

A special shareholders’ meeting, comprising a single class of shares, may be called if an action is proposed to be taken that may only affect such class. After giving effect to the unanimous shareholder resolution proposed before the initiation of the offering we expect to hold special Series B shareholders’ meetings from time to time. The quorum for a special meeting of shareholders and the vote required to pass a resolution at a special Series B shareholders’ meeting are identical to those required for extraordinary meetings of shareholders, except that the calculations are based upon the number of outstanding Series B shares.

Except as described below, the attendance quorum for general ordinary shareholders’ meetings will be 51% of the outstanding capital stock, and resolutions may be taken by a majority of the capital stock represented therein. If the attendance quorum is not met upon the first call, a subsequent meeting may be called, the attendance quorum of which will also be 51% of the outstanding capital stock and resolutions may be taken by a majority of the capital stock represented at such meeting. Except as described below, the attendance quorum for general extraordinary shareholders’ meetings will be at least 75% of our outstanding capital stock. If an attendance quorum is not met upon the first call, a subsequent meeting may be called, at which at least 51% of the capital stock must be represented. In either case, resolutions must be taken by the vote of shares representing at least 50% plus one of the shares representing our outstanding capital stock, except for resolutions in respect to the cancellation of the registration of shares at the Mexican National Securities Registry which require that at least 95% of the outstanding capital stock vote in favor of such resolution.

As long as the Series B shares represent at least 12% of our outstanding capital stock, the attendance and affirmative vote of at least 75% of the outstanding Series B shares is required at all times, if the following matters are discussed and resolved:

•	amendment to our by-laws resulting in changes that affect the rights of Series B shareholders;

•	cancellation of the representation of Series A shares at the Mexican National Securities Registry;

•	mergers or spinoffs of Volaris;

•

incurring indebtedness or granting guarantees if the Lease-Adjusted Net Debt to EBIDTAR ratio exceeds 4.25 times in 2013 and 3.25 times thereafter (Lease-Adjusted Net Debt is the sum of short-term and long-term debt, 7.0 times the aircraft rentals for the last four quarters, less cash and cash equivalents at the end of last quarter for which financial statements have been prepared); and

•	change of material accounting policies.

Holders of our shares, will not have cumulative voting rights.

Voting Rights

Holders of ADSs and CPOs will not be entitled to vote, at any time, the underlying Series A shares. Mexican holders of Series A shares will be entitled to vote their shares on all matters. Holders of Series B shares will be entitled to vote their shares on all matters and will have the specific voting rights described under “—Shareholders’ Meetings.”

Series A shares underlying the CPOs and CPOs underlying the ADSs will be voted by the CPO trustee in the same manner as the majority of Series A shares votes cast at the relevant shareholders’ meeting under all circumstances.

Election of Directors

Our board of directors is currently comprised of eleven principal members and seven alternate members. Three members of our board of directors currently qualify as independent. Whether a director qualifies as independent must be determined by our shareholders (at the general shareholders’ meeting at which the director is elected), and such determination may be challenged by the CNBV within 30 days following the date in which the appointment of the director is notified to the CNBV. The CNBV may only challenge the appointment after a hearing with us and the affected director. Our officers, individuals who have a material influence on us or authority to direct our management or business decisions, and individuals who are part of our group of controlling shareholders may not be deemed independent directors.

Under our by-laws, Series B shareholders will have the right to appoint three directors as long as the Series B shares represent at least 12% of our outstanding capital stock. If the Series B shares, which are convertible into Series A Shares, represent less than 12% of our outstanding capital stock, the right to appoint directors by Series B shareholders will be based on the Securities Market Law.

Under our by-laws and the Securities Market Law, any shareholder or group of shareholders representing 10% of our outstanding capital stock, have the right to appoint one director for each such 10% ownership stake.

Authority of the Board of Directors

Our management is entrusted to a chief executive officer and a board of directors. The board of directors sets forth the guidelines and general strategy for the conduct of our business and supervises the execution thereof.

Pursuant to the Mexican Securities Market Law and our by-laws, the board of directors must approve, among other matters:

•	our general strategy;

•	the monitoring of our management and that of our subsidiaries;

•

with prior input from the audit or the corporate governance committee, on a case-by-case basis (i) transactions with related parties, subject to certain limited exceptions, (ii) the election of our chief executive officer, his compensation and removal, and policies for the description and comprehensive remuneration of other executive officers, (iii) our guidelines for internal controls and internal audits, including those for our subsidiaries (iv) our accounting policies, (v) our financial statements, (vi) unusual or non-recurring transactions and any transactions or series of related transactions during any calendar year that involve (a) the acquisition or sale of assets with a value equal to or exceeding

5% of our consolidated assets, or (b) the giving of collateral or guarantees or the assumption of liabilities, equal to or exceeding 5% of our consolidated assets, and (vii) the selection of the external auditors;

•	calling shareholders’ meetings and taking action based upon their resolutions;

•	the annual submission to our general shareholders’ meeting of (i) the chief executive officer’s report and (ii) the opinion of the board of directors in respect of such report;

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creation of special committees and granting authority to such committees, provided that the committees will not have the authority to take action which by law or under our by-laws is expressly reserved to our shareholders or our board of directors;

•	determining how to vote the shares that we hold in our subsidiaries; and

•	policies for disclosure of information.

Our by-laws provide that meetings of our board of directors are validly convened and held if a majority of the members or their respective alternates are present. Resolutions passed at these meetings will be valid if approved by a majority of the disinterested members of the board of directors (i.e. members that do not have a conflict of interest). The chairman of the board of directors will not have a tie-breaking vote.

Meetings of our board of directors may be called by (i) 25.0% of our board members, (ii) the president of the board of directors, and (iii) the president of the audit or the corporate governance committee.

Duty of Care and Duty of Loyalty

The Mexican Securities Market Law imposes duties of care and loyalty on directors.

The duty of care generally requires that our directors obtain sufficient information and be sufficiently prepared to act in our best interest. The duty of care is discharged, principally, by (i) requesting and obtaining from us all information that may be necessary to make decisions, (ii) obtaining information from third parties, (iii) requiring the attendance of, and information from, our officers that may be necessary to make decisions, and (iv) attending board meetings and disclosing to the board of directors material information in possession of the relevant director. Failure to act with care by a director subjects the relevant director to joint and several liability with other directors involved in the act, for damages and losses caused to us and our subsidiaries. An indemnity for claims related to a breach of a director’s duty of care has been incorporated into our by-laws. Furthermore, we carry insurance to protect our directors for breaches of their duty of care.

The duty of loyalty consists, primarily, of a duty to maintain the confidentiality of information received in connection with the performance of a director’s duties, to abstain from discussing or voting on matters where the director has a conflict of interest and to abstain from taking advantage of corporate opportunities resulting from its actions as a director. In addition, the duty of loyalty is breached if a shareholder or group of shareholders is knowingly favored.

The duty of loyalty is also breached if the director uses corporate assets or approves the use of corporate assets in violation of our policies, discloses false or misleading information, orders not to or causes the failure to, register any transaction in our records that could affect our financial statements, or causes material information not to be disclosed or to be modified.

The violation of the duty of loyalty will render the breaching director jointly and severally liable with all breaching directors, for damages and losses caused to us and to the persons we control. Liability may also arise if damages and losses result from benefits obtained by the directors or third parties as a result of activities carried out by such directors.

Claims for breach of the duty of care and the duty of loyalty may be brought solely for our benefit (as a derivative suit), as opposed to for the benefit of the claimant, and may only be brought by us or by shareholders or groups of shareholders representing at least 5.0% of our outstanding shares. Claims may be exercised by the trustee issuing CPOs or by holders of CPOs, in each case holding underlying shares representing at least 5% of our outstanding Series A shares.

As a safe harbor for the benefit of directors, the Mexican Securities Market Law provides that liabilities arising from a breach of the duty of care or the duty of loyalty will not arise if the director acted in good faith and (i) complied with applicable law and our by-laws, (ii) acted based upon facts and information provided by officers, external auditors or third-party experts, the capacity and credibility of which may not be the subject of reasonable doubt, and (iii) selected the more adequate alternative in good faith, or if the negative effects of the director’s decision could not have been reasonably foreseeable, based upon the then available information. Mexican courts have not yet interpreted the meaning of this provision and, as a result, the extent and enforceability of this safe harbor remains uncertain.

Under the Mexican Securities Market Law and our by-laws, our chief executive officer and our principal officers are also required to act for our benefit and not for the benefit of a shareholder or group of shareholders. Our officers are required to submit to the board of directors for approval, the principal strategies for our business and the business of the companies we control, to submit to the audit committee proposals relating to internal control systems, to prepare all material information related to our activities and the activities of the companies we control, to disclose all material information to the public, to maintain adequate accounting and registration systems and internal control mechanisms, to prepare and submit to the board the yearly financial statements, and to implement internal control mechanisms.

Committees of the Board of Directors

Like all public companies in Mexico, we are required to have an audit and corporate governance committee. The members of our audit and corporate governance committee must be independent members, elected by our board of directors except for the chairman who is elected by our shareholders. Our audit and corporate governance committee is required to prepare an annual report, to be submitted to ourboard of directors, that must include (i) a report of our internal control systems and our internal audit procedures and any deficiencies, (ii) the evaluation of our external auditors, (iii) the results arising from the review of our financial statements, and (iv) any amendments to our accounting policies. The quorum for any session of our audit and corporate governance committee is the majority of its members and decisions must be taken by majority of its members.

In addition, our audit and corporate governance committee has the following principal duties:

•	supervising and evaluating our external auditors and analyzing their reports (including their audit opinion);

•	analyzing and supervising the preparation of our financial statements and making a recommendation to the board of directors for their approval;

•	informing the board of directors of the status of our internal controls and internal audit and their adequacy;

•	supervising the execution of related party transactions and transactions representing 20% or more of consolidated assets being undertaken pursuant to applicable law;

•	requesting reports from our executive officers or independent experts whenever it deems appropriate;

•	investigating and informing the board of directors of any irregularities that it may encounter;

•	receiving and analyzing recommendations and observations made by the shareholders, members of the board of directors, executive officers or any third party and taking necessary action;

•	calling shareholders’ meetings;

•	supervising compliance by our chief executive officer of the instructions provided by our board or shareholders;

•	providing an annual report to the board in respect of our accounting policies, their sufficiency and adequacy, and consistency.

•

rendering opinions to the board of directors in connection with the designation, compensation and removal of our chief executive officer and policies for the description and comprehensive remuneration of other executive officers;

•	supervising and reporting on the performance of our key officers;

•	rendering its opinion to the board of directors in connection with transaction with related parties;

•	requesting opinions from independent third-party experts;

•	calling shareholders’ meetings; and

•	providing assistance to the board of directors with the preparation of reports for the annual shareholders’ meeting.

We also maintain a compensation and nominations committee, which is comprised of, five non-independent members, as determined by our board of directors from time to time, appointed by our board of directors. We established a compensation and nominations committee pursuant to the unanimous resolutions adopted by our shareholders on June 5, 2013.

The compensation committee is responsible for, among other things:

•	submitting proposals to the board of directors relating to the removal of officers within the first two corporate levels;

•	proposing the creation, amendment or termination of any incentive plan for officers;

•	consulting with third-party experts in connection with any issues related to compensation, organizational development, and other related matters;

•	proposing compensation packages for officers within the first four corporate levels;

•	proposing to our board of directors the entering into, amendment or termination of any collective bargaining agreements;

•	informing our board of directors of any material contingencies; and

•	submitting periodic reports to our board of directors.

Preemptive Rights

Under Mexican law, our shareholders (holding shares directly or through CPOs) have preemptive rights for all share issuances except in the cases noted below. Generally, if we issue additional shares of capital stock, our shareholders will have the right to purchase the number of shares necessary (or CPOs, subject to applicable U.S. securities laws, representing such shares and subject to the CPO trustee being permitted to issue or release the necessary additional CPOs) to maintain their existing ownership percentage. Shareholders must exercise their preemptive rights within the time period set forth by our shareholders at the meeting approving the relevant issuance of additional shares. This period must be equal to at least 15 days following the publication of notice of the issuance in the Official Gazette of the Federation. Under Mexican law, shareholders cannot waive their preemptive rights in advance, and preemptive rights may not be represented by an instrument that is negotiable separately from the corresponding share.

The preemptive rights specified in the prior paragraph will not apply (i) in the case of shares issued in connection with mergers, (ii) in the case of resale of shares held in our treasury, as a result of repurchases of shares conducted on the Mexican Stock Exchange or otherwise, (iii) in the event that holders of our shares entitled to vote approve the issuance of the unsubscribed shares for purposes of a public offering at an extraordinary shareholders’ meeting called for such purpose provided requirements specified in Article 53 of the Mexican Securities Market Law are satisfied, and (iv) in respect of shares issued for conversion of any convertible securities.

If we issue new Series A shares for cash, in accordance with our by-laws and the CPO trust, non-Mexican holders of our CPOs (directly or through ADSs) may not exercise their preemptive rights, unless we cause the CPO trustee to issue additional CPOs (to the extent possible), to permit the non-Mexican holders of CPOs to exercise preemptive rights by purchasing and holding newly issued Series A shares through CPOs. Although we expect to take all measures necessary to maintain sufficient CPOs available to permit non-Mexican holders of CPOs to exercise preemptive rights in respect of underlying Series A shares, no assurances can be made that we will be able to do so, particularly because regulatory approvals in Mexico are necessary for the issuances of additional CPOs. Mexican holders of Series A shares may exercise their preemptive rights if we issue new Series A shares for cash. Non-Mexican holders of CPOs may suffer dilution if we issue new Series A shares in exchange for cash and CPOs are not available to represent the additional Series A shares.

Dividends

Our board of directors must submit our financial statements for the previous fiscal year, proposed and prepared by our chief executive officer and supplemented by a report of our board of directors, at our annual ordinary general shareholders’ meeting for approval. Once our shareholders approve our financial statements, they are required to allocate net profits for the previous fiscal year. Under Mexican law and our by-laws, prior to any distribution of dividends, 5% of our net earnings must be allocated to a legal reserve fund, until such legal reserve fund is equal to at least 20% of our paid-in capital stock. Additional amounts may be allocated to other reserve funds as the shareholders may determine, including the amount allocated to the reserve fund for the repurchase of shares. The remaining balance, if any, may be distributed as dividends.

Redemption

In accordance with our by-laws, shares representing our capital stock are subject to redemption in connection with either (i) a reduction of capital stock, or (ii) a redemption with retained earnings, which in either case must be approved by our shareholders. In connection with a capital reduction, the redemption of shares will be made pro rata among the shareholders but in no case will the redemption price be less than the book value of such shares as determined pursuant to our latest statements of financial position approved at a general ordinary shareholders’ meeting or by means of a tender offer conducted on the Mexican Stock Exchange at prevailing market prices, in accordance with the Mexican Corporations Law, the Mexican Securities Market Law and our by-laws.

Dissolution or Liquidation

Upon our dissolution or liquidation, our shareholders will appoint one or more liquidators at an extraordinary general shareholders’ meeting to wind up our affairs. All fully paid and outstanding shares of capital stock will be entitled to participate equally in any liquidating distributions.

Certain Minority Protections

Pursuant to the Mexican Securities Market Law and the Mexican Corporations Law, our by-laws include a number of minority shareholder protections. These minority protections will include provisions that permit:

•	holders of at least 10% of our outstanding capital stock:

•	to request a call for a shareholders’ meeting;

•	to request that resolutions with respect to any matter on which they were not sufficiently informed be postponed; and

•	to appoint one member of our board of directors and one alternate member of our board of directors.

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holders of 20% of our outstanding capital stock to oppose any resolution adopted at a shareholders’ meeting and file a petition for a court order to suspend the resolution temporarily, within 15 days following the adjournment of the meeting at which the action was taken, provided that (i) the challenged resolution violates Mexican law or our by-laws, (ii) the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution, and (iii) the opposing shareholders deliver a bond to the court to secure payment of any damages that we may suffer as a result of suspending the resolution, in the event that the court ultimately rules against the opposing shareholder; and

•

holders of 5% of our outstanding capital stock may initiate a shareholder derivative suit against some or all of our directors, for violations of their duty of care or duty of loyalty, for the benefit of Volaris, in an amount equal to the damages or losses caused to us. Actions initiated on these grounds have a five year statute of limitations.

Other Provisions

Foreign Investment Regulations

Mexico’s Foreign Investment Law restricts ownership by non-Mexicans of our capital stock to 49% of the capital stock not otherwise represented by CPOs. Our amended by-laws establish that only Mexican investors may acquire our Series A shares directly. Non-Mexican investors may acquire our Series B shares directly. As required by Mexican law, our by-laws provide that if a non-Mexican investor acquires a direct interest or participation in a Series A share representing the capital stock of our company at any time, such Series A share will be forfeited to the Mexican government. The Foreign Investment Law permits non-Mexican investors to hold our Series A shares indirectly through neutral shares or securities such as the CPOs.

Duration

Our corporate existence under our by-laws is indefinite.

Purchase of Shares by Us

We will be able to purchase our shares (or CPOs evidencing such shares) through the Mexican Stock Exchange at the prevailing market prices for the shares at the time of purchase. The economic and voting rights corresponding to repurchased shares will not be exercised during the period the shares are owned by us, and the shares will not be deemed outstanding for purposes of calculation any quorum or vote at any shareholders’ meeting. We will not be required to create a special reserve for the repurchase of shares and we will not require the approval of our board of directors to effect share repurchases. However, we will require the approval of our shareholders in respect of the maximum amount that may be used for share repurchases and our board of directors must appoint an individual or group of individuals for effecting share repurchases. Share repurchases will have to be made subject to the provisions of applicable law, including the Mexican Securities Market Law, and carried out, reported and disclosed in the manner specified by the CNBV. If we intend to repurchase shares representing more than 1% of our outstanding capital stock at a single trading session, we will be required to inform the public of such intention, at least ten minutes before submitting our bid. If we intend to repurchase shares representing 3% or more of our outstanding capital stock during any rolling period of twenty trading days, we will be required to conduct a public tender offer for such shares.

Purchases of Shares by our Subsidiaries

Our subsidiaries or other entities controlled by us may not purchase, directly or indirectly, shares representing our capital stock or shares of companies or entities that are our shareholders.

Conflicts of Interest

Under Mexican law, any shareholder that has an opposing interest to ours, must abstain from discussing and voting on the relevant matter. Any such shareholder that votes in a transaction in which its interests conflict with our interest may be liable for damages and losses, but only if the transaction would not have been approved without such shareholder’s vote.

A member of the board of directors that has an opposing interest to ours must disclose such opposing interest and abstain from any deliberation or vote in connection therewith. A breach by any member of the board of directors of any such obligations may result in the director being liable for damages and losses.

Exclusive Jurisdiction

Our by-laws provide that, in connection with any controversy between our shareholders and us, or between our shareholders, in connection with any matter related to us, both we and our shareholders must submit to the jurisdiction of the courts of Mexico City, Federal District, Mexico.

Appraisal Rights

Whenever our shareholders approve a change in our corporate purpose, jurisdiction of organization or transformation from one corporate form to another, any shareholder entitled to vote that voted against the matters approved has the right to withdraw and receive the book value of its shares as set forth in the financial statements last approved by our shareholders, provided that the shareholder exercises this appraisal right within 15 days after the meeting at which the relevant matter was approved. Since holders of our CPOs may have no voting rights, appraisal rights will generally not be available to them.

Cancellation of Registration in the Mexican National Securities Registry

In accordance with our by-laws, and as set forth in the Mexican Securities Market Law, we will be required to make a public tender offer for the purchase of stock held by minority shareholders, in the event that the registration of our Series A shares with the Mexican National Securities Registry is cancelled, either as a result of our determination or by an order of the CNBV. Our controlling shareholders will be secondarily liable for these obligations. A controlling shareholder will be deemed to be a shareholder that holds a majority of our capital stock, has the ability to control the outcome of decisions made at a shareholders or board of directors meeting, or has the ability to appoint a majority of the members of our board of directors. The price at which the stock must be purchased is the higher of

•	the average quotation price on the Mexican Stock Exchange for the 30 days prior to the date of the tender offer, or

•	the book value, as reflected in the report filed with the CNBV and the Mexican Stock Exchange.

If the tender for cancellation is requested by the CNBV, it must be initiated within 180 days from the date of the request. If initiated by us, under the Mexican Securities Market Law, the cancellation must be approved by 95% of our shareholders.

Our board of directors must make a determination with respect to fairness of the tender offer price, taking into consideration the minority shareholders’ interest, and disclose its opinion within 10 business days from the commencement of the offering. The resolution of the board of directors may be accompanied by a fairness opinion issued by an expert selected by our audit committee. Directors and first level officers are required to disclose whether or not each of them will sell their shares in connection with the tender offer.

DESCRIPTION OF CPOS

The following information describes the CPOs that will be outstanding and provisions of the CPO trust and CPO deed that will be in effect upon the completion of the global offering. This description may not contain all of the information that is important to you. To understand it fully, you should read the CPO trust agreement and CPO trust deed, translated copies of which are filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The following descriptions are qualified in their entirety by reference to the CPO trust agreement and CPO trust deed and to the applicable provisions of Mexican law.

Overview

Under our by-laws and Mexican law, non-Mexican investors cannot directly hold Series A shares. However, Mexican law permits non-Mexican investors to hold our shares indirectly through neutral shares or securities. Because the CPO trust qualifies as a neutral investment trust under the Mexican Foreign Investment Law, non-Mexican investors can beneficially own our equity. However, all holders of CPOs will not have any rights to vote or to direct the CPO trustee to vote the Series A shares underlying the CPOs.

CPOs are negotiable instruments which must be issued by a financial institution acting as trustee under Mexican law. Series A shares will underlie each CPO. The CPO trust has a maximum term of 50 years. After such period has expired, the CPO trust can either be extended or terminated in accordance with its terms, or substituted by a new CPO trust. If the CPO trust is terminated, holders of CPOs that are non-Mexican investors will not be entitled to hold the underlying Series A shares directly and will be required to cause their interest in such shares to be sold to Mexican individuals or corporations.

The CPO trustee, Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo, Dirección Fiduciaria, will issue the CPOs pursuant to the following agreements:

•	the CPO trust agreement; and

•	a CPO trust deed, pursuant to which the CPO trustee will issue CPOs in accordance with the CPO trust agreement and the CPO deed.

Under Mexican law we are required to obtain the approval of the Ministry of Economy to create and execute the CPO trust agreement. We have obtained authorization from the Mexican Ministry of Economy (Secretaría de Economía) to issue up to 90% of our outstanding capital stock in CPOs. Non-Mexican holders of CPOs cannot direct the CPO trustee to vote the Series A shares underlying the CPOs. For all matters, the CPO trustee will vote the Series A shares underlying the CPOs, pursuant to the terms of the CPO trust agreement, which requires the CPO trustee to vote the corresponding Series A shares in the same manner as the majority of the outstanding Series A shares that are voted at the relevant meeting.

Registration and Authorization

We have obtained authorization from the Mexican Ministry of Economy (Secretaría de Economía) to issue up to 90% of our outstanding capital stock in CPOs, under which such CPOs are deemed as a neutral investment.

Deposit and Withdrawal of Shares

We, and some of our shareholders, will transfer Series A shares to the CPO trust prior to the offering, so that the CPO trustee may issue the corresponding CPOs. Initially, all of the CPOs may be evidenced by one or more certificates. Indeval and the CPO trustee will maintain records of ownership and transfer of ownership.

The Series A shares underlying the CPOs will be voted by the CPO trustee in the same manner as the majority of the outstanding Series A shares are voted at the relevant shareholders’ meeting.

Investors who purchase CPOs in the offering contemplated in this prospectus (through ADSs) will not receive physical certificates evidencing their CPOs. However, CPO holders may request certification from their custodian, coupled with a certification from Indeval as to their ownership of CPOs. In connection with the issuance of ADSs, CPOs underlying ADSs will be credited by book-entry transfer to an account maintained with Indeval by [—], as custodian for the depositary in Mexico.

Non-Mexican holders of CPOs may not hold Series A shares directly, but they may transfer such CPOs to Mexican investors who will automatically hold the underlying Series A shares upon acquisition. Non-Mexican holders of ADSs may withdraw the underlying CPOs and hold them directly, but they may not withdraw the Series A shares underlying the CPOs underlying the ADSs; provided, however, that non-Mexican holders may be beneficial owners of Series A shares only in the event that the CPO trust is terminated and strictly for the purposes described in this prospectus.

Upon termination of the CPO trust, holders of CPOs must cause the Series A shares underlying the CPOs to be sold, create a new trust similar to the current CPO trust to deposit the Series A shares underlying the CPOs or extend the CPO trust, as a means to comply with our by-laws and Mexican foreign ownership laws.

Registration and Transfer

CPOs may only be held in book-entry form. The CPOs may be maintained in book-entry form by institutions that have accounts with Indeval, a securities depositary that acts as a clearinghouse, depositary, and custodian, as well as a settlement, transfer, and registration agent for transactions conducted on the Mexican Stock Exchange, eliminating the need for physical transfer of securities. Accounts may be maintained at Indeval by authorized brokers, banks and other financial institutions and entities.

Dividends and Other Distributions

If we declare and pay a dividend or a distribution on our Series A shares, holders of CPOs will be entitled to receive the dividend or the distribution in proportion to the number of Series A shares underlying their CPOs. Holders of CPOs would also be entitled to a proportional share of the proceeds from the sale of the Series A shares upon the termination of the CPO trust agreement, if applicable. According to Mexican law, dividends paid and received in pesos by the CPO trustee, may be paid to the depositary and converted into U.S. dollars for distribution. Also any dividends or other distributions from the CPO trust that CPO holders do not receive or claim within three years will become the property of the Mexican Ministry of Health (Secretaría de Salud).

Cash Dividends. The CPO trustee will distribute cash dividends and other cash distribution received on our Series A shares to holders of CPOs, including those represented by ADSs, in proportion to their holdings, in the same currency in which they were received. In the case of CPOs, the CPO trustee will distribute cash dividends and other cash distributions to the relevant custodian acting for the holder of CPOs. Cash dividends and other cash distributions on the shares represented by CPOs will be distributed to CPOs holders in U.S. dollars in accordance with the relevant deposit agreement to the extent dividends received in pesos may be freely convertible into U.S. dollars; if no such conversion may be made, the depositary will distribute the dividends in pesos or as otherwise permissible under Mexican law.

Stock Dividends. If we distribute our dividends in Series A shares, dividend shares in respect of Series A shares will be held in the CPO trust, and the CPO trustee will distribute additional CPOs to holders of CPOs, including those represented by ADSs, in proportion to their holdings.

If the CPO deed does not allow us to cause additional CPOs to be issued in an amount sufficient to represent the Series A shares paid as a dividend, we would be required to modify the CPO deed or enter into a new CPO deed to issue the number of CPOs necessary to represent the Series A shares issued as a dividend. If the CPO trustee receives a distribution in a form other than cash or additional Series A shares, the CPO trustee will make the distribution pursuant to the instructions of the technical committee.

Preemptive Rights

Under Mexican law, our shareholders generally have preemptive rights. See “Description of Capital Stock—Preemptive Rights.” If we offer our shareholders the right to subscribe for additional Series A shares, the CPO trustee must make these rights available to holders of CPOs. We will place the additional Series A shares in the CPO trust, and the CPO trustee will release additional CPOs to each CPO holder who exercises the preemptive rights. If the CPO deed does not allow us to cause additional CPOs to be issued in an amount sufficient to represent the Series A shares subscribed and paid as a result of the exercise of preemptive rights, we will need to modify the CPO deed or enter into a new CPO deed that will permit us to issue the number of CPOs necessary to represent the Series A shares subscribed and paid as a result of the exercise of preemptive rights.

The CPO trustee will offer holders of CPOs preemptive rights only if the offer is legal and valid in the CPO holders’ country of residence. The sale in the United States of additional Series A shares in the form of CPOs would require registration under the Securities Act or an exemption therefrom.

Under Mexican law, preemptive rights may not be sold separately from shares. As a result, if the CPO trustee cannot offer preemptive rights or is effectively prohibited from disposing of preemptive rights, such holders would not receive the value of these rights, and their equity interest would be diluted.

If we issue new shares of Series A shares for cash, in accordance with our by-laws and the CPO trust, non-Mexican holders of the CPOs and ADSs may not be able to exercise their preemptive rights associated with Series A shares underlying such CPOs, unless a sufficient number of CPOs may be available for release under our CPO deed or unless we cause the CPO trustee to issue additional CPOs (to the extent possible), by amending the existing CPO deed or entering into a new CPO deed, to permit the non-Mexican holders of CPOs or ADSs to exercise preemptive rights by purchasing and holding newly issued Series A shares through CPOs. Although we expect to take all measures necessary to maintain sufficient CPOs available to permit non-Mexican holders of CPOs or ADSs to exercise preemptive rights, no assurances can be made that we will be able to do so, particularly because regulatory approvals in Mexico are necessary for the issuances of CPOs. To the extent preemptive rights are extended to holders of the CPOs and any of such holders exercises such rights, we will transfer the additional shares of Series A shares in the CPO trust, and the CPO trustee will release additional CPOs to each CPO holder who exercises the preemptive rights. See “Risk Factors—Risks related to our securities and the global offering—Preemptive rights may be unavailable to non-Mexican holders of the ADSs and CPOs and, as a result, they may suffer dilution.”

Changes Affecting the CPOs

As set forth in the CPO trust, the CPO trustee will, pursuant to the instructions of the technical committee, release additional CPOs or call for the surrender of outstanding CPOs to be exchanged for new CPOs should the following circumstances occur:

•	a split or a consolidation of our Series A shares;

•	a capitalization affecting, or redemption of, our Series A shares;

•	any other reclassification or restructuring of our Series A shares; or

•	any merger, consolidation, or spin-off.

The CPO trustee, as instructed by the technical committee, will also decide if any changes or required amendments must be made to the CPO trust agreement and the CPO trust deeds. If the CPO deed does not allow us to cause additional CPOs to be released in an amount sufficient to represent the Series A shares necessary to reflect the corporate events specified above, we will need to modify the CPO deed or enter into a new CPO deed that will permit us to issue the number of CPOs necessary to represent the Series A shares that reflect any such event. If we consolidate our capital stock in a way that is no longer consistent with the structure of the CPO trust, the CPO trustee, as instructed by the CPO trust’s technical committee, will determine how the corpus of the CPO trust should be modified to reflect such consolidation. If we call for a redemption of the Series A shares held in the CPO trust, the CPO trustee will follow the instructions of the CPO trust’s technical committee, and will act pursuant to applicable law, to determine which CPOs will be redeemed, in a number equal to the number of Series A shares held in the CPO trust called for redemption. The CPO trustee will then pay the holders of the redeemed CPOs their proportional share of the consideration.

Voting of the Series A shares

Holders of CPOs are not entitled to exercise any voting rights with respect to our Series A shares held by the CPO trustee. Voting rights attributable to Series A shares underlying CPOs are exercisable only by the CPO trustee.

With respect to any matters that are resolved at a general ordinary or extraordinary shareholders’ meeting, the CPO trustee will vote the corresponding Series A shares underlying CPOs in the same manner as the majority of the outstanding Series A shares voted at the relevant meeting.

Administration of the CPO Trust

The CPO trustee will administer the CPO trust under the direction of a CPO technical committee. The CPO technical committee is comprised of three members: two appointed by us and one appointed by the committee representing the holders of CPOs. Actions taken by the CPO technical committee must be approved by a majority vote of committee members. The CPO technical committee can also act without a meeting, if it has unanimous consent of its members. Among other matters, the CPO technical committee has the authority to instruct the CPO trustee to increase the maximum number of CPOs that may be issued, appoint a representative to vote the Series A shares deposited in the CPO trust and resolve questions not addressed in the CPO trust.

The Common Representative. We will appoint Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as the common representative of the holders of CPOs. The duties of the common representative include, among others:

•	verification of the due execution and terms of the CPO trust;

•	verification of the existence of the Series A shares being held in the CPO trust;

•	authentication, by its signature, of the certificates evidencing the CPOs;

•	exercise the rights of CPO holders in connection with the payment of any dividend to which they are entitled;

•	undertaking of any other action required to protect the rights, actions or remedies to which they are entitled;

•	calling and presiding over general meetings of CPO holders; and

•	execution of decisions adopted at general meetings of CPO holders.

The common representative may ask the CPO trustee for all information and data necessary to satisfy its duties. The CPO holders may, by resolution at a general CPO holders’ meeting, revoke the appointment of the common representative, appoint a substitute common representative or instruct the common representative to take certain actions regarding the CPO trust.

General Meetings of CPO Holders. Under Mexican law, any individual holder or group of holders holding at least 10% of the outstanding CPOs may ask the common representative to call a general meeting of all CPO holders. The request must include the proposed agenda for the meeting. At least ten days before the relevant meeting, the common representative must publish announcements of the CPO general meetings in the Official Gazette of the Federation and in one of the newspapers of our domicile. The announcement must include the meeting’s agenda.

In order for CPO holders to attend CPO general meetings, they must request a receipt of deposit from Indeval for their certificates and a certificate from the relevant custodian at least two days before the meeting.

At CPO general meetings, CPO holders will have one vote. Resolutions must be approved by a majority vote of the holders of CPOs present. A quorum is required at these meetings. For a meeting held upon first notice of the meeting, a quorum is met by holders representing at least a majority of the outstanding CPOs. If no quorum is present on first call, any CPO holders present at a subsequently called CPO general meeting will constitute a quorum. Duly adopted resolutions will bind all CPO holders, including absent and dissenting holders.

Some special matters must be approved by holders at a special CPO general meeting. These matters include the appointment and removal of the common representative and the granting of consents or waivers and the amendment of the CPO trust deed. At these special meetings, holders of at least 75% of the outstanding CPOs must be present to constitute a quorum at the first call. Resolutions with respect to these special matters must be approved by the majority vote of the CPOs entitled to exercise their vote at this meeting. If a quorum is not present, a reconvened special meeting may be called. At this reconvened meeting, a majority of the CPOs present, regardless of the percentage of outstanding CPOs represented at such meeting, may take action, by majority of holders of CPOs present.

Enforcement of Rights of CPO Holders

With certain limitations, CPO holders may individually and directly exercise certain rights by instituting a proceeding in a Mexican court of law. These rights include:

•	the right to cause the CPO trustee to distribute dividends or other distributions it has received;

•	the right to cause the common representative to enforce and protect rights of CPO holders; and

•	the right to bring action against the common representative, for civil liabilities in the event of willful misconduct.

Disputes may only be submitted to courts located in Mexico City. All parties to the CPO trust agreement, including CPO holders, expressly agree that they will not submit disputes to courts located elsewhere.

Any non-Mexican who holds CPOs has agreed not to invoke the protection of its government. If a non-Mexican holder of CPOs invokes this protection, it will forfeit its CPOs to the Mexican government. In the opinion of Ritch Mueller, S.C., our Mexican counsel, a non-Mexican holder of CPOs may be deemed to have invoked the protection of its home government by, for example, asking its government to interpose a diplomatic claim against the Mexican government or by bringing suit in its home jurisdiction against the Mexican government.

Termination of the CPO Trust

The CPO trust agreement and the CPOs issued by the CPO trustee thereunder will expire 50 years after the date of execution of the CPO trust agreement, which is the maximum term permitted by Mexican law. At that time, the CPO trustee, pursuant to the instruction of the CPO trust’s Technical Committee, will (i) sell the Series A shares in the CPO trust, and then distribute the proceeds to CPO holders on a pro rata basis, (ii) extend the period for the CPO trust agreement, or (iii) create a new trust similar to the CPO trust to which it will transfer all of the Series A shares underlying their CPOs, so that the non-Mexican holders may be the beneficiaries of economic rights in respect of such shares on a pro rata basis.

Fees of the CPO Trustee and the Common Representative

We will pay the fees of the CPO trustee for the administration of the CPO trust and the fees of the common representative.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following is a summary of the material terms of the ADS deposit agreement that will be in effect upon the completion of the global offering. This description may not contain all of the information that is important to you. To understand it fully, you should read the ADS deposit agreement. The following descriptions are qualified in their entirety by reference to the ADS deposit agreement. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

The Bank of New York Mellon, as depositary, will register and deliver American Depositary shares, also referred to as ADSs. Each ADS will represent ten CPOs (or a right to receive ten CPOs) deposited with             , as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286.

ADSs may be held either (a) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or DRS, or (b) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

We will not treat ADS holders as one of our shareholders and ADS holders will not have shareholder rights under Mexican law and our by-laws. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

Dividends and Other Distributions

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives in respect of the underlying CPOs or other deposited securities, after deducting its fees and expenses described below. ADS holders will receive these distributions in proportion to the number of CPOs their ADRs represent.

Cash Dividends and Distributions. The depositary will convert any cash dividend or other cash distribution we pay on the shares underlying the applicable CPOs into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any Mexican government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the depositary can only convert a portion of the cash dividend into U.S. dollars, it can either distribute the unconverted portion in the foreign currency or hold the foreign currency on the account of the ADS holders. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, ADS holders may lose some or all of the value of the distributions. Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.

Share Dividends and Distributions. The depositary may distribute additional ADSs representing any additional CPOs issued as a result of our issuing a share dividend or distribution. The depositary will only distribute whole ADSs. It will sell CPOs or Series A Shares, which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new CPOs. The depositary may sell a portion of the distributed CPOs or Series A shares sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional CPOs. If the CPO trustee offers CPO holders any rights to subscribe for additional CPOs or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. Under current Mexican law, preemptive rights with respect to our common stock may not be sold apart from the applicable shares. The depositary will allow rights that are not distributed or sold to lapse. In that case, ADS holders will receive no value for them. If the depositary makes rights to purchase CPOs available to ADS holders, it will exercise the rights and purchase the CPOs on their behalf. The depositary will then deposit the CPOs and deliver ADSs to the applicable holders. It will only exercise rights if holders pay it the exercise price and any other charges required by the terms of the rights. U.S. securities laws may restrict transfers and cancellation of the ADSs representing CPOs purchased upon exercise of rights. For example, holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to ADS holders anything else the CPO trustee distributes on deposited securities by any means it determines to be legal, fair and practical. If the depositary determines that it cannot make the distribution in a legal, fair and practical manner, it may sell the distributed assets and distribute the net proceeds, in the same way as it does with cash or determine to hold the distributed assets, in which case ADSs will also represent the newly distributed assets. However, the depositary is not required to distribute any securities (other than ADSs) unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Unlawful or Impracticable Distributions. The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, CPOs, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, CPOs, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our common stock or any value for such distributions if it is illegal or impractical for us to make them available to such holders.

Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs upon the deposit of CPOs or evidence of rights to receive CPOs with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names requested and will deliver the ADSs to the persons requested.

Upon surrender of ADSs to the depositary, upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the CPOs and any other deposited securities underlying the surrendered ADSs to the person surrendering the ADSs or a person designated by them at the office of the custodian or, at the holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible; provided, however, that non-Mexican holders may not hold Series A shares directly, but will hold CPOs representing a financial interest in such Series A shares as described in this prospectus.

Voting Rights

ADS holders have no voting rights and do not have the power to instruct the depositary to vote the shares underlying the CPOs underlying such ADSs.

Fees and Expenses

The following table sets forth the applicable fees for various services, transactions and activities related to the ADSs.

Persons Depositing CPOs or ADR Holders Must Pay:	For:

U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of CPOs or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

U.S.$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been CPOs and the CPOs had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

U.S.$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of CPOs on our CPO register to or from the name of the depositary or its agent when you deposit or withdraw CPOs

Expenses of the depositary	Conversion of foreign currency to U.S. dollars

Expenses of the depositary	Cable, telex and facsimile transmission (when expressly provided in the deposit agreement)

Taxes and other governmental charges the depositary or the custodian have to pay on any ADSs or CPOs underlying ADSs, for example, stock transfer taxes, stamp duty or withholding taxes, any charges incurred by the depositary or its agents for servicing deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Persons Depositing CPOs or ADR Holders Must Pay:	For:

From time to time, the depositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

The depositary may deduct the amount of any taxes owed from any payments to ADS holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. ADS holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay or distribute to applicable ADS holder any proceeds or property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If We:	Then:

Change the nominal or par value of the CPOs	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

Reclassify, split up or consolidate any of the deposited securities	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask ADR holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Distribute securities on the CPOs that are not distributed to ADS holders

Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs for any reason without the consent of the ADS holders. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify ADS holders at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: (a) advise ADS holders that the deposit agreement is terminated, (b) collect distributions on the deposited securities, (c) sell rights and other property, and (d) deliver CPOs and other deposited securities upon surrender of ADSs. Four months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Shareholder Communications and Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us or the CPO trustee as a holder of deposited securities that we or the COP trustee make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on an ADR holder’s behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution of ADSs, or permit withdrawal of CPOs, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any CPOs or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary, the CPO trustee or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

ADS Holders’ Right to Receive the CPOs Underlying ADSs

ADS holders have the right to surrender their ADSs and withdraw the underlying CPOs at any time except:

•

when temporary delays arise because: (i) the depositary or the CPO trustee has closed its transfer books or we have closed our transfer books; (ii) the transfer of CPOs is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our common stock or any other security deposited with the CPO trustee;

•	if the ADS holder owes money to pay fees, taxes and similar charges; and

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of CPOs or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying CPOs. This is called a pre-release of the ADSs. The depositary may also deliver CPOs upon cancellation of pre-released ADSs (even if the ADSs are surrendered before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying CPOs are delivered to the depositary. The depositary may receive ADSs instead of CPOs to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the CPOs or ADSs to be deposited; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (c) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

MARKET INFORMATION

Prior to this offering, there has been no public market for the ADSs. Consequently, the offering price for the ADSs was determined by negotiations between us and the representatives of the international underwriters and the Mexican underwriters. Among the factors considered in determining the offering price were our historic results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we operate, our management, currently prevailing general conditions in the equity securities markets in Mexico and the United States, including current market valuations of publicly traded companies considered comparable to our company, and multiples used to valuate companies in our industry. The ADSs will constitute a new class of securities with no established trading market and granting no voting rights. Therefore, we cannot assure you that an active trading market will develop for the ADSs, or that the ADSs will trade in the public market subsequent to the offering at or above the initial public offering price. Each ADS will represent ten CPOs, and each CPO will represent a financial interest in our share of Series A common stock. We have applied to list the ADSs for trading on the New York Stock Exchange under the symbol “VLRS” and the Series A shares for trading on the Mexican Stock Exchange under the symbol “VOLAR”. The CPOs will not be listed or traded on any stock exchange. Trading of the ADSs on the New York Stock Exchange is expected to commence on the day following the date of the final prospectus related to this offering; trading of the Series A shares is expected to commence on the Mexican Stock Exchange on the day following the date of the final prospectus related to this offering.

The information concerning the Mexican securities market set forth below has been prepared based on materials obtained from public sources, including the CNBV, the Mexican Stock Exchange and information made public by market participants. The following summary does not purport to be a comprehensive description of all of the material aspects related to the Mexican securities market.

Trading on the Mexican Stock Exchange

The Mexican Stock Exchange, located in Mexico City, is the only stock exchange currently operating in Mexico. Operating continuously since 1907, the Mexican Stock Exchange is organized as a variable capital public stock corporation. Securities trading on the Mexican Stock Exchange occurs each business day from 8:30 a.m. to 3:00 p.m., Mexico City time subject to adjustments to operate uniformly with certain markets in the United States.

Since January 1999, all trading on the Mexican Stock Exchange has been effected electronically. The Mexican Stock Exchange may impose a number of measures to promote an orderly and transparent trading price of securities, including the operation of a system of automatic suspension of trading in shares of a particular issuer, when price fluctuations exceed certain limits.

Settlement of transactions with equity securities on the Mexican Stock Exchange are effected three business days after a share transaction is agreed to. Deferred settlement is not permitted without the approval of the Mexican Stock Exchange, even where mutually agreed. Securities traded on the Mexican Stock Exchange are on deposit in book-entry form through the facilities of Indeval, a privately owned securities depositary that acts as a clearinghouse, depositary, and custodian, as well as a settlement, transfer, and registration agent for Mexican Stock Exchange transactions, eliminating the need for physical transfer of securities. Transactions must be settled in pesos except under limited circumstances and in respect of limited transactions in which settlement in foreign currencies may be permitted.

Market Regulation

In 1925, the Mexican National Banking Commission (Comisión Nacional Bancaria) was established to regulate banking activity and in 1946, the Mexican Securities Commission (Comisión Nacional de Valores) was established to regulate stock market activity. In 1995, these two entities merged to form the CNBV.

Among other things, the CNBV regulates the public offering and trading of securities, public companies and their regime and participants in the Mexican securities market (including brokerage houses and the Mexican Stock Exchange), and imposes sanctions for the illegal use of insider information and other violations of the Mexican Securities Market Law. The CNBV regulates the Mexican securities market, the Mexican Stock Exchange, and brokerage firms, through its staff and a board of governors comprised of thirteen members.

Mexican Securities Market Law

The current Mexican Securities Market Law was enacted on December 8, 2005, published in the Official Gazette of the Federation (Diario Oficial de la Federación) or Official Gazette of the Federation on December 30, 2005, and became effective on June 28, 2006, and is referred to as the Mexican Securities Market Law. The Mexican Securities Market Law changed Mexican securities laws in various material respects to further align Mexican laws with the securities and corporate governance standards laws in effect in other jurisdictions that maintained more developed securities markets.

In particular, the Mexican Securities Market Law:

•

establishes the sociedad anónima promotora de inversión, a form of corporate organization that permits agreements among shareholders, mediating rights of first offer and refusal, tag-along rights, vetoes, non-compete provisions and other terms that enhance rights of minority shareholders;

•

establishes the variable capital public stock corporation, a corporate form of organization that is subject to the general requirements of the Mexican Corporations Law, but is subject to specific requirements for issuers with stock registered with the CNBV and listed in the Mexican Stock Exchange;

•

includes private placement exemptions directed to Mexican institutional and qualified investors, and specifies the requirements that need to be satisfied for an issuer or underwriter to fall within the exemption;

•	includes improved rules for tender offers, dividing them in either voluntary or mandatory;

•	establishes standards for disclosure of holdings applicable to shareholders of public companies;

•	expands and strengthens the role of the board of directors of public companies;

•	defines the role of the chief executive officer and other relevant officers of public corporations;

•

defines the standards applicable to the board of directors and the duties and potential liabilities and penalties applicable to each director, the chief executive officer and other executive officer and of members of the technical committee and the corporate governance committee (introducing concepts as the duty of care, duty of loyalty and safe harbors for actions attributable to directors, committee members and officers);

•	replaces the statutory auditor (comisario) with the audit committee and establishes the corporate governance committee with clearly defined responsibilities;

•	improves the rights of minority shareholders (including rights to initiate shareholders’ derivative suits);

•	defines applicable sanctions for violation of law;

•	provides for flexibility to allow regulated Mexican brokerage firms to engage in certain limited activities;

•	regulates stock exchanges, clearinghouses, futures and derivatives markets, and rating agencies;

•	establishes penalties (including incarceration), arising from violations of the Securities Market Law and regulations thereunder;

•	establishes that public companies are considered a single economic unit with the entities they control;

•	introduces concepts such as consortiums, groups of related persons or entities, control, related parties and decision-making power;

•	defines rules relating to types of securities that may be offered by public companies;

•	sets forth information for share repurchases; and

•	specifies requirements for implementing anti-takeover measures.

In March 2003, the CNBV issued certain general regulations applicable to issuers and other securities market participants, which regulations have since been amended, or the General Regulations, and in September 2004, the CNBV issued certain general regulations applicable to brokerage firms. The General Regulations, which repealed several previously enacted CNBV regulations, provide a consolidated set of rules governing public offerings, reporting requirements and issuer activity, among other things.

Registration and Listing Standards

In order to offer securities to the public in Mexico, an issuer must meet specific qualitative and quantitative requirements. Only securities that have been registered with the Mexican National Securities Registry (Registro Nacional de Valores) or the RNV, pursuant to an approval by the CNBV may be listed on the Mexican Stock Exchange. In addition, the Mexican Stock Exchange has created a parallel quotation system, named the international quotation system or “SIC,” where debt and equity securities issued by non-Mexican issuers may be listed, for trading by institutional and accredited investors. Issuers listed on the SIC have limited disclosure and reporting requirements and may comply with obligations through a sponsor and by providing disclosure made available in their home market. These securities may be listed through the SIC if (i) the securities are not already listed on the RNV, (ii) the market of origin of the company issuing the shares has received, based on its characteristics, recognition from the CNBV, and (iii) the securities satisfy the listing requirements of the applicable stock exchange.

The General Regulations require the Mexican Stock Exchange to adopt minimum requirements for issuers that seek to list their securities in Mexico. These requirements relate to operating history, financial and capital structure, and minimum public floats applicable to shares of public companies, among other things. The General Regulations also require the Mexican Stock Exchange to implement minimum requirements (including minimum public floats) for issuers to maintain their listing in Mexico. These requirements relate to the issuer’s financial condition, capital structure and public float, among others. The CNBV may waive some of these requirements in certain circumstances. In addition, some of the requirements are applicable for each series of shares of the relevant issuer.

The CNBV’s approval for registration with the RNV does not imply any kind of certification or assurance related to the investment quality of the securities, the solvency of the issuer, or the accuracy or completeness of any information delivered to the CNBV or included in any offering document.

The Mexican Stock Exchange may review compliance with the foregoing requirements and other requirements at any time, but will normally do so on an annual, semi-annual and quarterly basis. The Mexican Stock Exchange must inform the CNBV of the results of its review, and this information must, in turn, be disclosed to investors. If an issuer fails to comply with any of these minimum requirements, the Mexican Stock Exchange will request that the issuer propose a plan to cure the violation. If the issuer fails to propose a plan, if the plan is not satisfactory to the Mexican Stock Exchange, or if an issuer does not make substantial progress with respect to the implementation of the corrective plan, trading of the relevant series of shares on the Mexican Stock Exchange may be temporarily suspended. In addition, if an issuer fails to implement the plan in full, the CNBV may cancel the registration of the shares, in which case the majority shareholder or any controlling group will be required to carry out a tender offer to acquire all of the outstanding shares of the issuer in accordance with the tender offer provisions set forth in the Mexican Securities Market Law (under which all holders must be treated in the same manner).

Reporting Obligations

Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements (together with an explanation thereof) and periodic reports, in particular reports dealing with material events, with the CNBV and the Mexican Stock Exchange. Mexican issuers must file the following reports with the CNBV:

•	a comprehensive annual report prepared in accordance with the General Regulations, by no later than April 30 of each year;

•	quarterly reports, within 20 days following the end of each of the first three quarters and 40 days following the end of the fourth quarter;

•	reports disclosing material information;

•	reports and disclosure memoranda revealing corporate restructurings such as mergers, spin-offs or acquisitions or sales of assets, to be approved by shareholders’ meeting or the board of directors;

•	reports regarding the policies and guidelines with respect to the use of the company’s (or its subsidiaries) assets by related persons; and

•	details dealing with agreements among shareholders.

Pursuant to the General Regulations, the internal rules of the Mexican Stock Exchange were amended to implement an automated electronic information transfer system (Sistema Electrónico de Envío y Difusión de Información, or SEDI) called Sistema Electrónico de Comunicación con Emisoras de Valores, or EMISNET, for information required to be filed with the Mexican Stock Exchange. Issuers of listed securities must prepare and disclose their financial and other information via EMISNET. Immediately upon receipt, the Mexican Stock Exchange makes this financial and other information available to the public.

The General Regulations and the rules of the Mexican Stock Exchange require issuers of listed securities to file through SEDI information that relates to any event or circumstance that could influence an issuer’s share prices and investor decisions to acquire stock. If listed securities experience unusual price volatility, the Mexican Stock Exchange must immediately request that an issuer inform the public as to the causes of the volatility or, if the issuer is unaware of the causes, that it make a statement to the effect that it is unaware of the causes of such volatility. In addition, the Mexican Stock Exchange must immediately request that issuers disclose any information relating to material events when it deems the available public information to be insufficient, as well as instruct issuers to clarify information when necessary. The Mexican Stock Exchange may request that issuers confirm or deny any material event that has been disclosed to the public by third parties when it deems that the material event may affect or influence the price of the listed securities. The Mexican Stock Exchange must immediately inform the CNBV of any such request. In addition, the CNBV may also make any of these requests directly to issuers. An issuer may delay the disclosure of material events if:

•

the issuer implements adequate confidentiality measures (including maintaining a log with the names of parties in possession of confidential information and the date when each such party became aware of the relevant information);

•	the information is related to incomplete transactions;

•	there is no misleading public information relating to the material event; and

•	no unusual price or volume fluctuation occurs.

Similarly, if an issuer’s securities are traded on both the Mexican Stock Exchange and a foreign securities exchange, the issuer must simultaneously file the information that it is required to file pursuant to the laws and regulations of the foreign jurisdiction with the CNBV and the Mexican Stock Exchange.

Suspension of Trading

In addition to the authority of the Mexican Stock Exchange under its internal regulations described above, the CNBV and the Mexican Stock Exchange may suspend trading in an issuer’s securities:

•	if the issuer does not disclose a material event; or

•

upon price or volume volatility or changes in the trading of the relevant securities that are not consistent with the historic performance of the securities and cannot be explained solely through information made publicly available pursuant to the General Regulations.

The Mexican Stock Exchange must immediately inform the CNBV and the general public of any suspension. An issuer may request that the CNBV or the Mexican Stock Exchange permit trading to resume if it demonstrates that the causes triggering the suspension have been resolved and that it is in full compliance with periodic reporting requirements. If an issuer’s request has been granted, the Mexican Stock Exchange will determine the appropriate mechanism to resume trading (which may include a bidding process to determine applicable prices). If trading in an issuer’s securities is suspended for more than 20 business days and the issuer is authorized to resume trading without conducting a public offering, the issuer must disclose via SEDI, before trading may resume, a description of the causes that resulted in the suspension.

Under consent regulations, the Mexican Stock Exchange may consider the measures adopted by other non-Mexican exchanges to suspend and/or resume trading of an issuer’s shares, in cases where the relevant securities are simultaneously traded on stock exchanges located outside of Mexico.

Insider Trading, Trading Restrictions and Tender Offers

The Mexican Securities Market Law contains specific regulations regarding insider trading, including the requirement that persons in possession of information deemed privileged abstain (i) from directly or indirectly, trading in the relevant issuer’s securities, or derivatives with respect to such securities, the trading price of which may be affected by such information, (ii) from making recommendations or providing advice to third parties to trade in such securities, and (iii) disclosing or communicating such privileged information to third parties (except for persons to whom such information must be disclosed as a result of their positions or employment, as governmental authorities).

Pursuant to the Mexican Securities Market Law, the following persons must notify the CNBV of any transactions undertaken by them with respect to a listed issuer’s securities, whether on a case-by-case basis or quarterly:

•	members of a listed issuer’s board of directors;

•	shareholders controlling 10% or more of a listed issuer’s outstanding capital stock;

•	advisors;

•	groups controlling 25% or more of a listed issuer’s outstanding capital stock; and

•	other insiders.

These persons must also inform the CNBV of the effect of the transactions within five days following their completion, or, alternatively, that the transactions have not been consummated. In addition, insiders must abstain from purchasing or selling securities of the issuer within three months from the last sale or purchase, respectively.

Also, for purposes of preparing annual reports, holders of 1% or more of the outstanding shares of a Mexican public company, must disclose their holdings and the relevant issuer.

Subject to certain exceptions, any acquisition of a public company’s shares that results in the acquirer owning 10.0% or more, but less than 30.0%, of an issuer’s outstanding capital stock, must be publicly disclosed to the CNBV and the Mexican Stock Exchange by no later than one business day following the acquisition.

Any acquisition or disposition by an insider that results in the insider holding an additional 5% or more of a public company’s outstanding capital stock or that reduces such insider’s holdings by 5% or more, must also be publicly disclosed to the CNBV and the Mexican Stock Exchange no later than one business day following the acquisition or disposition. Some insiders must also notify the CNBV of share purchases or sales that occur within any three-month or five-day period and that exceed certain value thresholds. The Mexican Securities Market Law requires that convertible securities, warrants and derivatives to be settled in kind be taken into account in the calculation of share ownership percentages of public companies.

The Mexican Securities Market Law requires that convertible securities, warrants, and derivatives to be settled in kind be considered in determining whether any of the foregoing percentages is reached or affected.

Tender Offers

The Mexican Securities Market Law contains provisions relating to public tender offers and certain other share acquisitions occurring in Mexico. Under the Securities Market Law, tender offers may be voluntary or mandatory. Voluntary tender offers, or offers where there is no requirement that they be initiated or completed, are required to be made pro rata. Any intended acquisition of a public company’s shares that results in the acquirer owning 30% or more, but less than a percentage that would result in the acquirer obtaining control, of a company’s voting shares requires the acquirer to make a mandatory tender offer for the greater of (a) the percentage of the capital stock intended to be acquired, or (b) 10% of the company’s outstanding capital stock. Finally, any intended acquisition of a public company’s shares that is aimed at obtaining control requires the potential acquirer to make a mandatory tender offer for 100% of the company’s outstanding capital stock (however, under certain circumstances, the CNBV may permit an offer for less than 100%). The tender offer must be made at the same price to all shareholders and classes of shares. The board of directors, with the advice of the audit committee, must issue its opinion in respect of the fairness of the price applicable to any tender offer resulting in a change of control, which opinion must take minority shareholder rights into account and which may be accompanied by an independent fairness opinion. Directors and officers of a public company, in respect of which a tender offer has been made, must disclose whether or not each of them will tender his respective shares in the tender offer.

Under the Mexican Securities Market Law, all tender offers must be open for at least 20 business days and purchases thereunder are required to be made pro rata to all tendering shareholders. The Mexican Securities Market Law also permits the payment of certain amounts to controlling shareholders over and above the offering price if these amounts are fully disclosed, approved by the board of directors, and paid solely in connection with non-compete or similar obligations. The law also provides exceptions to the mandatory tender offer requirements and specifically sets forth remedies for non-compliance with these tender offer rules (e.g., suspension of voting rights, possible annulment of purchases, etc.) and other rights available to prior shareholders of the issuer.

Joint Trading of Common Shares and Limited or Non-Voting Shares

The Mexican Securities Market Law does not permit issuers to implement mechanisms for common shares and limited or non-voting shares to be jointly traded or offered to public investors, unless the limited or non-voting shares are convertible into common shares within a period of up to five years, or when, because of the nationality of the holder, the shares or the securities representing the shares limit the right to vote to comply with foreign investment laws. In addition, the aggregate amount of shares with limited or non-voting rights may not exceed 25% of the aggregate amount of publicly held shares. The CNBV may increase this 25% limit by an additional 25%, provided that the limited or non-voting shares exceeding 25% of the aggregate amount of publicly held shares are convertible into common shares within five years of their issuance.

Anti-Takeover Protections

The Mexican Securities Market Law provides that public companies may include anti-takeover provisions in their by-laws if such provisions (i) are approved by a majority of the shareholders, without shareholders representing 5% or more of the capital stock present at the meeting voting against such provision, (ii) do not exclude any shareholders or group of shareholders, (iii) do not restrict, in an absolute manner, a change of control, and (iv) do not contravene legal provisions related to tender offers or have the effect of disregarding the economic rights related to the shares held by the acquiring party.

Board of Directors and Committees

Under the Mexican Securities Market Law, public companies must have a board of directors comprised of no more than 21 members, of which at least 25% must be independent. Independent members must be selected based on their experience, ability and reputation at the issuer’s shareholders’ meeting; whether or not a director is independent must be determined by the issuer’s shareholders and such determination may be challenged by the CNBV. As a departure from legislative precedents, the Mexican Securities Market Law permits then-acting members of the board of directors (as opposed to shareholders) to select, under certain circumstances, on a temporary basis, new members of the board of directors.

Boards of directors of public companies are required to meet at least four times during each calendar year and have the following principal duties:

•	determine general strategies applicable to the issuer;

•	approve guidelines for the use of corporate assets;

•	approve, on an individual basis, transactions with related parties, subject to certain limited exceptions;

•

approve unusual or non-recurrent transactions and any transactions that imply the acquisition or sale of assets with a value equal to or exceeding 5% of the issuer’s consolidated assets or that imply the provision of collateral or guarantees or the assumption of liabilities equal to or exceeding 5% of the issuer’s consolidated assets;

•	approve the appointment or removal of the chief executive officer;

•	approve waivers in respect of corporate opportunities;

•	approve accounting and internal control policies;

•	approve the chief executive officers’ annual report and corrective measures for irregularities; and

•	approve policies for disclosure of information.

Directors have the general duty to act for the benefit of the issuer, without favoring any shareholder or groups of shareholders.

The Mexican Securities Market Law requires the creation of two committees, the audit committee and the corporate governance committee, each of which must maintain at least three members appointed by the board of directors and which members must all be independent (except for the corporate governance committee of corporations controlled by a person or group maintaining 50% or more of the outstanding capital stock, where the majority must be independent). The audit committee (together with the board of directors, which has added duties) replaces the statutory auditor (comisario) that had been previously required under the Mexican Corporations Law.

The corporate governance committee is required to provide opinions to the board of directors, request and obtain opinions from independent third-party experts, call shareholders’ meetings, provide assistance to the board in the preparation of annual reports and provide a report to the board of directors.

The audit committee’s principal role is to supervise the external auditors of the issuer, analyze the external auditor’s reports, discuss yearly financial statements and, when applicable, recommend their approval, inform the board of directors in respect of existing internal controls, require the issuer’s executive to prepare reports when deemed necessary, inform the board of directors of any irregularities that it encounters, investigate breaches of operating policies internal control and internal audit systems, supervise the activities of the issuer’s chief executive officer, call shareholders’ meetings, and provide an annual report to the board of directors.

Duty of Care and Loyalty of Directors

The Mexican Securities Market Law also imposes duties of care and of loyalty on directors (and members of committees and principal officers).

The duty of care generally requires that directors obtain sufficient information and be sufficiently prepared to support their decisions and to act in the best interest of the issuer. The duty of care is discharged, principally, by requesting and obtaining from the issuer and its officers all the information required to participate in discussions, obtaining information from third parties, attending board meetings and disclosing material information in possession of the relevant director. Failure to act with care by one or more directors subjects the relevant directors to joint liability with the other directors involved in the act for damages and losses caused to the issuer and its subsidiaries, which may be limited (except in the instances of bad faith or illegal acts or willful misconduct).

The duty of loyalty primarily consists of a duty to maintain the confidentiality of information received in connection with the performance of a director’s duties and to abstain from discussing or voting on matters where the director has a conflict of interest. In addition, the duty of loyalty is breached if a shareholder or group of shareholders is knowingly favored or if, without the express approval of the board of directors, a director takes advantage of a corporate opportunity. The duty of loyalty is also breached if a shareholder or group of shareholders is knowingly favored, if the director discloses false or misleading information or fails to register any transaction in the issuer’s records that could affect its financial statements. The duty of loyalty is also breached if the director uses corporate assets or approves the use of corporate assets in violation of an issuer’s policies. The violation of the duty of loyalty subjects the offending director to joint liability for damages and losses caused to the issuer and its subsidiaries. Liability also arises if damages and losses result from benefits obtained by the directors or third parties, as a result of activities carried out by the directors. Liability for breach of the duty of loyalty may not be limited by the company’s by-laws, by resolution of a shareholders’ meeting or otherwise.

Claims for breach of the duty of care or the duty of loyalty may be brought solely for the benefit of the issuer (as a derivative suit) and may only be brought by the issuer or by shareholders representing at least 5% of any outstanding shares. Claims may be exercised by trustees issuing ordinary participation certificates or by holders of such certificates, in each case holding underlying shares representing at least 5% of any outstanding shares.

As a safe-harbor for directors, the liabilities specified above will not be applicable if the director acted in good faith and (i) complied with applicable law and the by-laws, (ii) acted based upon information provided by officers, external auditors or third-party experts, the capacity and credibility of which may not be the subject of reasonable doubt, (iii) selected the more adequate alternative in good faith or in a case where the negative effects of such decision may not have been foreseeable, based upon the then available information, and (iv) actions were taken in compliance with resolutions adopted at the shareholders’ meeting.

Under the Mexican Securities Market Law, the issuer’s chief executive officer and principal executives are also required to act for the benefit of the company and not of a shareholder or group of shareholders. Principally, these executives are required to submit to the board of directors for approval the principal strategies for the business, to submit to the audit committee proposals relating to internal control systems, to disclose all material information to the public and to maintain adequate accounting and registration systems and internal control mechanisms.

Disclosure of Shareholders’ Agreements

Any shareholders’ agreements containing non-compete clauses, any agreements related to the sale, transfer or exercise of preemptive rights, any agreements which allow for the sale and purchase of shares (including any tag-along, drag-along and put or call rights), voting rights, and sale of shares in a public offering, must be notified to the company within five business days following their execution, to allow the company to disclose such agreements to the investors through the stock exchanges on which its securities are traded and to be made public in an annual report prepared by the company. These agreements (i) will be available for the public to review at the company’s offices, (ii) will not be enforceable against the company and a breach of such agreements will not affect the validity of the vote at a shareholders’ meeting, and (iii) will only be effective among the relevant parties once they have been disclosed to the public.

Miscellaneous

The Mexican Securities Market Law also specifies that any transaction or series of transactions that, during any fiscal year, represent 20% or more of the consolidated assets of a public company, must be considered and approved by a meeting of shareholders.

In addition to the right granted to minority shareholders of a public company representing 5% or more of the outstanding shares to initiate a shareholder derivative suit against directors for a breach of the duty of care or the duty of loyalty, the Mexican Securities Market Law recognizes the right of shareholders representing 10% or more of the outstanding shares to appoint a director and call a shareholders’ meeting and request that vote on resolutions in respect of which they were not sufficiently informed be postponed. Holders of 20% or more of the outstanding voting shares may judicially oppose resolutions that were passed by a shareholders’ meeting and file a petition for a court order to suspend the resolution, if the claim is filed within 15 days following the adjournment of the meeting at which the action was taken, provided that (i) the challenged resolution violates Mexican law or the company’s by-laws, (ii) the opposing stockholders either did not attend the meeting or voted against the challenged resolution, and (iii) the opposing stockholders deliver a bond to the court to secure payment of any damages that the company may suffer as a result of suspending the resolution in the event that the court ultimately rules against the opposing stockholder; these provisions have seldom been invoked in Mexico and, as a result, any action that may be taken by a competent court is uncertain.

DIVIDEND POLICY

We have not paid any cash dividends in the past and do not expect to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our shareholders on the recommendation of our board of directors and will depend on our earnings, financial condition, results of operations, capital requirements and contractual, regulatory and other restrictions on the payment of dividends and other factors our shareholders deem relevant. In addition, we may not pay any dividend unless such dividend is paid from our net profit account and the financial statements including such net profit and the payment of the relevant dividend have been approved by a shareholder resolution. Furthermore, our revolving line of credit with Banco Santander México and Bancomext may limit our ability to declare and pay dividends in the event that we fail to comply with the payment terms thereunder. See “Dividend Policy” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Loan Agreements.”

Mexican law requires that at least 5% of a company’s net income each year (after profit sharing and other deductions required by Mexican law) be allocated to a legal reserve fund until such fund reaches an amount equal to at least 20% of its capital stock from time to time (without adjustment for inflation). In 2011, we allocated Ps.38.2 million, corresponding to our net income for 2010, to the legal reserve fund. For the year ended December 31, 2011, we have not created such reserve. As of December 31, 2012, our reserve fund was Ps.38.2 million, or 1.7% of our capital stock.

Mexican companies may pay dividends only out of earnings (including retained earnings after all losses have been absorbed or paid up), after allocation to the legal reserve fund and only if shareholders have approved the yearly financials from which such earnings are derived and the payment of the dividend. The reserve fund is required to be funded on a stand-alone basis for each company, rather than on a consolidated basis. The level of earnings available for the payment of dividends is determined under IFRS. Our subsidiaries are required to allocate earnings to their respective legal reserve funds prior to paying dividends to us.

Dividends that are paid from a company’s distributable earnings that have not been subject to corporate income tax are subject to a corporate-level tax payable by us. Companies are entitled to apply any such tax on the distribution of earnings as a credit against their Mexican corporate income tax corresponding to the fiscal year in which the dividend was paid or against the Mexican corporate income tax of the two fiscal years following the date in which the dividend was paid. Dividends paid from a company’s distributable earnings that have been subject to corporate income tax are not subject to this corporate-level dividend income tax. Dividends paid to resident and non-resident holders with respect to the CPOs and ADSs are currently not subject to Mexican withholding or similar tax.

In the event we were to declare dividends, they would be in pesos. In the case of CPOs represented by ADSs, the cash dividends would be paid to the depositary and, subject to the terms of the Deposit Agreement, converted into and paid in U.S. dollars at the prevailing rate of exchange, net of conversion expenses of the depositary and applicable Mexican withholding tax. Fluctuations in exchange rates would affect the amount of dividends that ADS holders would receive. For a more detailed discussion, see “Description of American Depositary Shares.”

TAXATION

The following summary contains a general description of certain U.S. federal income tax consequences and Mexican federal tax consequences relating to the acquisition, ownership and disposition of ADSs and CPOs. This summary is based on laws and regulations now in effect in Mexico, laws, regulations, rulings and decisions now in effect in the United States, and the provisions of the tax treaty for the avoidance of double taxation between the United States and Mexico and protocols thereto, referred to herein as the “U.S.-Mexico Tax Treaty.” It is also based in part on representations by the CPO trustee and the ADS depositary and assumes that each obligation under the CPO trust agreement, the ADS deposit agreement and any related agreements will be performed in accordance with their terms.

This summary does not describe all of the tax considerations that may be relevant to a specific investor, including Mexican investors, particularly if such investor is subject to special tax rules. Prospective investors are encouraged to consult their own independent tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of ADSs in light of their own particular circumstances, including the tax consequences under state, local, municipal, or other tax laws.

U.S. Federal Income Taxation

The following is a general discussion of certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of ADSs. This discussion deals only with U.S. Holders (as defined below) that hold ADSs as capital assets (generally, property held for investment). This discussion does not address the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that hold ADSs as part of a straddle or hedging, constructive sale, integrated or conversion transactions for U.S. federal income tax purposes, a person that actually or constructively owns 10% or more of the total combined voting power in Volaris stock, traders in securities that have elected the mark-to-market method of accounting for their securities, U.S. expatriates or persons whose functional currency is not the U.S. dollar).

The discussion is based on the U.S. Internal Revenue Code of 1986, as amended through the date hereof, or the Code, its legislative history, existing and proposed U.S. Treasury regulations thereunder, published rulings and court decisions, all as of the date hereof and all subject to change at any time, perhaps with retroactive effect. No assurance can be given that the Internal Revenue Service, or the IRS, will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not include any description of the tax laws of any state, local, municipal or non-U.S. government (except for certain Mexican federal tax consequences, discussed below) that may be applicable to a particular investor and does not consider any aspects of U.S. federal tax law other than income taxation.

As used herein, the term “U.S. Holder” means a beneficial owner of an ADS that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or d) a trust if (i) a court within the United States can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of that trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or an entity or an arrangement that is treated as a partnership for U.S. federal income tax purposes holds ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold ADSs are encouraged to consult their tax advisors.

Except where specifically described below, this discussion assumes that Volaris is not a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes. See the discussion under “—Passive Foreign Investment Company Considerations” below.

The discussion below assumes that the representations contained in the CPO trust agreement and ADS deposit agreement are true and that the obligations in the CPO trust agreement, ADS deposit agreement and any related agreements will be complied with in accordance with their terms. In general, for U.S. federal income tax purposes, U.S. Holders who own ADSs will be treated as the beneficial owners of the CPOs represented by those ADSs and each CPO should represent a beneficial interest in the Series A Shares represented by those CPOs. The U.S. Treasury Department has expressed concern that depositaries for ADRs, or other intermediaries between the holders of shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. Holders of such receipts or shares. These actions would also be inconsistent with claiming the reduced rate for “qualified dividend income” described below. Accordingly, the analysis regarding the availability of a U.S. foreign tax credit for Mexican withholding taxes and availability of the reduced rate for qualified dividend income could be affected by future actions that may be taken by the ADS depository and the U.S. Treasury Department.

For U.S. federal income tax purposes, U.S. Holders who own ADSs will be treated as the beneficial owners of the CPOs represented by those ADSs. Based on the nature of the CPO trust and the applicable legal authorities, a U.S. Holder who owns CPOs, or is treated as owning CPOs, should be treated as the beneficial owner of the Series A Shares represented by the CPOs. However, the U.S. federal income tax treatment of U.S. Holders that are beneficial owners of CPOs is not entirely clear. The IRS could assert that such U.S. Holders should be treated as owning an interest in an entity or arrangement treated as a foreign trust for U.S. federal income tax purposes. In that case, the U.S. federal income tax consequences to the U.S. Holder should be the same as outlined below; however, the U.S. Holder may also be subject to certain additional tax reporting obligations under the foreign trust rules. If these tax reporting obligations were determined to apply to a U.S. Holder and the U.S. Holder did not comply with such obligations, the U.S. Holder could be subject to substantial penalties. U.S. Holders seeking to obtain CPOs in exchange for ADSs are encouraged to consult their own tax advisors regarding the treatment of the CPOs, including the possibility, and U.S. federal income tax consequences of, the CPO trust being treated as a foreign trust.

EACH PERSON CONSIDERING THE ACQUISITION OF ADSs IS ENCOURAGED TO CONSULT ITS OWN INDEPENDENT TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ADSs.

Taxation of Dividends and Other Distributions

Subject to the “passive foreign investment company” rules discussed below, distributions of cash or property with respect to ADSs (including the amount of any Mexican taxes withheld on any such distribution, if any) will constitute ordinary dividend income to the extent of Volaris’ current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), which generally will be includible in a U.S. Holder’s gross income on the day on which the dividends are received by the CPO trustee. Any distributions in excess of such earnings and profits will constitute a nontaxable return of capital and reduce a U.S. Holder’s tax basis in such ADSs. To the extent such distributions exceed a U.S. Holder’s tax basis in its ADSs, such excess will constitute capital gain and will generally be treated as described below under “—Sale or Other Taxable Disposition of ADSs.” Dividends on ADSs will not be eligible for the dividends received deduction allowed to U.S. corporations. We do not currently intend to maintain calculations of our earnings and profits under U.S. federal income tax principles. Accordingly, U.S. Holders should expect that all distributions made with respect to the ADSs will generally be treated as dividends (as described above).

A U.S. Holder may be entitled, subject to a number of complex limitations and conditions (including a minimum holding period requirement), to claim a U.S. foreign tax credit in respect of any Mexican income taxes withheld on dividends received in respect of the ADSs. A U.S. Holder who does not elect to claim a credit for any foreign income taxes paid during the taxable year may instead claim a deduction in respect of such income taxes provided the U.S. Holder elects to deduct (rather than credit) all foreign income taxes for that year. Dividends received in respect of ADSs generally will be treated as foreign-source income, subject to various classifications and other limitations and generally will be treated as passive category income for most U.S. Holders. The rules relating to computing foreign tax credits or deducting foreign taxes are extremely complex, and U.S. Holders are encouraged to consult their own tax advisors regarding the availability of foreign tax credits under their particular circumstances.

Dividends paid in pesos (including the amount of any Mexican taxes withheld therefrom, if any) will be includible in a U.S. Holder’s gross income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the pesos are actually or constructively received by the CPO trustee, regardless of whether the dividends are converted into U.S. dollars at that time. If the pesos are converted to U.S. dollars on the date of such receipt, a U.S. Holder generally will not recognize a foreign currency gain or loss. However, if the U.S. Holder converts the pesos into U.S. dollars on a later date, the U.S. Holder must include in gross income any gain or loss resulting from any exchange rate fluctuations. The gain or loss will be equal to the difference between (i) the U.S. dollar value of the amount included in income when the dividend was received and (ii) the amount received on the conversion of the pesos into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in a U.S. Holder’s gross income to the date such payment is converted into U.S. dollars will be exchange gain or loss and will be treated as ordinary income or loss. Such gain or loss will generally be treated as income from sources within the United States. U.S. Holders are encouraged to consult their own independent tax advisors regarding the treatment of foreign currency gain or loss, if any, on any pesos received that are converted into U.S. dollars on a date subsequent to receipt by the CPO trustee.

Distributions treated as dividends that are received by a non-corporate U.S. Holder (including an individual) from “qualified foreign corporations” generally qualify for a reduced rate of taxation so long as certain holding period and other requirements are met. Dividends paid on ADSs should qualify for the reduced rate if Volaris is treated as a “qualified foreign corporation.” For this purpose, a qualified foreign corporation means any foreign corporation provided that: (i) the corporation was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a “passive foreign investment company” (as discussed below), (ii) certain holding period requirements are met and (iii) either (A) the corporation is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules or (B) the stock with respect to which such dividend was paid is readily tradable on an established securities market in the United States. The ADSs should be considered to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange as is expected. U.S. Holders are encouraged to consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs.

Sale or Other Taxable Disposition of ADSs

Subject to the passive foreign investment company rules discussed below, upon the sale or other taxable disposition of ADSs, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other taxable disposition and such U.S. Holder’s tax basis in such ADSs. The amount realized on a sale or other taxable disposition of ADSs generally will be equal to the sum of the amount of cash and the fair market value of any other property received. Gain or loss recognized by a U.S. Holder on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the ADSs have been held for more than one year. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deduction of a capital loss is subject to limitations for U.S. federal income tax purposes. Deposits and withdrawals of CPOs by U.S. Holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

If Mexican income tax is withheld on the sale or other taxable disposition of ADSs, the amount realized by a U.S. Holder will include the gross amount of the proceeds of that sale or other taxable disposition before deduction of the Mexican income tax A U.S. Holder who is eligible for the benefits of the U.S.-Mexican income tax treaty, can elect to treat capital gain or loss, if any, realized on the sale or other taxable disposition of ADSs that is subject to Mexican income tax as foreign source gain or loss for U.S. foreign tax credit purposes. Consequently, in the case of a gain from the disposition of an ADS that is subject to Mexican income tax (see— “Mexican Taxation—Disposition of ADSs or CPOs”), a U.S. Holder, subject to a number of complex limitations and conditions (including a minimum holding period requirement), may be able to benefit from the foreign tax credit for that Mexican income tax. Otherwise, any gain from the disposition of an ADS that is subject to Mexican income tax will be treated as a U.S. source gain and a U.S. Holder may not be able to benefit from the foreign tax credit for that Mexican income tax (i.e., because the gain from the disposition would be U.S. source), unless the U.S. Holder can apply the credit against U.S. federal income tax payable on other income from foreign sources. Alternatively, the U.S. Holder may elect to take a deduction for the Mexican income tax, provided that the U.S. Holder elects to deduct all foreign taxes paid or accrued for the taxable year. The rules governing foreign tax credits are complex and a U.S. Holder are encouraged to consult its own tax advisor regarding the availability of foreign tax credits under its particular circumstances.

Passive Foreign Investment Company Considerations

Special U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is passive income, or

•

at least 50% of the gross value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets (other than gains from the disposition of property that is inventory) and gains from commodities and securities transactions. In addition, if the non-U.S. corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it holds directly its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation.

The determination as to whether a non-U.S. corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, the composition of the income and assets of the non-U.S. corporation from time to time and the nature of the activities performed by such non-U.S. corporation. Based on current estimates of Volaris’ gross income and gross assets, the nature of its business and its current business plans (all of which are subject to change), Volaris does not believe it was classified as a PFIC for its 2012 taxable year and it does not expect to be classified as such for its current taxable year (although the determination cannot be made until the end of such taxable year), and Volaris intends to continue its operations in such a manner that it does not expect to be classified as a PFIC in the foreseeable future. There can be no assurance in this regard, because the PFIC determination is made annually and is based on the portion of Volaris’ assets and income that is characterized as passive under the PFIC rules. Moreover, Volaris’ business plans may change, which may affect the PFIC determination in future years. Because of these uncertainties, it is possible that Volaris may be a PFIC for the current or any other taxable year.

If Volaris is or becomes a PFIC for any taxable year during which a U.S. Holder holds ADSs, the U.S. Holder will be subject to special tax rules with respect to any “excess distributions” that the U.S. Holder receives and any gain realized from a sale or other disposition of the ADSs, unless the U.S. Holder makes a “mark-to-market” election or a “qualified electing fund” election, as discussed below. Distributions received by a U.S.

Holder in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ADSs will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which Volaris became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs cannot be treated as capital, even if a U.S. Holder holds the ADSs as capital assets. If Volaris were a PFIC, certain subsidiaries and other entities in which Volaris has a direct or indirect interest may also be PFICs, or Lower-tier PFICs. Under attribution rules, U.S. Holders would be deemed to own their proportionate shares of Lower-tier PFICs and would be subject to U.S. federal income tax according to the rules described above on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even though such U.S. Holder had not received the proceeds of those distributions or dispositions.

If Volaris is a PFIC, a U.S. Holder may avoid taxation under the rules described above by making a “qualified electing fund” election to include such U.S. Holder’s share of Volaris’ income on a current basis, provided that Volaris furnishes such U.S. Holder annually with certain tax information. If Volaris concludes that it should be treated as a PFIC for any taxable year, Volaris intends to notify each U.S. Holder of such fact. However, there can be no guarantee that Volaris will be willing or able to provide the information needed by any U.S. Holder to make a “qualified electing fund” election with respect the ADSs.

If a U.S. Holder makes a “qualified electing fund” election, such U.S. Holder will generally be taxable currently on its pro rata share of Volaris’ ordinary earnings and net capital gains (at ordinary income and capital gain rates, respectively) for each taxable year during which Volaris is treated as a PFIC, regardless of whether or not such U.S. Holder receives distributions, so that the U.S. Holder will recognize taxable income without the corresponding receipt of cash from Volaris with which to pay the resulting tax obligation. The basis in the ADSs held by such U.S. Holder will be increased to reflect taxed but undistributed income. Distributions of income that were previously taxed will result in a corresponding reduction of basis in the ADSs, and will not be taxed again as distributions to the U.S. Holder.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock (but not for the shares of any Lower-tier PFIC) to elect out of the tax treatment discussed above. A U.S. Holder electing the mark-to-market regime generally would compute gain or loss at the end of each taxable year as if the ADSs had been sold at fair market value. Any gain recognized by the U.S. Holder under mark-to-market treatment, or on an actual sale, would be treated as ordinary income, and the U.S. Holder would be allowed an ordinary deduction for any decrease in the value of its ADSs as of the end of any taxable year, and for any loss recognized on an actual sale, but only to the extent, in each case, of previously included mark-to-market income not offset by previously deducted decreases in value. Any loss on an actual sale of ADSs would be a capital loss to the extent it exceeds previously included mark-to-market income not offset by previously deducted decreases in value. A U.S. Holder’s basis in ADSs will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes such an election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by Volaris, except that the reduced 15% rate discussed above under “—Taxation of Dividends and Other Distributions” would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The New York Stock Exchange is a qualified exchange. We expect that the ADSs will be listed on the New York Stock Exchange and, consequently, if the ADSs are regularly traded, the mark-to-market election would be available to a U.S. Holder of ADSs if Volaris were treated as a PFIC.

A U.S. Holder who owns ADSs during any taxable year that Volaris is treated as a PFIC would be required to file IRS Form 8621. U.S. Holders should also be aware that recently enacted legislation may broaden the current IRS Form 8621 filing requirements or impose an additional annual filing requirement for U.S. persons owning shares of a PFIC. The legislation does not describe what information would be required to be included in either situation, but grants the Secretary of the U.S. Treasury Department power to make this determination. U.S. Holders are encouraged to consult their own tax advisors regarding the application of the PFIC rules to the ADSs, the availability and advisability of making a mark-to-market election to avoid the adverse tax consequences of the PFIC rules should Volaris be considered a PFIC for any taxable year and the application of the recently enacted legislation to their particular situation.

Additional Tax on Net Investment Income

If a U.S. holder is not a corporation, a U.S. Holder will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for the taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include any dividend income on the ADSs and gain recognized by the U.S. holder with respect to the sale or other taxable disposition of the ADSs, unless such income or gain is derived in the ordinary course of the U.S. Holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are encouraged to consult their own tax advisors regarding the applicability the additional tax on net investment income to their income and gain in respect of the ADSs.

U.S. Information Reporting and Backup Withholding

Dividend payments with respect to ADSs and proceeds from the sale, exchange or redemption of ADSs may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund in a timely manner with the IRS and furnishing any required information. U.S. Holders are encouraged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

In addition, U.S. Holders should be aware that recently enacted legislation imposes new reporting requirements with respect to the holding of certain foreign financial assets, including stock of foreign issuers which is not held in an account maintained by certain financial institutions, if the aggregate value of all of such assets exceeds U.S.$50,000. U.S. Holders are encouraged to consult their own tax advisors regarding the application of the information reporting rules to ADSs and the application of the recently enacted legislation to their particular situations.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR OWN INDEPENDENT TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ADSs.

Mexican Taxation

General

The following summary of certain Mexican federal income tax consequences of the purchase, ownership and disposition of ADSs or CPOs or the Series A shares underlying the CPOs, is based upon the federal tax laws of Mexico as in effect on the date of this prospectus, which are subject to change. Prospective purchasers of ADSs or CPOs are encouraged to consult their own tax advisors as to the Mexican or other tax consequences of the purchase, ownership and disposition of ADSs or CPOs and indirectly the Series A shares underlying the CPOs, including, in particular, the effect of any foreign, state or municipal tax laws.

This summary is based upon the Mexican federal income tax laws in effect on the date of this prospectus, which are subject to change and does not describe any tax consequences arising under the laws of any state or municipality, other than the federal laws of Mexico.

Holders of ADSs or CPOs are encouraged to consult their own tax advisors as to their entitlement to the benefits, if any, afforded by the U.S.-Mexico Tax Treaty regarding income tax.

Mexico has also entered into and is negotiating several other tax treaties with various countries, that may have an impact on the tax treatment of the purchase, ownership and disposition of ADSs, CPOs or the Series A shares underlying the CPOs. Prospective purchasers of the ADSs or CPOs are encouraged to consult their own tax advisors as to the tax consequences, if any, of any such treaties.

The following summary of the Mexican federal income tax consequences of the purchase, ownership or disposition of ADSs or CPOs is a general summary of the principal consequences, under Mexican tax law and the U.S.-Mexico Tax Treaty, as currently in effect, of such purchase, ownership or disposition of ADSs or CPOs by non-Mexican holders (but not by holders who are or may be deemed residents of Mexico for tax purposes), that will not hold ADSs or CPOs in connection with the conduct of a trade or business through a permanent establishment for tax purposes, in Mexico.

For purposes of Mexican taxation, individuals are residents of Mexico for tax purposes if they have established their place of residence in Mexico, unless they have a place of residence in a different country, in which case such individuals will only be considered residents of Mexico for tax purposes if they have their center of vital interests (centro de intereses vitales) in Mexico. Mexican law considers individuals to have their center of vital interests in Mexico if (i) at least 50% of their income is derived from Mexican sources or (ii) their principal center of professional activities is located in Mexico, among others. An individual will also be considered a resident of Mexico if such individual is a state employee, regardless of the location of such person’s core of vital interests. A legal entity is a resident of Mexico if it is incorporated under the laws of Mexico, or if it maintains the principal administration of its business or the effective location of its management in Mexico.

A permanent establishment in Mexico of a non-Mexican resident will be regarded as a resident of Mexico for tax purposes, and any and all income attributable to such permanent establishment will be required to pay taxes in Mexico in accordance with applicable law.

Dividends

Under the provisions of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), dividends paid to non-Mexican holders with respect to ADSs or CPOs are currently not subject to Mexican withholding or similar taxes.

Dividends paid from distributable earnings that have not been subject to Mexican corporate income tax, are subject to a tax at the corporate level payable by us (and not by shareholders or holders of ADSs or CPOs). This corporate tax on the distribution of earnings is not final for us, and may be credited by us against income tax payable during the fiscal year in which the tax was paid and for the following two fiscal years. Dividends paid from distributable earnings, after corporate income tax has been paid with respect to those earnings, are not subject to this corporate tax.

Disposition of ADSs or CPOs

The sale or the disposition of ADSs or CPOs by a non-Mexican holder will not be subject to any Mexican tax, if the transaction is carried out through the Mexican Stock Exchange or other securities markets approved by the Ministry of Finance and Public Credit (Secretariá de Hacienda y Crédito Público).

The exemption referred to in the previous paragraph would not be applicable (i) if the person or group of persons that directly or indirectly hold 10% or more of the shares of Volaris, in a period of 24 months, sell 10% or more of such shares, through one transaction or through more than one simultaneous or successive transactions, including transactions conducted through derivatives or in any other analogous or similar manner, and (ii) if a person or group of persons who control Volaris sell their control through one transaction or more than one simultaneous or successive transactions in a period of 24 months, including transactions conducted through derivatives or in any other analogous or similar manner. For purposes of the above, “control” and “group of persons” have the meaning ascribed to them in the Mexican Securities Market Law. Gains received by a non-resident holder arising out of the sale or other transfers of ADSs or CPOs made in any of the circumstances described in (i) and (ii) above, are deemed as income arising from Mexican source subject to Mexican income tax.

Gain on sales or other dispositions of ADSs or CPOs made in circumstances other than those described in the first paragraph of this section, generally would be subject to Mexican tax at a rate of 25% based on the aggregate proceeds received from the transaction or, subject to certain requirements applicable to the seller (including the appointment of a representative in Mexico for tax purposes to pay the applicable taxes), on any gain arising from a sale or other disposition as described in the next paragraph. If income of a non-resident holder is subject to a preferential tax regime (as defined by the Mexican Income Tax Law), the applicable rate may be up to 40% on the gross income obtained.

A non-resident holder may elect to pay taxes on the gains realized from the sale of our shares on a net basis (sales price less tax cost basis) at a rate of 30%, provided that the income of the non-resident holder is not subject to a preferential tax regime (as such terms are defined by the Mexican Income Tax Law), the non-resident holder appoints a legal representative in Mexico for purposes of the disposition of the shares and the representative files a tax notice claiming the election and a tax return coupled with a report issued by a public accountant.

Pursuant to the U.S.-Mexico Tax Treaty, gains realized by a holder of ADSs or CPOs that is eligible to claim benefits thereunder may be exempt from Mexican income tax on gains realized on a sale or other disposition of shares, if such holder owned, directly or indirectly, less than 25% of our outstanding capital stock during the 12-month period preceding such disposition provided certain requirements are met. These requirements include the obligation to (i) prove tax treaty residence, (ii) appoint a legal representative in Mexico for taxation purposes, and (iii) present tax reports prepared by authorized certified public accountants.

Single Rate Business Tax Law and Value Added Tax

The disposition of the ADSs or CPOs made by non-resident holders would be exempt from the payment of the Single Rate Business Tax, pursuant to the Single Rate Business Tax Law (Ley del Impuesto Empresarial a Tasa Única).

Likewise, according to the provisions of the Value Added Tax Law (Ley del Impuesto al Valor Agregado), the disposition of the ADSs or CPOs made by non-resident holders would be exempt from the Value Added Tax.

Other Mexican Taxes

There are currently no Mexican estate, gift, inheritance or value added taxes applicable to the purchase, ownership or disposition of ADSs or CPOs. However, gratuitous transfers of ADSs or CPOs may result in the imposition of a Mexican federal income tax upon the recipient in certain circumstances.

There are currently no Mexican stamp, registration or similar taxes payable with respect to the purchase, ownership or disposition of ADSs or CPOs.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement for sales outside of Mexico, dated the date of this prospectus, or the international underwriting agreement, the international underwriters, for whom Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as representatives, have agreed to purchase, and we and the selling shareholder have agreed to sell to the international underwriters, the number of ADSs indicated below:

Name	Number of ADSs
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Barclays Capital Inc.
Cowen and Company, LLC
Evercore Group L.L.C.
Santander Investment Securities Inc.

Total

We and the selling shareholders have also entered into an underwriting agreement (contrato de colocación) with Deutsche Securities, S.A. de C.V. Casa de Bolsa, Morgan Stanley México, Casa de Bolsa, S.A. de C.V., UBS Casa de Bolsa, S.A. de C.V., Grupo Financiero UBS, Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander and Evercore Casa de Bolsa, S.A. de C.V., providing for the concurrent offer and sale of Series A shares in a public offering in Mexico for the number of shares indicated below:

Name	Number of Series A shares
Deutsche Securities, S.A. de C.V. Casa de Bolsa
Morgan Stanley México, Casa de Bolsa, S.A. de C.V.
UBS Casa de Bolsa, S.A. de C.V., Grupo Financiero UBS
Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander
Evercore Casa de Bolsa, S.A. de C.V.

Total

The international underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholders and subject to prior sale. The international underwriting agreement provides that the obligations of the international underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The international underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the international underwriters are not required to take or pay for the ADSs covered by the international underwriters’ over- allotment option described below.

The international underwriters initially propose to offer a portion of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of U.S.$        an ADS under the public offering price (which is to be equivalent to the public offering price, in pesos, to be applicable to Series A shares sold in the Mexican public offering). The international underwriters may allow, and such dealers may reallow, a concession not in excess of U.S.$        an ADS to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the international underwriters. The international underwriters will receive underwriting discounts and commissions calculated based upon approximately    % of the global offering. The international underwriters may sell the ADSs through their affiliates.

The international underwriters and the Mexican underwriters have entered into an intersyndicate agreement providing for the coordination of their activities. Under the intersyndicate agreement, the international underwriters and the Mexican underwriters are permitted to purchase and sell ADSs and Series A shares among each other, are permitted to exercise the over-allotment option on an independent but consolidated basis, and may also engage in coordinated stabilization activities, subject to the consent of and at the direction of the international underwriters. Subject to certain exceptions, under the terms of the intersyndicate agreement:

•

the international underwriters, and any bank, broker or dealer to whom they sell ADSs, will not offer to sell or resell ADSs to any person whom they believe to be a Mexican person or to any person whom they believe intends to resell ADSs to a Mexican person; and

•

the Mexican underwriters, and any Mexican broker-dealer part of the underwriting syndicate, will offer to sell or resell Series A shares only to persons whom they believe to be Mexican persons and to persons whom they believe intend to resell Series A shares only to Mexican persons.

The closing of this offering and the Mexican offering are conditioned upon one another.

The selling shareholders have granted to the international underwriters and the Mexican underwriters independent options, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                      additional CPOs in the form of ADSs and                      additional Series A shares, respectively, at the public offering price listed on the cover page of this prospectus less underwriting discounts and commissions. The international underwriters and the Mexican underwriters may exercise these options solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs and Series A shares offered by this prospectus and the Mexican prospectus, respectively, on an independent but coordinated basis. If the international underwriters’ option is exercised in full, the total amount of the offering to the public would be U.S.$        , the total international underwriters’ discounts and commissions would be U.S.$        and total proceeds to us and the selling shareholders would be U.S.$        million.

We have applied to list the ADSs on the New York Stock Exchange under the symbol “VLRS” and the Series A shares on the Mexican Stock Exchange under the symbol “VOLAR.”

We, the selling shareholders, the executive officers and certain of our directors and other shareholders, who beneficially own substantially all of the shares of our common stock, have agreed that, without the prior written consent of Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC, it will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the ADSs, CPOs, Series A shares, or Series B shares beneficially owned by it, or any securities convertible into or exercisable or exchangeable for the ADSs, CPOs, Series A shares or Series B shares;

•

file any registration statement with the SEC or the CNBV relating to the offering of any of the ADSs, CPOs, Series A shares, or Series B shares or any securities convertible into or exercisable or exchangeable for the ADSs, CPOs, Series A shares or Series B shares; or

•	enter into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of the ADSs, CPOs, Series A shares or Series B shares;

whether any transaction described above is to be settled by delivery of the ADSs or Series A shares or such other securities, in cash or otherwise. The determination regarding whether to release a party from the restrictions described above will be based on the expected impact on the trading price of the ADSs or the Series A shares. The restrictions described in this paragraph do not apply to:

•	the sale of the ADSs or Series A shares to the international underwriters or the Mexican underwriters; or

•

the issuance by us of the ADSs or Series A shares upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the international underwriters have been advised in writing.

In addition, in the event that either (1) during the last 17 days of the “lock- up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lockup” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the international underwriters waive, in writing, such an extension. The restrictions described above are subject to certain exceptions.

In order to facilitate the offering of the ADSs, the international underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the international underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the international underwriters under the over-allotment option. The international underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the international underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The international underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The international underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Mexican underwriters may not create naked shorts. As an additional means of facilitating the offering, the international underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. The underwriting syndicate may also reclaim selling concessions allowed to the international underwriters or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. Similarly, the international underwriters may, in order to facilitate the offering of the Series A shares in Mexico, engage in transactions that stabilize the price of the Series A shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, the international underwriters and the Mexican underwriters have provided, and continue to provide, investment banking services to us.

Evercore Partners Inc., or Evercore, an affiliate of Evercore Group L.L.C., one of the underwriters of the international offering, has a beneficial ownership interest of less than one percent of our common shares through its subsidiary Protego, PE S. de R.L., or Protego, which holds an indirect interest in Discovery Air, one of our principal shareholders. Pedro Aspe Armella, one of the members of our board of directors, is co-chairman of the board of directors of Evercore. Mr. Aspe currently beneficially owns approximately 1.50% of our common shares. In addition, a senior managing director of Evercore Group L.L.C. and two officers of Protego, collectively, beneficially own an aggregate of less than one percent of our common shares.

We, the selling shareholders and the international underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The selling shareholders and any broker-dealers that act in connection with the sale of CPOs in the form of ADSs may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.

Pricing of the Offering

Prior to this offering, there has been no public market for the Series A shares or ADSs. The initial public offering price was determined by negotiations among us, the selling shareholders and the international underwriters. Among the factors considered in determining the initial public offering price were the future prospects of our company and our industry in general, our sales, earnings and certain other financial operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each international underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of ADSs which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State, other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall result in a requirement for the publication by us or the international underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in that Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

The international underwriters have represented and agreed that they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of such Act does not apply to us and they have complied and will comply with all applicable provisions of such Act with respect to anything done by them in relation to any ADSs in, from or otherwise involving the United Kingdom.

Switzerland

No ADSs will be publicly offered or distributed in Switzerland. ADSs shall be offered in Switzerland privately only to a select circle of investors without the use of any public means of information or advertisement. This document does not constitute an offer prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. It has not been filed with or approved by any Swiss regulatory authority or stock exchange. The

ADSs will not be registered in Switzerland or listed at any Swiss stock exchange. This document may not be distributed or used in Switzerland without our prior written approval.

Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the “SFA,” (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire capital stock of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan, or the “Securities and Exchange Law,” and the underwriter has agreed that it will not offer or sell any ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Dubai

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

EXPENSES OF THE GLOBAL OFFERING

We estimate that our expenses in connection with the global offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount	Percentage of net proceeds of the global offering
Securities and Exchange Commission registration fee	U.S.$[—]		%
Exchange listing fees
FINRA filing fee	[—]
Mexican fees, including Mexican Stock Exchange listing fee	[—]
Printing and engraving expenses
Legal fees and expenses
Accountant fees and expenses
Miscellaneous costs

Total

All amounts in the table are estimated except the Securities and Exchange Commission registration fee, the exchange listing fee, the FINRA filing fee and the Mexican fees.

The depositary has agreed to pay some of these expenses on our behalf, subject to the closing of the global offering.

The total underwriting discounts and commissions that we are required to pay will be U.S.$        , or    % of the gross proceeds of the global offering. We have also agreed to reimburse the international underwriters for certain of their expenses in the amount of up to US$        .

VALIDITY OF SECURITIES

The validity of the Series A shares and the CPOs will be passed upon for us by Ritch Mueller, S.C. and for the underwriters by Raz Guzman, S.C. The validity of the ADSs will be passed upon for us by Shearman & Sterling LLP and for the underwriters by Paul Hastings LLP.

EXPERTS

The consolidated financial statements of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. at December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, appearing in this prospectus, have been audited by Mancera, S.C., independent registered public accounting firm and a member practice of Ernst & Young Global, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers and, in accordance therewith, file reports and other information with the SEC. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. Registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we will be required to file annual reports on Form 20-F within the time period required by the SEC, which is currently four months from December 31, the end of our fiscal year. As a foreign private issuer, we are exempt from Exchange Act rules regarding proxy statements and short-swing profits.

We will provide the depositary with annual reports in English, which will include a review of operations and annual audited consolidated financial statements prepared according to IFRS.

You may request a copy of our SEC filings, at no cost, by contacting us at the number or address specified below.

Av. Antonio Dovalí Jaime No. 70, 13th Floor, Tower B

Colonia Zedec Santa Fe

México, D.F. 01210

Attention: Investor Relations

Tel.: +52-55-5261-6400

ENFORCEABILITY OF CIVIL LIABILITIES

Prior to or upon the consummation of the global offering, we will become a variable capital public stock corporation (sociedad anónima bursatil de captial variable) organized under the laws of the United Mexican States, or Mexico, and our by-laws are governed by Mexican law. Substantially all of our directors and officers and certain of the experts named herein are non-U.S. residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of our assets are, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against us in U.S. courts judgments predicated upon civil liability provisions of the U.S. federal or state securities laws. We have been advised by our Mexican counsel, Ritch Mueller, S.C, that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Additionally, Ritch Mueller, S.C. has advised us, among other things, that no treaty is currently in effect between the United States and Mexico that addresses the reciprocal enforcement of foreign judgments, and that service of process by mail does not constitute effective service under Mexican law and if a final judgment is obtained based on service of process by mail, it would not be enforceable in Mexico.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

Controladora Vuela Compañía de Aviación, S.A.B. de C.V. and Subsidiaries

We have audited the accompanying consolidated statements of financial position of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Controladora Vuela Compañía de Aviación, S.A.B. de C.V. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

As mentioned in Note 1(u), the Company decided to restate its consolidated financial statements as of December 31, 2012 and 2011 and for the year ended December 31, 2011.

Mancera, S.C.
A member practice of
Ernst & Young Global

/s/ Francisco Álvarez del Campo
Mexico City, Mexico June 5, 2013

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Consolidated Statements of Financial Position

(In thousands of Mexican pesos)

	Thousands of U.S. dollars 2012		At December 31,
			2012 (Restated)		2011 (Restated)
Assets
Current assets:
Cash and cash equivalents (Note 6)	US$	66,540	Ps.	822,076	Ps.	441,068
Accounts receivable:
Related parties (Note 7)		293		3,619		3,072
Other accounts receivable, net (Note 8)		19,210		237,331		160,420
Recoverable taxes		11,847		146,366		75,447
Inventories (Note 9)		7,863		97,150		80,010
Prepaid expenses and other current assets (Note 12)		21,682		267,874		199,950
Financial instruments (Note 3)		191		2,360		933
Guarantee deposits (Note 13)		19,285		238,242		169,647

Total current assets		146,911		1,815,018		1,130,547
Non-current assets:
Rotable spare parts, furniture and equipment, net (Note 10)		96,750		1,195,319		1,517,298
Intangible assets (Note 11)		4,876		60,235		58,204
Deferred income tax (Note 19)		25,899		319,969		302,125
Guarantee deposits (Note 13)		181,688		2,244,665		2,002,005
Other assets		4,374		54,045		51,502
Assets classified as held for sale (Note 10)		996		12,307		—

Total assets	US$	461,494	Ps.	5,701,558	Ps.	5,061,681

Liabilities and equity
Short-term liabilities:
Unearned transportation revenue	US$	101,879	Ps.	1,258,670	Ps.	825,390
Accounts payable:
Suppliers		42,118		520,345		535,464
Related parties (Note 7)		275		3,399		2,097
Accrued liabilities (Note 15a)		61,985		765,792		651,049
Taxes payable		45,361		560,418		426,023
Financial instruments (Note 3)		2,996		37,011		28,713
Financial debt (Note 5)		42,687		527,383		686,932
Other liabilities (Note 15b)		3,956		48,879		23,254

Total short-term liabilities		301,257		3,721,897		3,178,922
Long-term liabilities:
Financial instruments (Note 3)		8,960		110,702		134,037
Financial debt (Note 5)		51,199		632,540		725,462
Other liabilities (Note 15b)		11,893		146,929		160,708
Employee benefits (Note 16)		333		4,111		2,813
Deferred income taxes (Note 19)		867		10,712		—

Total liabilities		374,509		4,626,891		4,201,942

Equity (Note 18):
Capital stock		192,325		2,376,098		1,966,313
Treasury shares		(10,825)		(133,723)		—
Contributions for future capital increases		—		1		1
Legal reserve		3,096		38,250		38,250
Additional paid-in capital		(15,448)		(190,850)		—
Accumulated losses		(75,246)		(929,645)		(1,144,884)
Other accumulated comprehensive losses		(8,734)		(107,910)		(109,120)

Total equity attributable to equity holders of the parent		85,168		1,052,221		750,560
Non-controlling interest		1,817		22,446		109,179

Total equity		86,985		1,074,667		859,739

Total liabilities and equity	US$	461,494	Ps.	5,701,558	Ps.	5,061,681

Amounts for 2012 and 2011 are restated (see Note 1u).

The accompanying notes are an integral part of these consolidated financial statements.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Consolidated Statements of Operations

(In thousands of Mexican pesos, except for earnings per share)

	Thousands of U.S. dollars 2012 except for earnings per share		For the years ended December 31,
			2012		2011 (Restated)		2010
Operating revenues (Note 1d):
Passenger	US$	823,721	Ps.	10,176,747	Ps.	8,036,275	Ps.	6,278,469
Non-ticket		122,195		1,509,668		842,341		498,921

		945,916		11,686,415		8,878,616		6,777,390
Other operating income (Note 20)		(5,569)		(68,800)		(73,831)		(158)
Fuel		382,861		4,730,089		3,823,232		2,146,011
Aircraft rent (Note 14c)		152,631		1,885,696		1,508,135		1,197,022
Salaries and benefits		105,464		1,302,971		1,120,359		852,123
Landing, take-off and navigation expenses		132,740		1,639,945		1,281,583		867,690
Sales, marketing and distribution expenses		60,861		751,919		750,474		615,431
Maintenance expenses		40,377		498,836		379,626		276,128
Other operating expenses (Note 20)		28,857		356,517		359,046		255,413
Depreciation and amortization (Note 10 and 11)		17,079		211,002		102,977		56,572

Operating income (loss)		30,615		378,240		(372,985)		511,158
Finance income		1,102		13,611		5,539		5,091
Finance cost		(7,263)		(89,731)		(57,718)		(52,221)
Exchange (loss) gain, net		(7,716)		(95,322)		110,150		(56,144)
Other financing cost		—		—		—		(3,455)
Income (loss) before income tax		16,738		206,798		(315,014)		404,429
Income tax (expense) benefit (Note 19)		(281)		(3,481)		(476)		238,684

Net income (loss)	US$	16,457	Ps.	203,317	Ps.	(315,490)	Ps.	643,113

Attribution of net income (loss):
Equity holders of the parent	US$	17,422	Ps.	215,239	Ps.	(293,540)	Ps.	572,234
Non-controlling interest		(965)		(11,922)		(21,950)		70,879

Net income (loss)	US$	16,457	Ps.	203,317	Ps.	(315,490)	Ps.	643,113

Earnings (loss) per share basic and diluted*:	US$	0.000024	Ps.	0.000294	Ps.	(0.000403)	Ps.	0.000786

Amounts for 2011 are restated (see Note 1 u).

*	Per share amounts in the Company’s consolidated statements of operations reflect the retrospective application of the stock split effected on June 5, 2013 (see Note 18).

The accompanying notes are an integral part of these consolidated financial statements.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Consolidated Statements of Comprehensive Income

(In thousands of Mexican pesos)

	Thousands of U.S. dollars 2012		For the years ended December 31,
			2012	2011 (Restated)		2010
Net income (loss) for the year	US$	16,457	Ps.203,317	Ps.	(315,490)	Ps.	643,113

Other comprehensive income:
Net gain (loss) on cash flow hedges, net of income tax effect		924	11,425		(46,704)		(11,555)
Actuarial loss of employee benefits, net of income tax effect		(27)	(336)		(4,074)		(3,710)

Total comprehensive income (loss) for the year, net of tax	US$	17,354	Ps.214,406	Ps.	(366,268)	Ps.	627,848

Attributable to:
Equity holders of the parent	US$	17,520	Ps.216,449	Ps.	(339,351)	Ps.	558,178
Non-controlling interest		(166)	(2,043)		(26,917)		69,670

	US$	17,354	Ps.214,406	Ps.	(366,268)	Ps.	627,848

Amounts for 2011 are restated (see Note 1 u).

The accompanying notes are an integral part of these consolidated financial statements.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Consolidated Statements of Changes in Equity

For the years ended December 31, 2012, 2011 and 2010

(In thousands of Mexican pesos)

									Attributable to the equity holders of the parent
	Capital stock		Treasury shares		Contributions for future capital increases		Legal reserve		Additional paid-in capital		Accumulated losses		Employee benefits		Cash flow hedge		Total		Non-controlling interest		Total equity
Balance as of January 1, 2010	Ps.	1,966,313	Ps.	—	Ps.	1	Ps.	—	Ps.	—	Ps.	(1,309,492)	Ps.	(197)	Ps.	(49,056)	Ps.	607,569	Ps.	66,475	Ps.	674,044
Legal costs incurred on behalf of shareholders		—		—		—		—		—		(75,836)		—		—		(75,836)		(49)		(75,885)
Net income for the period		—		—		—		—		—		572,234		—		—		572,234		70,879		643,113
Other comprehensive loss items		—		—		—		—		—		—		(3,701)		(10,355)		(14,056)		(1,209)		(15,265)

Total comprehensive income		—		—		—		—		—		572,234		(3,701)		(10,355)		558,178		69,670		627,848

Balance as of December 31, 2010		1,966,313		—		1		—		—		(813,094)		(3,898)		(59,411)		1,089,911		136,096		1,226,007
Legal reserve		—		—		—		38,250		—		(38,250)		—		—		—		—		—
Net loss for the period		—		—		—		—		—		(293,540)		—		—		(293,540)		(21,950)		(315,940)
Other comprehensive loss items		—		—		—		—		—		—		(4,085)		(41,726)		(45,811)		(4,967)		(50,778)

Total comprehensive income		—		—		—		—		—		(293,540)		(4,085)		(41,726)		(339,351)		(26,917)		(366,268)

Balance as of December 31, 2011 (Restated)		1,966,313		—		1		38,250		—		(1,144,884)		(7,983)		(101,137)		750,560		109,179		859,739
Capital stock increase		498,632		—		—		—		—		—		—		—		498,632		—		498,632
Paid treasury shares (Note 18)		—		(133,723)		—		—		—		—		—		—		(133,723)		—		(133,723)
Unpaid capital and treasury shares (Note 18)		(88,847)		—		—		—		—		—		—		—		(88,847)		—		(88,847)
Acquisition of non-controlling interest		—		—		—		—		(190,850)		—		—		—		(190,850)		(84,690)		(275,540)
Net income (loss) for the period		—		—		—		—		—		215,239		—		—		215,239		(11,922)		203,317
Other comprehensive (loss) income items		—		—		—		—		—		—		(342)		1,552		1,210		9,879		11,089

Total comprehensive income		—		—		—		—		—		215,239		(342)		1,552		216,449		(2,043)		214,406

Balance as of December 31, 2012 (Restated)	Ps.	2,376,098	Ps.	(133,723)	Ps.	1	Ps.	38,250	Ps.	(190,850)	Ps.	(929,645)	Ps.	(8,325)	Ps.	(99,585)	Ps.	1,052,221	Ps.	22,446	Ps.	1,074,667

Balance as of December 31, 2012	US$	192,325	US$	(10,825)	US$	—	US$	3,096	US$	(15,448)	US$	(75,246)	US$	(673)	US$	(8,061)	US$	85,168	US$	1,817	US$	86,985

Amounts for 2012 and 2011 are restated (see Note 1 u).

The accompanying notes are an integral part of these consolidated financial statements.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Consolidated Statements of Cash Flows

(In thousands of Mexican pesos)

	Thousands of U.S. dollars 2012		For the years ended December 31,
			2012		2011 (Restated)		2010
Operating activities
Income (loss) before income tax	US$	16,738	Ps.	206,798	Ps.	(315,014)	Ps.	404,429
Non-cash adjustment to reconcile profit before tax to net cash flows from operating activities:
Depreciation and amortization (Note 10 and 11)		17,079		211,002		102,977		61,691
Allowance for doubtful accounts (Note 8)		279		3,442		10,901		—
Finance income		(1,102)		(13,611)		(5,539)		(5,091)
Finance cost		7,263		89,731		57,718		52,221
Foreign exchange		(5,690)		(70,292)		176,587		29,825
Financial instruments		1,344		16,590		27,717		35,673
Net gain on disposal of rotable spare parts, furniture and equipment and gain of sale and leaseback transaction (Note 20)		(3,779)		(46,683)		(71,754)		(8)
Employee benefits (Note 15)		98		1,208		1,109		745
Aircraft lease extension benefit and other benefits by services agreement (Note 1j and 15b)		(2,164)		(26,738)		(10,428)		—

Cash flows from operating activities before changes in working capital and provisions		30,066		371,447		(25,726)		579,485
Changes in operating assets and liabilities:
Related parties		61		755		(4,944)		31,572
Other accounts receivable		(6,525)		(80,609)		(28,922)		(88,838)
Recoverable taxes		(5,740)		(70,919)		(17,072)		127,224
Inventories		(1,387)		(17,140)		(35,225)		(4,457)
Prepaid expenses		(6,537)		(80,767)		(59,245)		(16,031)
Other assets		(206)		(2,543)		(47,174)		(8,924)
Guarantee deposits		(25,193)		(311,255)		(800,588)		(315,844)
Suppliers		(1,224)		(15,119)		88,127		250,302
Accrued liabilities		9,833		121,487		209,671		(139,723)
Taxes payable		10,084		124,595		173,577		(33,199)
Unearned transportation revenue		35,070		433,280		320,578		206,589
Financial instruments		(1,353)		(16,719)		(24,777)		(56,708)
Other liabilities		3,131		38,685		98,952		2,712

		40,080		495,178		(152,768)		534,160
Interest received		654		8,084		5,539		5,091
Income tax paid		(471)		(5,814)		(476)		(250)

Net cash flows provided by (used in) operating activities		40,263		497,448		(147,705)		539,001

Investing activities
Acquisitions of rotable spare parts, furniture and equipment (Note 10)		(67,206)		(830,305)		(1,193,844)		(286,660)
Acquisitions of intangible assets (Note 11)		(2,096)		(25,900)		(21,055)		(34,822)
Proceeds from disposals of rotable spare parts, furniture and equipment (Note 10)		84,452		1,043,366		586,869		135

Net cash flows provided by (used in) investing activities		15,150		187,161		(628,030)		(321,347)

Financing activities
Legal costs incurred on behalf of shareholders		—		—		—		(75,886)
Interest paid		(10,310)		(127,375)		(55,224)		(60,237)
Payments of financial debt		(56,197)		(694,292)		(261,387)		—
Proceeds from financial debt		44,499		549,769		878,984		46,058

Net cash flows (used in) provided by financing activities		(22,008)		(271,898)		562,373		(90,065)

Increase (decrease) in cash and cash equivalents		33,405		412,711		(213,362)		127,589
Net foreign exchange differences on the cash balance		(2,566)		(31,703)		(22,483)		(25,260)
Cash and cash equivalents at beginning of year		35,701		441,068		676,913		574,584

Cash and cash equivalents at end of year	US$	66,540	Ps.	822,076	Ps.	441,068	Ps.	676,913

Non cash transactions
Corporate Restructure	US$	22,345	Ps.	276,062	Ps.	—	Ps.	—

Amounts for 2011 are restated (see Note 1u).

The accompanying notes are an integral part of these consolidated financial statements.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Notes to Consolidated Financial Statements

For the years ended December 31, 2012, 2011 and 2010

(In thousands of Mexican pesos and thousands of U.S. dollars, except when indicated otherwise)

1.  Description of the business and summary of significant accounting policies

Controladora Vuela Compañía de Aviación, S.A.B. de C.V. (the “Company” or “Controladora”) was incorporated in Mexico in accordance with Mexican Corporate laws on October 27, 2005. The Company is domiciled in Mexico, City at Av. Antonio Dovali Jaime No. 70, 13th Floor, Tower B, Colonia Zedec Santa Fe, Mexico D.F.

The Company, through its subsidiary, Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V. (“Concesionaria”), has a concession to provide air transportation services for passengers, cargo and mail throughout Mexico and abroad.

The Company Concession was granted by the Mexican federal government through the Mexican Communications and Transportation Ministry (Secretaría de Comunicaciones y Transportes, or “SCT”) on May 9, 2005 initially for a period of five years and was extended by the SCT on February 17, 2010 for an additional period of ten years.

Concesionaria made its first commercial flight as a low-cost airline on March 13, 2006. The Company operates under the trade name of “Volaris”.

These consolidated financial statements and their accompanying notes were approved by the Company’s shareholders on June 5, 2013. The Company’s shareholders have the authority to approve or modify the Company’s consolidated financial statements. Subsequent events have been considered through June 5, 2013 (see Note 23).

a)  Relevant events

Change of name—Subsequent event

On June 5, 2013, Controladora Vuela Compañía de Aviación, S.A.P.I. de C.V. changed its corporate name to Controladora Vuela Compañía de Aviación, S.A.B. de C.V.

Corporate restructure

Acquisition of additional interest in Concesionaria

Through unanimous resolutions dated November 27, 2012, December 21, 2012 and December 26, 2012, the Company´s shareholders approved a corporate restructuring with the sole purpose of acquiring the shares held by other shareholders of Concesionaria in exchange for the capital stock of the Company.

As a consequence, the Company increased its direct and indirect holding of the outstanding shares of Concesionaria by acquiring on November 27, 2012, an additional 5.28% interest in the voting shares of Concesionaria and on December 21, 2012, an additional 3.24% interest in the voting shares of Concesionaria, increasing its ownership interest after both acquisitions to 97.95%.

The difference of Ps.190,850 between the consideration paid and the carrying value of the interest acquired has been recognized in additional paid-in capital within equity and attributed to the owners of the parent.

b)  Basis of preparation

Statement of compliance

These consolidated financial statements comprise the financial statements of the Company and its subsidiaries at December 31, 2012 and 2011 and for the three years in the period ended December 31, 2012, and were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, using Mexican pesos as the functional and reporting currency.

Basis of measurement and presentation

The accompanying consolidated financial statements have been prepared under the historical-cost convention, except for derivative financial instruments that are measured at fair value. The carrying value of recognized financial assets and liabilities that are designated and accounted for as cash flow hedges are adjusted to record changes in fair values attributable to the risks that are being hedged.

Non-controlling interests represent the portion of profits or losses and net assets representing ownership interests in subsidiaries not held by the Company. Non-controlling interests are presented separately in the consolidated statement of comprehensive income and in equity in the consolidated statement of financial position separately from the Company’s own equity.

Acquisitions of non-controlling interest are recognized as equity transactions (transactions with owners in their capacity as owners). The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiary. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid are recognized directly in equity and attributed to the owners of the parent (Note 1a).

The preparation of the consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements and notes. Actual results could differ from those estimates.

c)  Basis of consolidation

The accompanying consolidated financial statements comprise the financial statements of the Company and its subsidiaries. At December 31, 2012 and 2011, the majority owned subsidiaries of the Company are as follows:

Name	2012	2011
Concesionaria	97.95%	89.43%
Comercializadora Volaris, S.A. de C.V. (“Comercializadora”)	98.00%	98.00%
Servicios Corporativos Volaris, S.A. de C.V. (“Servicios Corporativos”)	98.00%	98.00%
Servicios Administrativos Volaris, S.A. de C.V. (“Servicios Administrativos”)	98.00%	98.00%
Deutsche Bank México, S.A., Trust 1462	100.00%	100.00%
Deutsche Bank México, S.A., Trust 1484	100.00%	100.00%
Deutsche Bank México, S.A., Trust 1498	100.00%	100.00%
Fideicomiso irrevocable de administración number F/307750	100.00%	100.00%

The Company, through its subsidiary Comercializadora, provides airport shuttle service to different destinations in Mexico and the United States.

The financial statements of the subsidiaries are prepared for the same reporting period as the parent Company, using consistent accounting policies. All intercompany balances, transactions, unrealized gains and losses resulting from intercompany transactions are eliminated in full.

Total comprehensive income within a subsidiary is attributed to the non-controlling interest even if it results in a deficit balance.

In conformity with Standing Interpretation Committee (“SIC”) 12, the financial statements of the trusts to which the Company assigned its rights and obligations during 2012 and 2011, are consolidated into the Company’s financial statements, as the trusts are considered special purpose entities.

d)  Revenue recognition

Revenues from the air transportation of passengers and commissions from ground transportation services are recognized at the earlier of when the service is provided or when the non-refundable ticket expires at the date of the scheduled travel.

Ticket sales for future flights are initially recognized as liabilities under the caption unearned transportation revenue and, once the transportation service is provided by the Company, the earned revenue is recognized as passenger ticket revenues and the unearned transportation revenue is reduced by the same amount. All of the Company’s tickets are non-refundable, subject to change upon a payment of a fee. Additionally the Company does not operate a frequent flier program.

Non-ticket revenue includes: cargo services, charter flight services, fees charged to passengers for excess baggage, travel assistance, advance seat selection, carriage of sports equipment check-in, commission from sales of insurance by third parties and other services. All such revenues are collected from passengers and recognized as non-ticket revenue when the service has been provided, which is typically the flight date.

The Company is also required to collect certain taxes and fees from customers on behalf of government agencies and airports and remit these back to the applicable governmental entity or airport on a periodic basis. These taxes and fees include value added tax, federal transportation taxes, federal security charges, airport passenger facility charges, and foreign arrival and departure taxes. These items are collected from customers at the time they purchase their tickets, but are not included in passenger revenue. The Company records a liability upon collection from the customer and discharge the liability when payments are remitted to the applicable governmental entity or airport.

e)  Cash and cash equivalents

Cash and cash equivalents are represented by bank deposits and highly liquid investments with maturities of 90 days or less at the original purchase date.

For the purpose of the consolidated statement of cash flows, cash and cash equivalent consist of cash and short-term deposits as defined above, net of outstanding bank overdrafts. As of December 31, 2012 and 2011, the Company did not have any outstanding bank overdrafts.

f)  Financial assets and liabilities

Financial instruments – initial recognition and subsequent measurement

i) Financial assets

Initial recognition and measurement

Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, available-for-sale financial assets, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial assets at initial recognition.

All financial assets are recognized initially at fair value plus transaction costs, except in the case of financial assets recorded at fair value through profit or loss.

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as described below:

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated upon initial recognition at fair value through profit or loss.

Loans and receivables

Loans and receivables and other accounts receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are subsequently measured at amortized cost using the Effective Interest Rate (“EIR”) method, less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance income in the income statement. The losses arising from impairment are recognized in the income statement in finance costs for loans and in cost of sales or other operating expenses for receivables.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when:

a)	The rights to receive cash flows from the asset have expired;

b)	The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (i) the Company has transferred substantially all the risks and rewards of the asset, or (ii) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset; or

c)	When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the asset is recognized to the extent of the Company’s continuing involvement in the asset. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

ii) Impairment of financial assets

The Company assesses, at each reporting date, whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if there is objective evidence of impairment as a result of one or more events that has occurred since the initial recognition of the asset (an incurred ‘loss event’) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated.

Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and observable data indicating that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial assets carried at amortized cost

For financial assets carried at amortized cost, the Company first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Company determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment. If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current EIR.

For the years ended December 31, 2012, 2011 and 2010, the Company did not record any losses for impairment in financial assets.

iii) Financial liabilities

Initial recognition and measurement

Financial liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial liabilities at initial recognition. All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings, net of directly attributable transaction costs.

The Company’s financial liabilities include accounts payable to suppliers, unearned transportation revenue, other accounts payable, loans and derivative financial instruments.

Subsequent measurement

The measurement of financial liabilities depends on their classification as described below:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities designated upon initial recognition as at fair value through profit or loss. Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments that are not designated as hedging instruments in hedge relationships as defined by IAS 39.

Gains or losses on liabilities held for trading are recognized in the income statement. Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IAS 39 are satisfied. The Company has not designated any financial liability as at fair value through profit or loss.

Loans and borrowings

After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the income statement.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated income statement.

g)  Other accounts receivables and allowance for doubtful receivables

Other accounts receivables are due primarily from major credit card processors associated with the sales of tickets, stated at cost less allowances made for doubtful accounts, which approximates fair value given their short-term nature.

An allowance for doubtful receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivable through risk analysis and taking into account the historical analysis of the recovery of arrears.

h)  Inventories

Inventories consist primarily of flight equipment expendable parts, materials and supplies, and are recorded at acquisition cost. Inventories are carried at the lower of cost and their net realization value, which do not exceed respective replacement value. The cost is determined on the basis of the weighted average cost method and expensed when used in operations.

i)  Intangibles assets

Cost related to the purchase or development of computer software that is separable from an item of related hardware is capitalized separately and amortized over the period in which it will generate benefits not exceeding five years on a straight-line basis. The Company annually reviews the estimated useful lives and salvage values of intangible assets and any changes are accounted for prospectively.

We record impairment charges on intangible assets used in operations when events and circumstances indicate that the assets may be impaired or when the carrying amount of a long-lived asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less cost to sell and its value in use.

The value in use calculation is based on a discounted cash flow model, using our projections of operating results for the near future. The recoverable amount of long-lived assets is sensitive to the uncertainties inherent in the preparation of projections and the discount rate used in the calculation.

For the years ended December 31, 2012, 2011 and 2010, the Company did not record any losses from impairment in the value of intangible assets.

j)  Guarantee deposits

Guarantee deposits consist primarily of aircraft maintenance deposits paid to lessors, deposits for rent of flight equipment and other guarantee deposits. Aircraft and engine deposits are in U.S. dollars held by lessors and are presented as current assets and non-current assets, based on the recovery dates of each deposit established in the related agreements (Note 13).

Aircraft maintenance deposits paid to lessors

The Company’s lease agreements provide that the Company pays maintenance deposits to aircraft lessors to be held as collateral in advance of the Company’s performance of major maintenance activities.

These lease agreements provide that maintenance deposits are reimbursable to the Company upon completion of the maintenance event in an amount equal to the lesser of (i) the amount of the maintenance deposits held by the lessor associated with the specific maintenance event, or (ii) the qualifying costs related to the specific maintenance event.

Substantially all of these maintenance deposits are calculated based on a utilization measure of the leased aircrafts and engines, such as flight hours or cycles, and are used solely to collateralize the lessor for maintenance time run off the aircraft and engines until the completion of the maintenance of the aircraft and engine.

Maintenance deposits expected to be recovered from lessors are reflected as guarantee deposits in the accompanying consolidated statement of financial position. The portion of prepaid maintenance deposits that is deemed unlikely to be recovered primarily relating to the rate differential between the maintenance deposits payments and the expected cost for the next related maintenance event that the deposits serve to collateralize, and is recognized as supplemental rent. Thus, any excess of the required deposit over the expected cost of the major maintenance event is recognized as supplemental rent starting from the period the determination is made.

For the years ended December 31, 2012, 2011 and 2010, the Company expensed as supplemental rent Ps.27,216, Ps.36,750 and Ps.38,668, respectively.

Any usage-based maintenance deposits paid, related with the last major maintenance event that are nonrefundable to the Company and are not substantively related to the maintenance of the leased asset are accounted for as contingent rent in the consolidated statements of operations. The Company records lease payment as contingent rent when it becomes probable and reasonably estimable that the maintenance deposits payments will not be refunded.

For the years ended December 31, 2012, 2011 and 2010, the Company expensed as contingent rent Ps.99,390, Ps.94,645 and Ps.59,945, respectively.

The Company makes certain assumptions at the inception of the lease and at each consolidated statement of financial position date to determine the recoverability of maintenance deposits. These assumptions are based on various factors such as the estimated time between the maintenance events, the date the aircraft is due to be returned to the lessor, and the number of flight hours the aircraft and engines is estimated to be utilized before it is returned to the lessor.

In the event that lease extensions are negotiated, any extension benefit is recognized as a liability. The aggregate benefit of extension is recognized as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

During the year ended December 31, 2011, the Company extended the lease terms of six aircraft lease agreements, which made available to the Company maintenance deposits that were recognized in prior periods in the consolidated statement of operations as supplemental rent of Ps.163,024. The maintenance event for which the maintenance deposits were previously expensed was scheduled to occur after the original lease term and as such the supplemental rental payments were expensed as they were not substantially and contractually related to maintenance. However when the leases were amended the maintenance deposits amounts became probable of recovery due to the longer lease term and as such they are being recognized as an asset. This lease extension was recognized as a guarantee deposit and a deferred liability in the consolidated statement of financial position at the time of lease extension (Note 15).

Because the lease extension is being considered as a lease incentive, the deferred liability is included in the caption other liabilities and is being amortized on a straight-line basis prospectively over the next six years (the remaining revised lease term at December 31, 2012). For the years ended December 31, 2012 and 2011, the Company amortized Ps.23,254 and Ps.10,428, respectively, of this amount which was recognized as a reduction of rent expenses in the consolidated statement of operations.

k)  Aircraft and engine maintenance

The Company is required to conduct diverse levels of aircraft maintenance. Maintenance requirements depend on the type of aircraft, age and the route network over which it operates.

Fleet maintenance requirements may involve short cycle engineering checks, for example, component checks, monthly checks, annual airframe checks and periodic major maintenance and engine checks.

Aircraft maintenance and repair consists of routine and non-routine works, divided into three general categories: (i) routine maintenance, (ii) major maintenance and (iii) component service.

(i) Routine maintenance requirements consists in scheduled maintenance checks on the Company’s aircraft, including pre-flight, daily, weekly and overnight checks, any diagnostics and routine repairs and any unscheduled tasks performed as required. This type of line maintenance events are currently serviced by the Company mechanics and are primarily completed at the main airports that the Company currently serves. All other maintenance activities are sub-contracted to qualified maintenance business partner, repair and overhaul organizations. Routine maintenance also includes scheduled tasks that can take from seven to 14 days to accomplish and typically are required approximately every 22 months. All routine maintenance costs are expensed as incurred.

(ii) Major maintenance consist of a series of more complex tasks that can take from one to eight weeks to accomplish and typically are required approximately every five to six years.

Major maintenance is accounted for under the deferral method, whereby the cost of major maintenance and major overhaul and repair is capitalized (improvements to leased assets) and amortized over the shorter period of the next major maintenance event or the remaining contractual lease term. The next major maintenance event is estimated based on assumptions including estimated usage. The United States Federal Aviation Administration (“FAA”) in the United States and the Mexican Civil Aeronautic Authority (Dirección General de Aeronáutica Civil or “DGAC”) in Mexico mandated maintenance intervals and average removal times as suggested by the manufacturer.

These assumptions may change based on changes in the utilization of aircraft, changes in government regulations and suggested manufacturer maintenance intervals. In addition, these assumptions can be affected by unplanned incidents that could damage an airframe, engine, or major component to a level that would require a heavy maintenance event prior to a scheduled maintenance event. To the extent the planned usage increases, the estimated life would decrease before the next maintenance event, resulting in additional expense over a shorter period.

During the years ended December 31, 2012 and 2011, the Company capitalized major maintenance events as part of leasehold improvements to flight equipment for an amount of Ps.129,876 and Ps.162,587, respectively.

For the years ended December 31, 2012, 2011 and 2010, the amortization of deferred major maintenance costs was Ps.126,303, Ps.37,530 and Ps.1,551, respectively.

(iii) The Company has an engine flight hour agreement that guarantees a cost per overhaul, provides miscellaneous engine coverage, caps the cost of foreign objects damage events, ensures there is protection from annual escalations, and grants an annual credit for scrapped components. The cost associated with the miscellaneous engine coverage is recorded as incurred in the consolidated statement of operations.

The Company has a power-by-hour agreement for component services, which guarantees the availability of aircraft parts for the Company’s fleet when they are required. It also provides aircraft parts that are included in the redelivery conditions of the contract (hard time) without constituting an additional cost at the time of redelivery. The monthly maintenance cost associated to this agreement is recorded to the consolidated statement of operations.

l)  Rotable spare parts, furniture and equipment, net

Rotable spare parts, furniture and equipment, are recorded at cost and are depreciated to estimated residual values over their estimated useful lives using the straight-line method.

Pre-delivery payments refer to prepayments made to aircraft and engine manufacturers incurred during the manufacture of the aircraft.

The borrowing costs related to the acquisition or construction of qualifying asset is capitalized as part of the cost of that asset.

During the years ended December 31, 2012, 2011 and 2010 the Company capitalized borrowing costs which amounted to Ps.64,452, Ps.28,102 and Ps.10,033, respectively. The rate used to determine the amount of borrowing cost was 6.12%.

Depreciation rates are as follows:

Annual depreciation rate
The shorter of: (i) lease term, or (ii) the next major maintenance event
Leasehold improvements to flight equipment
Computer equipment	25%
Mobile lounges	25%
Communications equipment	10%
Miscellaneous equipment	10%
Electric power equipment	10%
Workshop machinery and tools	10%
Office furniture and equipment	10%
Aircraft parts and rotable spare parts	8.3%

The Company reviews annually the useful lives and salvage values of these assets and any changes are accounted for prospectively.

The Company records impairment charges on rotable spare parts, furniture and equipment used in operations when events and circumstances indicate that the assets may be impaired or when the carrying amount of a long-lived asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less cost to sell and its value in use.

The value in use calculation is based on a discounted cash flow model, using our projections of operating results for the near future. The recoverable amount of long-lived assets is sensitive to the uncertainties inherent in the preparation of projections and the discount rate used in the calculation.

For the years ended December 31, 2012, 2011 and 2010, there were no indicators of impairment and therefore no impairment charges were recorded in respect of the Company’s rotable spare parts, furniture and equipment.

m)  Foreign currency transactions and exchange differences

The Mexican peso is the functional currency of the Company and its subsidiaries.

Transactions in foreign currencies are translated into the Company’s functional currency at the exchange rate at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are subsequently translated at the exchange rate at the consolidated statement of financial position date. Any differences resulting from the currency translation are recognized in the consolidated statement of operations.

Non-monetary items that are measured in terms of historical cost in a foreign currency are not subject to remeasurement after the dates of the initial transactions.

n)  Liabilities and provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

For certain operating leases, the Company is contractually obligated to return the leased aircraft and engines in a specific return condition. The Company accrues for restitution costs related to aircrafts held under operating leases throughout the term of the lease, based upon the estimated cost of satisfying the return condition criteria for each aircraft.

The Company records aircraft lease return liabilities that are calculated based on the best estimate of the return obligation costs under each aircraft lease agreement. These return obligations are related to the possible costs incurred in the reconfiguration of aircraft (interior and exterior), painting, carpeting and other costs, which are estimated based on current cost adjusted for the inflation.

o)  Employee benefits

i) Personnel vacations

The Company recognizes a reserve for the costs of paid absences, such as vacation time, based on the accrual method.

ii) Seniority premiums

Seniority premiums other than those arising from restructurings, are recognized based upon actuarial calculations, the cost of benefits are determined using the projected unit credit method.

The latest actuarial computation was prepared as of December 31, 2012.

Actuarial gains and losses are recognized in full in the period in which they occur in other comprehensive income. Such actuarial gains and losses are not reclassified to profit or loss in subsequent periods.

Past service costs are recognized immediately following the introduction of, or changes to, a pension plan.

The defined benefit asset or liability comprises the present value of the defined benefit obligation using a discount rate based on government bonds (Certificados de la Tesorería de la Federación “CETES” in Mexico), less the fair value of plan assets out of which the obligations are to be settled.

iii) Incentives

The Company has a quarterly incentive plan for certain personnel whereby cash bonuses are awarded for compliance with performance targets. These incentives are accounted for as a short-term benefit under IAS 19R. A provision is recognized based on the estimated amount of the incentive payment.

iv) Long-term retention plan

During 2011, the Company implemented an employee long-term retention plan, the purpose of this plan is to retain high performing employees within the organization by paying incentives depending on the Company´s performance. Incentives under this plan are payable in three equal annual installments and the cost is determined using the projected unit credit method.

During the years ended December 31 2012 and 2011 the Company expensed of Ps.6,453 and Ps.7,407, respectively as bonuses as part of the caption salaries and benefits.

v) Management incentive plan

Certain key employees of the Company receive additional benefits through a share purchase agreement, which has been classified as an equity-settled share-based payment. The equity-settled compensation cost is recognized in consolidated statement of operations under the caption of salaries and benefits, over the vesting period (Note 17).

vi) Employee profit sharing

Employee profit sharing is computed at the rate of 10% of the individual company taxable income, except for depreciation of historical rather restated values, foreign exchange gains and losses, which are not included until the asset is disposed of or the liability is due and other effects of inflation are also excluded. The cost of employee profit sharing earned for the current-year is presented as an expense in the consolidated statement of operations (Note 15).

p)  Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at inception date, whether fulfillment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

Property and equipment lease agreements are recognized as finance leases if the risks and benefits incidental to ownership of the leased assets have been transferred to the Company when (i) the ownership of the leased asset is transferred to the Company upon termination of the lease; (ii) the agreement includes an option to purchase the asset at a reduced price; (iii) the term of the lease is for the major part of the economic life of the leased asset; (iv) the present value of minimum lease payments is basically the same as the fair value of the leased asset, net of any future benefit or scrap value; or (v) the leased asset is of a specialized nature for the Company.

When the risks and benefits incidental to the ownership of the leased asset remain mostly with the lessor, they are classified as operating leases and rental payments are charged to results of operations on a straight-line over the term of the lease.

Lease contracts for aircraft, engines and components parts are classified as operating leases.

Sale and leaseback

The Company enters into sale and leaseback agreements whereby an aircraft or engine is sold to a lessor upon delivery and the lessor agrees to lease such aircraft or engine back to the Company. Leases under sale and leaseback agreements meet the conditions for treatment as operating leases.

Profit or loss related to a sale transaction followed by an operating lease, is accounted for as follows:

(i)	Profit or loss is recognized immediately when it is clear that the transaction is established at fair value.

(ii) If the sale price is below fair value, any profit or loss is recognized immediately. However, if the loss is compensated for by future lease payments at below market price, such loss is recognized as an asset in the consolidated statements of financial position, and loss recognition is deferred and amortized to the consolidated statements of operations in proportion to the lease payments over the contractual lease term.

(iii) If the sale price is above fair value, the excess of the price above the fair value is deferred and amortized to the consolidated statements of operations over the asset’s expected lease term, including probable renewals, with the amortization recorded as a reduction of rent expense.

q)  Income taxes

Current income tax

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the tax authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date.

Current income tax relating to items recognized directly in equity is recognized in equity and not in the income statement. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognized for all taxable temporary differences.

Deferred tax assets are recognized for all deductible temporary differences, the carry-forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax credits and unused tax losses can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

r)  Derivative financial instruments and hedge accounting

The Company mitigates certain financial risks, such as volatility in the price of fuel, adverse changes in interest rates and exchange rate fluctuations, through a risk management program that includes the use of derivative financial instruments.

In accordance with IAS 39, derivative financial instruments are recognized on the consolidated statement of financial position at fair value. The effective portion of a cash flow hedge’s gain or loss is recognized in accumulated other comprehensive income (loss) in equity, while the ineffective portion is recognized in current year earnings.

The realized gain or loss on valuation of derivative financial instruments that qualify for hedge accounting is recorded in the same consolidated statement of operations caption as the realized gain or loss as on the hedged item.

Derivative financial instruments that are not designated as a hedge or are not effective hedges, are recognized at fair value with changes in fair value recorded in current year earnings.

Outstanding derivative financial instruments may require collateral to guarantee a portion of the unsettled loss prior to maturity. The amount of collateral delivered in pledge, is presented as part of non-current assets under the caption guarantee deposits, and the amount of the collateral is reviewed and adjusted on a daily basis based on the fair value of the derivative position (Note 13).

s)  Financial instruments – Disclosures

IFRS 7 requires a three-level hierarchy for fair value measurement disclosures and requires entities to provide additional disclosures about the relative reliability of fair value measurements (Notes 4 and 5).

t)  Operating segments

The Company is managed as a single business unit that provides air transportation and related services. The Company has two geographic areas identified as domestic (Mexico) and international (United States of America), all assets and liabilities are located in Mexico (Note 22).

u) Error correction—Equity transaction costs

The Company incurred transaction costs of Ps. 25,105 in 2011, related to an equity transaction that was suspended. The transaction costs were erroneously deferred pending a future decision to proceed with the transaction but should have been expensed when it became clear that such equity transaction would not be resumed within a short period of time.

The Company decided to restate its financial statements as of December 31, 2012 and 2011 and for the year ended December 31, 2011, in order to reflect the expense incurred through fiscal year 2011 in such year. As a consequence, the caption prepaid expenses and other current assets in the consolidated statements of financial position decreased from Ps. 292,979 to Ps. 267,874 as of December 31, 2012 and from Ps. 225,055 to Ps. 199,950 as of December 31, 2011. Net loss in the consolidated statements of operations increased from Ps. 290,385 to Ps. 315,490 during the year ended December 31, 2011.

v)  Impact of new International Financial Reporting Standards

The accounting policies applied are consistent with those of the previous financial year.

New standards issued but not yet effective up to the date of issuance of the Company’s consolidated financial statements are listed below. This listing is of standards and interpretations issued, which the Company seasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

IAS 1 Financial Statement Presentation: Presentation of Items of OCI

The amendments to IAS 1 change the grouping of items presented in OCI. Items that could be reclassified (or recycled) to profit or loss at a future point in time (for example, upon derecognition or settlement) would be presented separately from items that will never be reclassified.

The amendment affects presentation only and has no impact on the Company’s financial position or performance. The amendment becomes effective for annual periods beginning on or after July 1, 2012.

IFRS 7 Financial Instruments: Disclosures Enhanced Derecognition Disclosure Requirements

The amendment requires additional disclosure about financial assets that have been transferred but not derecognized to enable the user of the Company’s financial statements to understand the relationship with those assets that have not been derecognized and their associated liabilities. In addition, the amendment requires disclosures about continuing involvement in derecognized assets to enable the user to evaluate the nature of, and risks associated with, the entity’s continuing involvement in those derecognized assets. The amendment becomes effective for annual periods beginning on or after July 1, 2012.

This standard has not been early adopted by the Company. The Company has yet to complete its evaluation, of whether this standard will have a material impact on its consolidated financial statements.

IFRS 9 Financial Instruments: Classification and Measurement

IFRS 9 as issued reflects the first phase of the IASBs work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. The standard was initially effective for annual periods beginning on or after January 1, 2013, but Amendments to IFRS 9 Mandatory Effective Date of IFRS 9 and Transition Disclosures, issued in December 2011, moved the mandatory effective date to January 1, 2015. In subsequent phases, the IASB will address hedge accounting and impairment of financial assets. The adoption of the first phase of IFRS 9 will have an effect on the classification and measurement of the Company´s financial assets, but will potentially have no impact on classification and measurements of financial liabilities. The Company will quantify the effect in conjunction with the other phases, when the final standard including all phases is issued.

This standard has not been early adopted by the Company. The Company has yet to complete its evaluation, of whether this standard will have a material impact on its consolidated financial statements.

IFRS 10 Consolidated Financial Statements

IFRS 10 replaces the portion of IAS 27 Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC-12 Consolidation Special Purpose Entities.

IFRS 10 establishes a single control model that applies to all entities including special purpose entities.

The changes introduced by IFRS 10 will require management to exercise significant judgment to determine which entities are controlled and, therefore, are required to be consolidated by a parent, compared with the requirements that were in IAS 27. This standard becomes effective for annual periods beginning on or after January 1, 2013.

This standard has not been early adopted by the Company. The Company has yet to complete its evaluation, of whether this standard will have a material impact on its consolidated financial statements.

IFRS 12 Disclosure of Involvement with Other Entities

IFRS 12 includes all of the disclosures that were previously in IAS 27 related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28. These disclosures relate to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities.

A number of new disclosures are also required. This standard becomes effective for annual periods beginning on or after January 1, 2013.

This standard has not been early adopted by the Company. The Company has yet to complete its evaluation, of whether this standard will have a material impact on its consolidated financial statements.

IFRS 13 Fair Value Measurement

IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted.

This standard has not been early adopted by the Company. The Company has yet to complete its evaluation, of whether this standard will have a material impact on its consolidated financial statements.

Annual Improvements May 2012

These improvements will not have an impact on the Company, but include:

IAS 1 Presentation of Financial Statements

This improvement clarifies the difference between voluntary additional comparative information and the minimum required comparative information. Generally, the minimum required comparative information is the previous period.

IAS 16 Property Plant and Equipment

This improvement clarifies that major spare parts and servicing equipment that meet the definition of property; plant and equipment are not inventory.

IAS 32 Financial Instruments, Presentation

This improvement clarifies that income taxes arising from distributions to equity holders are accounted for in accordance with IAS 12 Income Taxes.

These improvements are effective for annual periods beginning on or after January 1, 2013. The Company has yet to complete its evaluation, of whether the annual improvements will have material impact on its consolidated financial statements.

w)  Convenience translation

U.S. dollar amounts at December 31, 2012 shown in the financial statements have been included solely for the convenience of the reader and are translated from Mexican pesos at March 31, 2013, divided by an exchange rate of Ps.12.3546 per U.S. dollar, as reported by the Mexican Central Bank (Banco de México) as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on March 31, 2013. Such translation should not be construed as a representation that the peso amounts have been or could be converted into U.S. dollars at this or any other rate. The referred information in U.S. dollars is solely for information purposes and does not represent the amounts are in accordance with IFRS or the equivalent in U.S. dollars in which the transactions were conducted or in which the amounts presented in Mexican pesos can be translated or realized.

2.  Significant accounting judgments, estimates and assumptions

The preparation of these financial statements requires management to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities at the date of the Company’s consolidated financial statements. Note 1 to the Company’s consolidated financial statements provides a detailed discussion of the significant accounting policies.

Certain of the Company’s accounting policies reflect significant judgments or estimates about matters that are both inherently uncertain and material to the Company financial position or results of operations.

Actual results could differ from these estimates. Revisions to accounting estimates are recognized in the period in which the estimate is revised. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

i) Aircraft	maintenance deposits paid to lessors

The Company makes certain assumptions at the inception of a lease and at each reporting date to determine the recoverability of maintenance deposits. The key assumptions include the estimated time between the maintenance events, the date the aircraft is due to be returned to the lessor and the number of flight hours the aircraft is estimated to be flown before it is returned to the lessor (Note 13).

ii) Management	incentive plan

The Company measures the cost of its equity-settled transactions at fair value at the date the equity benefits are conditionally granted to employees.

The cost of equity-settled transactions is recognized, together with a corresponding increase in other capital reserves in equity, over the period in which the performance and/or service conditions are fulfilled. For grants that vest on meeting performance conditions, compensation cost is recognized when it becomes probable that the performance condition will be met. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest.

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 17.

iii) Deferred	taxes

Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Management’s judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning opportunities to advance taxable profit before expiration of unused tax losses.

At December 31, 2012, the Company has tax loss carry-forwards amounting to Ps.2,014,874 (Ps.2,200,030 at December 31, 2011). These losses relate to operations of the Company and of its subsidiaries on a stand-alone basis, which in conformity with current Mexican Income Tax Law may be carried forward against taxable income generated in the succeeding ten years and may not be used to offset taxable income elsewhere in the Company’s consolidated group (Note 19).

During the years ended December 31, 2012, 2011 and 2010, the Company used Ps.256,589, Ps.770 and Ps.156,864, respectively, of the unused tax loss carry-forwards (Note 19).

iv) Fair	value of financial instruments

Where the fair value of financial assets and financial liabilities recorded in the consolidated statements of financial position cannot be derived from active markets, they are determined using valuation techniques including the discounted cash flows model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments (Note 3).

v) Impairment	of long-lived assets

The Company assesses whether there are any indicators of impairment for long-lived assets annually and at other times when such indicators exist. Impairment exists when the carrying amount of a long-lived asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less cost to sell and its value-in-use. The value-in-use calculation is based on a discounted cash flow model, using the Company’s projections of operating results for the near future. The recoverable amount of long-lived assets is sensitive to the uncertainties inherent in the preparation of projections and the discount rate used in the calculation.

vi) Allowance	for doubtful accounts

An allowance for doubtful accounts receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables.

3.  Financial instruments

Concentration of risk

The Company’s activities are exposed to different financial risks: (i) market risk, (ii) credit risk, and (iii) liquidity risk. The Company’s global risk management program is focused on uncertainty in the financial markets and tries to minimize the potential adverse effects on the net earnings. The Company uses derivatives to hedge part of these risks. The Company does not engage in derivatives for speculative purposes.

Market risk

a)  Fuel price risk

The Company is exposed to fuel price risk and the management of fuel price risk strategy aims to provide the Company with protection against sudden and significant increases in fuel prices. Pursuing this objective, the risk management program allows the use of derivative financial instruments available on the over the counter markets with approved counterparties and within approved limits.

Aircraft fuel consumed in the years ended December 31, 2012, 2011 and 2010 represented 42%, 41% and 34%, of the Company´s operating expenses, respectively. To manage this risk, the Company periodically enters into derivatives financial instruments.

During the years ended December 31, 2012, 2011 and 2010, the Company entered into fuel swap contracts that are being accounted for as cash flow hedges that gave rise to a gain of Ps.19,984, Ps.9,260, and Ps.1094, respectively. These instruments qualify for hedge accounting and accordingly, the effects of the hedge are presented as part of fuel cost in the consolidated statements of operations.

As of December 31, 2012 and 2011, the fair value of these financial instruments was Ps.2,360 and Ps.933, respectively and is presented as part of current assets.

The following table includes the notional amounts and strike prices of the derivative financial instruments outstanding as of the end of the year:

Position as of December 31, 2012	Maturities
Fuel risk	1Q13	2Q13	Total
Notional volume in gallons (thousands)*	4,134	412	4,546
Future agreed rate per gallon (U.S. dollars)**	US$2.9678	US$2.9595	US$2.9671
Total in thousands of Mexican pesos ***	Ps.159,619	Ps.15,863	Ps.175,482
Approximate percentage of hedge (of expected consumption value)	14.0%	1.3%	7.5%

*	US Gulf Coast Jet 54 as underlying asset
**	Weighted average
***	Exchange rate at December 31, 2012 was Ps.13.0101

The following table illustrates the sensitivity of financial instruments to a reasonably possible change in fuel prices, with all other variables held constant, on the caption of accumulated other comprehensive income. The calculations were made considering a parallel movement of 5% in the forward curve of the US Gulf Coast Jet 54 as of December 31, 2012:

Sensitivity of position as of December 31, 2012 effect on equity (thousands of U.S.$)
US Gulf Coast Jet Fuel 54 forward level
+5%	684
-5%	-684

b)  Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows will fluctuate because of changes in foreign exchange rates. The Company’s exposure to the risk of changes in foreign exchange rates relates primarily to the Company’s operating activities, when revenue or expense is denominated in a different currency from the Company’s functional currency (including the amounts payable arising from U.S. dollar denominated expenses and U.S. dollars linked expenses and payments). To mitigate this risk, the Company may use foreign exchange derivative financial instruments.

Most of the Company’s revenue is generated in Mexican pesos, although 26% of its revenues came from operations in the United States of America for the year ended at December 31, 2012 (24% at December 31, 2011) and U.S. dollar denominated collections accounted for 34% and 33% of the Company’s total collections in 2012 and 2011, respectively. However, its liabilities, particularly those related to aircraft leasing and acquisition, are U.S. dollar denominated. The Company’s foreign exchange exposure at December 31, 2012 and 2011 is as set forth below:

	Thousands of U.S. dollars
	2012		2011
Assets:
Aircraft maintenance deposits paid to lessors	US$	158,568	US$	122,597
Pre-delivery payments*		69,940		89,061
Cash and cash equivalents		46,965		21,459
Deposits for rental of flight equipment		22,573		25,910
Collateral of derivative financial instruments		6,272		6,160

Total assets		304,318		265,187

Liabilities:
Financial debt		68,667		82,102
Foreign suppliers		27,425		13,341

Total liabilities		96,092		95,443

Net foreign currency position	US$	208,226	US$	169,744

*	These assets are included as part of rotable, spare parts, furniture and equipment, and therefore are not revalued.

	Thousands of U.S. dollars
	2012		2011
Off-balance sheet transactions exposure:
Aircraft operating leases (Note 14)	US$	817,622	US$	672,740
Aircraft and engine commitments (Note 21)		521,959		571,016

Total foreign currency	US$	1,339,581	US$	1,243,756

During the year ended on December 31, 2012, the Company did not enter into exchange rate derivatives financial instruments, however for the years ended December 31, 2011, and 2010 the Company did.

During the year ended on December 31, 2011, these exchange rate derivatives resulted in a loss of Ps.1,069. All of the Company’s positions matured in January 2011, and therefore there is no balance outstanding as of December 31, 2011. For the year ended December 31, 2010 the exchange rate hedges resulted in a loss of Ps.390 that was recorded as part of finance cost.

c)  Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term debt obligations and flight equipment operating lease agreements with floating interest rates.

The Company’s results are affected by fluctuations in market interest rates due to the impact that such changes may have on lease payments indexed to London Inter Bank Offered Rate (“LIBOR”). The Company uses derivative financial instruments to reduce its exposure to fluctuations in market interest rates and accounts for these instruments as an accounting hedge. In general, when a derivative can be defined within the terms and cash flows of a leasing agreement, this may be designed as a “cash flow hedge” and the effective portion of fair value variations are recorded in equity until the date the cash flow of the hedged lease payment becomes due.

At December 31, 2012 and 2011, the Company had outstanding hedging contracts in the form of interest rate swaps whose notional amount is US$70,000 and their fair value were Ps.147,713 and Ps.162,750, respectively, recorded in liabilities. For the years ended December 31, 2012, 2011 and 2010, the reported loss on the instruments was Ps.36,574, Ps.35,908 and Ps.36,377, respectively, which was recognized as part of rental expense in the consolidated statement of operations.

The following table illustrates the sensitivity of financial instruments on the Company’s accumulated other comprehensive income (due to changes in the fair value of forward contracts) to a reasonably possible change in LIBOR interest rates. The calculations are based on financial instruments held at each consolidated statement of financial position date and were made increasing (decreasing) 100 basis points to the LIBOR curve. All other variables were held constant.

Position at December, 31, 2012 effect on equity (millions of U.S.$)
Increase (decrease) in curve
+100 basis points	2.85
-100 basis points	-3.09

Liquidity risk

Liquidity risk represents the risk that the Company has insufficient funds to meet its obligations.

Because of the cyclical nature of the business, the operations, and its investment and financing needs related to the acquisition of new aircraft and renewal of its fleet, the Company requires liquid funds to meet its payment obligations.

The Company attempts to manage its cash and cash equivalents and its financial assets, matching the term of investments with those of its obligations. Its policy is that the average term of its investments may not exceed the average term of its obligations. This cash and cash equivalents position is invested in highly-liquid short-term instruments through financial entities.

The Company has future obligations related to maturities of bank borrowings and derivative contracts. The Company’s off-balance sheet exposure represents the future obligations related to operating lease contracts and aircraft purchase contracts.

The table below presents the Company’s contractual principal payments required on its financial liabilities and the derivative financial instruments fair value:

	December 31, 2012
	Within one year		One to five years		Total
Interest-bearing borrowings:
Pre-delivery payments facilities	Ps.	517,320	Ps.	242,053	Ps.	759,373
Working capital		—		390,487		390,487

Derivative financial instruments:
Fuel swaps		(2,360)		—		(2,360)
Interest rate swaps		37,011		110,702		147,713

Total	Ps.	551,971	Ps.	743,242	Ps.	1,295,213

	December 31, 2011
	Within one year		One to five years		In five years or more		Total
Interest-bearing borrowings:
Pre-delivery payments facilities	Ps.	642,881	Ps.	353,246	Ps.	—	Ps.	996,127
Working capital		27,957		372,216		—		400,173
Derivative financial instruments:
Fuel swaps		(933)		—		—		(933)
Interest rate swaps		28,713		125,031		9,006		162,750

Total	Ps.	698,618	Ps.	850,493	Ps.	9,006	Ps.	1,558,117

Credit risk

Credit risk is the risk that any counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily for trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Financial instruments that expose the Company to credit risk involve mainly cash equivalents and accounts receivable. Credit risk on cash equivalents relate to amounts invested with major financial institutions.

Credit risk on accounts receivable relates primarily to amounts receivable from the major international credit card companies.

The Company has a high receivable turnover; hence management believes credit risk is minimal due to the nature of its businesses, which have a large portion of their sales settled in cash.

The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks with high credit-ratings assigned by international credit-rating agencies.

Some of the outstanding derivative financial instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. The amount of such credit exposure is generally the unrealized gain, if any, in such contracts. To manage credit risk, the Company selects counterparties based on credit assessments, limits overall exposure to any single counterparty and monitors the market position with each counterparty. The Company does not purchase or hold derivative financial instruments for trading purposes.

Capital management

Management believes that the resources available to the Company are sufficient for its present requirements and will be sufficient to meet its anticipated requirements for capital expenditures and other cash requirements for the 2013 fiscal year.

The primary objective of the Company’s capital management is to ensure that it maintains healthy capital ratios to support its business and maximize the shareholder’s value.

No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2012 and 2011.

The Company is not subject to any externally imposed capital requirement, other than the legal reserve.

4.  Fair value measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in an arm’s length transaction between knowledgeable willing parties. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy that requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Observable inputs other than quoted priced included in Level 1. The Company values assets and liabilities included in this level using dealer and broker quotations, bid prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

For the Company, the only assets and liabilities recognized at fair value on a recurring basis are the derivative financial instruments.

The following table summarizes the fair value measurements at December 31, 2012:

	Fair value measurement at December 31, 2012
	Level 1	Level 2		Level 3	Total
Assets
Financial instruments assets	Ps.—	Ps.	2,360	Ps.—	Ps.	2,360

Liabilities
Financial instruments liabilities	—		147,713	—		147,713

Net	Ps.—	Ps.	(145,353)	Ps.—	Ps.	(145,353)

The following table summarizes the fair value measurements at December 31, 2011:

	Fair value measurement at December 31, 2011
	Level 1		Level 2		Level 3		Total
Assets
Financial instruments assets	Ps.	—	Ps.	933	Ps.	—	Ps.	933

Liabilities
Financial instruments liabilities		—		162,750		—		162,750

Net	Ps.	—	Ps.	(161,817)	Ps.	—	Ps.	(161,817)

At December 31, 2012 and 2011, the fair value of total financial debt is Ps.1,220,559, and Ps.1,494,111, respectively.

5.  Financial assets and liabilities

At December 31, 2012 and 2011, the Company’s financial assets are represented by cash and cash equivalents, trade and other accounts receivable, accounts receivable with carrying amounts that approximate their fair value.

Financial debt

At December 31, 2012 and 2011, the Company’s short-term and long-term debt consists of the following:

		2012		2011
I.	Revolving line of credit with Jackson Square Aviation (“JSA”), in U.S. dollars, to finance the pre-delivery payments, maturing on July 10, 2012, bearing annual interest rate at the three-month LIBOR rate plus 5 percentage points.	Ps.	—	Ps.	407,028
II.	Revolving line of credit with Banco Santander (“México”), S.A., Institución de Banca Múltiple, Grupo Financiero Santander (“Santander”) and Banco Nacional de Comercio Exterior, S.N.C. (“Bancomext”), in U.S. dollars, to finance pre-delivery payments, maturing on December 1, 2014, bearing annual interest rate at the three-month LIBOR rate plus 2.65 percentage points.		759,373		353,246
III.	Revolving line of credit with General Electric Capital Aviation Services (“GECAS”), in U.S. dollars, to finance pre-delivery payments, maturing on November 26, 2012, bearing annual interest at the one-month LIBOR rate plus 5 percentage points.		—		235,853
IV.	Loan agreement with Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa (“Inbursa”), in Mexican pesos, for working capital. Such loan matures on May 12, 2015 and 2016 (50% of the outstanding balance at each date, respectively) and bears interest at the Mexican interbank rate of equilibrium (TIIE), plus 10.0 percentage points, which increased by 2.5 percentage points from May 14, 2012.		257,081		257,081
V.	Loan agreement with related party Pasprot, S.A. de C.V. (“Pasprot”), in Mexican pesos, for working capital. Such loan matures on May 12, 2015 and 2016 (50% of the outstanding balance at each date, respectively) and bears interest at TIIE, plus 10.0 percentage points, which increased by 2.5 percentage points from May 14, 2012.		3,305		3,305
VI.	Loan agreement with International Finance Corporation (“IFC”), tranche C, in U.S. dollars, for working capital, maturing on June 15, 2014, bearing annual interest at the six-month LIBOR plus 6 percentage points.		130,101		139,787
VII.	Accrued interest		10,063		16,094

			1,159,923		1,412,394
Less: Short-term maturities			527,383		686,932

Long-term total		Ps.	632,540	Ps.	725,462

The following table provides a summary of the Company’s principal payments of short and long-term debt obligations and accrued interest at December 31, 2012:

	2013		2014			2015		2016		Thereafter Total
Local currency:
Inbursa loan	Ps.	6,090	Ps.	—		Ps.	128,540	Ps.	128,540	Ps.	263,170
Pasprot loan		78		—			1,653		1,653		3,384

Foreign currency:
IFC tranche C		330		130,101	*		—		—		130,431
Santander/Bancomext		520,885		242,053			—		—		762,938

Total	Ps.	527,383	Ps.	372,154		Ps.	130,193	Ps.	130,193	Ps.	1,159,923

*	IFC tranche C is considered to be paid in a single installment on June 15, 2014 (Ps.130,101).

During 2011, the Company entered into 100% pre-delivery payments financings with JSA, Santander and Bancomext for ten A320 aircrafts type to be delivered in 2012, 2013 and 2014, respectively. On the same date, the Company entered into a 67% pre-delivery payments financing with GECAS for four A320 aircraft type, which were delivered in 2012. A Mexican trust structure was created whereby (i) the Company assigned its rights and obligations, including its obligation to make pre-delivery payments, under its purchase agreement with Airbus to the Mexican trusts, (ii) the Company guaranteed the obligations of the Mexican trusts under the financing agreements, (iii) the Company transferred its purchase rights to JSA and GECAS prior to the delivery date of the aircraft pursuant to the terms of the purchase agreement with Aibus, and (iv) the Company entered into lease agreements with JSA and GECAS for these seven aircraft out of the fourteen previously mentioned (sale and leaseback transaction).

The Inbursa and Pasprot loan agreements have an option of early partial or total prepayment after two years of their start day (May 12, 2009) with a prepayment premium equivalent to the higher of: (i) the present value of the future interests payable, or (ii) 15% of the amount to be prepaid. Upon an initial public offering (“IPO”), the Company has the option to prepay the loans with a liquidation premium of 15%, 20% or 25% if the IPO is effective within the first three years, in the fourth year, or anytime thereafter, respectively. If the Company does not take the option to prepay, Inbursa and Pasprot then will have the option to convert the principal amount of the financial debt into shares with a discount of 15%, 20% or 25% if the IPO is effective within the first three years, in the fourth year, or anytime thereafter, respectively.

The Inbursa loan and Pasprot loan agreements limit the Company’s ability to finance purchases under the Company’s purchase agreement with Airbus up to 44 aircraft and related engines, and to incur working capital debt for up to US$25 million, unless certain financial ratios are met.

The IFC loan agreement, tranche C, limits the Company’s ability to finance aircraft operating leases up to 51 additional aircraft and related engines than the ones operated by the Company at December 31, 2012, and to incur working capital debt for up to US$50 million, unless certain financial ratios are met.

Some of these loan agreements provide for certain covenants, including limits to the ability to, among others:

i) Declare and pay dividends, or make any distribution on the Company’s share capital unless: (a) the proposed payment or distribution is out of net profits of the previous fiscal year (excluding any amount resulting from the revaluation of any of the Company’s assets); (b) no event of default or potential event of default has occurred and is continuing; and (c) after giving effect to any such action, the Company’s consolidated unrestricted cash less short-term debt is at certain level in respect of its consolidated revenues. The Company has not declared or paid cash dividends on its common stock in the past;

ii) Create liens.

iii) Reduce the capital beyond a certain threshold.

iv) Enter into certain derivatives transactions and dispose of certain assets.

At December 31, 2012 and 2011, the Company was in compliance with the covenants under the above-mentioned loan agreements.

In addition, the loan agreements with Inbursa and Pasprot and the IFC loan, tranche C, provide for a debt basket to incur debt and limits the ability to incur debt above such debt basket unless the Company complies with certain financial ratios. At December 31, 2012, the Company was not required to comply with these ratios since the Company had not incurred debt above the provided debt basket.

At December 31, 2012, the Company had available credit lines totaling Ps.1,403,506, of which Ps.1,206,403 were related to financial debt and Ps.197,103 were related to letters of credit (Ps.59,274 were undisbursed).

6.  Cash and cash equivalents

An analysis of this caption is as follows:

	2012		2011
Cash on hand	Ps.	3,101	Ps.	3,593
Cash in banks		42,559		88,657
Short-term investments		776,416		348,818

Total cash and cash equivalents	Ps.	822,076	Ps.	441,068

7.  Related parties

a) An analysis of balances due from/to related parties at December 31, 2012 and 2011 is provided below. All companies are considered affiliates, since the Company’s primary shareholders are also direct or indirect shareholders of the related parties:

	Type of transactions	Country of origin	2012		2011		Terms
Due from:
ARSA Asesoría Integral Profesional, S.A. de C.V.	Insurance passenger commissions	Mexico	Ps.	2,169	Ps.	2,657	30 days
Arrendadora de Vehículo Alfa, S.A.P.I. de C.V.	Transporting services commissions	Mexico		—		415	30 days
Marketing Modelo, S.A. de C.V.	Advertising	Mexico		1,450		—	30 days

			Ps.	3,619	Ps.	3,072

Due to:
Technical and Training Services, S. A. de C. V.	Aircraft components supplies	El Salvador	Ps.	—	Ps.	1,493	30 days
Aeromantenimiento, S.A.	Aircraft and engine maintenance	El Salvador		3,389		604	30 days
TACA International Airlines, S.A.	Maintenance/pilot training	El Salvador		3		—	30 days
Expediente, S.A. de C.V.	Professional fees	Mexico		7		—	30 days

			Ps.	3,399	Ps.	2,097

For the years ended December 31, 2012, 2011 and 2010, the Company did not recognize any impairment of receivables relating to amounts owed by related parties. This assessment is undertaken each financial year through examining the financial position of the related party and the market in which the related party operates.

b) During the years ended December 31, 2012, 2011 and 2010, the Company had the following transactions with related parties:

Related party transactions	Country of origin	2012		2011		2010
Revenues:
Other commissions	Mexico	Ps.	44,205	Ps.	23,486	Ps.	8,423
Advertising	Mexico		2,500		2,500		—
Other	Mexico		—		1,866		22
Transporting services commissions	Mexico		—		354		850
Expenses:
Maintenance	El Salvador	Ps.	135,640	Ps.	72,983	Ps.	49,299
Fees	Mexico/El Salvador/USA		—		—		248
Pilot training	El Salvador		—		979		3,669
Other	Mexico/El Salvador		857		1,628		1,115

c) During the years ended December 31, 2012, 2011 and 2010, all of the Company’s senior managers received an aggregate compensation of short and long-term benefits by Ps.63,003, Ps.61,735 and Ps.50,035, respectively.

During the year ended December 31, 2012, the chairman and the independent members of the Company’s board of directors received an aggregate compensation of approximately Ps.5,775, and the rest of the directors received no compensation.

During years ended December 31, 2011 and 2010, the Company did not have an independent chairman nor independent members as part of its Board of Directors.

8.  Other accounts receivable, net

An analysis of other accounts receivable at December 31, 2012 and 2011 is detailed below:

	2012		2011
Short-term:
Credit cards	Ps.	91,411	Ps.	105,613
Cargo clients		66,863		24,718
Travel agencies		35,331		18,694
Credit notes from suppliers (Note 10)		21,151		—
Other points of sales		19,057		6,387
Employees		4,211		9,971
Other accounts receivable		21,029		16,334
Allowance for doubtful accounts		(21,722)		(21,297)

	Ps.	237,331	Ps.	160,420

Accounts receivable have the following maturity:

	2012		2011
Days
00–30	Ps.	223,918	Ps.	152,165
31–60		23,113		9,906
61–90		5,194		3,462
91–120		6,828		16,184

	Ps.	259,053	Ps.	181,717

The movement in the allowance for doubtful accounts from January 1, 2010 to December 31, 2012 is as follows:

Balance as of January 1, 2010	Ps.	(25,058)
Write-offs		9,046
Increase in allowance		—

Balance as of December 31, 2010		(16,012)
Write-offs		5,616
Increase in allowance		(10,901)

Balance as of December 31, 2011		(21,297)
Write-offs		3,017
Increase in allowance		(3,442)

Balance as of December 31, 2012	Ps.	(21,722)

9.  Inventories

An analysis of inventories at December 31, 2012 and 2011 is as follows:

	2012		2011
Spare parts and accessories of flight equipment	Ps.	91,403	Ps.	74,071
Meals, beverages and utensils		5,747		5,939

	Ps.	97,150	Ps.	80,010

The inventory items are used mainly in consumption of in flight-services and for maintenance services by the Company and its passengers and are valued at average acquisition cost. The resulting amounts do not exceed the respective replacement values.

During the years ended as of December 31, 2012, 2011 and 2010, the amount of consumption of inventories, recorded as an expense was Ps.114,521, Ps.116,657 and Ps.70,653, respectively.

10.  Rotable spare parts, furniture and equipment, net

a) The detail and movement of the different categories of rotable spare parts, furniture and equipment are shown below:

	Gross value				Accumulated depreciation				Net value
	At December 31, 2012		At December 31, 2011		At December 31, 2012		At December 31, 2011		At December 31, 2012		At December 31, 2011
Aircraft parts and rotable spare parts	Ps.	161,630	Ps.	293,548	Ps.	(53,069)	Ps.	(93,384)	Ps.	108,561	Ps.	200,164
Constructions and improvements		47,973		71,990		(27,616)		(34,269)		20,357		37,721
Standardization		33,682		23,022		(23,370)		(20,258)		10,312		2,764
Computer equipment		20,794		16,147		(14,710)		(12,615)		6,084		3,532
Office furniture and equipment		24,372		16,977		(4,883)		(5,460)		19,489		11,517
Electric power equipment		12,789		10,494		(4,448)		(3,482)		8,341		7,012
Motorized transport equipment platform		4,969		4,950		(4,429)		(4,349)		540		601
Communications equipment		6,621		5,519		(2,473)		(1,876)		4,148		3,643
Workshop machinery and equipment		3,302		1,848		(991)		(741)		2,311		1,107
Service carts on board		3,629		1,783		—		—		3,629		1,783
Reserve for obsolescence		(619)		(294)		—		—		(619)		(294)
Pre-delivery payments		861,052		1,102,355		—		—		861,052		1,102,355
Workshop tools		10,395		10,395		—		—		10,395		10,395
Construction and improvements in process		13,639		11,492		—		—		13,639		11,492
Leasehold improvements to flight equipment		292,463		162,587		(165,383)		(39,081)		127,080		123,506

Total	Ps.	1,496,691	Ps.	1,732,813	Ps.	(301,372)	Ps.	(215,515)	Ps.	1,195,319	Ps.	1,517,298

	Aircraft parts and rotable spare parts		Constructions and improvements		Standardization		Computer equipment		Office furniture and equipment		Electric power equipment		Workshop tools		Construction and improvements in process		Motorized transport equipment platform		Communications equipment		Workshop machinery and equipment		Service carts on board		Reserve for obsolescence		Pre-delivery payments			Improvements to leased assets		Total
Net book amount as of December 31, 2010	Ps.	181,013	Ps.	43,456	Ps.	6,481	Ps.	5,233	Ps.	8,716	Ps.	8,068	Ps.	7,352	Ps.	1,558	Ps.	1,196	Ps.	2,861	Ps.	1,282	Ps.	1,494	Ps.	(367)	Ps.	616,171		Ps.	36,516	Ps.	921,030

Additions		43,346		4,261		285		1,036		4,321		—		3,043		11,492		—		1,288		11		289		—		1,000,233	*		124,520		1,194,125
Disposals		(287)		(59)		—		—		(39)		—		—		(546)		—		(31)		—		—		73		(514,049)			—		(514,938)
Other movements		—		807		—		198		—		—		—		(1,012)		—		7		—		—		—		—					—

Depreciation		(23,908)		(10,744)		(4,002)		(2,935)		(1,481)		(1,056)		—		—		(595)		(482)		(186)		—		—		—			(37,530)		(82,919)

As of December 31, 2011		200,164		37,721		2,764		3,532		11,517		7,012		10,395		11,492		601		3,643		1,107		1,783		(294)		1,102,355			123,506		1,517,298
Cost		293,548		71,990		23,022		16,147		16,977		10,494		10,395		11,492		4,950		5,519		1,848		1,783		(294)		1,102,355			162,587		1,732,813

Accumulated depreciation		(93,384)		(34,269)		(20,258)		(12,615)		(5,460)		(3,482)		—		—		(4,349)		(1,876)		(741)		—		—		—			(39,081)		(215,515)

Net book amount as of December 31, 2011		200,164		37,721		2,764		3,532		11,517		7,012		10,395		11,492		601		3,643		1,107		1,783		(294)		1,102,355			123,506		1,517,298
Additions		45,578		4,834		10,660		5,192		10,641		7,117		—		13,607		363		1,078		1,454		1,846		(325)		633,226	*		129,876		865,147
Disposals		(106,535)		(10,041)		—		(10)		(3,864)		(4,727)		—		(214)		(73)		—		—		—		—		(874,529)			—		(999,993)
Other movements		—		7,045		—		—		4,177		—		—		(11,246)		—		24		—		—		—		—			—		—
Depreciation		(30,646)		(19,202)		(3,112)		(2,630)		(2,982)		(1,061)		—		—		(351)		(597)		(250)		—		—		—			(126,302)		(187,133)

As of December 31, 2012		108,561		20,357		10,312		6,084		19,489		8,341		10,395		13,639		540		4,148		2,311		3,629		(619)		861,052			127,080		1,195,319

Cost		161,630		47,973		33,682		20,794		24,372		12,789		10,395		13,639		4,969		6,621		3,302		3,629		(619)		861,052			292,463		1,496,691
Accumulated depreciation		(53,069)		(27,616)		(23,370)		(14,710)		(4,883)		(4,448)		—		—		(4,429)		(2,473)		(991)		—		—		—			(165,383)		(301,372)

Net book amount as of December 31, 2012	Ps.	108,561	Ps.	20,357	Ps.	10,312	Ps.	6,084	Ps.	19,489		Ps. 8,341	Ps.	10,395	Ps.	13,639		Ps. 540		Ps. 4,148	Ps.	2,311	Ps.	3,629	Ps.	(619)		Ps. 861,052			Ps. 127,080	Ps.	1,195,319

*	As of December 31, 2012 and 2011, these amounts include capitalized borrowing cost of Ps.64,452 and Ps.28,102, respectively.

b) Depreciation expense for the years ended December 31, 2012, 2011 and 2010, was Ps.187,133, Ps.82,919 and Ps.44,896, respectively. Depreciation charges for the year are recognized as a component of operating expenses in the consolidated statements of operations.

c) On October 2005 and December 2006, the Company entered into purchase agreements with Airbus and IAE for the purchase of aircraft and engines, respectively. Under such agreements and prior to the delivery of each aircraft and engine, the Company agreed to make pre-delivery payments, which were calculated based on the reference price of each aircraft and engine, and following a formula established for such purpose in the agreements. The Company took the delivery of the aircraft in accordance with a schedule, based on which at December 31, 2011 a total of 16 aircraft deliveries and 5 engines were delivered.

Additionally, based on the original Airbus purchase agreement, the Company had an option to buy 20 additional aircraft under the same commercial terms. On June 22, 2007, the Company converted 14 aircraft (out of the 20 aforementioned additional aircraft) to binding orders. On January 4, 2011, the Company amended the schedule of these 14 additional aircraft to be delivered as follows: seven in 2012, five in 2013 and two in 2014. On the same date, the Company modified these 14 new orders from A319 aircraft type to A320 aircraft type.

In December 2011, the Company amended the agreement with Airbus for the purchase of 44 A320 family aircraft to be delivered from 2015 to 2020. The new order includes 14 Classic Engine Option (“CEO”) aircraft and 30 New Engine Option (“NEO”) aircraft. Upon signature of a memorandum of understanding, pre-delivery payments were made for Ps.40,537 (US$3 million) on November 16, 2011.

During the years ended December 31, 2012 and 2011, the amounts paid for aircraft pre-delivery payments were of Ps.633,226 (US$44.25 million) and Ps.1,000,233 (US$71.54 million), respectively.

d) On August 27, 2012, the Company entered into a total support agreement with Lufthansa Technik AG (“LHT”) for a six year term, which includes:

(i)	Total component support agreement (power-by-hour) which replaces the services performed by Aveos Fleet Performance, Inc. under the component services and pooling agreement. The agreement guarantees the availability of aircraft components for the Company’s fleet when they are required. The cost of the total component support agreement is recognized in the consolidated statements of operations.

(ii)	Sale and leaseback agreement of certain components. As of December 31, 2012, some of these components totaling Ps.12,307 were still held by the Company and have been classified as held for sale.

As part of the total support agreement, the Company received credit notes of Ps.46,461 (US$3.5 million), which are being amortized on a straight line basis, prospectively during the lease term. As of December 31, 2012, the Company amortized a corresponding benefit from these credit notes of Ps.3,485 in the consolidated statement of operations.

The Company applied Ps.25,310 to outstanding LHT invoices and also recorded an account receivable of Ps.21,151 for the unused portion of the credit notes. This account receivable will be applied against future invoices payable to LHT under the total support agreement (Note 8).

Commitments to acquisitions of property, plant and equipment are disclosed in Note 21.

11.  Intangibles assets

The composition and movement of intangible assets are as follows:

Amortization rate		Gross value			Accumulated amortization		Net value
		At December 31,
		2012	2011		2012	2011	2012	2011
Software	33.33%	Ps.121,594	Ps.	95,949	Ps.(61,359)	Ps.(37,745)	Ps.60,235	Ps.	58,204

Balance as of January 1, 2010		Ps. 39,180
Additions		34,822
Amortization		(16,795)

Balance as of December 31, 2010		57,207
Additions		21,055
Amortization		(20,058)

Balance as of December 31, 2011		58,204
Additions		25,900
Amortization		(23,869)

Balance as of December 31, 2012		Ps. 60,235

a) Business alliance

In February 2009, the Company through its subsidiary, Concesionaria, signed a distribution agreement with Southwest Airlines Co. (SW) under which the customers of SW are able to purchase airplane tickets to the Company’s different destinations both in Mexico and the United States of America through SW’s website at www.southwest.com, for which the Company paid Ps.13,310 (US$1 million) and recorded it as an intangible asset. This agreement came into effect on April 28, 2009, under which, the Company agreed to pay SW a commission amount for all Volaris ticketed sales purchased through SW’s website.

Additionally, in March 2009, the Company through its subsidiary, Concesionaria signed a code share agreement through which the customers of both airlines may fly to a wide range of destinations both in Mexico and the United States. In November 2010, the first phase of the code share agreement became operational with SW.

Business alliance amortization expense for the year ended December 31, 2010 (year in which it was fully amortized) was Ps.5,119. This amount was recognized under the caption sales, marketing and distribution expenses in the consolidated statement of operations.

As a result of changes in the Company’s and SW’s business strategy, both parties made the decision to end the business alliance on February 22, 2013, without any penalty. Customers holding tickets for future travel will be able to contact SW and the Company for assistance through August 9, 2013.

b) Software amortization expense for the years ended December 31, 2012, 2011 and 2010 was Ps.23,869, Ps.20,058 and Ps.16,795, respectively. These amounts were recognized in operating expenses in the consolidated statement of operations.

12.  Prepaid expenses and other current assets

An analysis of prepaid expenses and other current assets at December 31, 2012 and 2011 is as follows:

	2012		2011
Short-term:
Prepaid major maintenance	Ps.	128,201	Ps.	60,911
Prepaid aircraft rent		64,733		59,984
Transaction costs on the issuance of equity		6,398		—
Prepaid insurance		26,615		22,419
Sales commission to travel agencies for unused tickets		25,006		20,800
Prepaid expenses for constructions of aircraft and engine		7,747		22,959
Advances to suppliers		6,086		6,061
Loss on sale and leaseback transactions to be amortized (Note 14)		3,047		3,047
Others		41		3,769

	Ps.	267,874	Ps.	199,950

13.  Guarantee deposits

An analysis of this caption at December 31, 2012 and 2011 is as follows:

	2012		2011
Current asset:
Aircraft maintenance deposits paid to lessors (Note 1j)	Ps.	202,478	Ps.	165,293
Other guarantee deposits		35,764		4,354

	Ps.	238,242	Ps.	169,647
Non-current asset:
Aircraft maintenance deposits paid to lessors (Note 1j)	Ps.	1,860,507	Ps.	1,548,459
Deposits for rental of flight equipment		293,660		362,336
Collateral of derivative financial instruments (Note 1r)		81,597		86,108
Other guarantee deposits		8,901		5,102

		2,244,665		2,002,005

	Ps.	2,482,907	Ps.	2,171,652

14.  Operating leases

The most significant operating leases are as follows:

a) Aircraft and engines rent. The Company leases 41 aircrafts and five spare engines under operating leases that have maximum terms through 2023. Rents are guaranteed by deposits in cash or letters of credit. The agreements contain certain covenants to which the Company is bound. The most significant covenants include the following:

(i)	Maintain the records, licenses and authorizations required by the competent aviation authorities and make the corresponding payments.

(ii)	Provide maintenance services to the equipment based on the approved maintenance program.

(iii)	Maintain insurance policies on the equipment for the amounts and risks stipulated in each agreement.

(iv)	Periodic submission of financial and operating information to the lessor.

(v)	Comply with the technical conditions relative to the return of aircraft.

As of December 31, 2012 and 2011, the Company was in compliance with the covenants under the above mentioned aircraft lease agreements.

b) Rental of land and buildings. The Company has entered into land and property lease agreements with third parties for the premises where it provides its services and where its offices are located.

Composition of the fleet, operating leases:

Aircraft Type	Model	At December 31, 2012	At December 31, 2011	At December 31, 2010
A319	132	11	11	11
A319	133	13	13	13
A320	233	13	6	2
A320	232	4	4	—

		41	34	26

Provided below is an analysis of future minimum aircraft rent payments in U.S. dollars and its equivalent to Mexican pesos:

	Operating leases in U.S. dollars		Operating leases of Mexican pesos
2013	US$	136,520	Ps.	1,776,135
2014		127,792		1,662,586
2015		115,438		1,501,865
2016		103,922		1,352,041
2017		76,863		999,993
2018 and thereafter		257,087		3,344,726

Total	US$	817,622	Ps.	10,637,346

Such amounts are determined based on the stipulated rent contained within the agreements considering renewals and on the prevailing exchange rate and interest rates at December 31, 2012.

c) Rental expense charged to results of operations is as follows:

	2012		2011		2010
Aircraft and engines (Note 1p)	Ps.	1,885,696	Ps.	1,508,135	Ps.	1,197,022
Real estate:
Airports facilities		49,277		38,161		32,514
Offices, maintenance warehouse and hangar (Note 20)		20,227		14,346		10,931

Total rental expenses on real estate		69,504		52,507		43,445

Total cost of operating leases	Ps.	1,955,200	Ps.	1,560,642	Ps.	1,240,467

During the years ended December 31, 2012, 2011 and 2010, the Company sold aircraft and engines to third parties, giving rise to a gain of Ps.61,269, Ps.72,820 and Ps.158, respectively, that was recorded under the caption other income in the consolidated statement of operations (Notes 1l and 20).

During the year ended December 31, 2011, the Company entered into sale and leaseback transactions, which resulted in a loss of Ps.30,706. This loss was deferred on the consolidated statements of financial position and is being amortized over the contractual lease term. As of December 31, 2012 and 2011, the current portion amounts to Ps.3,047 and Ps.3,047, respectively, which are recorded in the caption of prepaid expenses and other current assets (see Note 12), and the non-current portion amounts to Ps.23,601 and Ps.26,645, respectively, which are recorded in the caption of other assets.

For the years ended December 31, 2012 and 2011, the Company amortized a loss of Ps.3,047 and Ps.1,011, respectively.

During 2010, the Company did not conduct any sale and lease back transactions.

15.  Accrued liabilities

a) An analysis of accrued liabilities at December 31, 2012 and 2011 is as follows:

	2012		2011
Fuel and traffic expenses	Ps.	488,829	Ps.	371,955
Maintenance and aircraft parts expenses		18,719		48,331
Maintenance reserves		73,857		66,068
Information and communication expenses		39,578		31,666
Sale, marketing and distribution expenses		32,410		10,287
Salaries, short-term benefits payable		21,516		22,985
Administrative expenses		16,457		3,569
Employee profit sharing		7,230		8,143
Others		67,196		88,045

	Ps.	765,792	Ps.	651,049

b) An analysis of other liabilities is as follows:

	Balance as of January 1, 2012		Increase for the year		Payments		Amortization		Balance as of December 31, 2012
Aircraft maintenance	Ps.	22,559	Ps.	—	Ps.	22,559	Ps.	—	Ps.	—
Aircraft lease return liabilities		6,337		2,468		—		—		8,805
Aircraft lease extension benefit (Note 1j)		152,596		—		—		23,254		129,342
Supplier services agreement (Note 10)		—		46,461		—		3,484		42,977
Others		2,470		14,684		2,470		—		14,684

	Ps.	183,962	Ps.	63,613	Ps.	25,029	Ps.	26,738	Ps.	195,808

Less: Short-term maturities									Ps.	48,879
Long-term									Ps.	146,929

	Balance as of January 1, 2011		Increase for the year		Payments		Amortization		Balance as of December 31, 2011
Aircraft maintenances	Ps.	76,764	Ps.	—	Ps.	54,205	Ps.	—	Ps.	22,559
Aircraft lease return liabilities		4,327		2,010		—		—		6,337
Aircraft lease extension benefit (Note 1j)		163,024		—		—		10,428		152,596
Others		6,313		—		3,843		—		2,470

	Ps.	250,428	Ps.	2,010	Ps.	58,048	Ps.	10,428	Ps.	183,962

Less: Short-term maturities									Ps.	23,254
Long-term									Ps.	160,708

16.  Employment benefits

The components of net period cost recognized in the consolidated statement of operations and the obligations for seniority premium at December 31, 2012, 2011 and 2010, are as follows:

	2012		2011		2010
Analysis of net period cost:
Labor cost of current services	Ps.	1,006	Ps.	960	Ps.	637
Financial cost		202		149		108

Net period cost	Ps.	1,208	Ps.	1,109	Ps.	745

Net projected liability	Ps.	4,111	Ps.	2,813	Ps.	2,087

Changes in the present value of the defined benefit obligation are as follows:

	2012		2011		2010
Defined benefit obligation at January 1,	Ps.	2,813	Ps.	2,087	Ps.	1,429
Net period cost		1,208		1,109		745
Actuarial loss		436		(139)		(87)
Payments made		(346)		(244)		—

Defined benefit obligation at December 31,	Ps.	4,111	Ps.	2,813	Ps.	2,087

The principal assumptions used in the computation of the actuarial present value of the current defined benefit obligation, the accumulated current benefit obligation, the projected benefit obligation and the net cost of the plan are as follows:

	2012	2011	2010
Financial:
Annual discount rate	7.00%	7.50%	7.50%
Expected rate of salary increases	5.50%	5.50%	5.50%
Annual increase in minimum salary	4.00%	4.00%	4.00%
Biometric:
Mortality (1)	EMSA 82-89	EMSA 82-89	EMSA 82-89
Disability (2)	IMSS-97	IMSS-97	IMSS-97

(1)	EMSSA. Mexican Experience of social security.
(2)	IMSS. Mexican Experience of Instituto Mexicano de la Seguridad Social.

Variation in the assumptions

Short-term employee benefits at December 31, 2012 and 2011, respectively, are as follows:

	2012		2011
Employee profit-sharing	Ps.	7,230	Ps.	5,443

The key management personnel of the Company include the members of the Board of Directors (Note 7).

17.  Management incentive plan

In April 2012, the Board of Directors authorized a management incentive plan for the benefit of certain key employees, subject to shareholders’ approval. On December 21, 2012, the shareholders approved the management incentive plan consisting of: (i) the issuance of an aggregate of 25,164,126 Series A and Series B shares, representing 3.0% of the Company´s fully diluted capital stock; (ii) a grant of options to acquire shares of the Company or Ordinary Participation Certificates (“CPOs”) having shares as underlying securities for which, as long as certain conditions occur, the employees will have the right to request the delivery of those shares (iii) the creation of a trust to deposit such shares in escrow until they are delivered to the officers or returned to the Company in the case that certain conditions do not occur; and (iv) the execution of share sale agreements setting forth the terms and conditions upon which the officers may exercise its shares at Ps.5.31 (five Mexican pesos 31/100) per share.

On December 24, 2012, the trust was created and the share sale agreements were executed. On December 27, 2012, the trust borrowed Ps.133,723 from the Company and immediately after the trust paid the Company the same amount borrowed as purchase price for the shares. The share sale agreements provide that the officers may pay for the shares at the same price upon the occurrence of either an initial public offering of our capital stock or a change of control and as long as they remain employees until the options are exercised, with a maximum term of ten years. Upon payment of the shares by the officers to the trust, the trust has to pay such amount back to the Company as repayment of the loan, for which the Company charges no interest.

The management incentive plan has been classified as “equity-settled,” by which, the grant date, fair value is fixed and is not adjusted by subsequent changes in the fair value of capital instruments. Equity-settled transactions are measured at fair value at the date the equity benefits are conditionally granted to employees. The total cost of the management incentive plan determined by the Company was Ps.2,722 to be recognized from the time it becomes probable the performance condition will be met over the vesting period. This cost was determined by using the improved Binomial valuation model from Hull and White, on the date in which the plan had already been approved by the shareholders and a shared understanding of the terms and conditions of the plan was reached with the employees (December 24, 2012, defined as the grant date), with the following assumptions:

2012
Dividend yield (%)	0%
Volatility (%)	37%
Risk–free interest rate (%)	5.96%
Expected life of share options (years)	8.8
Exercise share price (in Mexican pesos Ps.)	5.31
Exercise multiple	1.1
Fair value of the stock at grant date	1.73

The expected volatility reflects the assumption that the historical volatility of comparable companies is indicative of future trends, which may not necessarily be the actual outcome.

Under the methodology followed by the Company, at the grant date and December 31, 2012 the granted shares had no positive intrinsic value.

Movements during the year

The following table illustrates the number of shares options and fixed exercise prices during the year:

	Number	Exercise price in Mexican pesos
Outstanding as of December 31, 2011	—	Ps.	—
Granted during the year	25,164,126		5.31
Forfeited during the year	—		—
Exercised during the year	—		—
Outstanding as of December 31, 2012	25,164,126	Ps.	5.31

18.  Equity

Stock Split and Share Conversion – Subsequent Event

On June 5, 2013 the shareholders of the Company approved a stock split and share conversion which consisted of a 403x split of the total number of shares. Considering the stock split which took effect on June 5, 2013, the total number of authorized shares as of December 31, 2012 was 838,799,767 (December 31, 2011 and 2010 —727,595,544), represented by common registered shares, issued and with no par value, fully subscribed, comprised as follows:

	Shares		Total
	Fixed Class I	Variable Class II
Series A	3,224	704,776,072	704,779,296
Series B	20,956	133,999,515	134,020,471

Treasury shares	24,180	838,775,587	838,799,767
Stock swap option unpaid (Series A)	—	(16,719,261)	(16,719,261)
Management incentive plan (Series A)	—	(25,164,126)	(25,164,126)

	24,180	796,892,200	796,916,380

As a result of the above, the Company now has only two classes of outstanding shares, Series A shares reserved for Mexican holders and Series B shares for non-Mexican holders. All shares representing the Company’s capital stock, either Series A shares or Series B shares, grant the holders the same economic rights and there are no preferences and/or restrictions attaching to any class of shares on the distribution of dividends and the repayment of capital.

Through unanimous resolutions dated November 27, 2012 and December 21, 2012, the Company’s shareholders approved a corporate restructuring with the sole purpose of acquiring the shares held by other shareholders of Concesionaria in exchange for the capital stock of the Company, through the capitalization of promissory notes by Ps.136,297 and Ps.139,764, respectively.

The following table shows the Company’s capital stock (after giving effect to the stock split discussed above):

	Number of shares	Thousand of Mexican pesos
Ordinary shares issued and fully paid
At December 31, 2010	727,595,544	Ps.	1,966,313
At December 31, 2011	727,595,544		1,966,313
Capital Increases, fully subscribed and paid:
November 27, 2012	43,020,250		136,298
December 21, 2012	26,300,586		139,764
Treasury shares
December 26, 2012 (Management incentive plan) Note 17	25,164,126		133,723

	822,080,506	Ps.	2,376,098

Treasury shares
Capital increase, fully subscribed and unpaid:
December 21, 2012 (Stock swap option unpaid)	16,719,261		88,847

At December 31, 2012	838,799,767	Ps.	2,464,945

Additionally, on December 21, 2012 the shareholders of Company through unanimous resolution, approved:

a) The creation of certain unpaid Stock Swap Option (the “Option”) regarding 16,173,599 shares representing 2.05% of the common equity of Concesionaria (“Concesionaria Swap Shares”) owned by HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, División Fiduciaria, Fideicomiso Irrevocable de Emisión de Certificados Bursátiles F/262374 (“FICAP”), whereby FICAP will have the option to sell to Controladora any or all of Concesionaria Swap Shares in consideration for either (i) a payment in kind with shares from Company’s capital stock, taking into account 1.03374 shares of Company per each share of Concesionaria, or (ii) a cash settlement amount, at a total price of Ps.88,847; and

b) The issuance of an aggregate of 16,719,261 Series A shares (the “Company Swap Shares”) to be held in the treasury until the Option is exercised at a total price of Ps.88,847.

The grant of the Option was subject to the execution of certain documents which took place on February 22, 2013, including a trust agreement under which FICAP will have a five year term to exercise the Option through a single or multiple transactions and the trustee will hold FICAP’s Concesionaria Swap Shares, as well as Company Swap Shares and will implement the necessary acts to carry out the Option.

As a consequence of the corporate restructuring, at December 31 2012, the Company’s capital stock, which is represented by common registered shares, issued and with no par value, fully subscribed, is comprised as follows:

	Shares
	Fixed Class I	Variable Class II	At December 31, 2012
Fixed capital:			Ps.	65
Series A	3,224	181,973,441
Series B1	7,254	45,961,344
Series B2	6,851	44,850,273
Series B3	6,851	43,187,898
Series B4	—	4,194,021
Series N	—	518,608,610
Variable capital:				2,464,880

	24,180	838,775,587	Ps.	2,464,945
Treasury shares
Stock swap option unpaid (Series A)	—	(16,719,261)		(88,847)

	24,180	822,056,326		2,376,098

Management incentive plan (Series A and B4)	—	(25,164,126)		(133,723)

Acquisition of non-controlling interest

On November 27 and December 21, 2012, some of the minority shareholders of Concesionaria reimbursed their shares with the corresponding capital reduction in Concesionaria and some of the minority shareholders sold their shares to Controladora, for the sole purpose of participating in Controladora’s capital stock and in exchange they received a promissory note for an amount of Ps.276,062. These promissory notes were recognized as capital contributions upon the issuance of new shares of Controladora for the same value.

At December 31, 2011 and 2010, Controladora’s capital stock, which is represented by common registered shares, issued and with no par value, fully subscribed and paid, is comprised as follows:

	Shares
	Fixed Class I	Variable Class II	At December 31, 2011
Fixed capital:			Ps.	65
Series A	7,254	216,465,405
Series B	6,851	211,230,435
Series C	6,851	203,402,160
Series D	3,224	96,473,364
Variable capital:				1,966,248

Total	24,180	727,571,364	Ps.	1,966,313

(i) The Company’s fixed portion of capital stock is represented by common registered shares with no par value. Fixed minimum capital is Ps.65,346 (sixty-five thousand three hundred and forty-six Mexican pesos 00/100) and are represented by Class I shares.

(ii) There is no limit on the number of shares that represent the variable portion of capital, and variable portion of capital is represented by Class II shares.

(iii) Series A, B1, B2, B3 and B4 common registered shares with no par value grant full voting rights. Series N common registered shares with no par value, grant no voting rights. Additionally, in order for a general extraordinary shareholders meeting to consider and approve Important Matters, as defined in the Company’s bylaws, the affirmative vote of (a) at least 62% of the Series A shares, plus (b) the majority of either the Series B1, B2 or B3, as applicable, as long as each such series of shares maintain a participation of 12.50% in the Company’s capital stock, is needed. Series A may be subscribed and held solely by Mexican investors, Series B1, B2, B3, B4 and N may be subscribed and held by foreign investors under the terms of the legislation applicable to foreign investment in Mexico. The board of directors shall be composed of a minimum of 9 and a maximum of 13 members, which will be appointed by the shareholders. Holders of Series A shares shall have the right to appoint the majority of its members and Series B1, B2, and B3 shall have the right to select a maximum of two board members. All shares representing the Company’s capital stock grant the holders the same economic rights and there are no preferences and/or restrictions attaching to that any class or series of shares on the distribution of dividends and the repayment of capital.

The following table shows the calculations of the basic and diluted earnings per share for the years ended December 31, 2012, 2011 and 2010.

	At December 31,
	2012		2011		2010
Net profit (loss) for the period attributable to equity holders of the parent	Ps.	215,239	Ps.	(293,540)	Ps.	572,234
Weighted average number of shares outstanding (in thousands)
Basic and diluted		732,441		727,596		727,596

Earnings (loss) per share
Basic and diluted*	Ps.	0.000294	Ps.	(0.000403)	Ps.	0.000786

*	Unvested shares awarded under the management incentive plan and the Company’s swap shares are non- dilutive at such date, and accordingly, they have been excluded in the determination of weighted average diluted shares outstanding and disregarded in the calculation of diluted earnings per share.

c) In conformity with the Mexican Corporations Act, the Company is required to allocate at least 5% of the net income of each year to increase the legal reserve. This practice must be continued until the legal reserve reaches 20% of capital stock.

At an ordinary general shareholders’ meeting held on April 7, 2011, the shareholders approved to allocate the legal reserve by an amount of Ps.38,250.

d) Any distribution of earnings in excess of the net tax profit account (CUFIN) balance will be subject to corporate income tax, payable by the Company, at the enacted income tax rate at that time.

e) Shareholders may contribute certain amounts for future increases in capital stock, either in the fixed or variable capital. Said contributions will be kept in a special account until the shareholders meeting authorizes an increase in the capital stock of the Company, at which time each shareholder will have a preferential right to subscribe and pay the increase with the contributions previously made. As it is not strictly regulated in Mexican law, the shareholders meeting may agree to return the contributions to the shareholders or even set a term in which the increase in the capital stock has to be authorized. As of December 31, 2012 and 2011, there are not contributions for future increases in capital stock.

f) In 2010, two of the former shareholders of the Company wanted to sell their shares representing an aggregate of 50% of the Company’s capital stock. The Company was required to hired legal and financial advisors to analyze its strategic options and to facilitate the shareholder transaction. The advisory services it contracted for included valuation of the Company, negotiation of contractual provisions and documents, and finding new potential shareholders. On July 16, 2010, new investors and some of the existing shareholders purchased such 50% stake without any proceeds to the Company. Subsequently, it was decided by a meeting of the Board of Directors that the Company would pay such legal and financial expenses on behalf of its shareholders. The Company paid the expenses and accounted for them against equity as a deemed dividend to shareholders.

19.  Income tax and flat rate business tax (FRBT)

In accordance with Mexican tax law, the Company is subject to income tax and Flat Rate Business Tax (“FRBT”) and files its tax returns on an individual entity basis and the related tax results are combined in the accompanying consolidated financial statements. The income tax is computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values. Taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the annual inflation adjustment.a) On December 7, 2009, a tax reform was published. This tax reform changed, amended and annulled some tax dispositions that were effective on January 1, 2010.

On December 17, 2012, the 2013 tax reform was published. This tax reform changes the income tax rate for 2013 to 2015 as mention below, which will be 30%, and is effective as of January 1, 2013.

(i) From 2013 the rate will be 30%

(ii) For 2014 the rate will be 29%

(iii) For 2015 and succeeding years 28%

b) Current-year FRBT is computed by applying the 17.5% in 2012, 2011 and 2010. The rate to income is determined on the basis of cash flows, net of authorized credits.

FRBT shall be payable only to the extent it exceeds income tax for the same period. In other words, to determine FRBT payable, income tax paid in a given period shall first be subtracted from the FRBT of the same period and the difference shall be the FRBT payable.

Should a negative FRBT base be determined because deductions exceed taxable income, there will be no FRBT payable. The amount of the negative base multiplied by the FRBT rate results in a FRBT credit, which may be applied against income tax for the same year or, if applicable, against FRBT payable in the next ten years.

Based on its tax result projections, the Company considers that it will be subject to the payment of income tax in future years.

c) For the year ended December 31, 2012 the Company reported on a combined basis a tax profit of Ps.308,633, and Ps.256,588 was applied against tax losses from prior years. For the year ended December 31, 2011, the Company reported on combined basis for financial purposes a tax loss of Ps.532,414, and for the year ended December 31, 2010, the Company reported a tax profit on combined basis of Ps.62,366.

Tax losses in conformity with the Mexican Income Tax law may be carried forward against taxable income generated in the succeeding ten years. In accordance with Mexican tax law, the tax losses are restated using the inflation rate.

d) An analysis of combined tax on profits charged to results of operations of the years ended December 31, 2012, 2011 and 2010 is as follows:

	2012		2011		2010
Current year income tax expense	Ps.	(15,614)	Ps.	(7,498)	Ps.	(251)
Deferred income tax benefit		12,133		7,022		238,935

Total tax (expenses) benefit on profits	Ps.	(3,481)	Ps.	(476)	Ps.	238,684

e) A reconciliation of the statutory corporate income tax rate to the effective tax rate recognized by the Company for financial reporting purposes is as follows:

	2012		2011		2010
Statutory income tax rate	30.00%		30.00%		30.00%
Annual inflation adjustment	7.04%		(4.33%	)	1.25%
Non deductible expenses	2.03%		(3.42%	)	—
Fixed asset inflation	(0.64%	)	1.40%		1.98%
Tax losses released	(33.01%	)	(66.38%	)	(108.64%	)
Unused tax losses carryforward	—		—		11.85%
Inflation of tax losses	(10.36%	)	7.82%		—
Adjustment to beginning balance	10.29%		25.32%		—

Other tax adjustments	(6.17%	)	9.28%		0.56%
Tax rate change	2.5%		0.16%		3.00%

	1.68%		(0.15%	)	(60.00%	)

For Mexican purposes, corporate income tax is computed on accrued basis. Corporate Income Tax Law requires that taxable profit be determined by considering the revenue less tax deductions and the result is carried forward to the tax losses for previous years. After the amortization of unused tax losses, a 30% tax rate must be applied to the final tax result.

For tax purposes, income received is considered taxable at the earlier of: (i) time the revenue is collected, (ii) the service is provided or (iii) timing of the issuance of the invoice. Expenses are deductible for tax purposes generally on accrual basis, with some exceptions, once the requirements established in the tax law are fulfilled.

f) An analysis of combined deferred taxes is as follows:

	2012				2011
	Consolidated statement of financial position		Consolidated statement of operations		Consolidated statement of financial position		Consolidated statement of operations
Deferred income tax assets:
Unearned transportation revenue	Ps.	37,760	Ps.	12,998	Ps.	24,762	Ps.	7,028
Allowance for doubtful accounts		6,639		(1,029)		7,668		7,668
Provisions		102,537		(8,135)		110,672		63,265
Employee benefits		1,151		363		788		(490)
Employee profit sharing		2,169		1,832		337		(5)
Financial instruments		44,363		(21)		48,896		71
Extension Lease Agreement		51,696		51,696		—		—
Tax losses available for offsetting against future taxable income		427,567		43,969		383,598		41,818

		673,882		101,673		576,721		119,355
Deferred income tax liabilities:
Inventories		29,067		5,064		24,003		11,560
Financial instruments		757		(18)		350		(812)
Furniture and equipment		31,834		(21,459)		53,293		98
Prepaid expenses and other assets		100,020		42,471		57,279		13,762
Supplemental rent		202,947		63,212		139,671		87,725

		364,625		89,540		274,596		112,333

Deferred tax asset, net	Ps.	309,257	Ps.	12,133	Ps.	302,125	Ps.	7,022

	2012		2011
Reflected in the consolidated statement of financial position as follows:
Deferred tax assets	Ps.	319,969	Ps.	302,125
Deferred tax liabilities		(10,712)		—

Deferred tax net	Ps.	309,257	Ps.	302,125

A reconciliation of deferred tax asset is as follows:

	2012		2011		2010
Opening balance as of January 1,	Ps.	302,125	Ps.	273,338	Ps.	4,353
Tax income (expense) during the current year recorded in profit		12,133		7,022		238,935
Tax income (expense) during the current year recorded in accumulated other comprehensive income		(5,001)		21,765		30,050

Closing balance as of December 31,	Ps.	309,257	Ps.	302,125	Ps.	273,338

At December 31, 2012 and 2011 the table shown above includes deferred income tax asset recognized by Concesionaria for tax losses carry-forwards to the extent that the realization of the related tax benefit trough future taxable profits is probable.

The Company offsets tax assets and liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same tax authority.

g) According to IAS 12, a deferred tax asset should be recognized for the carryforward of unused tax losses to the extent that it is probable that future taxable income will be available against which the unused tax losses can be utilized. In this regards Company has recognized at December 31, 2012 and 2011 a deferred tax asset for tax losses of Ps.427,567 and Ps.383,598, respectively.

The Company recognized a deferred tax asset for the carryforward of unused tax losses as it believes that it has convincing evidence to support their continued recognition as of December 31, 2012. Specifically, it believes that the amounts will be recovered through sufficient taxable temporary differences relating to the same taxation authority which will result in taxable amounts against which the unused tax losses can be utilized before they expire.

An analysis of the available tax losses carry-forward of the Company at December 31, 2012 is as follows:

Year of loss	Historical loss		Restated tax loss		Utilized		Total remaining amount		Year of expiration
2005	Ps.	115,170	Ps.	142,044	Ps.	142,044	Ps.	—	2015
2006		297,422		385,480		261,911		123,569	2016
2007		333,206		423,663		1,140		422,523	2017
2008		317,209		382,783		245		382,538	2018
2009		344,154		393,810		5,622		388,188	2019
2010		95,334		105,201		2,463		102,738	2020
2011		559,623		596,974		1,656		595,318	2021

	Ps.	2,062,118	Ps.	2,429,955	Ps.	415,081	Ps.	2,014,874

A breakdown of available tax loss carry-forward of Controladora and its subsidiaries at December 31, 2012 is as follows:

	Historical loss		Restated tax loss		Utilized		Total remaining amount
Concesionaria	Ps.	1,687,494	Ps.	2,016,796	Ps.	374,466	Ps.	1,642,330
Controladora		359,909		397,176		29,485		367,691
Comercializadora		13,735		14,968		10,115		4,853
Servicios Administrativos		980		1,015		1,015		—

	Ps.	2,062,118	Ps.	2,429,955	Ps.	415,081	Ps.	2,014,874

h) At December 31, 2012, the Company had the following tax balances:

Restated contributed capital account (“CUCA”)	Ps.	2,961,368
Net tax profit account (“CUFIN”)		27,432

20.  Other operating income and expenses

An analysis of other operating income is as follows:

	2012		2011		2010
Aircraft gain on sale and leaseback (Note 14)	Ps.	61,269	Ps.	72,820	Ps.	8
Others		7,531		1,011		150

	Ps.	68,800	Ps.	73,831	Ps.	158

An analysis of other operating expenses is as follows:

	2012		2011		2010
Administrative and operational support expenses (Note 1u)	Ps.	116,257	Ps.	144,035	Ps.	85,995
Technology and communications		72,962		56,493		42,384
Insurance		66,903		50,861		57,349
Passenger services		53,395		46,393		39,622
Rents of offices, maintenance warehouse and hangar (Note 14c)		20,227		14,346		10,931
Loss on disposal of rotable spare parts, furniture and equipment		14,586		1,066		—
Penalty of anticipated IT contract cancellation		—		34,245		—
Others		12,187		11,607		19,132

	Ps.	356,517	Ps.	359,046	Ps.	255,413

21.  Commitments

Aircraft-related commitments and financing arrangements

Committed expenditures for aircraft purchase and related flight equipment, including estimated amounts for contractual prices escalations and pre-delivery payments, will be as follows:

	Commitment expenditures in U.S. dollars		Commitment expenditures equivalent in Mexican pesos
2013	US$	43,742	Ps.	569,086
2014		58,991		767,476
2015		58,273		758,141
2016		41,547		540,534
2017		82,275		1,070,405
2018 and thereafter		237,131		3,085,092

	US$	521,959	Ps.	6,790,734

Litigation

The Company is a party to legal proceedings and claims that arise during the ordinary course of business. The Company believes the ultimate outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

22.  Operating segments

The Company is managed as a single business unit that provides air transportation services. The Company has two geographic segments identified below:

Revenues:	2012		2011		2010
Domestic (Mexico)	Ps.	8,834,864	Ps.	6,781,571	Ps.	5,751,132
United States of America		2,851,551		2,097,045		1,026,258

Total revenues	Ps.	11,686,415	Ps.	8,878,616	Ps.	6,777,390

23.  Subsequent events

Subsequent to December 31, 2012 and prior to June 5, 2013:

(i) The Company opened three new routes, reaching a total of 71 routes. During the same period the Company’s fleet increased from 41 to 43 aircraft.

(ii) On February 22, 2013, through the creation of a trust, FICAP contributed all of its Series A shares of Concesionaria (16,173,599 shares).

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Unaudited Interim Condensed Consolidated Statements of Financial Position

(In thousands of Mexican pesos)

	Thousands of U.S. dollars, 2013		At March 31, 2013 Unaudited (Restated)		At December 31, 2012 Audited (Restated)		At March 31, 2012 Unaudited (Restated)
Assets
Current assets:
Cash and cash equivalents (Note 8)	US$	74,944	Ps.	925,898	Ps.	822,076	Ps.	687,083
Accounts receivable:
Related parties (Note 9)		402		4,963		3,619		2,144
Other accounts receivable, net (Note 10)		38,614		477,059		237,331		204,396
Recoverable taxes		12,666		156,482		146,366		108,543
Inventories		8,818		108,945		97,150		76,531
Prepaid expenses and other current assets (Note 13)		22,410		276,862		267,874		234,534
Financial instruments (Note 5)		—		—		2,360		—
Guarantee deposits (Note 14)		22,998		284,135		238,242		203,815

Total current assets		180,852		2,234,344		1,815,018		1,517,046

Non-current assets:
Rotable spare parts, furniture and equipment, net (Note 11)		88,443		1,092,683		1,195,319		1,582,930
Intangible assets (Note 12)		4,781		59,069		60,235		55,400
Deferred income tax		27,575		340,694		319,969		303,860
Guarantee deposits (Note 14)		182,346		2,252,808		2,244,665		1,914,931
Other assets		3,451		42,638		54,045		55,756
Assets classified as held for sale		454		5,610		12,307		—

Total assets	US$	487,902	Ps.	6,027,846	Ps.	5,701,558	Ps.	5,429,923

Liabilities and equity
Short-term liabilities:
Unearned transportation revenue	US$	130,859	Ps.	1,616,713	Ps.	1,258,670	Ps.	1,327,340
Accounts payable:
Suppliers		41,091		507,662		520,345		455,001
Related parties (Note 9)		602		7,439		3,399		5,645
Accrued liabilities (Note 16)		67,764		837,200		765,792		708,572
Taxes payable		60,830		751,532		560,418		625,979
Financial instruments (Note 5)		2,941		36,331		37,011		27,715
Financial debt (Note 7)		31,621		390,663		527,383		573,845
Other liabilities		4,241		52,401		48,879		23,254

Total short-term liabilities		339,949		4,199,941		3,721,897		3,747,351

Long-term liabilities:
Financial instruments (Note 5)		7,728		95,476		110,702		115,297
Financial debt (Note 7)		44,383		548,329		632,540		806,240
Other liabilities		12,075		149,185		146,929		150,311
Employee benefits		380		4,692		4,111		3,007
Deferred income taxes		874		10,800		10,712		201

Total liabilities		405,389		5,008,423		4,626,891		4,822,407

	Thousands of U.S. dollars, 2013		At March 31, 2013 Unaudited (Restated)		At December 31, 2012 Audited (Restated)		At March 31, 2012 Unaudited (Restated)
Equity (Note 18):
Capital stock		192,325		2,376,098		2,376,098		1,966,313
Treasury shares		(10,824)		(133,723)		(133,723)		—
Contributions for future capital increases		—		1		1		1
Legal reserve		3,096		38,250		38,250		38,250
Additional paid-in capital		(15,448)		(190,850)		(190,850)		—
Accumulated losses		(80,288)		(991,931)		(929,645)		(1,367,824)
Other accumulated comprehensive losses		(7,991)		(98,724)		(107,910)		(97,494)

Total equity attributable to equity holders of the parent		80,870		999,121		1,052,221		539,246
Non-controlling interest		1,643		20,302		22,446		68,270

Total equity		82,513		1,019,423		1,074,667		607,516

Total liabilities and equity	US$	487,902	Ps.	6,027,846	Ps	.5,701,558	Ps	.5,429,923

Amounts for 2013 and 2012 are restated (see Note 2).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Unaudited Interim Condensed Consolidated Statements of Operations

(In thousands of Mexican pesos, except for loss per share)

	Thousands of U.S. dollars 2013, except for losses per share		For the three month periods ended March 31,
			2013		2012
			Unaudited
			(Restated)
Operating revenues:
Passenger	US$	209,439	Ps.	2,587,535	Ps.	2,099,908
Non-ticket		38,370		474,052		312,241

		247,809		3,061,587		2,412,149
Other operating income		(1,962)		(24,240)		(19,413)
Fuel		97,019		1,198,628		1,088,405
Aircraft rent (Note 15)		41,628		514,297		445,508
Salaries and benefits		29,369		362,840		296,836
Landing, take-off and navigation expenses		37,296		460,772		370,961
Sales, marketing and distribution expenses		15,101		186,573		162,739
Maintenance expenses		11,434		141,268		116,242
Other operating expenses (Note 20)		8,274		102,227		74,981
Depreciation and amortization (Note 11 and Note 12)		6,576		81,245		41,678

Operating income (loss)		3,074		37,977		(165,788)

Finance income		353		4,355		2,616
Finance cost		(1,491)		(18,415)		(18,769)
Foreign exchange loss, net		(8,728)		(107,830)		(87,812)

Loss before income tax		(6,792)		(83,913)		(269,753)
Income tax benefit (Note 19)		1,561		19,291		4,532

Consolidated net loss	US$	(5,231)	Ps.	(64,622)	Ps.	(265,221)

Attributable to:
Equity holders of the parent		(5,042)		(62,286)		(222,940)
Non-controlling interest		(189)		(2,336)		(42,281)

Consolidated net loss	US$	(5,231)	Ps.	(64,622)	Ps.	(265,221)

Loss per share basic and diluted:*	US$	(0.000006)	Ps	.(0.000078)	Ps.	(0.000306)

Amounts for 2013 are restated (see Note 2).

*	Per share amounts in the Company’s unaudited interim condensed consolidated statements of operations reflected the retrospective application of the stock split effected on June 5, 2013 (see Note 18).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Unaudited Interim Condensed Consolidated Statements of Comprehensive Income

(In thousands of Mexican pesos)

	Thousands of U.S. dollars 2013	For the three months ended March 31,
		2013		2012
		Unaudited
		(Restated)
Consolidated net loss for the period	US$(5,231)	Ps.	(64,622)	Ps.	(265,221)

Other comprehensive income:
Other comprehensive income to be reclassified to profit or loss in subsequent periods:
Net gain on cash flow hedges, net of income tax effect	760		9,378		12,998

Total comprehensive loss for the period, net of tax	US$(4,471)	Ps.	(55,244)	Ps.	(252,223)

Attributable to:
Equity holders of the parent	(4,298)		(53,100)		(211,314)
Non-controlling interest	(173)		(2,144)		(40,909)

	US$(4,471)	Ps.	(55,244)	Ps.	(252,223)

Amounts for 2013 are restated (see Note 2).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN,

S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Unaudited Interim Condensed Consolidated Statements of Changes in Equity

For the three months ended March 31, 2013

(In thousands of Mexican pesos)

	Attributable to the equity holders of the parent
	Capital Stock		Treasury Shares		Contributions for future capital increases		Legal Reserve		Additional paid-in capital		Accumulated losses		Employee Benefits		Cash flow hedges		Total		Non-controlling interest		Total equity
Balances as of January 1, 2013 (Restated)	Ps.	2,376,098	Ps.	(133,723)	Ps.	1	Ps.	38,250	Ps.	(190,850)	Ps.	(929,645)	Ps.	(8,325)	Ps.	(99,585)	Ps.	1,052,221	Ps.	22,446	Ps.	1,074,667
Net loss for the period		—		—		—		—		—		(62,286)		—		—		(62,286)		(2,336)		(64,622)
Other comprehensive income items		—		—		—		—		—		—		—		9,186		9,186		192		9,378

Total comprehensive (loss) income		—		—		—		—		—		(62,286)		—		9,186		(53,100)		(2,144)		(55,244)

Balances as of March 31, 2013 (Restated)	Ps.	2,376,098	Ps.	(133,723)	Ps.	1		Ps.38,250	Ps.	(190,850)	Ps.	(991,931)	Ps.	(8,325)	Ps.	(90,399)	Ps.	99,121	Ps.	20,302	Ps.	1,019,423

Balances as of March 31, 2013 (Unaudited)	US$	192,325	US$	(10,824)	US$	—	US$	3,096	US$	(15,448)	US$	(80,288)	US$	(674)	US$	(7,317)	US$	80,870	US$	1,643	US$	82,513

Amounts for 2013 are restated (see Note 2).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN,

S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Unaudited Interim Condensed Consolidated Statements of Changes in Equity

For the three months ended March 31, 2012

(In thousands of Mexican pesos)

									Attributable to the equity holders of the parent
	Capital stock		Treasury Shares		Contributions for future capital increases		Legal reserve		Accumulated losses		Employee benefits		Cash flow hedges		Total		Non-controlling interest		Total equity
Balance as of January 1, 2012 (Restated)	Ps.	1,966,313	Ps.	—	Ps.	1	Ps.	38,250	Ps.	(1,144,884)	Ps.	(7,983)	Ps.	(101,137)	Ps.	750,560	Ps.	109,179	Ps.	859,739
Net loss for the period		—		—		—		—		(222,940)		—		—		(222,940)		(42,281)		(265,221)
Other comprehensive income items		—		—		—		—		—		—		11,626		11,626		1,372		12,998

Total comprehensive(loss) income		—		—		—		—		(222,940)		—		11,626		(211,314)		(40,909)		(252,223)

Balance as of March 31, 2012 (Unaudited)	Ps.	1,966,313	Ps.	—	Ps.	1	Ps.	38,250	Ps.	(1,367,824)	Ps.	(7,983)	Ps.	(89,511)	Ps.	539,246	Ps.	68,270	Ps.	607,516

Amounts for 2012 are restated (see Note 2).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Unaudited Interim Condensed Consolidated Statements of Cash Flows

(In thousands of Mexican pesos)

	Thousands of U.S. dollars		For the three months ended March 31,
	2013		2013		2012
			Unaudited
	(Restated)
Operating activities
Loss before income tax	US$	(6,792)	Ps.	(83,913)	Ps.	(269,753)
Non-cash adjustment to reconcile loss before tax to net cash flows from operating activities:
Depreciation and amortization (Note 11 and 12)		6,576		81,245		41,678
Allowance for doubtful accounts		246		3,013		5,931
Finance income		(353)		(4,355)		(2,616)
Finance cost		1,491		18,415		18,769
Foreign exchange		(1,182)		(14,600)		(119,627)
Financial instruments		99		1,220		6,116
Net gain on disposal of rotable spare parts, furniture and equipment and gain of sale and leaseback transaction (Note 20)		(1,805)		(22,306)		(17,239)
Employee benefits		78		959		302
Aircraft lease extension benefit and other benefits by services agreement		(659)		(8,136)		(5,814)

Cash flows from operating activities before changes in working capital and provisions		(2,301)		(28,458)		(342,253)
Changes in operating assets and liabilities:
Related parties		218		2,696		4,476
Other accounts receivable		(19,659)		(242,875)		(50,237)
Recoverable taxes		(819)		(10,116)		(33,096)
Inventories		(955)		(11,795)		3,479
Prepaid expenses		(1,154)		(14,253)		(34,584)
Other assets		923		11,407		(4,254)
Guarantee deposits		(4,372)		(54,010)		52,906
Suppliers		(1,027)		(12,683)		(80,464)
Accrued liabilities		5,780		71,408		57,524
Taxes payable		15,288		188,879		195,736
Unearned transportation revenue		28,981		358,043		501,950
Financial instruments		(111)		(1,368)		(6,348)
Other liabilities		1,095		13,534		(4,693)

		21,887		270,409		260,142
Interest received		350		4,329		2,616
Income tax paid		(254)		(3,132)		(287)

Net cash flows provided by operating activities		21,983		271,606		262,471

Investing activities
Acquisitions of rotable spare parts, furniture and equipment (Note 11)		(18,417)		(227,532)		(208,400)
Acquisitions of intangible assets		(509)		(6,291)		(2,216)
Proceeds from disposals of rotable spare parts, furniture and equipment		23,933		295,686		132,386

Net cash flows provided by (used in) investing activities		5,007		61,863		(78,230)

Financing activities
Interest paid		(895)		(11,053)		(17,040)
Payments of financial debt		(20,462)		(252,798)		(116,725)
Proceeds from financial debt		4,822		59,570		177,072

Net cash flows (used in) provided by financing activities		(16,535)		(204,281)		43,307

Increase in cash and cash equivalents		10,455		129,188		227,548
Net foreign exchange differences on the cash balance		(2,051)		(25,366)		18,467
Cash and cash equivalents at beginning of year		66,540		822,076		441,068

Cash and cash equivalents at end of year	US$	74,944	Ps.	925,898	Ps.	687,083

Amounts for 2013 are restated (see Note 2).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V. AND SUBSIDIARIES

(d.b.a. VOLARIS)

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

At March 31, 2013 and December 31, 2012

(In thousands of Mexican pesos and thousands of U.S. dollars, except when indicated otherwise)

1.  Corporate information

These unaudited interim condensed consolidated financial statements and their accompanying notes were authorized for issuance by the Company’s Chief Executive Officer, Enrique Beltranena and the Chief Financial Officer, Fernando Suarez on June 5, 2013. Subsequent events have been considered through June 5, 2013 (see Note 23).

Subsequent event

On June 5, 2013, Controladora Vuela Compañía de Aviación, S.A.P.I. de C.V. changed its corporate name to Controladora Vuela Compañía de Aviación, S.A.B. de C.V.

Controladora Vuela Compañía de Aviación, S.A.B. de C.V. (the “Company” or “Controladora”) was incorporated in Mexico in accordance with Mexican Corporate laws on October 27, 2005. The Company is domiciled in Mexico, City at Av. Antonio Dovali Jaime No. 70, 13th Floor, Tower B, Colonia Zedec Santa Fe, Mexico D.F.

2.  Basis of preparation

The unaudited interim condensed consolidated financial statements for the three months ended March 31, 2013 have been prepared in accordance with International Accounting Standard (“IAS”) 34 Interim Financial Reporting.

The unaudited interim condensed consolidated financial statements do not include all the information and disclosures required in the annual consolidated financial statements, and should be read in conjunction with the Company’s consolidated financial statements as of December 31, 2012.

The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Company’s consolidated financial statements for the year ended December 31, 2012, except for the adoption of new standards and interpretations as of January 1, 2013, noted bellow:

As required by IAS 34, the nature and the effect of these changes are disclosed below. In addition, the application of IFRS 12 Disclosure of Interest in Other Entities will result in additional disclosures in the annual consolidated financial statements.

Error correction—Equity transaction costs

During the three months ended March 31, 2013, the Company previously expensed transaction costs of Ps. 25,105 incurred in 2011, related to an equity transaction that was suspended. The transaction costs were erroneously deferred pending a future decision to proceed with the transaction but should have been expensed when it became clear that such equity transaction would not be resumed within a short period of time. However, the Company decided to restate its financial statements as of March 31, 2012 and for the three months period ended March 31, 2013, in order to reflect the expense incurred through fiscal year 2011 in such year. As a consequence, the caption prepaid expenses and other current assets in the consolidated statements of financial position decreased from Ps. 259,639 to Ps. 234,534 as of March 31, 2012. Net loss in the consolidated statements of operations decreased from Ps. 84,952 to Ps. 64,622 during the three months period ended March 31, 2013.

New Standards

Several other new standards and amendments apply for the first time in 2013. However, they do not impact the annual consolidated financial statements of the Company or the unaudited interim condensed consolidated financial statements of the Company.

IAS 1 Financial Statement Presentation: Presentation of Items of OCI

The amendments to IAS 1 introduce the grouping of items presented in other comprehensive income (“OCI”). Items that could be reclassified (or recycled) to profit or loss at a future point in time (for example, upon derecognition or settlement) now have to be presented separately from items that will never be reclassified (for example actuarial gain and losses on defined benefit obligations). The amendment affected the financial statements presentation and had no impact on the Company’s financial position or performance.

IAS 1 Financial Statement Presentation: Comparative Information

The amendment to IAS 1 clarifies the difference between voluntary additional comparative information and the minimum required comparative information. An entity must include comparative information in the related notes to the financial statements when it voluntarily provides comparative information beyond the minimum required comparative period. The additional voluntarily comparative information does not need to be presented in a complete set of financial statements.

An unaudited interim condensed consolidated statement of financial position as of March 31, 2012 is included for comparison purposes.

IFRS 7 Financial Instruments: Disclosures Enhanced and Derecognition Disclosure Requirements

The amendment requires an entity to disclose information about rights to set-off financial instruments and related arrangements (e.g., collateral agreements). The disclosures would provide users with information that is useful in evaluating the effect of netting arrangements on an entity’s financial position. The new disclosures are required for all recognized financial instruments that are set off in accordance with IAS 32 Financial Instruments: Presentation. The disclosures also apply to recognized financial instruments that are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether the financial instruments are set off in accordance with IAS 32. As the Company is not setting off financial instruments in accordance with IAS 32 and does not have offsetting arrangements, the amendment does not have an impact on the Company.

IFRS 7 requires specific disclosures on fair values. Some of these disclosures are specifically required for financial instruments by IAS 34.16A (j), thereby affecting the unaudited interim condensed consolidated financial statements period. The Company provides these disclosures in Notes 5 and 6.

IFRS 10 Consolidated Financial Statements

IFRS 10 establishes a single control model that applies to all entities including special purpose entities. IFRS 10 replaces the parts of previously existing IAS 27 Consolidated and Separate Financial Statements that dealt with consolidated financial statements and SIC-12 Consolidation – Special Purpose Entities.

IFRS 10 changes the definition of control such that an investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. To meet the definition of control in IFRS 10, all three criteria must be met, including: (i) an investor has power over an investee; (ii) the investor has exposure, or rights, to variable returns from its involvement with the investee; and (iii) the investor has the ability to use its power over the investee to affect the amount of the investor’s returns.

Application of IFRS 10 had no impact on the consolidated investments held by the Company.

IFRS 12 Disclosure of Involvement with Other Entities

IFRS 12 sets out the requirements for disclosures relating to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities. None of these disclosure requirements are applicable for unaudited interim condensed consolidated financial statements, unless significant events and transactions in the interim period require that they are provided. Accordingly, the Company has not made such disclosures.

IFRS 13 Fair Value Measurement

IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The application of IFRS 13 has not impacted the fair value measurements carried out by the Company.

IFRS 13 also requires specific disclosures on fair values, some of which replace existing disclosure requirements in other standards, including IFRS 7 Financial Instruments: Disclosures. Some of these disclosures are specifically required for financial instruments by IAS 34.16A (j), thereby affecting the unaudited interim condensed consolidated financial statements period. The Company provides these disclosures in Notes 5 and 6.

The Company has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective. The consolidated financial statements for the year ended December 31, 2012 include a description of standards issued but not yet effective.

3.  Convenience translation

U.S. dollar amounts at March 31, 2013 shown in the unaudited interim condensed consolidated financial statements have been included solely for the convenience of the reader and are translated from Mexican pesos at March 31, 2013, divided by an exchange rate of Ps.12.3546 per U.S. dollar, as reported by the Mexican Central Bank (Banco de México) as the rate for the payment of obligations denominated in foreign currency payable in Mexico in effect on March 31, 2013. Such translation should not be construed as a representation that the peso amounts have been or could be converted into U.S. dollars at this or any other rate. The referred information in U.S. dollars is solely for information purposes and does not represent the amounts are in accordance with IFRS or the equivalent in U.S. dollars in which the transactions were conducted or in which the amounts presented in Mexican pesos can be translated or realized.

4.  Seasonality of operations

The results of operations for any interim period are not necessarily indicative of those for the entire year because the business is subject to seasonal fluctuations. The Company expect demand to be greater during the summer in the northern hemisphere, in December and around Easter, which can fall either in the first or second quarter, compared to the rest of the year. The Company and subsidiaries generally experience their lowest levels of passenger traffic in February, September and October, given their proportion of fixed costs, seasonality can affect their profitability from quarter to quarter. This information is provided to allow for a better understanding of the results, however management has concluded that this does not constitute “highly seasonal” as considered by IAS 34.

5.  Financial instruments

Set out below is an overview of financial instruments by classification, other than cash and short-term deposits, held by the Company at March 31, 2013:

	Loans and receivables		Fair value through other comprehensive Income
Financial assets:

Related parties and other accounts receivable (Notes 9 and 10)	Ps.	482,022	Ps.	—

Total current		482,022		—

Total	Ps.	482,022	Ps.	—

	Amortized Cost		Fair value through other comprehensive Income
Financial liabilities:
Accounts payable (suppliers) and related parties	Ps.	515,101	Ps.	—
Financial debt		390,663		—
Derivative financial instruments		—		36,331

Total current		905,764		36,331

Financial debt		548,329		—
Derivative financial instruments		—		95,476

Total non-current		548,329		95,476

Total	Ps.	1,454,093	Ps.	131,807

Concentration of risk

The Company’s activities are exposed to different financial risks: (i) market risk, (ii) credit risk, and (iii) liquidity risk. The Company’s global risk management program is focused on mitigating the uncertainty in the financial markets and tries to minimize the potential adverse effects on the net earnings. The Company uses derivatives to hedge part of these risks. The Company does not engage in derivatives for speculative purposes.

Market risk

a)  Fuel price risk

The Company is exposed to fuel price risk and the management of fuel price risk strategy aims to provide the Company with protection against sudden and significant increases in fuel prices. Pursuing this objective, the risk management program allows the use of derivative financial instruments available on the over the counter markets with approved counterparties and within approved limits.

For the three months ended March 31, 2013, the Company entered into fuel swap hedges that gave rise to a gain of Ps.7,248. These instruments qualify for hedge accounting and, accordingly, the effects of the hedge are presented as part of fuel cost in the consolidated statements of operation. During the same period, the Company also entered into fuel swaps hedges that are being accounted for as cash flow hedges. These contracts are intended to hedge a percentage of the second and third quarters of 2013 projected fuel consumption. As of March 31, 2013 the fair value of these instruments was Ps.986, recorded in short-term liabilities.

As of December 31, 2012 the Company had outstanding fuel swaps intended to hedge a percentage of the first and second quarters of 2013 projected fuel consumption. As of December 31, 2012 the fair value of these financial instruments was Ps.2,360 and is presented as part of current assets.

For the three months ended March 31, 2012, the Company did not enter into fuel hedges; however as of December 31, 2011, the Company had entered into fuel swaps, intended to hedge approximately 3.9% of its projected fuel requirements for the first quarter of 2012, these instruments gave rise to a gain of Ps. 3,100. All positions matured on January 2012, so accordingly there is no fair value as of March 31, 2012.

The following table includes the notional amounts and strike prices of the derivative financial instruments outstanding as of the end of March 31, 2013:

Position as of March 31, 2013	Maturities
Fuel Risk	2Q13		3Q13		Total
Notional volume in gallons (thousands)*		2,735		1,314		4,049
Future agreed rate per gallon (U.S. dollars)**	US$	2.9867	US$	2.9816	US$	2.9851
Total in thousands of Mexican pesos ***	Ps.	100,920	Ps.	48,403	Ps.	149,323
Approximate percentage of hedge (of expected consumption value)		8.69%		3.65%		6.00%

*	US Gulf Cost Jet 54 as underling asset
**	Weighted average
***	Exchange rate at March 31, 2013 was Ps. 12.3546

b)  Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows will fluctuate because of changes in foreign exchange rates. The Company’s exposure to the risk of changes in foreign exchange rates relates primarily to the Company’s operating activities (when revenue or expense is denominated in a different currency from the Company’s functional currency).

The Company’s exchange exposure relates primarily to amounts payable arising from U.S. dollar denominated expenses and U.S. dollars linked expenses and payments. To mitigate this risk, the Company may use foreign exchange derivative financial instruments.

Most of the Company’s revenue is generated in Mexican pesos, although 26% of its revenues came from operations in the United States of America for the three months ended March 31, 2013 (26% for the year ended December 2012, and 27% for the three months ended at March 31, 2012) and U.S. dollar denominated collections accounted for 32%, 34% and 35% of the Company’s total collections at March 31, 2013, December 31, 2012 and March 31, 2012, respectively. However, its liabilities, particularly those related to aircraft leasing and acquisition, are U.S. dollar denominated.

The Company’s foreign exchange exposure at March 31, 2013, December 31, 2012 and March 31, 2012 is as set forth below:

	Thousands of U.S. dollars at
	March 31, 2013		December 31, 2012		March 31, 2012
Assets:
Aircraft maintenance deposits paid to lessors	US$	169,601	US$	158,568	US$	132,452
Pre-delivery payments*		56,426		69,940		93,382
Cash and cash equivalents		31,318		46,965		25,465
Deposits for rental of flight equipment		26,236		22,573		25,309
Collateral of derivative financial instruments		5,611		6,272		6,152

Total assets		289,192		304,318		282,760

Liabilities:
Financial debt		53,512		68,667		85,893
Foreign suppliers		27,412		27,425		19,251

Total liabilities		80,924		96,092		105,144

Net foreign currency position	US$	208,268	US$	208,226	US$	177,616

*	These assets are included as part of rotable, spare parts, furniture and equipment, and therefore are not revalued.

	Thousands of U.S. dollars at
	March 31, 2013		December 31, 2012		March 31, 2012
Off-balance sheet transactions exposure:
Aircraft operating leases	US$	878,218	US$	817,622	US$	662,448
Aircraft and engines commitments		515,446		521,959		557,324

Total foreign currency	US$	1,393,664	US$	1,339,581	US$	1,219,772

For the three months ended March 31, 2013 and 2012, the Company did not enter into exchange rate derivatives financial instruments, and accordingly, there is no fair value as of March 31, 2013 and 2012. Also, during the year ended on December 31, 2012, the Company did not enter into exchange rate derivatives financial instruments.

c)  Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term debt obligations and flight equipment operating lease agreements with floating interest rates.

The Company’s results are affected by fluctuations in market interest rates due to the impact that such changes may have on lease payments indexed to London Inter Bank Offered Rate (“LIBOR”). The Company uses derivative financial instruments to reduce its exposure to fluctuations in market interest rates and accounts for these instruments as an accounting hedge. In general, when a derivative can be defined within the terms and cash flows of a leasing agreement, this may be designed as a “cash flow hedge” and the effective portion of fair value variations are recorded in equity until the date the cash flow of the hedged lease payment becomes due.

As of March 31, 2013, December 2012 and March 2012, the Company had outstanding hedging contracts in the form of interest rate swaps whose notional amount was US$70,000 and their fair values were Ps.130,821, Ps.147,713 and Ps.143,012, respectively, recorded in liabilities. For the three months ended March 31, 2013 and 2012 the reported loss on the instruments was Ps.8,467 and Ps.9,215, respectively, which was recognized as part of rental expense in the consolidated statement of operations.

Liquidity risk

Liquidity risk represents the risk that the Company has insufficient funds to meet its obligations.

Because of the cyclical nature of the business, the operations, and its investment and financing needs related to the acquisition of new aircraft and renewal of its fleet, the Company requires liquid funds to meet its payment obligations.

The Company attempts to manage its cash and cash equivalents and its financial assets, matching the term of investments with those of its obligations. Its policy is that the average term of its investments may not exceed the average term of its obligations. Its cash and cash equivalents position is invested in highly-liquid short-term instruments through financial entities.

The Company has future obligations related to maturities of bank borrowings and derivative contracts. The Company’s off-balance sheet exposure represents the future obligations related to operating lease contracts and aircraft purchase contracts.

The table below presents the Company’s contractual principal payments required on its financial liabilities and the derivative financial instruments fair value:

	March 31, 2013
	Within one year		One to five years		Total
Interest-bearing borrowings:
Pre-delivery payments facilities	Ps.	368,442	Ps.	164,396	Ps.	532,838
Working capital		—		383,932		383,932
Derivative financial instruments:
Fuel swaps		986		—		986
Interest rate swaps		35,345		95,476		130,821

Total	Ps.	404,773	Ps.	643,804	Ps.	1,048,577

	December 31, 2012
	Within one year		One to five years		Total
Interest-bearing borrowings:
Pre-delivery payments facilities	Ps.	517,320	Ps.	242,053	Ps.	759,373
Working capital		—		390,487		390,487
Derivative financial instruments:
Fuel swaps		(2,360)		—		(2,360)
Interest rate swaps		37,011		110,702		147,713

Total	Ps.	551,971	Ps.	743,242	Ps.	1,295,213

	March 31, 2012
	Within one year		One to five years		Total
Interest-bearing borrowings:
Pre-delivery payments facilities	Ps.	523,770	Ps.	443,062	Ps.	966,832
Working capital		—		388,875		388,875
Derivative financial instruments:
Fuel swaps		—		—		—
Interest rate swaps		27,715		115,297		143,012

Total	Ps.	551,485	Ps.	947,234	Ps.	1,498,719

Credit risk

Credit risk is the risk that any counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities (primarily for trade receivables) and from its financing activities, including deposits with banks and financial institutions, foreign exchange transactions and other financial instruments.

Financial instruments that expose the Company to credit risk involve mainly cash equivalents and accounts receivable. Credit risk on cash equivalents relate to amounts invested with major financial institutions.

Credit risk on accounts receivable relates primarily to amounts receivable from the major international credit card companies.

The Company has a high receivable turnover; hence management believes credit risk is minimal due to the nature of its businesses, which have a large portion of their sales settled in cash.

The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks with high credit-ratings assigned by international credit-rating agencies.

Some of the outstanding derivative financial instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. The amount of such credit exposure is generally the unrealized gain, if any, in such contracts. To manage credit risk, the Company selects counterparties based on credit assessments, limits overall exposure to any single counterparty and monitors the market position with each counterparty. The Company does not purchase or hold derivative financial instruments for trading purposes.

Capital management

Management believes that the resources available to the Company are sufficient for its present requirements and will be sufficient to meet its anticipated requirements for capital expenditures and other cash requirements for the 2013 fiscal year.

The primary objective of the Company’s capital management is to ensure that it maintains healthy capital ratios to support its business and maximize shareholder’s value.

No changes were made in the objectives, policies or processes for managing capital during the three months ended March 31, 2013 and 2012.

The Company is not subject to any externally imposed capital requirement, other than the legal reserve.

6.  Fair value measurements and valuation techniques

Set out below is a comparison of the carrying amounts and fair values of financial instruments as at March 31, 2013:

	Carrying amount		Fair Value
Financial liabilities:
Financial debt	Ps.	390,663	Ps.	395,352
Derivative financial instruments		36,331		36,331

Total current		426,994		431,683
Financial debt		548,329		611,487
Derivative financial instruments		95,476		95,476

Total non-current		643,805		706,963

Total	Ps.	1,070,799	Ps.	1,138,646

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy that requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Observable inputs other than quoted priced included in Level 1. The Company values assets and liabilities included in this level using dealer and broker quotations, bid prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

For the Company, the only assets and liabilities recognized at fair value on a recurring basis are the derivative financial instruments.

The following table summarizes the fair value measurements at March 31, 2013:

	Level 1	Level 2	Level 3	Total
Liabilities
Financial instruments Liabilities	Ps. —	Ps.(131,807)	Ps. —	Ps.(131,807)

Net	Ps. —	Ps.(131,807)	Ps. —	Ps.(131,807)

The following table summarizes the fair value measurements at December 31, 2012:

	Level 1	Level 2		Level 3		Total
Assets
Financial instruments assets	Ps. —	Ps.	2,360	Ps.	—	Ps.	2,360
Liabilities
Financial instruments liabilities	—		147,713		—		147,713

Net	Ps. —	Ps.	(145,353)	Ps.	—	Ps.	(145,353)

The following table summarizes the fair value measurements at March 31, 2012:

	Level 1		Level 2		Level 3		Total
Assets
Financial instruments assets	Ps.	—	Ps.	—		Ps.—	Ps.	—
Liabilities
Financial instruments liabilities		—		(143,012)		—		(143,012)

Net	Ps.	—	Ps	.(143,012)	Ps.	—	Ps.	(143,012)

During the three month period ended March 31, 2013, there were no transfers between level 2 and level 1 fair value measurements, and no transfers into or out of level 3 fair value measurements. As of March 31, 2013 the fair value of the Company´s financial instruments decreased Ps.13,546 in comparison with December 31, 2012. The fair value decrease was recorded in other comprehensive income.

7.  Financial assets and liabilities

At March 31, 2013, the Company’s financial assets are represented by cash and cash equivalents and trade and other accounts receivable, with carrying amounts that approximate their fair value.

a) Financial debt

At March 31, 2013, December 31, 2012 and March 31, 2012, the Company’s short- and long-term debt consists of the following:

	At March 31, 2013		At December 31, 2012		At March 31, 2012
I. Revolving line of credit with Jackson Square Aviation (“JSA”), in U.S. dollars, to finance pre-delivery payments, maturing on July 10, 2012, bearing annual interest rate at the three-month LIBOR rate plus 5 percentage points.	Ps.	—	Ps.	—	Ps.	249,421
II. Revolving line of credit with Banco Santander (“México”), S.A., Institución de Banca Múltiple, Grupo Financiero Santander (“Santander”) and Banco Nacional de Comercio Exterior, S.N.C. (“Bancomext”), in U.S. dollars, to finance pre-delivery payments, maturing on December 1, 2014, bearing annual interest rate at the three-month LIBOR rate plus 2.65 percentage points.		532,838		759,373		443,062
III. Revolving line of credit with General Electric Capital Aviation Services (“GECAS”), in U.S. dollars, to finance pre-delivery payments, maturing on November 26, 2012, bearing annual interest at the one-month LIBOR rate plus 5 percentage points.		—		—		274,349
IV. Loan agreement with Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa (“Inbursa”), in Mexican pesos, for working capital. Such loan matures on May 12, 2015 and 2016 (50% of the outstanding balance at each date, respectively) and bears interest at the Mexican interbank rate of equilibrium (“TIIE”), plus 10.0 percentage points, which increased by 2.5 percentage points from May 14, 2012.		257,081		257,081		257,081
V. Loan agreement with related party Pasprot, S.A. de C.V. (“Pasprot”), in Mexican pesos, for working capital. Such loan matures on May 12, 2015 and 2016 (50% of the outstanding balance at each date, respectively) and bears interest at TIIE, plus 10.0 percentage points, which increased by 2.5 percentage points from May 14, 2012.		3,305		3,305		3,305

	At March 31, 2013		At December 31, 2012		At March 31, 2012
VI. Loan agreement with International Finance Corporation (“IFC”), tranche C, in U.S. dollars, for working capital, maturing on June 15, 2014, bearing annual interest at the six-month LIBOR plus 6 percentage points.		123,546		130,101		128,489
VII. Accrued interest		22,222		10,063		24,378

		938,992		1,159,923		1,380,085
Less: Short-term maturities		390,663		527,383		573,845

Long-term total	Ps.	548,329	Ps.	632,540	Ps.	806,240

The following table provides a summary of the Company’s principal payments of short and long-term debt obligations and accrued interest at March 31, 2013:

	At March 2014		At March 2015		At March 2016		Thereafter Total
Local currency:
Inbursa loan	Ps.	17,275	Ps.	—	Ps.	257,081	Ps.	274,356
Pasprot loan		222		—		3,305		3,527

Foreign currency:
IFC tranche C		2,325		*123,546		—		125,871
Santander/Bancomext		370,841		164,397		—		535,238

Total	Ps.	390,663	Ps.	287,943	Ps.	260,386	Ps.	938,992

*	IFC tranche C is considered to be paid in a single installment on June 15, 2014 (Ps.123,546).

The Inbursa and Pasprot loan agreements have an option of early partial or total prepayment after two years of their start day (May 12, 2009) with a prepayment premium equivalent to the higher of: (i) the present value of the future interests payable, or (ii) 15% of the amount to be prepaid. Upon an initial public offering (“IPO”), the Company has the option to prepay the loans with a liquidation premium of 15%, 20% or 25% if the IPO is effective within the first three years, in the fourth year, or anytime thereafter, respectively. If the Company does not take the option to prepay, Inbursa and Pasprot then will have the option to convert the principal amount of the financial debt into shares with a discount of 15%, 20% or 25% if the IPO is effective within the first three years, in the fourth year, or anytime thereafter, respectively.

The Inbursa loan and Pasprot loan agreements limit the Company’s ability to finance purchases under the Company’s purchase agreement with Airbus up to 44 aircraft and related engines, and to incur working capital debt for up to US$25 million, unless certain financial ratios are met.

The IFC loan agreement, tranche C, limits the Company’s ability to finance aircraft operating leases up to 51 additional aircraft and related engines than the ones operated by the Company at December 31, 2012, and to incur working capital debt for up to US$50 million, unless certain financial ratios are met.

In addition, some of these loan agreements provide for certain covenants, including limits to the ability to, among others, declare and pay dividends, create liens, reduce the capital beyond certain threshold, enter into certain derivatives transactions and dispose of certain assets.

At March 31, 2013, December 31, 2012 and March 2012, the Company was in compliance with the covenants under the above-mentioned loan agreements.

In addition, the loan agreements with Inbursa and Pasprot and the IFC loan, tranche C, provide for a debt basket to incur debt and limit the ability to incur debt above such debt basket unless the Company complies with certain financial ratios. At March 31, 2013, December 2012 and March 31, 2012, the Company was not required to comply with these ratios since the Company had not incurred debt above the provided debt basket.

At March 31, 2013 and 2012, the Company had available credit lines totaling Ps.1,348,971 and Ps.2,020,728, of which Ps.1,158,739 and Ps.1,900,720 were related to financial debt and Ps.190,232 and Ps.120,009, were related to letters of credit, respectively (Ps.247,623 and Ps.550,538 were undisbursed at March in 2013 and 2012, respectively). At December 31, 2012, the Company had available credit lines totaling Ps.1,403,506, of which Ps.1,206,403 were related to financial debt and Ps.197,103 were related to letters of credit (Ps.59,274 were undisbursed).

8.  Cash and cash equivalents

For the purpose of the unaudited interim condensed consolidated statements of cash flows, cash and cash equivalents at March 31, 2013, December 31, 2012 and March 31, 2012 are comprised of the following:

	At March 31, 2013		At December 31, 2012		At March 31, 2012
Cash on hand	Ps.	3,045	Ps.	3,101	Ps.	2,964
Cash in banks		22,755		42,559		4,600
Short-term investments		900,098		776,416		679,519

Total cash and cash equivalents	Ps.	925,898	Ps.	822,076	Ps.	687,083

9.  Related parties

a) The following table provides the balances with related parties at March 31, 2013, December 31, 2012 and March 31, 2012:

	Type of transactions	Country of origin	At March 31, 2013		At December 31, 2012		At March 31, 2012		Terms
Due from:
ARSA Asesoría Integral Profesional, S.A. de C.V.	Insurance passenger commissions	Mexico	Ps.	4,957	Ps.	2,169	Ps.	1,491	30 days
TACA International Airlines, S.A.	Maintenance and pilot training	El Salvador		6		—		—	30 days
Arrendadora de Vehículo Alfa, S.A.P.I. de C.V.	Transporting services commissions	Mexico		—		—		28	30 days

Marketing Modelo, S.A. de C.V.	Advertising	Mexico		—		1,450		625	30 days

			Ps.	4,963	Ps.	3,619	Ps.	2,144

Due to:
Technical and Training Services, S. A. de C. V.	Aircraft components supplies	El Salvador	Ps.	—	Ps.	—		Ps. 2	30 days
Aeromantenimiento, S.A.	Aircraft and engines maintenance	El Salvador		7,439		3,389		5,292	30 days
TACA International Airlines, S.A.	Maintenance/pilot training	El Salvador		—		3		15	30 days
Expediente, S.A. de C.V.	Professional fees	Mexico		—		7		336	30 days

			Ps.	7,439	Ps.	3,399	Ps.	5,645

For the year ended December 31, 2012 and for the three months ended March 31, 2013 and 2012, the Company did not recognize any impairment of receivables relating to amounts owed by related parties. This assessment is undertaken each financial year through examining the financial position of the related party and the market in which the related party operates.

b) The following table provides the total amount of transactions that have been entered into with related parties during the three months ended March 31, 2013 and 2012:

Related party transactions	Country of origin	2013		2012
Revenues:
Other commissions	Mexico	Ps.	14,289	Ps.	8,100
Advertising	Mexico		—		625
Other	Mexico		6		—
Transporting services commissions	Mexico		—		26
Expenses:
Maintenance	El Salvador	Ps.	14,455	Ps.	29,151
Other	Mexico/El Salvador		213		305

c) For the three months ended March 31, 2013 and 2012, all of the Company’s senior managers received an aggregate cash compensation and short term benefits by Ps.2,481 and Ps.2,184, respectively.

During the three months ended March 31, 2013 and 2012, the chairman and the independent members of the Company’s board of directors received an aggregate compensation of approximately Ps.280 and Ps.1,550, respectively, and the rest of the directors received no compensation.

10.  Other accounts receivable, net

An analysis of other accounts receivable at March 31, 2013, December 31, 2012 and March 31, 2012 is detailed below:

	At March 31, 2013		At December 31, 2012		At March 31, 2012
Short-term:
Credit cards	Ps.	261,101	Ps.	91,411	Ps.	129,809
Cargo clients		68,023		66,863		28,642
Travel agencies		45,319		35,331		31,428
Credit notes from suppliers		9,990		21,151		—
Other points of sales		16,511		19,057		6,706
Employees		3,905		4,211		9,363
Other accounts receivable		96,373		21,029		24,610
Allowance for doubtful accounts		(24,163)		(21,722)		(26,162)

	Ps.	477,059	Ps.	237,331	Ps.	204,396

11.  Rotable spare parts, furniture and equipment, net

a) The detail and movement of the different categories of rotable spare parts, furniture and equipment are shown below:

	Gross value						Accumulated depreciation						Net value
	At March 31, 2013		At December 31, 2012		At March 31, 2012		At March 31, 2013		At December 31, 2012		At March 31, 2012		At March 31, 2013		At December 31, 2012		At March 31, 2012
Aircraft parts and rotable spare parts	Ps.	159,550	Ps.	161,630	Ps.	295,858	Ps.	(51,621)	Ps.	(53,069)	Ps.	(100,396)	Ps.	107,929	Ps.	108,561	Ps.	195,462
Constructions and improvements		59,505		47,973		77,383		(30,286)		(27,616)		(37,248)		29,219		20,357		40,135
Standardization		40,415		33,682		23,022		(24,171)		(23,370)		(21,061)		16,244		10,312		1,961
Computer equipment		21,072		20,794		16,147		(15,347)		(14,710)		(13,282)		5,725		6,084		2,865
Office furniture and equipment		25,454		24,372		18,286		(5,738)		(4,883)		(5,908)		19,716		19,489		12,378
Electric power equipment		14,705		12,789		10,494		(4,893)		(4,448)		(3,743)		9,812		8,341		6,751
Motorized transport equipment platform		4,969		4,969		4,950		(4,507)		(4,429)		(4,465)		462		540		485
Communications equipment		7,030		6,621		5,610		(2,647)		(2,473)		(2,012)		4,383		4,148		3,598
Workshop machinery and equipment		3,301		3,302		2,000		(1,071)		(991)		(790)		2,230		2,311		1,210
Service carts on board		3,629		3,629		2,194		—		—		—		3,629		3,629		2,194
Reserve for obsolescence		(3,359)		(619)		(294)		—		—		—		(3,359)		(619)		(294)
Pre-delivery payments		743,173		861,052		1,175,587		—		—		—		743,173		861,052		1,175,587
Workshop tools		10,395		10,395		10,395		—		—		—		10,395		10,395		10,395
Construction and improvements in process		5,426		13,639		6,604		—		—		—		5,426		13,639		6,604
Leasehold improvements to flight equipment		359,227		292,463		186,830		(221,528)		(165,383)		(63,231)		137,699		127,080		123,599

Total	Ps.	1,454,492	Ps.	1,496,691	Ps.	1,835,066	Ps.	(361,809)	Ps.	(301,372)	Ps.	(252,136)	Ps.	1,092,683	Ps.	1,195,319	Ps.	1,582,930

b) During the three months ended March 31, 2013 and 2012 the Company acquired rotable spare parts, furniture and equipment with a cost of Ps.227,532 and Ps.208,400, respectively.

c) Depreciation expense for the three months ended March 31, 2013 and 2012 was Ps.73,789 and Ps.36,658, respectively. This amount was recognized as a component of operating expenses in the unaudited interim condensed consolidated statements of operations.

The Company entered into an agreement with Airbus S.A.S. (“Airbus”) and IAE International Aero Engines AG (“IAE”) for the purchase of aircraft and engines, respectively. Under such agreement and prior to the delivery of each aircraft and spare engines, the Company agrees to make pre-delivery payments, which are calculated based on the price of each aircraft and engines, and following a formula established for such purpose in the agreement.

During the three months ended March 2013 and 2012, the amounts paid for aircraft pre-delivery payments were Ps.143,821 (US$11.2 million) and Ps.177,072 (US$13.7 million), respectively.

During the year ended December 31, 2012, the amount paid for aircraft pre-delivery payments was Ps.633,226 (US$44.25 million).

d) On August 27, 2012, the Company entered into a total support agreement with Lufthansa Technik AG (“LHT”) for a six year term. As part of the total support agreement, the Company received credit notes of Ps.46,461 (US$3.5 million), which are being amortized on a straight line basis, prospectively during the lease term.

During the three months ended March 31, 2013, the Company amortized a corresponding benefit from these credit notes of Ps.2,323 in the unaudited interim condensed consolidated statement of operations. As of December 31, 2012, the Company amortized a corresponding benefit from these credit notes of Ps.3,485 in the consolidated statement of operations

As of December 31, 2012 the Company recorded an account receivable of Ps.21,151 for the unused portion of the credit notes. During the three months ended March 31, 2013, the Company applied Ps.9,922 to outstanding LHT invoices.

The total support agreement also included a sale and leaseback transaction of certain components. As of December 31, 2012, some of these components were not sold and therefore were classified as held for sale by an amount of Ps.12,307. During the three months ended March 31, 2013, the Company sold components in an amount of Ps.6,697.

12.  Intangibles

a) Software amortization expense for the three months ended March 31, 2013 and 2012, was Ps.7,456 and Ps.5,020, respectively. These amounts were recognized in operating expenses in the unaudited interim condensed consolidated statement of operations.

b) In February 2009, the Company through its subsidiary, Concesionaria, signed a distribution agreement with Southwest Airlines Co. (SW) under which the customers of SW are able to purchase airplane tickets to the Company’s different destinations both in Mexico and the United States of America through SW’s website at www.southwest.com. This agreement came into effect on April 28, 2009, under which, the Company agreed to pay SW a commission amount for all Volaris ticketed sales purchased through SW’s website.

Additionally, in March 2009, the Company through its subsidiary, Concesionaria signed a code share agreement through which the customers of both airlines may fly to a wide range of destinations both in Mexico and the United States.

As a result of changes in the Company’s and SW’s business strategy, both parties made the decision to end the business alliance on February 22, 2013, without any penalty. Customers holding tickets for future travel will be able to contact SW and the Company for assistance through August 9, 2013.

13.  Prepaid expenses and other current assets

An analysis of prepaid expenses and other current assets at March 31, 2013, December 31, 2012 and March 31, 2012, is as follows:

	At March 31, 2013		At December 31, 2012		At March 31, 2012
Short-term:
Prepaid major maintenance	Ps.	127,045	Ps.	128,201	Ps.	71,600
Prepaid aircraft rent		61,323		64,733		56,930
Transaction costs on the issuance of equity		5,725		6,398		597
Prepaid insurance		28,484		26,615		22,677
Sales commission to travel agencies for unused tickets		20,808		25,006		36,177
Prepaid expenses for constructions of aircraft and engines		10,098		7,747		11,888
Advances to suppliers		20,332		6,086		22,137
Loss on sale and leaseback transactions to be amortized		3,047		3,047		3,047
Others		—		41		9,481

	Ps.	276,862	Ps.	267,874	Ps.	234,534

14.  Guarantee deposits

An analysis of this caption at March 31, 2013, December 31, 2012 and March 31, 2012 is as follows:

	At March 31, 2013		At December 31, 2012		At March 31, 2012
Current asset:
Aircraft maintenance deposits paid to lessors	Ps.	243,749	Ps.	202,478	Ps.	198,002
Other guarantee deposits		40,386		35,764		5,813

	Ps.	284,135	Ps.	238,242	Ps.	203,815

Non-current asset:
Aircraft maintenance deposits paid to lessors	Ps.	1,851,610	Ps.	1,860,507	Ps.	1,503,867
Deposits for rental of flight equipment		323,959		293,660		325,233
Collateral of derivative financial instruments		69,317		81,597		79,044
Other guarantee deposits		7,922		8,901		6,787

		2,252,808		2,244,665		1,914,931

	Ps.	2,536,943	Ps.	2,482,907	Ps.	2,118,746

15.  Operating leases

a) Composition of the fleet

Aircraft Type	Model	At March 31, 2013	At December 31, 2012	At March 31, 2012
A319	132	11	11	11
A319	133	13	13	13
A320	233	15	13	7
A320	232	4	4	4

		43	41	35

The Company expects to take delivery of 3 Airbus A320 aircraft in the remainder of 2013 based on the terms of the original Airbus purchase agreement.

Provided below is an analysis of future minimum aircraft rent payments in U.S. dollars and its equivalent to Mexican pesos:

	Operating leases in U.S. dollars		Operating leases of equivalent in Mexican pesos
April - December 2013	US$	107,283	Ps.	1,325,441
2014		135,805		1,677,818
2015		123,452		1,525,195
2016		111,936		1,382,920
2017		84,876		1,048,609
2018 and thereafter		314,866		3,890,043

Total	US$	878,218	Ps.	10,850,026

Such amounts are determined based on the stipulated rent contained within the agreements considering renewals and on the prevailing exchange and interest rates at March 31, 2013.

Aircraft and engines rent expense charged to results of operations for the three months ended March 31, 2013 and 2012 is as follows:

	2013		2012
Aircraft and engines	Ps	.514,297	Ps.	445,508
Real estate:
Airports facilities		9,493		11,435
Offices, maintenance warehouse and hangar		5,705		3,779

Total rental expenses on real estate		15,198		15,214

Total cost of operating leases	Ps.	529,495	Ps.	460,722

b) During the year ended December 31, 2011, the Company extended the lease terms of six aircraft lease agreements, which made available to the Company maintenance deposits that were recognized in prior periods in the consolidated statement of operations as supplemental rent of Ps.163,024. As of December 31, 2011, this lease extension was recognized as a guarantee deposit and a deferred liability in the consolidated statement of financial position at the time of lease extension.

The deferred liability is included in the caption other liabilities and is being amortized on a straight line basis prospectively over the remaining revised lease term. For the three months ended March 31, 2013 and 2012, the

Company amortized Ps.5,813. This amortization was recognized as a reduction of rent expenses in the unaudited interim condensed consolidated statement of operations.

c) During the year ended December 31, 2011, the Company entered into sale and leaseback transactions, which resulted in a loss of Ps.30,706. This loss was deferred on the consolidated statements of financial position and is being amortized over the contractual lease term. As of March 31, 2013 and 2012, the current portion amounts to Ps.3,047 and Ps.3,047, respectively, which are recorded in the caption of prepaid expenses and other current assets, and the non-current portion amounts to Ps.26,899 and Ps.29,946, respectively, which are recorded in the caption of other assets.

For the three months ended March 31, 2013 and 2012, the Company amortized a loss of Ps.760 for each period.

d) During the three months ended March 31, 2013 and 2012, the Company entered into sale and leaseback transactions, which resulted in a gain of Ps.23,970 and Ps.17,239, respectively. This gain was recorded in the caption other income in the unaudited interim condensed statement of operations.

e) For the three months ended March 31, 2013 and 2012, the Company expensed as supplemental rent Ps.4,037 and Ps.6,471, respectively.

f) For the three months ended March 31, 2013 and 2012, the Company expensed as contingent rent Ps.26,151 and Ps.21,027, respectively.

16.  Accrued liabilities

An analysis of accrued liabilities at March 31, 2013, December 31, 2012 and March 31, 2012 is as follows:

	At March 31, 2013		At December 31, 2012		At March 31, 2012
Fuel and traffic expenses	Ps.	465,757	Ps.	488,829	Ps.	342,534
Maintenance and aircraft parts expenses		41,496		18,719		45,815
Maintenance reserves		65,652		73,857		54,729
Information and communication expenses		52,934		39,578		45,556
Sale, marketing and distribution expenses		85,403		32,410		95,753
Salaries, short term benefits payable		33,294		21,516		28,006
Administrative expenses		19,605		16,457		10,290
Employee profit sharing		9,204		7,230		6,768
Others		63,855		67,196		79,121

	Ps.	837,200	Ps.	765,792	Ps.	708,572

17.  Management incentive plan

The following table illustrates the number of shares options and fixed exercise prices as of December 31, 2012 and March 31, 2013:

	Number	Exercise price in Mexican pesos
Outstanding as of December 31, 2012	25,164,126	Ps.	5.31
Granted during the year	—		—
Forfeited during the year	—		—
Exercised during the year	—		—

Outstanding as of March 31, 2013	25,164,126	Ps.	5.31

18.  Equity

Stock Split and Share Conversion

On June 5, 2013 the shareholders of the Company approved a stock split and share conversion which consisted of a 403× split of the total number of shares. Considering the stock split which took effect on June 5, 2013, the total number of authorized shares as of March 31, 2013 and December 31, 2012, was 838,799,767.0, represented by common registered shares, issued and with no par value, fully subscribed, comprised as follows:

	Shares
	Fixed Class I	Variable Class II	Total
Series A	3,224	704,776,072	704,779,296
Series B	20,956	133,999,515	134,020,471

	24,180	838,775,587	838,799,767
Treasury shares
Stock swap option unpaid (Series A)	—	(16,719,261)	(16,719,261)
Management incentive plan (Series A)	—	(25,164,126)	(25,164,126)

	24,180	796,892,200	796,916,380

As a result of the above, the Company now has only two classes of outstanding shares, Series A shares reserved for Mexican holders and Series B shares for non-Mexican holders. All shares representing the Company’s capital stock, either Series A shares or Series B shares, grant the holders the same economic rights and there are no preferences and/or restrictions attaching to any class of shares on the distribution of dividends and repayment of capital.

On December 21, 2012 the shareholders of Company through unanimous resolution, approved:

(a) The creation of certain unpaid Stock Swap Option (the “Option”) regarding 16,173,599 shares representing 2.05% of the common equity of Concesionaria (“Concesionaria Swap Shares”) owned by HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, División Fiduciaria, Fideicomiso Irrevocable de Emisión de Certificados Bursátiles F/262374 (“FICAP”), whereby FICAP will have the option to sell to Controladora any or all of Concesionaria Swap Shares in consideration for either (i) a payment in kind with shares from Company’s capital stock, taking into account 1.03374 shares of the Company per each share of Concesionaria, or (ii) a cash settlement amount, at a total price of Ps.88,847; and

(b) The issuance of an aggregate of 16,719,261 Series A shares (the “Company Swap Shares”) to be held in the treasury until the Option is exercised at a total price of Ps.88,847.

As of December 31, 2012, the grant of the Option was subject to the execution of certain documents, including the creation of a trust agreement under which FICAP will have a five year term to exercise the Option through a single or multiple transactions and the trustee will hold FICAP’s Concesionaria Swap Shares, as well as Company Swap Shares and will implement the necessary acts to carry out the Option.

On February 22, 2013, through the creation of a trust (Trust agreement 1405 between FICAP, as trustor, and Banco Invex, S.A., Intitución de Banca Multiple, Invex Grupo Financiero, Fiduciario “INVEX Trust”), as trustee, FICAP contributed to the INVEX Trust all of Concesionaria Swap Shares (see Subsequent events, Note 23).

The following table shows the calculations of the basic and diluted losses per share for the three months ended March 31, 2013 and 2012:

	2013		2012
Net loss for the period attributable to equity holders of the parent	Ps.	(62,286)	Ps.	(222,940)
Weighted average number of shares outstanding (in thousands)
Basic and diluted		796,916		727,596

Loss per share
Basic and diluted	Ps.	(0.000078)*	Ps.	(0.000306)

*	Unvested shares awarded under the management incentive plan and the Company’s swap shares are non-dilutive at such date, and accordingly, they have been excluded in the determination of weighted average diluted shares outstanding and disregarded in the calculation of diluted earnings per share.

19.  Income tax

The Company calculates the period income tax expense using the tax rate that would be applicable to the expected total annual earnings.

The major components of income tax expense in the unaudited interim condensed consolidated statement of operations for the three months ended March 31, 2013 and 2012 are:

	2013		2012
Current year loss tax expense	Ps.	(3,762)	Ps.	(2,574)
Deferred income tax benefit		23,053		7,106

Total tax benefit on profits	Ps.	19,291	Ps.	4,532

20.  Other operating income and expenses

An analysis of other operating income is as follows for the three months ended March 2013 and 2012:

	2013		2012
Aircraft gain on sale and leaseback	Ps.	23,970	Ps.	17,239
Others		270		2,174

	Ps.	24,240	Ps.	19,413

An analysis of other operating expenses is as follows for the three months ended March 2013 and 2012:

	2013		2012
Administrative and operational support expenses	Ps.	31,380	Ps.	24,664
Technology and communications		22,616		14,705
Passenger services		14,540		12,611
Insurance		15,281		16,972
Rents of offices, maintenance warehouse and hangar (Note 15)		5,705		3,779
Loss on disposal of rotable spare parts, furniture and equipment		1,664		—
Penalty of early lease termination		7,601		—
Others		3,440		2,250

	Ps.	102,227	Ps.	74,981

21. Commitments

Aircraft-related commitments and financing arrangements

Committed expenditures for aircraft purchase and related flight equipment, including estimated amounts for contractual prices escalations and pre-delivery payments, will be as follows:

	Commitment expenditures in U.S. dollars		Commitment expenditures equivalent in Mexican pesos
April-December 2013	US$	37,229	Ps.	459,952
2014		58,991		728,808
2015		58,273		719,943
2016		41,547		513,299
2017		82,275		1,016,474
2018 and thereafter		237,131		2,929,653

	US$	515,446	Ps.	6,368,129

Litigation

The Company is a party to legal proceedings and claims that arise during the ordinary course of business. The Company believes the ultimate outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

22.  Operating segments

The Company is managed as a single business unit that provides air transportation services. The Company has two geographic segments identified.

	For the three months ended March 31,
	2013		2012
Revenues:
Domestic (Mexico)	Ps.	2,251,872	Ps.	1,750,665
United States of America		809,715		661,484

Total revenue	Ps.	3,061,587	Ps.	2,412,149

23.  Subsequent events

Subsequent to March 31, 2013 and prior to June 5, 2013:

On April 10, 2013 the trustee executed an Adherence Agreement under which Controladora adhered to the INVEX Trust and issued a promissory note for the purchase price of the Company swap shares in favor of the INVEX Trust.

On April 19, 2013 the promissory note was capitalized by the INVEX Trust and Controladora Swap Shares were transferred by Controladora to the INVEX Trust. The Concesionaria swap shares will be held in escrow by the INVEX trust, until the option to sell such shares is exercised by the FICAP, as beneficiary of the INVEX trust.

Upon the exercise of the option to purchase the Concesionaria swap shares, the Company will increase its direct and indirect holding of the outstanding shares of Concesionaria by acquiring an additional 2.04% interest in the voting shares of Concesionaria, increasing its ownership to 99.99%.

Ordinary Participation Certificates

in the form of American Depositary Shares

Deutsche Bank Securities

Morgan Stanley

UBS Investment Bank

Barclays

Cowen and Company

Evercore Partners

Santander

Through and including                     , 2013 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

The Registrant’s bylaws provide for the indemnification of the members of its board of directors and any committee, as well as the secretary, the assistant secretary and officers of the Registrant in connection with the performance of their duties, against any claim, suit, proceeding or investigation initiated in Mexico or in any jurisdiction where the Registrant’s shares or any other securities having as underlying asset such shares or other fixed-income or variable-income securities of the Registrant are registered or listed, or in any jurisdiction where the Registrant or the entities it controls operate; provided, however, that the indemnity will not apply if such claims, suits, proceedings or investigations result from gross negligence, willful misconduct or bad faith of the relevant indemnified party. Such indemnification includes the payment of any damage or loss that may have been caused by the conduct of such members of the board of directors or committee, secretary, assistant secretary or officers of the Registrant, and the amount needed, if deemed appropriate, to reach a settlement. Indemnification also includes all fees and expenses of legal counsel and other advisors working for the interests of the indemnified individuals. Pursuant to the Registrant’s bylaws, the board of directors retains the right to determine whether hiring of separate legal counsel and advisors to represent or advise the indemnified individuals is necessary.

Policies of insurance may be maintained by the Registrant under which the members of its board of directors and any committee, as well as the secretary, the assistant secretary and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, claims, suits, proceedings or investigations to which they are parties by reason of being or having been such members of the board of directors or committee, secretary, assistant secretary or officers of the Registrant.

Item 7. Recent Sales of Unregistered Securities

During the last three years, the Registrant made sales of the following unregistered securities:

(1) Through unanimous resolutions dated November 27, 2012, December 21, 2012 and December 26, 2012, the Registrant’s shareholders approved a corporate restructuring with the sole purpose of acquiring the shares held by other shareholders of Concesionaria Vuela Compañía de Aviación, S.A.P.I. de C.V., or Volaris Opco, in exchange for 86,040,097 Series A shares of capital stock of the Registrant. As a consequence, the Registrant increased its direct and indirect holding of the outstanding shares of Volaris Opco by acquiring on November 27, 2012 an additional 5.28% interest in the voting shares of Volaris Opco and on December 21, 2012 an additional 3.24% interest in the voting shares of Volaris Opco, increasing its ownership interest after both acquisitions to 97.95%. The difference of Ps.189.8 million between the consideration paid and the carrying value of the interest acquired has been recognized in additional paid-in capital within equity and attributed to the owners of the Registrant.

(2) In December 2012, the Registrant’s shareholders approved a share incentive plan for the benefit of certain executive officers. Under this plan, designated officers generally may receive up to 3.0% of the Registrant’s capital stock on a fully diluted basis immediately prior to the completion of the related performance condition (consummation of the global offering or change of control), exercisable after such performance condition and for a period of ten years. To implement the plan, the Registrant’s shareholders approved (i) the issuance of an aggregate of 25,164,126 Series A and Series B shares, representing 3.0% of the Registrant’s capital stock, (ii) the transfer of such shares to a Mexican trust for the benefit of certain officers and (iii) the execution of share sales agreements setting forth the terms and conditions upon which the officers will receive purchased shares from the trustee for the Mexican trust. On December 24, 2012, the trust was created and the share sales agreements were executed. On December 27, 2012, the trust acquired the aforementioned shares. The shares will accrue any dividends paid by the Registrant during the time elapsing prior to the delivery to officers upon payment therefor.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and/or Regulation S under the Securities Act. The Registrant believes that the recipients of the securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationships with the Registrant, to information about it. There were no underwriters employed in connection with any of these transactions.

Item 8. Exhibits

(a) The following documents are filed as part of this registration statement:

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The Registrant will provide to the Underwriters at the closing specified in the Underwriting Agreement ADSs and CPOs in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on this sixth day of June, 2013.

Controladora Vuela Compañía de Aviación, S.A.B. de C.V.

/S/ ENRIQUE BELTRANENA
Name: Enrique Beltranena
Title: Chief Executive Officer

/S/ FERNANDO SUÁREZ
Name: Fernando Suárez
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fernando Suárez and Jaime Pous, their attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendment or post-effective amendment to this registration statement on Form F-1, including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 6, 2013

Signature	Title

/S/ ENRIQUE BELTRANENA Enrique Beltranena	Chief Executive Officer

/S/ FERNANDO SUÁREZ Fernando Suárez	Chief Financial Officer

/S/ GILBERTO PEREZALONSO CIFUENTES Gilberto Perezalonso Cifuentes	Director and Chairman of the Board

/S/ PEDRO CARLOS ASPE ARMELLA Pedro Carlos Aspe Armella	Director

/S/ BRIAN H. FRANKE Brian H. Franke	Director

/S/ WILLIAM A. FRANKE William A. Franke	Director

Signature	Title

/S/ HARRY F. KRENSKY Harry F. Krensky	Director

/S/ ROBERTO JOSÉ KRIETE ÁVILA Roberto José Kriete Ávila	Director

/S/ RODOLFO MONTEMAYOR GARZA Rodolfo Montemayor Garza	Director

/S/ JORGE ANTONIO VARGAS DIEZ BARROSO Jorge Antonio Vargas Diez Barroso	Director

/S/ JOSÉ LUIS FERNÁNDEZ FERNÁNDEZ José Luis Fernández Fernández	Independent Director

/S/ JOAQUÍN ALBERTO PALOMO DÉNEKE Joaquín Alberto Palomo Déneke	Independent Director

/S/ JOHN A. SLOWIK John A. Slowik	Independent Director

/S/ DONALD PUGLISI Donald Puglisi	Authorized U.S. Representative

EXHIBIT INDEX

Exhibit Number	Exhibit

1.1*	Form of Underwriting Agreement

3.1*	By-laws of the Registrant (estatutos) (English translation)

4.1*	Specimen certificate representing certificate for Series A share (English translation)

4.2*	Specimen certificate representing a Certificado de Participación Ordinario (English translation)

4.3*	CPO Trust Agreement, dated [—], 2013, among the Registrant, its shareholders and Nacional Financiera, Sociedad Nacional de Crédito, Institución de Banca de Desarrollo (English translation)

4.4*	CPO Deed, dated [—], 2013, among the Registrant, Nacional Financiera, S.N.C., Institucíon de Banca de Desarrollo, Monex Casa de Bolsa, S.A. de C.V., Grupo Financiero Monex and Comisíon Nacional Bancaria y de Valores (English translation)

4.5*	Form of Deposit Agreement among the Registrant, [—], as depositary, and the Holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts

5.1*	Form of Opinion of Ritch Mueller, S.C., Mexican legal counsel of the Registrant, as to the legality of the Series A shares

10.1†*	Engine Lease Agreement, dated as of November 24, 2009, between the Company, RRPF Engine Leasing Limited and Rolls-Royce & Partners Finance Limited

10.2†*	Engine Lease Agreement, dated as of June 28, 2007, between the Company and Celestial Aviation Trading 50 Limited, as amended by the Engine Lease Extension & Amendment Agreement, dated as of March 27, 2013 between the Company and Wells Fargo Bank Northwest, National Association

10.3†*	Amended and Restated Component Services and Pooling Agreement, dated as of February 10, 2009, between the Company and Aveos Fleet Performance Inc.

10.4†*	Lease Agreement, dated as of August 21, 2008, between the Company and Engine Lease Finance Corporation

10.5†*	Fleet Hour Agreement, dated as of June 8, 2007 between the Company and IAE International Aero Engines AG

10.6†*	Lease Agreement, dated as of April 28, 2006, between the Company and Engine Lease Finance Corporation, as amended by the Lease Extension and Amendment Agreement No. 1, dated as of September 30, 2011 between the Company and Engine Lease Finance Corporation

10.7†*	Lease Agreement, dated as of April 28, 2006, between the Company and Engine Lease Finance Corporation

10.8†*	Aircraft Repair and Maintenance Service Agreement, dated as of March 6, 2007, between the Company and Aeromantenimiento, S.A.

10.9†*	General Terms of Sale Agreement, dated as of December 8, 2006, between the Company and IAE International Aero Engines AG

10.10†*	A320 Family Purchase Agreement, dated as of October 28, 2005, between the Company and Airbus S.A.S., including Amendment No. 1, dated as of June 22, 2007, Amendment No. 2, dated as of July 11, 2008, Amendment No. 3, dated as of January 30, 2009, Amendment No. 4, dated as of October 28, 2010, Amendment No. 5, dated as of December 15, 2010, Amendment No. 6, dated as of December 15, 2010, and Amendment No. 7, dated as of January 4, 2011

10.11†*	Lease Agreement, dated as of March 9, 2007 between the Company Concesionaria Vuela and International Lease Finance Corporation

Exhibit Number	Exhibit

10.12†*	Lease Agreement, dated as of March 9, 2007 between the Company Concesionaria Vuela and International Lease Finance Corporation

10.13†*	Lease Agreement, dated as of March 12, 2007, between the Company and RBS Aerospace Limited

10.14†*	Lease Agreement, dated as of March 12, 2007, between the Company and RBS Aerospace Limited

10.15†*	Lease Agreement, dated as of March 12, 2007, between the Company and RBS Aerospace Limited

Amendment Agreement, dated as of September 17, 2007, between Company and RBS Aerospace Limited with Wells Fargo Northwest, National Association

10.16†*	Lease Agreement, dated as of March 12, 2007, between the Company and RBS Aerospace Limited

Amendment Agreement, dated as of October 10, 2007, between Company and RBS Aerospace Limited with Wells Fargo Northwest, National Association

10.17†*	Lease Agreement, dated as of March 26, 2007, between the Company and Arrendadora Financiera Inbursa, S.A. de C.V. Sociedad Financiera de Objeto Múltiple, Entidad Regulada Grupo Financiero Inbursa

10.18†*	Lease Agreement, dated as of April 20, 2007, between the Company and International Lease Finance Corporation

10.19†*	Lease Agreement, dated as of June 18, 2007, between the Company and Arrendadora Financiera Inbursa, S.A. de C.V. Sociedad Financiera de Objeto Múltiple, Entidad Regulada Grupo Financiero Inbursa

10.20†*	Lease Agreement, dated as of January 25, 2008, between the Company and Wells Fargo Bank Northwest, National Association

10.21†*	Lease Agreement, dated as of January 25, 2008, between the Company and Wells Fargo Bank Northwest, National Association

10.22†*	Lease Agreement, dated as of November 7, 2008, between the Company and Amentum Leasing No. Four Limited

10.23†*	Lease Agreement, dated as of November 30, 2009, between the Company and CIT Aerospace International

10.24†*	Lease Agreement, dated as of November 30, 2009, between the Company and CIT Aerospace International

10.25†*	Lease Agreement, dated as of August 23, 2010, as amended between the Company and Macquarie Airfinance Acquisitions (Ireland) Limited

10.26†*	Lease Agreement, dated as of August 23, 2010, as amended between the Company and Macquarie Aerospace Ireland Limited

10.27†*	Lease Agreement, dated as of November 9, 2010, between the Company and Wilmington Trust SP Services (Dublin) Limited

10.28†*	Lease Agreement, dated as of November 17, 2010, between the Company and Wilmington Trust SP Services (Dublin) Limited

10.29†*	Lease Agreement, dated as of November 17, 2010, between the Company and Wilmington Trust SP Services (Dublin) Limited

10.30†*	Lease Agreement, dated as of April 7, 2011, between the Company and MASL Ireland (22) Limited

10.31†*	Lease Agreement, dated as of April 13, 2011, between the Company and Wells Fargo Bank Northwest, National Association

Exhibit Number	Exhibit

10.32†*	Lease Agreement, dated as of April 29, 2011, between the Company and Amentum Leasing No. Three Limited

10.33†*	Lease Agreement, dated as of April 29, 2011, between the Company and Amentum Leasing No. Three Limited

10.34†*	Common Terms Agreement, dated as of June 28, 2007, between the Company and GE Commercial Aviation Services Limited, as amended by the Engine Lease Extension & Amendment Agreement, dated as of March 27, 2013 between the Company and Wells Fargo Bank Northwest, National Association

10.35†*	Fuel Sales Agreement, dated as of January 1, 2012, between the Company and World Fuel Services, Inc.

10.36†*	Lease Agreement “I”, dated as of April 14, 2011, between the Company and Wells Fargo Bank Northwest, National Association

10.37†*	Lease Agreement “II”, dated as of April 14, 2011, between the Company and Wells Fargo Bank Northwest, National Association

10.38†*	Lease Agreement “III”, dated as of April 14, 2011, between the Company and Wells Fargo Bank Northwest, National Association

10.39†*	Lease Agreement “IV”, dated as of April 14, 2011, between the Company and Wells Fargo Bank Northwest, National Association

10.40†*	Lease Agreement “V”, dated as of April 14, 2011, between the Company and Wells Fargo Bank Northwest, National Association

10.41†*	Lease Agreement “VI”, dated as of April 14, 2011, between the Company and Wells Fargo Bank Northwest, National Association

10.42†*	Lease Agreement “VII”, dated as of April 14, 2011, between the Company and Wells Fargo Bank Northwest, National Association

10.43†*	Aircraft Lease Agreement “A”, dated as of April 12, 2011, between Wells Fargo Bank Northwest, National Association and the Company

10.44†*	Aircraft Lease Agreement “B”, dated as of April 12, 2011, between Wells Fargo Bank Northwest, National Association and the Company

10.45†*	Aircraft Lease Agreement “C”, dated as of April 12, 2011, between Wells Fargo Bank Northwest, National Association and the Company

10.46†*	Aircraft Lease Agreement “D”, dated as of April 12, 2011, between Wells Fargo Bank Northwest, National Association and the Company

10.47†*	Agreement on Technical Services for A319/A320 Aircraft, dated as of August 15, 2012 between the Company and Lufthansa Technik AG;

Attachment 1: Total Component Support to Agreement on Technical Services for A310/320 Aircraft between Concesionaria Vuela Compañía de Aviación S.A.P.I. de C.V. and Lufthansa Technik AG dated August 15, 2012.

10.48†*	Amendment No. 8 and 9 dated as of December 28, 2011 to the A320 Family Purchase Agreement, dated as of October 28, 2005, between the Company and Airbus S.A.S.

10.49†*	Aircraft Lease Agreement “A”, dated as of December 31, 2012, between Wells Fargo Bank Northwest, National Association and the Company

10.50†*	Aircraft Lease Agreement “B”, dated as of December 31, 2012, between Wells Fargo Bank Northwest, National Association and the Company

Exhibit Number	Exhibit

10.51†*	Aircraft Lease Agreement “C”, dated as of December 31, 2012, between Wells Fargo Bank Northwest, National Association and the Company

10.52†*	The Engine Lease Extension & Amendment Agreement, dated as of March 27, 2013 between the Company and Wells Fargo Bank Northwest, National Association

10.53†*	First Amendment dated February 28, 2012 to the Revolving Credit Line Agreement dated July 27, 2011 among the Company, Deutsche Bank México, S.A., Institución de Banca Múltiple, División Fiduciaria, Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander and Banco Nacional de Comercio Exterior, S.N.C.

10.54†*	Master Agreement, dated as of July 20, 2009, between the Company and Sabre, Inc., as amended by Work Order Number 1, dated as of July 20, 2009

10.55†*	Navitaire Hosted Services Agreement, dated January 29, 2013

21.1*	List of the Subsidiaries of the Registrant

23.1	Consent of Mancera S.C. (a member practice of Ernst & Young Global)

23.2*	Consent of Ritch Mueller S.C., Mexican legal counsel of the Registrant (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page to the Registration Statement)

99.1*	Concession Title, dated as of May 9, 2005, as amended from time to time, granted to the Registrant by the Ministry of Communications and Transportation (Secretaria de Comunicaciones y Transportes)

(*)	To be filed by amendment.
†	Portions of the exhibit will be omitted pursuant to a request for confidential treatment.